As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. 333-134235

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETROHAWK ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1311	86-0876964
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Louisiana, Suite 4400

Houston, Texas 77002

(832) 204-2700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Floyd C. Wilson

Chairman, President and Chief Executive Officer

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

(832) 204-2700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Dallas Parker William T. Heller IV Thompson & Knight LLP 333 Clay St., Suite 3300 Houston, Texas 77002 (713) 654-8111 (713) 654-1871 (Fax)	David S. Elkouri Connie D. Tatum Hinkle Elkouri Law Firm L.L.C. 301 N. Main, Suite 2000 Wichita, Kansas 67202 (316) 267-2000 (316) 264-1518 (Fax)	Diana M. Hudson Michael C. Overman Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200 (713) 220-4285 (Fax)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger as described in the Amended and Restated Agreement and Plan of Merger, effective as of April 20, 2006, included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001	88,000,000		$1,115,023,324	$119,308

(1)	Represents the number of shares of the common stock of the registrant that may be issued to former stockholders of KCS Energy, Inc. (“KCS”) pursuant to the merger described herein.
(2)	Pursuant to Securities Act Rule 457(c), (f)(1) and (f)(3), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $1,115,023,324, which equals (1) the product of (a) the average of the high and low prices of the common stock of KCS of $29.065, as reported on the New York Stock Exchange on May 16, 2006 and (b) the maximum total number of shares of common stock of KCS to be canceled (which is 53,845,633 shares), less (2) the maximum amount of cash to be paid by the Registrant in exchange for shares of KCS common stock (which equals $450,000,000).
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Petrohawk may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2006

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Petrohawk Energy Corporation (“Petrohawk”) and KCS Energy, Inc. (“KCS”) have entered into an amended and restated agreement and plan of merger effective as of April 20, 2006 (the “merger agreement”). Under the merger agreement, Petrohawk will combine with KCS through a merger of KCS with and into Petrohawk (the “merger”). The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. In the merger, each issued and outstanding share of KCS common stock will be converted into the right to receive $9.00 in cash and 1.65 shares of Petrohawk common stock, other than issued and outstanding shares of KCS restricted stock issued to employees under KCS stock plans. Issued and outstanding shares of restricted common stock of KCS will be converted into issued and outstanding shares of restricted common stock of Petrohawk, outstanding options to purchase KCS common stock will be converted into options to purchase Petrohawk common stock and outstanding performance share awards of KCS will be converted into performance share awards to earn shares of Petrohawk common stock, in each case in such amounts and on such terms as set forth in the merger agreement. In total, Petrohawk will issue approximately 83.7 million shares of common stock and will pay approximately $450 million in cash based on the shares of KCS common stock outstanding on May 30, 2006.

Your vote is important. We cannot complete the merger unless the KCS stockholders and Petrohawk stockholders approve and adopt the merger agreement and the Petrohawk stockholders approve an amendment to Petrohawk’s certificate of incorporation increasing its authorized shares of common stock at their respective stockholder meetings. The obligations of Petrohawk and KCS to complete the merger are also subject to the satisfaction or waiver of certain other conditions to the merger. The places, dates and times of the respective stockholder meetings of Petrohawk and KCS are as follows:

For Petrohawk stockholders: 11:00 a.m., Houston, Texas time, July 12, 2006 Hotel Derek 2525 West Loop South Houston, Texas 77027	For KCS stockholders: 10:00 a.m., Houston, Texas time, July 12, 2006 Hotel Derek 2525 West Loop South Houston, Texas 77027

This joint proxy statement/prospectus gives you detailed information about the respective stockholder meetings of Petrohawk and KCS and the proposed merger. We urge you to read this joint proxy statement/prospectus carefully, including “ Risk Factors” on page 17 for a discussion of the risks relating to the merger. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or voting using the telephone or Internet voting procedures described on your proxy card.

Each of our boards of directors recommends that you vote “FOR” the approval and adoption of the merger agreement, the amendment to Petrohawk’s certificate of incorporation and the other matters contemplated to be voted upon at the annual meeting of Petrohawk and the special meeting of KCS.

Petrohawk common stock is quoted on the Nasdaq National Market under the symbol “HAWK.” KCS common stock is traded on the New York Stock Exchange under the symbol “KCS.”

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated May 31, 2006 and is first being mailed to Petrohawk stockholders and KCS stockholders on or about June 5, 2006.

PETROHAWK ENERGY CORPORATION

1100 Louisiana, Suite 4400

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, July 12, 2006

TO THE STOCKHOLDERS OF PETROHAWK ENERGY CORPORATION:

We will hold the annual meeting of stockholders of Petrohawk Energy Corporation (“Petrohawk”) at Hotel Derek, 2525 West Loop South, Houston, Texas 77027, on July 12, 2006, at 11:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger effective as of April 20, 2006 by and between Petrohawk and KCS Energy, Inc. and the transactions contemplated therein, including the issuance of shares of common stock, par value $0.001 per share, of Petrohawk in the merger.

2. To consider and vote upon a proposal to amend Petrohawk’s certificate of incorporation to increase the number of authorized shares of common stock from 125 million shares to 300 million shares.

3. To elect three nominees to the board of directors to serve as Class II directors until their successors are duly elected or until their earlier death, resignation, or removal.

4. To consider and vote upon a proposal to amend Petrohawk’s Second Amended and Restated 2004 Employee Incentive Plan to increase the number of authorized shares of common stock under the plan from 4.25 million shares to 7.05 million shares.

5. To consider and vote upon a proposal to amend Petrohawk’s Second Amended and Restated 2004 Non-Employee Director Incentive Plan to increase the number of authorized shares of common stock under the plan from 400,000 shares to 600,000 shares.

6. To transact any other business as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

The Petrohawk board of directors has fixed the close of business on May 30, 2006 as the record date for determining those Petrohawk stockholders entitled to vote at the annual meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. A complete list of the Petrohawk stockholders will be available for examination at the offices of Petrohawk in Houston, Texas during ordinary business hours for a period of 10 days prior to the annual meeting.

The board of directors of Petrohawk recommends that Petrohawk stockholders vote “FOR” each of the proposals to be voted on at the annual meeting.

To ensure your representation at the annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

of Petrohawk Energy Corporation

Floyd C. Wilson

Chairman, President and Chief Executive Officer

Houston, Texas

May 31, 2006

KCS ENERGY, INC.

5555 San Felipe Road, Suite 1200

Houston, Texas 77056

(713) 877-8006

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, July 12, 2006

TO THE STOCKHOLDERS OF KCS ENERGY, INC.:

We will hold a special meeting of stockholders of KCS Energy, Inc. (“KCS”) at Hotel Derek, 2525 West Loop South, Houston, Texas 77027, on July 12, 2006, at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger effective as of April 20, 2006 by and between Petrohawk Energy Corporation and KCS.

2. To transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

The KCS board of directors has fixed the close of business on May 30, 2006 as the record date for determining those KCS stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the KCS stockholders will be available for examination at the offices of KCS in Houston, Texas during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of KCS recommends that KCS stockholders vote “FOR” the proposal to be voted on at the special meeting.

Under Delaware law, if the merger is completed, holders of KCS common stock who do not vote in favor of, or consent in writing to, approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures and requirements explained in the accompanying joint proxy statement/prospectus.

To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

By Order of the Board of Directors

of KCS Energy, Inc.

James W. Christmas

Chairman and Chief Executive Officer

Houston, Texas

May 31, 2006

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Petrohawk and KCS from documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 141. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Petrohawk or KCS at the following addresses:

Petrohawk Energy Corporation	KCS Energy, Inc.
1100 Louisiana, Suite 4400	5555 San Felipe Road, Suite 1200
Houston, Texas 77002	Houston, Texas 77056
(832) 204-2700	(713) 877-8006
Attention: Investor Relations	Attention: Secretary

You also may obtain these documents at the Securities and Exchange Commission’s website, www.sec.gov, and you may obtain certain of these documents at Petrohawk’s website, www.petrohawk.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at KCS’s website, www.kcsenergy.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information contained on the Petrohawk and KCS websites is expressly not incorporated by reference into this joint proxy statement/prospectus. To receive timely delivery of the documents in advance of the Petrohawk annual meeting of stockholders or the KCS special meeting of stockholders, your request should be received no later than June 30, 2006.

i

ii

Annex A	Amended and Restated Agreement and Plan of Merger

Annex B	Opinion of Petrie Parkman & Co., Inc.

Annex C	Opinion of Morgan Stanley & Co. Incorporated

Annex D	Section 262 of the Delaware General Corporation Law

Annex E	Certificate of Amendment to Certificate of Incorporation of Petrohawk Energy Corporation

Annex F	Amendment to the Second Amended and Restated Petrohawk 2004 Employee Incentive Plan

Annex G	Amendment to the Second Amended and Restated Petrohawk 2004 Non-Employee Director Incentive Plan

Annex H	Petrohawk Amended and Restated Audit Committee Charter

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES

FOR THE ANNUAL AND SPECIAL MEETINGS

Q:    What am I voting on?

A:    Petrohawk and KCS are proposing to combine the two companies. You are being asked to vote to approve and adopt the merger agreement and, in the case of Petrohawk, to approve an amendment to its certificate of incorporation to increase its authorized shares of common stock in connection with the merger. In the proposed merger, KCS will merge into Petrohawk, Petrohawk will be the surviving entity and KCS will no longer be a separate company.

If you are a Petrohawk stockholder, you are also being asked to approve certain other proposals described in this joint proxy statement/prospectus.

Q:    Why is my vote important?

A:    Under the Delaware General Corporation Law (the “DGCL”), which governs KCS, the merger agreement must be approved and adopted by the holders of a majority of the outstanding shares of KCS common stock entitled to vote. Accordingly, if a KCS stockholder fails to vote, or if a KCS stockholder abstains, that will have the same effect as a vote against approval and adoption of the merger agreement.

In addition, under the DGCL, which also governs Petrohawk, approval and adoption of the merger agreement and the proposed amendment to Petrohawk’s certificate of incorporation to increase the number of authorized shares of common stock from 125 million shares to 300 million shares must be approved by the holders of a majority of the outstanding shares of Petrohawk common stock and preferred stock entitled to vote. Accordingly, if a Petrohawk stockholder fails to vote, or if a Petrohawk stockholder abstains, that will have the same effect as a vote against these proposals. Approval of the amendment to the Petrohawk certificate of incorporation is a condition to the merger.

Under the rules of the Nasdaq National Market, the amendments to increase the shares available for issuance under Petrohawk’s Second Amended and Restated 2004 Employee Incentive Plan (the “2004 Employee Incentive Plan”) and Second Amended and Restated 2004 Non-Employee Director Incentive Plan (the “2004 Non-Employee Director Incentive Plan”) require the affirmative vote of a majority of the shares of common stock voted at the Petrohawk annual meeting so long as the shares voted represent over 50% of the shares entitled to vote at the meeting. Accordingly, assuming that a quorum is present and that the total votes cast at the Petrohawk annual meeting represent more than 50% of all Petrohawk common stock entitled to vote, the failure of a Petrohawk stockholder to vote or a decision by a Petrohawk stockholder to abstain will have no effect in determining whether these proposals are approved.

Q:    Should I send in my proxy card even if I plan to attend the stockholder meeting?

A:    Yes. Although you are invited to attend the stockholder meeting and vote your shares in person rather than by signing and returning your proxy card, you can help ensure that your shares will be represented at the meeting by submitting your proxy card as soon as possible.

Q:    What do I need to do now?

A:    After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy or voting instruction by telephone or through the Internet as soon as possible so that your shares will be represented and voted at your stockholders’ meeting.

Q:    What do I do if I want to change my vote after I have delivered my proxy card?

A:    You may change your vote at any time before your proxy is voted at your meeting. You can do this in any of the three following ways:

•	by sending a written notice to the Secretary of Petrohawk or KCS, as appropriate, in time to be received before your meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before your stockholders’ meeting or, if you submitted your proxy through the Internet or by telephone, you can change your vote by submitting a proxy card at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending your stockholders’ meeting and voting in person.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:    If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A:    If you are a KCS stockholder, your broker will NOT vote your shares held in “street name” unless you instruct your broker how to vote. The failure to vote will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If you are a Petrohawk stockholder, your broker will NOT vote your shares held in “street name” on the approval and adoption of the merger agreement, the amendment of the certificate of incorporation to increase the number of authorized shares of common stock, or the amendments to Petrohawk’s incentive plans to increase the shares of common stock available thereunder unless you instruct your broker how to vote. Accordingly, the failure to vote will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and the amendment of the certificate of incorporation and will make it more difficult for Petrohawk to satisfy the NASDAQ requirement that more than 50% of the Petrohawk common stock cast votes on the proposals to amend Petrohawk’s incentive plans. You should therefore provide your broker or other nominee with instructions as to how to vote your shares.

Q:    What will I receive in exchange for my KCS shares?

A:    Upon completion of the merger, you will receive a combination of 1.65 shares of Petrohawk common stock and $9.00 in cash, without interest, for each share of KCS common stock that you own, unless you hold KCS restricted shares issued under a KCS stock plan. In that case, you will receive restricted shares of Petrohawk common stock for each restricted share of KCS you hold determined by adding the exchange ratio (1.65) to the result obtained by dividing the cash consideration ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs.

Q:    Do I have the option to receive all cash consideration or all stock consideration for my KCS shares?

A:    No. KCS stockholders will receive the fixed combination of $9.00 in cash and 1.65 shares of Petrohawk common stock for each share of KCS common stock that they own. Holders of KCS restricted shares issued to employees under KCS stock plans will receive Petrohawk restricted shares as described above.

Q:    If I am a KCS stockholder, should I send in my stock certificates with my proxy card?

A:    No. Please DO NOT send your KCS stock certificates with your proxy card. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration. In the event the merger agreement is terminated, any KCS stock certificates you previously sent to the exchange agent will be promptly returned to you without charge.

Q:    Do I have dissenters’ rights?

A:    Under the DGCL, if the merger is completed, holders of KCS common stock who do not vote in favor of, or consent in writing to, the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures and requirements explained in the accompanying joint proxy statement/prospectus.

Q:    Who can I call with questions about the stockholders’ meetings, the merger and the other matters to be voted upon?

A:    If you have any questions about these matters or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

•	if you are a Petrohawk stockholder:

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

(832) 204-2700

Attention: Investor Relations

•	if you are a KCS stockholder:

KCS Energy, Inc.

5555 San Felipe Road, Suite 1200

Houston, Texas 77056

(713) 877-8006

Attention: Secretary

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this joint proxy statement/prospectus refers you to fully understand the merger and the other matters discussed in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 141. Each item in this summary refers to the page where that subject is discussed in more detail. We have defined certain oil and gas industry terms used in this document in the “Glossary of Oil and Gas Terms” beginning on page 144.

Information about Petrohawk and KCS (Pages 28 and 30)

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

(832) 204-2700

Petrohawk is a Delaware corporation. Petrohawk’s common stock is quoted on the Nasdaq National Market under the symbol “HAWK.” Petrohawk is an independent oil and gas company engaged in the acquisition, development, production and exploration of natural gas and oil properties located in North America. Petrohawk’s properties are concentrated in the East Texas/North Louisiana, Gulf Coast, South Texas, Permian Basin, Anadarko and Arkoma regions.

KCS Energy, Inc.

5555 San Felipe Road, Suite 1200

Houston, Texas 77056

(713) 877-8006

KCS is a Delaware corporation. KCS’s common stock is traded on the New York Stock Exchange under the symbol “KCS.” KCS is an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and oil properties primarily located in the Mid-Continent and onshore Gulf Coast regions of the United States. KCS also has interests in producing properties in Michigan, California, Wyoming and offshore Gulf of Mexico.

The Merger

KCS Will Merge with Petrohawk, and Petrohawk will be the Surviving Entity (Page 31)

We propose a merger of KCS with and into Petrohawk, and Petrohawk will be the surviving entity. We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. Please read the merger agreement carefully. It is the legal document that governs the merger. Subject to satisfaction of other conditions to the merger, we anticipate that the closing of the merger will occur within five business days after the approval and adoption of the merger agreement by the requisite votes of the KCS stockholders and the Petrohawk stockholders and, in the case of Petrohawk, the approval of the amendment of the certificate of incorporation of Petrohawk to increase the authorized shares of common stock of Petrohawk by the requisite vote of the Petrohawk stockholders.

Ownership of Petrohawk After the Merger

KCS stockholders will receive a total of approximately 83.7 million shares of Petrohawk common stock and approximately $450 million in cash in the merger. The shares of Petrohawk to be received by KCS stockholders in the merger will represent approximately 50% of the outstanding shares of Petrohawk common stock after the merger. Upon completion of the merger, Petrohawk will have approximately 167 million shares of common stock outstanding. This information is based upon the number of Petrohawk and KCS shares outstanding on May 30, 2006 and does not take into account the exercise of appraisal rights, adjustments for fractional shares, or the issuance of shares pursuant to stock options or other equity-based awards or other issuances before the merger as permitted by the merger agreement.

Governance

The merger agreement provides that immediately following the effective time, Petrohawk will take all corporate action necessary or advisable to cause the election to Petrohawk’s board of directors a total of nine persons, five individuals to be designated by Petrohawk (one of which to be Floyd C. Wilson) and four individuals to be designated by KCS (one of which to be James W. Christmas). All individuals to be designated, other than Mr. Wilson and Mr. Christmas, must be outside, independent members of Petrohawk’s or KCS’s current board or must have been approved by the other party. The merger agreement further provides that the persons designated by KCS must be appointed or elected in such a manner as to cause each class of Petrohawk’s board of directors to include at least one of KCS’s designees and that Mr. Christmas must be appointed or elected to the class having the longest term. In addition, Petrohawk must also cause the Petrohawk board of directors to appoint to each of its committees at least one of its members who is a KCS designee and at least one member who is a Petrohawk designee.

The four individuals (including Mr. Christmas) designated by KCS to serve on the Petrohawk board of directors will not be nominated for election to the Petrohawk board at the annual meeting. When the merger is consummated, it is anticipated that four members of Petrohawk’s board of directors will resign and the remaining Petrohawk board members will appoint Mr. Christmas and three other persons designated by KCS to the Petrohawk board. Petrohawk expects that David B. Miller, David A.B. Brown, Herbert C. Williamson, III and Daniel A. Rioux will resign from the Petrohawk board and KCS expects to designate four of its current directors, Mr. Christmas, Gary A. Merriman, Robert G. Raynolds and Christopher A. Viggiano, for appointment to the Petrohawk board of directors.

Market Prices and Share Information

The following table shows the closing sale prices of Petrohawk and KCS common stock as reported on the Nasdaq and the New York Stock Exchange, or NYSE, respectively, on April 20, 2006, the last business day preceding the press release announcing the merger agreement, and on May 30, 2006, the last practicable day before the distribution of this joint proxy statement/prospectus. This table also shows the merger consideration equivalent proposed for each non-restricted share of KCS common stock, which we calculated by multiplying the closing price of Petrohawk common stock on those dates by the exchange ratio of 1.65 and adding the cash consideration of $9.00.

	Closing Price per Share
	April 20, 2006	May 30, 2006
Petrohawk common stock	$13.58	$11.39
KCS common stock	$28.66	$27.61
KCS merger consideration equivalent	$31.41	$27.79

Because the 1.65 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Petrohawk common stock, the merger consideration equivalent will fluctuate with the market price of Petrohawk common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Petrohawk common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker prior to voting on the merger agreement.

Holders of restricted shares of KCS common stock issued under KCS stock plans will receive restricted shares of Petrohawk common stock having a value equivalent to the merger consideration. The number of shares of Petrohawk restricted stock to be issued for each restricted share of KCS will be determined by adding the exchange ratio (1.65) to the result obtained by dividing the cash amount ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs.

Dividend Policy of Petrohawk (Page 97)

Petrohawk has never paid any cash dividends on its common stock. Petrohawk does not expect to declare or pay any cash or other dividends in the foreseeable future on its common stock. Holders of Petrohawk’s 8% cumulative convertible preferred stock are entitled to receive cumulative dividends at the annual rate of $0.74 per share when and as declared by the board of directors of Petrohawk. No dividends may be paid on Petrohawk’s common stock unless all cumulative dividends due on all of the 8% cumulative convertible preferred stock have been declared and paid. Petrohawk’s existing revolving credit facility restricts the payment of cash dividends on common stock and preferred stock (other than the 8% cumulative convertible preferred stock). Petrohawk’s current senior note indenture restricts the payment of dividends, and Petrohawk may also enter into credit agreements or other borrowing arrangements in the future that restrict the ability to declare and pay cash dividends. Upon consummation of the merger, the existing KCS senior note indenture will become binding on Petrohawk and will restrict Petrohawk’s ability to declare and pay cash dividends.

The Meetings and Voting

Petrohawk Annual Meeting of Stockholders (Page 23)

The Petrohawk annual meeting will be held in Houston on July 12, 2006 at 11:00 a.m., local time. At the annual meeting, you will be asked:

1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger effective as of April 20, 2006 by and between Petrohawk and KCS Energy, Inc. and the transactions contemplated therein, including the issuance of shares of common stock, par value $0.001 per share, of Petrohawk in the merger.

2. To consider and vote upon a proposal to amend Petrohawk’s certificate of incorporation to increase the number of authorized shares of common stock from 125 million shares to 300 million shares.

3. To elect three nominees to the board of directors to serve as Class II directors until their successors are duly elected or until their earlier death, resignation, or removal.

4. To consider and vote upon a proposal to amend Petrohawk’s Second Amended and Restated 2004 Employee Incentive Plan to increase the number of authorized shares of common stock under the plan from 4.25 million shares to 7.05 million shares.

5. To consider and vote upon a proposal to amend Petrohawk’s Second Amended and Restated 2004 Non-Employee Director Incentive Plan to increase the number of authorized shares of common stock under the plan from 400,000 shares to 600,000 shares.

6. To transact any other business as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

You can vote at the Petrohawk annual meeting if you owned Petrohawk common stock or 8% cumulative convertible preferred stock at the close of business on May 30, 2006. On that date, there were 83,604,678 shares of Petrohawk common stock outstanding and entitled to vote, approximately 4.6% of which were owned and entitled to be voted by Petrohawk directors and executive officers and their affiliates. Also on that date, there were 593,271 shares of Petrohawk 8% cumulative convertible preferred stock outstanding and entitled to vote, none of which were owned by Petrohawk directors and executive officers and their affiliates. Additionally, parties owning approximately 4% of Petrohawk common stock have entered into separate voting agreements with Petrohawk and KCS pursuant to which they have agreed, among other things, to vote all shares owned by each of them in favor of the transactions contemplated in the merger agreement. You can cast one vote for each share of Petrohawk common stock you owned on that date. Each holder of Petrohawk’s 8% cumulative convertible preferred stock is entitled to one vote for every two shares of 8% cumulative convertible preferred stock owned on that date.

Approval and adoption of the merger agreement and approval of the amendment to the certificate of incorporation by the Petrohawk stockholders requires the affirmative vote of holders of a majority of the outstanding shares of Petrohawk stock entitled to vote. Consequently, broker non-votes and abstentions on these matters have the effect of a vote “AGAINST” the matter.

Each of the directors nominated to serve on Petrohawk’s board of directors as Class II directors are elected by a plurality of the votes of Petrohawk’s stockholders present in person or represented by written proxy at the annual meeting. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors, except to the extent the failure to vote for an individual results in another candidate receiving a larger number of votes.

Approval of the amendment to the 2004 Employee Incentive Plan and the amendment to the 2004 Non-Employee Director Incentive Plan requires affirmative vote of a majority of the votes cast at the meeting. Broker non-votes and abstentions on these matters have no impact, provided that a quorum is present.

KCS Special Stockholder Meeting (Page 25)

The KCS special meeting will be held in Houston, Texas on July 12, 2006 at 10:00 a.m., local time. At the special meeting, you will be asked:

1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger effective as of April 20, 2006 by and between Petrohawk Energy Corporation and KCS.

2. To transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the KCS special meeting if you owned KCS common stock at the close of business on May 30, 2006. On that date, there were 50,550,119 shares of KCS common stock outstanding and entitled to vote, approximately 4.4% of which were owned and entitled to be voted by KCS directors and executive officers and their affiliates. Certain KCS executive officers owning approximately 3% of KCS common stock have entered into separate voting agreements with Petrohawk and KCS pursuant to which they have agreed, among other things, to vote all shares owned by each of them in favor of the merger. You can cast one vote for each share of KCS common stock you owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of KCS common stock entitled to vote. Consequently, broker non-votes and abstentions on this matter have the effect of a vote “AGAINST” the matter.

Boards of Directors’ Recommendations to Stockholders (Page 37)

The Petrohawk board of directors believes that the merger and the transactions contemplated in the merger agreement are fair to and in the best interests of the Petrohawk stockholders, and recommends that Petrohawk stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated therein. In addition, the Petrohawk board of directors believes that the amendment to Petrohawk’s certificate of incorporation, which is also a condition of the merger, and the amendments of the 2004 Non-Employee Director Incentive Plan and the 2004 Employee Incentive Plan and the election of the persons nominated as directors to the board of directors are in the best interests of the Petrohawk stockholders and recommends that the Petrohawk stockholders vote “FOR” each of these proposals.

The KCS board of directors believes that the merger is fair to and in the best interests of the KCS stockholders, and recommends that KCS stockholders vote “FOR” the approval and adoption of the merger agreement.

To review the background and reasons for the merger in greater detail see “The Merger—Background of the Merger” beginning on page 32 of this document, and to review certain risks related to the merger, see “Risk Factors” beginning on page 17 of this document, “The Merger—Recommendation of Petrohawk’s Board of Directors and Reasons for the Merger,” beginning on page 37 of this document and “The Merger—Recommendation of KCS’s Board of Directors and Reasons for the Merger” beginning on page 39 of this document. Please refer to “Proposed Amendment to Petrohawk’s Certificate of Incorporation” beginning on page 106 of this document, “Election of Petrohawk Directors” beginning on page 108 of this document, “Proposed Amendment to Petrohawk’s 2004 Employee Incentive Plan” beginning on page 125 of this document and “Proposed Amendment To Petrohawk’s 2004 Non-Employee Director Incentive Plan” beginning on page 128 of this document for a more complete discussion of the other Petrohawk proposals.

Matters to Be Considered in Deciding How to Vote

Fairness Opinion of Petrie Parkman & Co., Inc. to the Petrohawk Board of Directors (Page 41)

In connection with the merger, Petrohawk engaged Petrie Parkman & Co., Inc. (“Petrie Parkman”) solely to render an opinion to Petrohawk as to the fairness, from a financial point of view, to Petrohawk of the consideration to be paid by Petrohawk in a potential transaction with KCS. In deciding to approve the merger agreement, the Petrohawk board of directors considered the opinion of Petrie Parkman provided to the Petrohawk board of directors on April 20, 2006, that, based upon and subject to the assumptions made, matters considered, qualifications, and limitations set forth in the written opinion, as of that date, the financial consideration to be paid by Petrohawk in the merger was fair, from a financial point of view, to Petrohawk.

The full text of the written opinion of Petrie Parkman, dated April 20, 2006, which sets forth, among other things, the assumptions made, matters considered, qualifications, and limitations on the review undertaken by Petrie Parkman in connection with the opinion, is attached to this document as Annex B. Petrie Parkman provided its opinion for the information and assistance of the Petrohawk board of directors in connection with its consideration of the transactions contemplated in the merger agreement. The Petrie Parkman opinion is not a recommendation as to how any stockholder of Petrohawk or KCS should vote or act with respect to any matter relating to the merger.

Fairness Opinion of Morgan Stanley to the KCS Board of Directors (Page 50)

In connection with the merger, KCS retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to opine on the fairness of the consideration to be received by the holders of shares of KCS common stock pursuant to the merger agreement from a financial point of view to the KCS stockholders. In deciding to approve the merger agreement, the KCS board of directors considered, among other things, the opinion of Morgan Stanley provided to the KCS board of directors on April 20, 2006, that, as of the date of the opinion and based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of KCS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Morgan Stanley, dated April 20, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this document as Annex C. Morgan Stanley provided its opinion for the information and assistance of the KCS board of directors in connection with its consideration of the transaction contemplated in the merger agreement. The Morgan Stanley opinion is not a recommendation as to how any stockholder of KCS or Petrohawk should vote on the merger.

The Merger Generally Will Be Tax-Free to U.S. Holders and Certain Non-U.S. Holders of KCS Common Stock to the Extent They Receive Petrohawk Common Stock (Page 74)

Based on the opinions of Andrews Kurth LLP, outside counsel to KCS, and Thompson & Knight LLP, outside counsel to Petrohawk, we expect that the material U.S. federal income tax consequences of the merger to KCS stockholders that are U.S. persons will be as follows:

•	You generally will recognize (i.e., take into account for tax purposes) gain (but not loss) equal to the lesser of (1) the excess of the sum of the cash (including cash instead of a fractional share of Petrohawk common stock) and the fair market value of the Petrohawk common stock received over your adjusted tax basis in the KCS stock surrendered, or (2) the amount of cash received.

•	Your holding period for the Petrohawk common stock received in the merger generally will include your holding period for the KCS common stock exchanged in the merger.

•	Your aggregate tax basis of the shares of Petrohawk common stock received in exchange for your KCS common stock pursuant to the merger will be the same as the aggregate tax basis of your KCS common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the amount of gain recognized in the merger.

If you are a non-U.S. person that owns or has owned more than 5% of the outstanding shares of KCS common stock at any time during the shorter of (1) the five-year period ending on the effective time of the merger or (2) the period during which you held such KCS common stock (referred to as the Testing Period), and you exchange your KCS common stock for Petrohawk common stock constituting 5% or less of the outstanding shares of Petrohawk common stock immediately after the merger, we expect the U.S. federal income tax consequences to you to be as follows:

•	You will recognize gain or loss measured by the difference between (1) the amount of any cash received (including cash instead of a fractional share of Petrohawk common stock) and the fair market value of the Petrohawk common stock received in the merger, and (2) the adjusted tax basis in the KCS common stock you surrender in the merger.

•	The aggregate tax basis of the Petrohawk common stock received in the merger will equal the fair market value of such Petrohawk common stock as of the effective time of the merger.

•	The holding period for the Petrohawk common stock received in the merger will begin the day after the effective time of the merger.

If you are a non-U.S. person that has owned more than 5% of the outstanding shares of KCS common stock at any time during the Testing Period, and you own more than 5% of the outstanding shares of Petrohawk common stock immediately after the merger, we expect the U.S. federal income tax consequences to you generally to be the same as previously described with respect to a U.S. person.

We expect the tax consequences to a KCS stockholder that is a non-U.S. person and who has not held more than 5% of KCS’s outstanding common stock at any time during the Testing Period to be as follows:

•	You will not be subject to U.S. federal income tax on any gain or loss you realize if you exchange your KCS common stock for cash and Petrohawk common stock in the merger.

•	The aggregate tax basis of the Petrohawk common stock received in the merger will be equal to the aggregate tax basis of the KCS common stock surrendered, decreased (but not below zero) by the amount of cash received in the merger.

•	The holding period for shares of Petrohawk common stock received in exchange for shares of KCS common stock in the merger will include the holding period of your KCS common stock exchanged in the merger.

Please refer to “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 74 of this document for a more complete discussion of the U.S. federal income tax consequences of the merger. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult your tax advisor for a full understanding of the merger’s tax consequences for you.

Certain KCS Directors and Executive Officers May Have Interests in the Merger that are in Addition to their Interests as Stockholders (Page 82)

In considering the recommendation of the KCS board of directors with respect to approval and adoption of the merger agreement, KCS stockholders should be aware that certain executive officers and directors of KCS may have interests in the merger that are in addition to the interests of other stockholders of KCS generally. Certain executive officers of KCS, for example, are parties to change in control or employment agreements with KCS that, in certain circumstances, and among other benefits, provide for severance payments, accelerated vesting of stock options and performance stock awards and the lapse of restrictions on restricted stock upon a termination of employment following a change in control of KCS.

The Merger is Expected to Occur in July 2006 (Page 60)

The merger will occur after all the conditions to its completion have been satisfied or, if permissible, waived. Currently, we anticipate that the merger will occur within five business days after the Petrohawk and KCS stockholder meetings. However, we cannot assure you when or if the merger will occur. If the merger has not been completed on or before December 31, 2006, either Petrohawk or KCS may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party.

Completion of the Merger is Subject to Certain Conditions (Page 61)

The completion of the merger is subject to a number of customary conditions being met, including approval and adoption of the merger agreement by the stockholders of KCS and Petrohawk, the approval by Petrohawk stockholders of the amendment to the certificate of incorporation of Petrohawk to increase the authorized shares of common stock to 300 million and the approvals of regulatory agencies. Additional conditions to the completion of the merger include the satisfaction by Petrohawk of certain liquidity requirements and the absence of defaults under the existing Petrohawk and KCS indentures.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement; Fees Payable (Page 72)

We may terminate the merger agreement by mutual written consent at any time. Either of us also may terminate the merger agreement if:

•	the merger is not completed on or before December 31, 2006 (although this termination right is not available to a party whose failure to fulfill any material obligations under, or material breach of, the merger agreement resulted in the failure to complete the merger by that date);

•	a court or other governmental entity of competent jurisdiction issues a final nonappealable order having the effect of permanently enjoining or otherwise prohibiting the merger;

•	the stockholders of KCS do not approve and adopt the merger agreement at the KCS stockholders’ meeting;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is not cured in 30 days or cannot be cured by December 31, 2006;

•	the stockholders of Petrohawk do not approve and adopt the merger agreement and the amendment of the certificate of incorporation of Petrohawk to increase the authorized shares of common stock to 300 million at the Petrohawk stockholders’ meeting; or

•	the other party has undergone a material adverse effect at any time prior to completion of the merger.

Additionally, Petrohawk may terminate the merger agreement if, prior to obtaining the requisite approval of the KCS stockholders to approve and adopt the merger agreement, there occurs a change in KCS’s recommendation that its stockholders approve and adopt the merger agreement. KCS may terminate the merger agreement if, prior to obtaining the requisite approval of the KCS stockholders to approve and adopt the merger agreement, KCS enters into an agreement or its board recommends that KCS enter into an agreement with a third party that would result in the third party owning or controlling 10% or more of KCS’s common stock or assets.

The merger agreement provides that in limited circumstances described more fully beginning on page 70 of this document, if there occurs a change in KCS’s recommendation that its stockholders approve and adopt the merger agreement, or if the merger agreement is otherwise terminated after KCS shall have received a third party acquisition proposal and KCS enters into an agreement with respect to that proposal within 12 months of termination of the merger agreement, then in either event KCS will be required to pay a termination fee of $45 million to Petrohawk. The effect of this termination fee could be to discourage other companies from seeking to acquire or merge with KCS prior to completion of the merger, and could cause KCS to reject any acquisition proposal from a third party which does not take into account the termination fee.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 80)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the KCS stockholders approve and adopt the merger agreement, they must approve any amendment or waiver that alters or changes the form of the consideration that will be received by them or any alteration or change that adversely affects the KCS stockholders.

Appraisal Rights (Page 82)

Shares of KCS common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the approval and adoption of the merger agreement and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or effectively withdraws or loses his or her right to appraisal, his or her shares of KCS common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration without interest.

Comparison of the Rights of KCS Stockholders and Petrohawk Stockholders (Page 99)

KCS stockholders will become Petrohawk stockholders upon the effective time of the merger, and their rights as such will be governed by Petrohawk’s certificate of incorporation and bylaws. See “Comparison of Rights of Holders of Petrohawk Common Stock and KCS Common Stock” beginning on page 99 for a description of the material differences between the rights of Petrohawk stockholders and KCS stockholders.

PETROHAWK ENERGY CORPORATION

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from Petrohawk’s unaudited consolidated financial data as of and for the quarters ended March 31, 2006 and 2005 derived from the unaudited consolidated financial statements filed on Form 10-Q for each respective period, and audited consolidated financial data for the years ended December 31, 2003 through 2005 derived from the audited consolidated financial statements filed on Form 10-K for each respective period. This information should be read together with Petrohawk’s consolidated financial statements and related notes included in Petrohawk’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2005, which are incorporated by reference in this document and from which this information is derived. The completion of the acquisitions of Winwell Resources, Inc. in January 2006, of Mission Resources Corporation in July 2005 and of Wynn-Crosby Energy, Inc. and certain of its affiliates in November 2004 affects the comparability of financial data for the periods presented.

	Quarter Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003(3)
	(In thousands, except per share amounts)
Income Statement Data:
Operating revenues:
Oil and gas sales	$103,006	$32,326	$258,039	$33,577	$12,925
Operating expenses:
Production expenses	14,140	5,278	36,079	5,860	2,587
Taxes other than income	8,298	2,326	18,497	2,319	875
General and administrative expenses (including stock compensation)	6,688	4,879	25,034	11,331	2,930
Full cost ceiling impairment	—	—	—	—	129
Depreciation, depletion and amortization	37,450	10,814	74,539	9,368	4,908

Total operating expenses	66,576	23,297	154,149	28,878	11,429

Income from operations:	36,430	9,029	103,890	4,699	1,496

Other income (expenses):
Net gain (loss) on derivative contracts	24,803	(28,652)	(100,380)	7,441	—
Interest expense and other	(9,072)	(3,349)	(29,207)	(2,894)	(506)

Total other income (expenses)	15,731	(32,001)	(129,587)	4,547	(506)

Income before income taxes and cumulative effect of accounting	52,161	(22,972)	(25,697)	9,246	990
Income tax (provision) benefit	(19,222)	8,720	9,063	(1,129)	(24)

Net income (loss) before cumulative effect of accounting change	32,939	(14,252)	(16,634)	8,117	966
Cumulative effect of accounting change, net of tax	—	—	—	—	2

Net income (loss)	32,939	(14,252)	(16,634)	8,117	968
Preferred dividends	(108)	(109)	(440)	(445)	(447)

Net income (loss) available (applicable) to common shareholders	$32,831	$(14,361)	$(17,074)	$7,672	$521

Earnings (loss) per common share:
Basic	$0.40	$(0.36)	$(0.31)	$0.71	$0.08
Diluted	$0.39	$(0.36)	$(0.31)	$0.36	$0.08
Other Financial Data:
Net cash provided by operating activities	53,921	20,557	135,446	17,943	5,793
Capital expenditures(2)	51,560	18,156	123,339	13,747	4,095
Balance Sheet Data (at end of period):
Total assets	1,688,073	542,610	1,410,174	534,199	46,115
Long-term debt(1)	544,099	213,000	494,484	240,000	13,285
Stockholders’ equity	692,858	235,154	526,458	247,091	29,270

(1)	Includes current portion of long-term debt. Excludes deferred premiums on derivatives.
(2)	Excludes acquisitions.
(3)	Cumulative effect of change in accounting method for 2003 relates to the adoption of SFAS No. 143, Asset Retirement Obligations, on January 1, 2003.

KCS ENERGY, INC.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights derived from KCS’s unaudited consolidated financial data as of and for the quarters ended March 31, 2006 and 2005 derived from the unaudited consolidated financial statements filed on Form 10-Q for each respective period, and audited consolidated financial data for the years ended December 31, 2003 through 2005 derived from the audited consolidated financial statements filed on Form 10-K for each respective period. This information should be read together with KCS’s consolidated financial statements and related notes included in KCS’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2005, which are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived.

	Quarter Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004(2)	2003(3)
	(In thousands, except per share amounts)
Income Statement Data:
Operating revenues:
Oil and gas sales	$102,514	$61,675	$347,552	$197,385	$131,940
Amortization of deferred revenue	1,177	4,607	16,149	21,370	27,886
Other, net	895	(44)	955	(345)	5,033

Total revenue and other	104,586	66,238	364,656	218,410	164,859
Operating expenses:
Production expenses	10,902	7,516	35,399	28,600	24,596
Taxes other than income	5,292	3,043	21,357	14,208	10,010
General and administrative expenses (including stock compensation)(1)	3,759	3,133	13,493	11,896	11,065
Depreciation, depletion and amortization	28,430	18,018	93,728	58,338	49,001

Total operating expenses	48,383	31,710	163,977	113,042	94,672

Income from operations:	56,203	34,528	200,679	105,368	70,187

Other income (expenses):
Net gain (loss) on derivative contracts	7,045	(1,396)	(9,679)	(1,121)	(32)
Redemption premium on early extinguishment of debt	—	—	—	(3,698)	—
Interest expense and other	(4,676)	(3,301)	(18,442)	(14,019)	(20,858)

Income before income taxes and cumulative effect of accounting	58,572	29,831	172,558	86,530	49,297
Income tax (provision) benefit	(22,729)	(10,411)	(66,698)	13,905	20,229

Net income before cumulative effect of accounting change	35,843	19,420	105,860	100,435	69,526
Cumulative effect of accounting change, net of tax	—	—	—	—	(934)

Net income	35,843	19,420	105,860	100,435	68,592
Preferred dividends	—	—	—	—	(909)

Net income available to common shareholders	$35,843	$19,420	$105,860	$100,435	$67,683

Earnings per common share:
Basic income	$0.72	$0.39	$2.13	$2.06	$1.71
Diluted income	$0.71	$0.39	$2.11	$2.03	$1.61
Other Financial Data:
Net cash provided by operating activities	86,270	38,072	239,090	134,066	71,022
Capital expenditures	86,889	61,368	380,667	167,176	88,791
Balance Sheet Data (at end of period):
Total assets	819,897	534,330	796,242	487,308	342,966
Long-term debt	275,536	188,000	291,058	175,000	142,000
Deferred revenue	—	12,719	1,177	17,326	38,696
Stockholders’ equity	356,337	212,671	293,647	207,049	98,031

(1)	Includes stock compensation of $1.0 million in the quarter year ended March 31, 2006, $0.4 million in the quarter year ended March 31, 2005, $2.4 million in 2005, $2.6 million in 2004 and $2.7 million in 2003.
(2)	Includes a $13.9 million income tax benefit related to the reversal of the remaining portion of KCS’s valuation allowance against net deferred income tax assets.
(3)	Includes a $20.2 million income tax benefit related to the reversal of a portion of KCS’s valuation allowance against net deferred tax assets and a $0.9 million non-cash charge related to the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table shows information about Petrohawk’s financial condition and results of operations, including per share data, on a pro forma basis after giving effect to the acquisition of Mission Resources Corporation in July 2005, the acquisition of the stock of Winwell Resources, Inc. in January 2006, and the pending merger with KCS. This information is called pro forma financial information in this document. The table sets forth the information as if the KCS merger had become effective on March 31, 2006 (using currently available fair value information), with respect to balance sheet data, and January 1, 2005, with respect to statement of operations data. This unaudited pro forma financial information assumes that the merger with KCS will be accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma balance sheet data includes adjustments to record the assets and liabilities of KCS at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed.

The merger agreement with KCS was announced on April 21, 2006 and provides for Petrohawk to issue approximately 83.7 million shares of common stock and pay approximately $450 million in cash as consideration to KCS common stockholders. In addition, as a result of the merger Petrohawk will assume all outstanding KCS debt, which was approximately $275 million as of March 31, 2006. This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Petrohawk and KCS incorporated by reference in this joint proxy statement/prospectus and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 87.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

As of March 31, 2006
(In thousands)
Pro Forma Balance Sheet Data
Total assets	$4,074,233
Long-term debt	$1,298,523
Shareholders’ equity	$1,848,690

	Quarter Ended March 31, 2006	Year Ended December 31, 2005
	(In thousands, except per share amounts)
Pro Forma Statement of Operations Data
Revenues	$214,719	$821,089
Net income (loss)	$79,626	$(17,073)
Net income (loss) per share:
Basic	$0.48	$(0.11)
Diluted	$0.47	$(0.11)

Comparative Per Share Data

The following table sets forth certain historical per share data of Petrohawk and KCS and per share data on an unaudited pro forma combined basis after giving effect to the merger. This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Petrohawk and KCS incorporated by reference in this joint proxy statement/prospectus and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing under “Unaudited Pro Forma Condensed Combined Financial Statements” as if the merger occurred on January 1, 2005 beginning on page 87:

	Quarter Ended March 31, 2006	Year Ended December 31, 2005
	(In thousands, except per share amounts)
Petrohawk Historical Per Share Data:
Net income (loss)	$32,939	$(16,634)
Basic	$0.40	$(0.31)
Diluted	$0.39	$(0.31)
Book value(a)	$8.23	$9.62

KCS Historical Per Share Data:
Net income	$35,843	$105,860
Basic	$0.72	$2.13
Diluted	$0.71	$2.11
Book value(a)	$7.04	$5.84

Petrohawk Pro Forma Combined Per Share Data(b):
Net income (loss)	$79,626	$(17,073)
Basic	$0.48	$(0.11)
Diluted	$0.47	$(0.11)
Book value(c)	$10.80	$11.44

(a)	Computed by dividing shareholders’ equity by the weighted average number of shares of common stock at the end of such period plus the weighted average dilutive effect of interests in securities (options and other convertible securities).
(b)	This data includes the pro forma impact of the acquisition of Mission Resources Corporation in July 2005, the acquisition of the stock of Winwell Resources, Inc. in January 2006 and the pending merger with KCS.
(c)	Computed by dividing shareholders’ equity by the number of outstanding shares of Petrohawk common stock at the end of such period, adjusted to include the estimated number of shares of Petrohawk common stock to be issued in the merger plus the dilutive effect of interests in securities (options and other convertible securities) at the end of such period.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including, without limitation, Petrohawk’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005, and Form 10-Q for the quarter ended March 31, 2006, and KCS’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005, and Form 10-Q for the quarter ended March 31, 2006, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the merger agreement and, in the case of Petrohawk, to approve the amendment to the certificate of incorporation to increase Petrohawk’s authorized shares of common stock.

Because the market price of Petrohawk common stock will fluctuate, KCS stockholders cannot be sure of the value of the merger consideration they will receive.

Upon the effective time of the merger, each share of KCS common stock will be converted into the right to receive merger consideration consisting of 1.65 shares of Petrohawk common stock and $9.00 in cash pursuant to the terms of the merger agreement, except for restricted shares of KCS common stock issued to employees under KCS stock plans, which will be converted into restricted shares of Petrohawk common stock. Because the 1.65 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Petrohawk common stock, the value of the merger consideration you will receive will fluctuate with the market price of Petrohawk common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Petrohawk common stock or adjust the portion of the merger consideration to be paid in Petrohawk common stock as a result of any change in the market price of shares of Petrohawk common stock between the date of this joint proxy statement/prospectus and the date that you receive shares of Petrohawk common stock in exchange for your shares of KCS common stock. The market price of Petrohawk common stock will likely be different, and may be lower, on the date you receive your shares of Petrohawk common stock than the market price of shares of Petrohawk common stock as of the date of this joint proxy statement/prospectus.

During the 12-month period ending on May 30, 2006, shares of Petrohawk common stock traded in a range from a low of $8.62 to a high of $16.25 and ended that period at $11.39. See “Price Range of Common Stock and Dividends” beginning on page 97 for more detailed share price information. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in oil and natural gas prices, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. If the market price of Petrohawk common stock declines after you vote, you may receive less value than you expected when you voted. Neither Petrohawk nor KCS is permitted to terminate the merger agreement, adjust the merger consideration or resolicit the vote of KCS stockholders because of changes in the market price of their respective common stock.

The merger agreement limits KCS’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire KCS. These provisions include the prohibition on KCS generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that KCS pay a termination fee of $45 million in cash if the merger agreement is terminated in specified circumstances in connection with an alternative transaction. In addition, even if the board of directors of KCS determines that a competing proposal to acquire KCS is superior, KCS may not exercise its right to terminate the merger agreement unless it notifies Petrohawk of its intention to do so and gives Petrohawk at least four business days to propose revisions to the terms of the merger agreement or to make another proposal in response to the competing proposal. See “—KCS’s Ability to Make an Adverse Recommendation Change in Response to a Superior Proposal” beginning on page 70.

Petrohawk required KCS to agree to these provisions as a condition to Petrohawk’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of KCS from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire KCS than it might otherwise have proposed to pay.

The combined company’s debt level may limit its financial flexibility.

As of March 31, 2006, Petrohawk had approximately $545 million of total debt. As of the same date, KCS had approximately $275 million of total debt. Assuming that the merger had been completed on March 31, 2006, the combined company would have had approximately $1.3 billion of total debt on a pro forma basis. The combined company may incur additional debt in the future, including debt in connection with future acquisitions. The level of the combined company’s debt could have several important effects on the combined company’s future operations, including, among other things:

•	a significant portion of the combined company’s cash flow from operations will be dedicated to the payment of interest on outstanding debt and will not be available for other purposes;

•	credit rating agencies may in the future view the combined company’s debt level negatively;

•	covenants contained in Petrohawk’s and KCS’s existing debt arrangements will require the combined company to continue to meet financial tests that may affect the combined company’s flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt; and

•	the combined company may be more vulnerable to adverse economic and industry conditions as a result of its significant debt level.

We may not be able to successfully integrate the businesses of Petrohawk and KCS following the merger.

The success of the merger depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. Petrohawk and KCS have operated and, until the effective time of the merger, will continue to operate, independently. Petrohawk has grown rapidly through recent acquisitions and will be required to integrate its recent acquisitions with KCS. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Petrohawk may be required to take non-cash asset writedowns if natural gas and oil prices decline.

Petrohawk may be required under full cost accounting rules to write down the carrying value of natural gas and oil properties if natural gas and oil prices decline or if there are substantial downward adjustments to its estimated proved reserves, increases in its estimates of development costs or deterioration in its exploration results.

Petrohawk utilizes the full cost method of accounting for natural gas and oil exploration and development activities. Under full cost accounting, Petrohawk is required by SEC regulations to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of natural gas and oil properties that is equal to the expected after tax present value (discounted at 10%) of the future net cash flows from proved reserves, including the effect of cash flow hedges, calculated using prevailing natural gas and oil prices on the last day of the period. If the net book value of natural gas and oil properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds the ceiling limitation, SEC regulations require Petrohawk to impair or “writedown” the book value of its natural gas and oil properties. Depending on the magnitude, a ceiling test writedown could significantly reduce income, or produce a loss. As ceiling test computations involve the prevailing natural gas and oil prices on the last day of the quarter, it is impossible to predict the likelihood, timing and magnitude of any future impairments. The book value of Petrohawk’s proved natural gas and oil properties increased in 2005 as a function of higher acquisition, exploration and development costs for the year and the increase in future development costs associated with reserves added during the year. To the extent finding and development costs continue to increase, Petrohawk will become more susceptible to ceiling test writedowns in lower price environments.

Petrohawk’s results of operations could be adversely affected as a result of non-cash goodwill impairments.

Goodwill represents the excess of the purchase price paid by Petrohawk for KCS plus liabilities assumed, including deferred taxes recorded in connection with the merger, over the estimated fair market value of the tangible net assets acquired. Petrohawk currently estimates that the goodwill to be recorded in connection with the merger will be approximately $820 million.

Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair value based test. Goodwill is deemed impaired to the extent of any excess of its carrying amount over the residual fair value of the business. Such non-cash impairment could significantly reduce earnings during the period in which the impairment occurs, and would result in a corresponding reduction to goodwill and stockholders’ equity.

The costs of the merger could adversely affect the combined company’s operating results.

Petrohawk and KCS estimate the total merger-related costs, exclusive of employee severance and benefit costs, to be approximately $36 million, primarily consisting of investment banking, legal and accounting fees and financial printing and other related charges. The foregoing estimate is preliminary and is subject to change. In addition, the combined company will incur certain expenses in connection with the integration of Petrohawk’s and KCS’s businesses.

Certain of KCS’s directors and executive officers may have interests in the merger in addition to those of the KCS stockholders.

In considering the recommendations of the KCS board of directors with respect to the merger agreement, you should be aware that KCS’s directors and executive officers may have financial and other interests in the merger in addition to their interests as KCS stockholders. The receipt of compensation or other benefits in connection with the merger (including possible severance payments and the potential accelerated vesting of stock options, the potential lapsing of restrictions on restricted stock and possible accelerated award of performance stock) or the continuation or extension of indemnification arrangements and directors’ and officers’ insurance policies for current directors and executive officers of KCS following completion of the merger, may have influenced these directors and executive officers in making their recommendations to approve and adopt the merger agreement. You should consider these interests in connection with your vote on the merger agreement, including whether these interests may have influenced these directors and executive officers to recommend or support the merger. For a detailed description of the interests of the directors and executive officers of KCS, see “—Certain of KCS’s Directors and Executive Officers May Have Interests in the Merger that are in Addition to their Interests as Stockholders” beginning on page 82 of this document.

Business uncertainties and contractual restrictions while the merger is pending may have an adverse effect on KCS.

Uncertainty about the effect of the merger on employees, suppliers, partners, regulators and customers may have an adverse effect on KCS. These uncertainties may impair the ability of KCS to attract, retain and motivate key personnel until the merger is consummated, and could cause suppliers, customers and others that deal with KCS to defer purchases or other decisions concerning KCS, or seek to change existing business relationships with KCS. Employee retention may be particularly challenging while the merger is pending, as employees may experience uncertainty about their future roles with Petrohawk. In addition, the merger agreement restricts KCS from making certain acquisitions and taking other specified actions without Petrohawk’s approval. These restrictions could prevent KCS from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Failure to complete the merger or delays in completing the merger could negatively impact Petrohawk’s and KCS’s stock prices and future business and operations.

If the merger is not completed for any reason, Petrohawk and KCS may be subject to a number of material risks, including the following:

•	the individual companies will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	under certain circumstances, KCS may be required to pay Petrohawk a termination fee of $45 million;

•	the current market price of Petrohawk common stock or KCS common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the stock market of the applicable company generally and a resulting decline in the market price of its common stock;

•	certain costs relating to the merger, including certain investment banking fees and expenses and legal and accounting fees and expenses, must be paid even if the merger is not completed;

•	there may be substantial disruption to each of Petrohawk’s and KCS’s business and a distraction of each such company’s management and employees from day-to-day operations because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Petrohawk or KCS, as applicable; and

•	the businesses of Petrohawk and KCS could be adversely affected if either company is unable to retain key employees or attract qualified replacements.

Ownership by Petrohawk stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current stockholders of Petrohawk. Based on the number of shares of KCS common stock outstanding as of April 20, 2006, Petrohawk would issue to KCS stockholders approximately 83.7 million shares of Petrohawk common stock in the merger. As a result, Petrohawk stockholders and KCS stockholders would each hold approximately 50% of the combined company’s common stock outstanding after the completion of the merger.

If the merger is completed, the date that you will receive your merger consideration is uncertain.

If the merger is completed, the date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger on or before July 20, 2006, the completion date of the merger might be later than expected due to unforeseen events.

Petrohawk could elect to waive certain conditions to the merger, which could give third parties the right to terminate or alter existing contracts, declare a default under existing contracts, or otherwise result in liabilities of the combined company to third parties.

The obligation of Petrohawk to consummate the merger is conditioned, among other things, upon the receipt of all material consents and approvals that each of KCS and Petrohawk is required to obtain in connection with the merger. Certain agreements between KCS and Petrohawk and their respective lenders, suppliers, customers or other business partners require the consent or approval of these other parties in connection with the merger. Petrohawk and KCS have agreed to use reasonable best efforts to secure any necessary consents and approvals. However, Petrohawk and KCS may not be successful in obtaining all necessary consents or approvals. If these consents and approvals are not obtained and Petrohawk elects to waive the related closing condition and consummate the merger, the failure to have obtained such consent or approval could give third parties the right to terminate or alter existing contracts, declare a default under existing contracts, demand payment on outstanding obligations or result in some other liability of the combined company to such third parties, which in each instance could have a material adverse effect on the business and financial condition of the combined company after the merger.

Foreign persons who own or have owned a significant amount of KCS common stock may be subject to U.S. federal income tax on gain realized upon the exchange of their KCS stock in the merger.

If a foreign stockholder owns or has owned more than 5% of KCS’s common stock at any time during the last five years, then gain realized by such person upon the exchange of KCS common stock in the merger may be subject to U.S. federal income tax. See “—Material U.S. Federal Income Tax Consequences; U.S. Federal Income Tax Consequences to Non-U.S. Persons; Non-U.S. Persons That Currently Hold or Have Held More Than 5% of KCS’s Common Stock.”

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of Petrohawk and KCS and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements relating to the benefits of the merger, including the cost savings and accretion to reported earnings estimated to result from the merger;

•	statements relating to revenues, production and expenses of the combined company after the merger; and

•	statements preceded by, followed by or that include the words “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “achieve,” “should,” “project,” “could” or similar expressions.

•	These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated in the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 17 of this document, as well as the following factors:

•	the possibility that the companies may be unable to obtain stockholder approvals required for the merger;

•	the possibility that problems may arise in successfully integrating the businesses of the two companies;

•	the possibility that the merger may involve unexpected costs;

•	the possibility that the combined company may be unable to achieve cost-cutting synergies;

•	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);

•	the volatility in commodity prices for oil and gas and in the supply of and demand for oil and natural gas;

•	the presence or recoverability of estimated oil and gas reserves and the actual future production rates and associated costs;

•	the ability to replace oil and gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	competition;

•	the ability of the combined company’s management to execute its plans to meet its goals;

•	the ability of the combined company to retain key members of its senior management and key employees;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Petrohawk and KCS are doing business, may be less favorable than expected;

•	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Petrohawk and KCS. See “Where You Can Find More Information” beginning on page 141 of this document.

Forward-looking statements speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Petrohawk or KCS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Petrohawk nor KCS undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

PETROHAWK ANNUAL MEETING

General

This joint proxy statement/prospectus is being furnished to Petrohawk stockholders in connection with the solicitation of proxies by the Petrohawk board of directors to be used at the annual meeting of stockholders to be held at Hotel Derek, 2525 West Loop South, Houston, Texas 77027, on July 12, 2006 at 11:00 a.m., local time, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy are being sent to Petrohawk stockholders on or about June 5, 2006.

Record Date and Voting

The Petrohawk board of directors has fixed the close of business on May 30, 2006 as the record date for determining the holders of shares of Petrohawk common stock entitled to receive notice of and to vote at the Petrohawk annual meeting and any adjournments or postponements thereof. Only holders of record of shares of Petrohawk common stock and 8% cumulative convertible preferred stock at the close of business on that date will be entitled to vote at the Petrohawk annual meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 83,604,678 shares of Petrohawk common stock outstanding, held by approximately 342 holders of record, and 593,271 shares of 8% cumulative convertible preferred stock outstanding, held by approximately 139 holders of record.

Each holder of shares of Petrohawk common stock outstanding on the record date will be entitled to one vote for each share held of record, and each holder of shares of Petrohawk 8% cumulative convertible preferred stock outstanding on the record date will be entitled to one vote for every two shares of 8% cumulative convertible preferred stock held of record, upon each matter properly submitted at the Petrohawk annual meeting and at any adjournment or postponement thereof. In order for Petrohawk to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Petrohawk common stock and preferred stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by Petrohawk in time to be voted at the Petrohawk annual meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Petrohawk with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of annual meeting. If your shares are held in “street name” by your broker or other nominee and you do not provide that holder with instructions on how to vote your shares, your broker or other nominee will be permitted to vote your shares only on the election of directors and not on the other proposals to be voted on at the annual meeting.

The only matters that we expect to be presented at the Petrohawk annual meeting are set forth in the notice of annual meeting. If any other matters properly come before the Petrohawk annual meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum; Vote Required

If you vote in person or by proxy at the Petrohawk annual meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Petrohawk common stock and preferred stock present in person or by proxy at the Petrohawk annual meeting that are entitled to vote but are not voted and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Petrohawk annual meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The approval of the amendments to the 2004 Employee Incentive Plan and 2004 Non-Employee Director Incentive Plan require the affirmative vote of a majority of the shares voted, so long as the shares voted represent over 50% of the shares entitled to vote. Accordingly, assuming a quorum is present and the total votes cast at the Petrohawk annual meeting represent more than 50% of all Petrohawk common stock and preferred stock entitled to vote at the meeting, the failure of a Petrohawk stockholder to vote or a decision by a Petrohawk stockholder to abstain will have no effect in determining whether these proposals are approved.

Approval and adoption of the merger agreement and approval of the amendment to Petrohawk’s certificate of incorporation require the affirmative vote of a majority of the outstanding shares of Petrohawk common stock and preferred stock entitled to vote. Accordingly, the failure of a Petrohawk stockholder to submit a proxy card or to vote in person, or a decision by a Petrohawk stockholder to abstain from voting will have the same effect as a vote “AGAINST” approval of these proposals.

The election of directors is by a plurality of affirmative votes cast at a meeting at which a quorum is present, and, assuming a quorum is present at the annual meeting, the failure of a Petrohawk stockholder to vote or a decision by a Petrohawk stockholder to abstain will have no effect in determining the election of directors except to the extent the failure to vote for an individual results in another candidate receiving a larger number of votes.

As of the record date:

•	Petrohawk directors and executive officers and their affiliates owned and were entitled to vote approximately 3,862,337 shares of Petrohawk common stock, representing approximately 4.6% of the outstanding shares of Petrohawk common stock; and

•	KCS directors and executive officers and their affiliates did not own any shares of Petrohawk common stock or preferred stock.

Floyd C. Wilson, Stephen W. Herod, Shane M. Bayless, Larry L. Helm, and Richard K. Stoneburner have entered into separate voting agreements with Petrohawk and KCS pursuant to which these individuals have agreed, among other things, to vote all shares of Petrohawk common stock owned by each of them in favor of the transactions contemplated in the merger agreement and to grant an irrevocable proxy to KCS empowering it to vote all such shares of Petrohawk common stock at any meeting of Petrohawk’s stockholders called for the purpose of voting on the merger. As of May 30, 2006, these stockholders owned approximately 4% of the issued and outstanding common stock of Petrohawk.

We currently expect that Petrohawk’s other directors and executive officers will vote their shares of Petrohawk common stock “FOR” all proposals set forth in the notice of annual meeting, although none of them has entered into any agreement obligating them to do so.

Revocability of Proxies

The presence of a stockholder at the Petrohawk annual meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the annual meeting to David Elkouri, Secretary, Petrohawk Energy Corporation, 1100 Louisiana, Suite 4400, Houston, Texas, 77002;

•	submitting another proxy prior to the annual meeting by telephone, via the Internet or by mail that is dated later than the original proxy; or

•	attending the Petrohawk annual meeting and voting in person.

If your shares are held of record by a broker or other nominee, you must follow the instructions on the form you receive from your broker or other nominee with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

Petrohawk stockholders of record and many stockholders who hold their shares through a broker or other nominee will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Petrohawk’s stock records in your name or in the name of a broker or other nominee. If you hold your shares through a broker or other nominee, you should check your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available.

Petrohawk stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.voteproxy.com and following the instructions; or

•	by telephone by calling the toll-free number 1-800-PRO-XIES (1-800-776-9437) in the U.S., Puerto Rico, Canada or Mexico on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Petrohawk may solicit proxies for the annual meeting from Petrohawk stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. We have also made arrangements with Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies and have agreed to pay them $7,500, plus reasonable expenses, for these services. Petrohawk and KCS will equally share the expenses incurred in connection with the printing and mailing of this document.

KCS SPECIAL MEETING

General

This joint proxy statement/prospectus is being furnished to KCS stockholders in connection with the solicitation of proxies by the KCS board of directors to be used at the special meeting of stockholders to be held on July 12, 2006 at 10:00 a.m., local time, at Hotel Derek, 2525 West Loop South, Houston, Texas 77027, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy are being sent to KCS stockholders on or about June 5, 2006.

Record Date and Voting

The KCS board of directors has fixed the close of business on May 30, 2006 as the record date for determining the holders of shares of KCS common stock entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof. Only holders of record of shares of KCS common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 50,550,119 shares of KCS common stock outstanding, held by approximately 832 holders of record.

Each holder of shares of KCS common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement thereof. In order for KCS to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of KCS common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by KCS in time to be voted at the special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide KCS with any instructions, your shares will be voted “FOR” the proposal set forth in the notice of special meeting. If your shares are held in “street name” by your broker or other nominee and you do not provide that holder with instructions on how to vote your shares, your broker or other nominee will not be permitted to vote your shares on the proposal to be voted on at the special meeting, which will have the same effect as a vote “AGAINST” the merger.

The only matter that we expect to be presented at the KCS special meeting is the proposal to approve and adopt the merger agreement. If any other matters properly come before the special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum; Vote Required

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of KCS common stock. If you vote in person or by proxy at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of KCS common stock present in person or by proxy at the special meeting that are entitled to vote but are not voted and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The required vote of KCS stockholders on the merger agreement is based upon the number of outstanding shares of KCS common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting, or a decision by a KCS stockholder to abstain from voting, will have the same effect as an “AGAINST” vote with respect to this matter.

As of the record date:

•	KCS directors and executive officers and their affiliates owned and were entitled to vote approximately 2.2 million shares of KCS common stock, representing approximately 4.4% of the outstanding shares of KCS common stock.

•	Petrohawk directors and executive officers and their affiliates did not own and were not entitled to vote any shares of KCS common stock.

James W. Christmas, William N. Hahne, Harry Lee Stout and Joseph T. Leary have entered into separate voting agreements with Petrohawk and KCS pursuant to which they have agreed, among other things, to vote all shares of KCS common stock owned by each of them in favor of approval and adoption of the merger agreement. The voting agreements also grant an irrevocable proxy to Petrohawk empowering it to vote all such shares of KCS common stock at any meeting of KCS’s stockholders called for the purpose of voting on the merger. As May 30, 2006, such stockholders collectively owned approximately 1.5 million shares, or approximately 3%, of the issued and outstanding common stock of KCS.

We currently expect that KCS’s other directors and executive officers will vote their shares “FOR” approval and adoption of the merger agreement, although none of them has entered into any agreement obligating them to do so.

Revocability of Proxies

The presence of a stockholder at the special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the special meeting to Frederick Dwyer, Secretary, KCS Energy, Inc., 5555 San Felipe Road, Suite 1200, Houston, Texas 77056;

•	submitting another proxy prior to the special meeting by telephone, via the Internet or by mail that is dated later than the original proxy; or

•	attending the special meeting and voting in person.

If your shares are held of record by a broker or other nominee, you must follow the instructions on the form you receive from your broker or other nominee with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

KCS stockholders of record and many stockholders who hold their shares through a broker or other nominee will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in KCS’s stock records in your name or in the name of a broker or other nominee. If you hold your shares through a broker or other nominee, you should check your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available.

KCS stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at https://www.proxyvotenow.com/kcs and following the instructions; or

•	by telephone by calling the toll-free number 1-866-776-5623 in the U.S., Puerto Rico, Canada or Mexico on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of KCS may solicit proxies for the special meeting from KCS stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. We have also made arrangements with Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies and have agreed to pay them $7,500, plus reasonable expenses, for these services. KCS and Petrohawk will equally share the expenses incurred in connection with the printing and mailing of this document.

INFORMATION ABOUT PETROHAWK

Petrohawk Energy Corporation, a Delaware corporation, is an independent oil and gas company engaged in the acquisition, development, production and exploration of natural gas and oil properties located in North America. Petrohawk was formed in June 1997 as Beta Oil & Gas, Inc., a Nevada corporation. Petrohawk reincorporated in the state of Delaware during 2004 at which time it changed its name to Petrohawk Energy Corporation. Petrohawk’s properties are concentrated in the East Texas/North Louisiana, Gulf Coast, South Texas, Permian Basin, Anadarko and Arkoma regions.

At December 31, 2005, Petrohawk’s estimated total proved oil and gas reserves were approximately 437.3 billion cubic feet of natural gas equivalent (Bcfe), consisting of 29.2 million barrels of oil (Mmbbl) and 261.9 billion cubic feet of natural gas (Bcf) of natural gas. Approximately 71% of Petrohawk’s proved reserves were classified as proved developed. Year-end prices used to determine proved reserves were $57.75 per barrel of oil and $10.075 per million British thermal units of gas (Mmbtu), adjusted for quality and basis differentials.

Petrohawk has increased its proved reserves and production principally through acquisitions. Since November 2004, Petrohawk has acquired approximately 535 Bcfe of estimated proved reserves for approximately $1.2 billion, including the recently completed North Louisiana Acquisitions discussed below. Petrohawk focuses on properties within its core operating areas that have a significant proved reserve component and which management believes have additional development and exploration opportunities.

Recent Developments

Petrohawk has recently completed several transactions:

Gulf of Mexico Divestiture

On February 3, 2006, Petrohawk entered into a definitive agreement with Northstar GOM, LLC to sell substantially all of Petrohawk’s Gulf of Mexico properties for $52.5 million in cash. The transaction closed in March 2006. These properties had estimated proved reserves as of December 31, 2005 of approximately 25 Bcfe, were approximately 70% gas, 59% proved developed and 27% operated. Production at closing was estimated to be approximately 10 million cubic feet of gas equivalent per day (Mmcfe/d).

North Louisiana Acquisitions

On January 27, 2006, Petrohawk completed the acquisition of all of the issued and outstanding common stock of Winwell Resources, Inc. (“Winwell”). Petrohawk paid aggregate consideration of approximately $208 million in cash after certain closing adjustments. Also on January 27, 2006, in a related transaction, Petrohawk completed an acquisition of assets from Redley Company (“Redley”), paying aggregate consideration of approximately $86 million in cash after certain closing adjustments. Through the Winwell and Redley transactions (“North Louisiana Acquisitions”), Petrohawk acquired oil and gas properties in the Elm Grove and Caspiana fields in North Louisiana with approximately 106 Bcfe of internally estimated proved reserves (98% gas, 29% proved developed) at December 31, 2005 and production of 16 Mmcfe/d for December 2005.

Mission Resources Corporation Acquisition

Petrohawk acquired Mission Resources Corporation (“Mission”) by merger on July 28, 2005. In the merger, Petrohawk issued approximately 19.565 million shares of common stock and paid approximately $139.5 million in cash to the former stockholders of Mission. In addition, all outstanding options to purchase Mission common stock were converted into options to purchase Petrohawk common stock using an exchange ratio of 0.7641 shares of Petrohawk common stock per share of Mission common stock underlying each option. Petrohawk also assumed Mission’s long-term debt of approximately $184 million. At December 31, 2004, Mission’s estimated net proved reserves were approximately 226 Bcfe.

Properties

The following table sets forth, by operating area, a summary of Petrohawk’s estimated net proved reserve information as of December 31, 2005, the estimated average net daily production for March 2006 and budgeted capital expenditures for 2006.

Petrohawk Property Summary by Region

	Estimated Net Proved Reserves at December 31, 2005(1)(2)(3)			March 2006 Estimated Average Net Daily Production	Budgeted 2006 Capital Expenditures
Region	Total	% of Total	Gas %
	(Bcfe)			(Mmcfe/d)	(Millions)
East Texas/North Louisiana	122.2	24	96	19.3	$51.4
South Texas	70.1	14	92	34.2	67.2
Gulf Coast	66.0	13	60	30.1	42.7
Permian	176.6	34	35	24.9	18.2
Anadarko	56.2	11	80	16.4	25.5
Arkoma	17.6	3	89	5.6	5.0
Other Basins	8.0	1	48	3.4	0.0

Totals	516.7	100%	67%	133.9	$210.0

(1)	Reserves as of December 31, 2005 pro-forma for the North Louisiana Acquisitions and Gulf of Mexico divestment.
(2)	Reserve estimates prepared by Netherland, Sewell & Associates, Inc. except for the North Louisiana Acquisitions which are internally estimated.
(3)	Based on spot market prices of $57.75 per Bbl Nymex WTI and $10.075 per Mmbtu Henry Hub natural gas as of December 31, 2005, adjusted for basis and quality differentials.

INFORMATION ABOUT KCS

KCS Energy, Inc., a Delaware corporation, is an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and crude oil. KCS’s properties are primarily located in the Mid-Continent and onshore Gulf Coast regions of the United States. KCS also has interests in producing properties in Michigan, California, Wyoming and offshore Gulf of Mexico. As of December 31, 2005, KCS’s oil and natural gas properties were estimated to have net proved reserves of approximately 452 Bcfe. Approximately 88% of KCS’s net proved reserve base was natural gas and approximately 74% was classified as proved developed. KCS operates approximately 86% of its proved oil and natural gas reserve base.

Recent Developments

Production Payment Obligation Completed

In January 2006, KCS made the final deliveries of natural gas and oil production under a production payment transaction whereby it sold 43.1 Bcfe in 2001 to be delivered over a five-year period. In 2005, 3.9 Bcfe, or approximately 8% of the production from KCS’s producing fields was dedicated to the production payment. Final deliveries of 0.3 Bcfe, or 8.6 Mmcfe per day, were made in January 2006.

Terryville Acquisition

In April 2006, KCS completed an acquisition of oil and gas properties located in its core area of operations in north Louisiana for $26.2 million. The acquisition included approximately 10,300 gross acres located in Lincoln Parish, Louisiana and proved reserves internally estimated at approximately 11.2 Bcfe, of which approximately 50% are proved developed. This acquisition is consistent with KCS’s strategy of acquiring properties with multiple drilling locations that are in or adjacent to areas it is developing. KCS has been active in drilling and acquiring acreage in the Elm Grove and Terryville fields in north Louisiana. This acreage compliments and expands KCS’s leasehold position in a core area where last year it drilled seven wells and have 31 wells and a 3-D seismic survey planned for 2006.

Properties

The following table sets forth, by operating area, a summary of KCS’s estimated net proved reserve information as of December 31, 2005, the estimated average net daily production for March 2006 and budgeted capital expenditures for 2006.

KCS Property Summary by Region

	Estimated Net Proved Reserves at December 31, 2005(1)(2)			March 2006 Estimated Average Net Daily Production	Budgeted 2006 Capital Expenditures
Region	Total	% of Total	Gas %
	(Bcfe)			(Mmcfe/d)	(Millions)
East Texas/North Louisiana	244.5	54	98	74.3	$158.0
Onshore Gulf Coast	90.3	20	77	32.9	72.0
Permian	63.0	14	96	13.5	40.0
Oklahoma	13.9	3	99	13.6	28.0
Other Basins	40.5	9	57	15.0	17.0

Totals	452.2	100%	88%	149.3	$315.0

(1)	Reserve estimates prepared internally and audited by Netherland, Sewell & Associates, Inc.
(2)	Based on spot market prices of $57.75 per Bbl Nymex WTI and $10.075 per Mmbtu Henry Hub natural gas as of December 31, 2005, adjusted for basis and quality differentials.

THE MERGER

The following description of material information about the merger, including the summary of material terms and provisions of the merger agreement and descriptions of the opinions of the parties’ financial advisors, is qualified in its entirety by reference to the more detailed annexes to this joint proxy statement/prospectus. We urge you to read all of the annexes to this joint proxy statement/prospectus in their entirety.

The merger agreement has been included as Annex A to provide you with information regarding its terms. It is not intended to provide any other factual information about either Petrohawk or KCS. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties we made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure letters. These disclosure letters contain information that has been included in Petrohawk’s and KCS’s prior public disclosures, as well as potential additional nonpublic information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Transaction Structure

The Petrohawk board of directors and the KCS board of directors each has approved the merger agreement, which provides for the merger of KCS with and into Petrohawk. We expect to complete the merger in July 2006. Each share of Petrohawk common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Petrohawk. Each share of KCS common stock issued and outstanding at the effective time of the merger will be converted into the right to receive 1.65 shares of Petrohawk common stock and $9.00 in cash, other than issued and outstanding shares of KCS restricted common stock issued to employees under KCS stock plans. Each restricted share of KCS common stock issued and outstanding at the effective time of the merger will be converted into the right to receive a number of restricted shares of Petrohawk common stock determined by adding the exchange ratio (1.65) to the result obtained by dividing the cash consideration ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs. See “—Merger Consideration.”

Upon KCS’s merger into Petrohawk, Petrohawk’s certificate of incorporation and bylaws will be the governing charter documents of the surviving corporation.

Source of Funds for Cash Portion of Merger Consideration

Petrohawk intends to pay the cash portion of the merger consideration to the KCS stockholders and to repay indebtedness under KCS’s existing credit facility from funds available to Petrohawk immediately prior to closing. Petrohawk currently intends these funds to be comprised of funds available from its revolving credit facility, second lien facility and other sources of debt financing.

Background of the Merger

Petrohawk’s business strategy includes the acquisition of oil and gas reserves and exploration and development projects through merger and acquisition. Its management and board of directors have discussed and pursued potential business combination transactions since Petrohawk’s formation. The management and board of directors of KCS have also from time to time discussed the benefits of oil and gas property acquisitions and business combination transactions, and in 2004 KCS engaged Morgan Stanley & Co. Incorporated to consult with the board with respect to industry conditions and to evaluate and advise KCS with respect to strategic alternatives that KCS could pursue, including potential business combinations. Following such engagement, KCS’s management from time to time had preliminary discussions with third parties and, in some cases, provided or exchanged information about its or their respective businesses under confidentiality agreements.

During Petrohawk’s annual meeting with its bankers on September 13, 2005, a representative of Harris Nesbitt, which was subsequently engaged to serve as financial advisor to Petrohawk, and Mr. Stephen W. Herod, Executive Vice President—Corporate Development of Petrohawk, suggested in general terms a potential business combination opportunity for Petrohawk. In follow up discussions on November 8, 2005, Harris Nesbitt advised Mr. Floyd C. Wilson, Chairman, President and Chief Executive Officer of Petrohawk, that KCS was the potential counterparty to the business combination. Mr. Wilson indicated interest in exploring such a combination further.

On December 16, 2005, Mr. Wilson, Mr. Herod and representatives of Harris Nesbitt met to review and discuss a presentation prepared by Harris Nesbitt based upon publicly available information regarding the potential operational synergies and various financial aspects of a potential combination of Petrohawk and KCS.

On January 15, 2006, a representative of Harris Nesbitt contacted Mr. James W. Christmas, Chairman and Chief Executive Officer of KCS, to arrange a meeting for January 18, 2006. In advance of the meeting, Harris Nesbitt sent a copy of its presentation regarding a potential combination of Petrohawk and KCS to Mr. Joseph T. Leary, Senior Vice President and Chief Financial Officer of KCS.

On January 18, 2006, representatives of Harris Nesbitt held an informal meeting with Mr. Christmas and Mr. Leary regarding a potential combination of Petrohawk and KCS. Mr. Christmas and Mr. Leary indicated that KCS was open to discussions about a possible business combination, but that any such combination must include a premium reflecting the value of KCS’s core holdings and growth potential. They also indicated a willingness to consider a cash and equity transaction, subject to additional information regarding Petrohawk’s properties, drilling program and prospects.

On January 25, 2006, Mr. Wilson and Mr. Christmas met in New York City to discuss in general terms a possible business combination. Messrs. Wilson and Christmas agreed to continue gathering background information necessary to assess the merits of a possible combination.

On January 26, 2006, at its regularly scheduled board meeting, Mr. Christmas informed the KCS board of directors of Petrohawk’s general expression of interest.

On February 3, 2006, Mr. Wilson and Mr. Christmas had a meeting in Houston at which they engaged in preliminary discussions regarding the consideration to be paid to KCS stockholders. These discussions involved possible merger consideration consisting of 60% Petrohawk common stock and 40% cash and a 15% premium to the 10-day average stock price of KCS, which was then $28.13. Petrohawk’s 10-day average stock price at the time was $15.59.

On February 6, 2006, Petrohawk held its regularly scheduled board and management update call. The Petrohawk board of directors was advised of the potential for a business combination with KCS and the substance of the February 3rd meeting between Messrs. Wilson and Christmas.

On February 9, 2006, Messrs. Wilson and Christmas spoke by telephone and concluded that there was sufficient interest in a potential combination to justify the exchange of confidential business information. A confidentiality agreement was prepared and executed on February 13, 2006.

On February 15, 2006, representatives of KCS and Petrohawk met in Houston, Texas, for a technical overview meeting. Mr. Wilson, Mr. Herod, Mr. Shane M. Bayless, Executive Vice President—Chief Financial Officer and Treasurer of Petrohawk, Mr. Richard Stoneburner, Executive Vice President—Exploration of Petrohawk, and Ms. Joan Dunlap, Assistant Treasurer of Petrohawk, and certain technical staff from Petrohawk attended. Also in attendance were Mr. William N. Hahne, President and Chief Operating Officer of KCS, Mr. Leary and certain technical staff from KCS. Each company presented information regarding its reserves and properties, and preliminary discussions regarding technical details of each company ensued. The representatives of each company concluded that a combination of the properties of the companies should create operational synergies.

From February 15, 2006 through April 20, 2006, the parties conducted due diligence, including review by their respective management, technical staff, engineers and selected advisors of detailed information relating to the other party’s business, assets and operations.

On February 16, 2006, Petrohawk executed a letter agreement and engaged Harris Nesbitt as its financial advisor with respect to the potential combination with KCS Energy.

On February 21, 2006, Mr. Wilson and Mr. Christmas again discussed by telephone the general terms of a potential business combination.

On February 23, 2006, at KCS’s regularly scheduled board meeting, Mr. Christmas, other members of management of KCS and representatives of Morgan Stanley outlined for the KCS board of directors the status of discussions with Petrohawk and presented an overview of Petrohawk and the potential advantages of a combination with Petrohawk. Also on February 23, 2006, Mr. Wilson met with Mr. Christmas in Houston to further discuss the potential business combination. In particular, they discussed the adequacy of the amount of cash and Petrohawk common stock to be received by KCS stockholders in connection with such a combination.

On February 25, 2006, Mr. Wilson sent to Mr. Christmas a non-binding letter of indicative interest in a business combination between Petrohawk and KCS. The letter contemplated an exchange ratio utilizing a 20-day average of each company’s share prices (at that time, $25.81 for KCS and $14.83 for Petrohawk) and indicated that KCS stockholders would receive 1.4 shares of Petrohawk common stock and $8.90 in cash for each share of KCS common stock owned by them. The letter also contemplated that the combined company would have a nine person board, of which two members would be designated by KCS, subject to approval by Petrohawk.

On March 1, 2006, Mr. Wilson and Mr. Christmas discussed by telephone the proposals set forth in the February 25th letter of interest. Each determined to continue evaluating a possible business combination.

On March 8, 2006, Petrohawk and KCS exchanged their respective 2005 year-end reserve reports.

On March 9, 2006, Petrohawk held a board meeting during which management reported the status of discussions regarding a potential business combination with KCS.

On March 17, 2006, Mr. Herod delivered to Mr. Leary an initial draft of a merger agreement prepared by Hinkle Elkouri Law Firm L.L.C., legal advisors to Petrohawk.

On March 20 and March 21, 2006, meetings were held in Houston, Texas between technical representatives of Petrohawk and KCS. Discussions at these meetings focused on each company’s properties and proved and unproved reserves.

On March 22, 2006, technical representatives from Petrohawk and KCS met at the office of Netherland, Sewell & Associates, Inc., independent reservoir engineers to both KCS and Petrohawk, in Dallas, Texas. Each company’s properties and reserves were discussed with representatives of Netherland Sewell.

On March 27, 2006, Petrohawk held its regularly scheduled monthly telephonic update for members of management and board members. Prior to the call, board members received information on KCS and the potential business combination. During the call, Petrohawk’s management team discussed the proposed terms and reasons for the potential combination.

On March 28, 2006, Petrohawk delivered a revised non-binding letter of indicative interest to KCS. The letter of interest contemplated merger consideration consisting of a fixed exchange ratio of 1.50 shares of Petrohawk common stock and $9.00 cash per share of KCS common stock.

On the evening of March 29, 2006, Mr. Christmas and Mr. Hahne met with a representative of a third party at which such representative expressed his company’s interest in a possible transaction with KCS. Mr. Hahne and Mr. Leary met the following morning with representatives of the third party to provide an overview of KCS and to determine a timeframe for a more specific proposal.

On March 30, 2006, Mr. Leary transmitted Petrohawk’s draft merger agreement to Andrews Kurth LLP, outside counsel to KCS, with a request that the firm review and comment on the draft.

On March 31, 2006, Mr. Wilson and Mr. Christmas met at Petrohawk’s office to discuss the March 28th non-binding letter of indicative interest. At that meeting, Mr. Christmas indicated that he would discuss the matter with the KCS board over the weekend and respond to Mr. Wilson on April 4, 2006, but that he was not prepared to recommend a transaction on the basis of the proposed merger consideration and board representation.

On April 3, 2006, Messrs. Herod and Bayless spoke by telephone with Messrs. Leary and Hahne during which due diligence was discussed and Mr. Herod and Mr. Bayless responded to various due diligence questions regarding Petrohawk. Also, on April 3, 2006, Petrohawk engaged Petrie Parkman to render an opinion to Petrohawk as to the fairness to Petrohawk, from a financial point of view, of the consideration to be paid by Petrohawk in the proposed business combination with KCS in the event the parties agreed to such a combination. On the same day, several KCS senior officers and representatives of Andrews Kurth held a conference call to discuss the proposed transaction and the issues presented by the draft Petrohawk merger agreement.

On April 4, 2006, Petrohawk requested additional due diligence materials from KCS, and Mr. Wilson and Mr. Christmas met in Petrohawk’s offices to discuss the terms of the letter of interest. Among other items, the parties discussed merger consideration consisting of $9.00 cash and 1.65 shares of Petrohawk common stock for each share of KCS common stock outstanding. The parties tentatively agreed to conclude all due diligence by April 10, 2006. Later that day, Petrohawk delivered a revised non-binding letter of indicative interest to KCS in which Petrohawk proposed consideration consisting of 1.65 shares of Petrohawk common stock and $9.00 cash for each KCS share of common stock outstanding. The letter also contemplated that KCS would have the right to designate four of the nine members of the combined company’s board, subject to Petrohawk’s approval.

On April 5, 2006, Andrews Kurth delivered a revised version of the draft merger agreement to Petrohawk and Hinkle Elkouri, and Mr. Leary delivered an additional due diligence request list to Petrohawk. Also, on April 5, 2006, a formal due diligence organization meeting was held between senior management and technical personnel from Petrohawk and KCS, and representatives of Andrews Kurth commenced a review of information that Petrohawk made available in its offices. That same day, representatives of Petrie Parkman met with representatives of KCS to conduct due diligence and discuss properties, reserves and other information regarding KCS.

On April 6, 2006, management and other employees of Petrohawk met with representatives of Morgan Stanley, during which Petrohawk provided a detailed presentation regarding its financial condition and prospects and its proved and unproved oil and gas reserves.

On April 6, 2006, representatives of KCS and Petrohawk and their respective financial and legal advisors met in Houston, Texas to discuss and begin negotiation of issues with respect to the merger agreement and related matters and to discuss Petrohawk and KCS reserves and the status of the parties’ due diligence investigations.

On April 7, 2006, several Petrohawk representatives, including Messrs. Wilson, Herod and Bayless, met with Mr. Hahne and representatives of each party’s legal advisors to continue discussion of selected issues under the merger agreement, including severance policies and employee related issues. Later that day, Petrohawk held a board meeting at which Petrohawk’s management provided board members with information regarding the proposed business combination, including a presentation regarding the status of due diligence and economics of the proposed merger. Also on this date, Hinkle Elkouri delivered a revised draft of the merger agreement to Andrews Kurth. Negotiation and the exchange of drafts of the merger agreement and the agreements and disclosure letters contemplated in the merger agreement continued until April 20, 2006.

On April 7, 2006, KCS received a proposal from the third party for an all cash transaction, subject to due diligence, among other matters.

On April 8, 2006, Mr. Wilson and Mr. Christmas exchanged email correspondence and held a telephone conference in which Mr. Wilson expressed his desire to conclude an agreement and established a deadline for KCS to respond to the April 4th letter of interest.

On April 9, 2006, the KCS board met, and KCS management reported on the status of the proposed combination with Petrohawk and the proposed all cash transaction with a third party. A representative of Andrews Kurth advised the board regarding its fiduciary duties in considering these matters and participated with Mr. Christmas in a review of the terms of the draft merger agreement with Petrohawk. Representatives of Morgan Stanley reviewed for the board their financial analysis to date of the Petrohawk transaction and the all cash transaction with the third party. In addition, Mr. Hahne described the status of due diligence by Petrohawk and the third party and by KCS. Mr. Leary outlined the status and proposed sources of financing required for Petrohawk and the third party to complete their respective transactions.

On April 10, 2006, representatives of the third party and KCS and their respective legal counsel, financial advisors, reservoir engineers and accountants met in Andrews Kurth’s offices to conduct due diligence discussions and document reviews. Such discussions and reviews (including reviews by lender’s counsel for the third party) continued for the next several days. Also on April 10, 2006, Andrews Kurth delivered a draft merger agreement to counsel for the third party. Throughout the week of April 10, 2006, representatives of Petrohawk and KCS and their respective legal and financial advisors continued to review and comment on the parties’ disclosure letters, as well as drafts of the merger agreement and its exhibits. At the end of the week, Andrews Kurth delivered drafts of these documents to the members of the board of directors of KCS.

On April 12, 2006, a KCS representative met with a Harris Nesbitt representative in New York City to discuss outstanding issues, possible next steps and potential timing of a transaction with Petrohawk.

Mr. Wilson and Mr. Christmas met in New York City on April 13, 2006 to discuss outstanding issues under the merger agreement, and also discussed these issues by conference call with representatives of Hinkle Elkouri and Andrews Kurth.

On April 13, 2006, Petrohawk held a telephonic board meeting to discuss the status and terms of the potential transaction with KCS. Mr. Wilson informed the board that KCS was considering at least one other offer and that the KCS board had not made a decision to proceed with Petrohawk on an exclusive basis.

On April 14, 2006, Mr. Christmas and a representative of the third party held a telephone conference in which the representative advised Mr. Christmas that such party was interested in pursing a combination with KCS on a basis other than an all cash transaction. After discussing this change and other aspects of the proposed transaction (including the complexity of the proposed transaction, timing and governance issues and other completion risks) with its financial and legal advisors, and with members of the KCS board of directors, KCS determined that it would not pursue further discussions with the third party.

On April 17, 2006, Petrohawk management delivered the latest draft of the merger agreement, a summary of the merger agreement prepared by Hinkle Elkouri and a presentation containing updated information on the potential transaction to its board of directors. On that day and continuing over the next several days, representatives of the parties also continued to negotiate and revise the merger agreement, exhibits and disclosure letters. Also on that day, KCS scheduled a board meeting for April 20, 2006 to consider and possibly vote on the potential business combination.

On April 18, 2006, a meeting was held at Petrohawk’s office with representatives of Harris Nesbitt and Morgan Stanley to discuss and review liquidity and de-levering financial models. Also on April 18, 2006, Petrohawk tentatively scheduled a board meeting for April 20, 2006 to consider and possibly vote on the potential business combination.

On April 19, 2006, Petrie Parkman conducted follow-up due diligence with Petrohawk management representatives and KCS management representatives. The following day, representatives of Morgan Stanley conducted follow-up due diligence with Petrohawk management representatives and KCS management representatives.

On April 20, 2006, the parties finalized the terms of the merger agreement and the Petrohawk and KCS disclosure letters. Later that day, Petrohawk’s board of directors met to consider the terms of the proposed business combination between Petrohawk and KCS. Mr. Wilson, Mr. Stone, Mr. Irish, Mr. Fuller and certain Petrohawk officers and legal counsel attended the meeting in person at Petrohawk’s offices and Mr. Miller, Mr. Brown, Mr. Williamson and Mr. Bridwell attended by telephone. Prior to the meeting, Petrohawk’s board of directors was provided with a substantially final draft of the merger agreement and other materials related to the transaction. At the meeting:

•	Hinkle Elkouri reviewed the board’s fiduciary duties in the context of its deliberations on the proposed transaction.

•	Hinkle Elkouri and management of Petrohawk provided a detailed presentation regarding the provisions of the proposed merger agreement and the results of due diligence.

•	Harris Nesbitt discussed the negotiation process and issues associated with the proposed business combination.

•	Petrie Parkman presented its analysis and rendered an oral opinion, subsequently confirmed by delivery of its written opinion dated April 20, 2006, that based upon and subject to the assumptions made, matters considered, qualifications, and limitations set forth in the written opinion, as of that date, the financial consideration to be paid by Petrohawk in the merger was fair, from a financial point of view, to Petrohawk.

The Petrohawk board of directors discussed and considered the factors weighing in favor of and the risks associated with the combination as set forth under “Recommendation of Petrohawk’s Board of Directors and Reasons for the Merger”. After discussion, the Petrohawk board of directors unanimously approved the merger, the merger agreement, and the other transactions contemplated in the merger agreement and unanimously resolved to recommend that Petrohawk’s stockholders vote to approve the issuance of Petrohawk common stock in connection with the merger and the other transactions contemplated in the merger agreement.

Also on April 20, 2006, the KCS board of directors held a special meeting to consider the final terms of the proposed merger transaction between Petrohawk and KCS. Prior to the meeting, KCS’s board of directors was provided with a substantially final draft of the merger agreement and other materials related to the proposed transaction. Mr. Christmas and Mr. Hahne attended the meeting in person at KCS’s offices and the other members of the board of directors attended by telephone. Also in personal attendance were Mr. Leary, certain other KCS officers and representatives of Morgan Stanley and Andrews Kurth. At the meeting:

•	KCS’s management gave a presentation regarding the terms of the proposed transaction and the results of due diligence.

•	A representative of Andrews Kurth updated the board of directors regarding changes to the merger agreement since the draft discussed at the meeting on April 9, 2006 and reviewed the provisions of the agreements constituting exhibits to the merger agreement.

•	Morgan Stanley discussed the negotiation process and the potential market reaction to an announcement of the transaction.

•	Morgan Stanley presented its analysis and rendered an oral opinion, subsequently confirmed by delivery of its written opinion dated April 20, 2006, that as of such date, and based upon and subject to the factors set forth in its opinion, the consideration to be received by the holders of KCS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The KCS board of directors discussed and considered the factors weighing in favor of and the risks associated with the combination as set forth under “Recommendation of KCS’s Board of Directors and Reasons for the Merger”. After discussion, KCS’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated therein, and unanimously resolved to recommend that KCS’s stockholders approve and adopt the merger agreement.

Following these board meetings, Mr. Wilson and Mr. Christmas each advised the other that the merger had been approved by the respective boards of Petrohawk and KCS and the definitive merger agreement was executed on behalf of Petrohawk and KCS on April 20, 2006. Concurrently with the execution of the merger agreement, each of Mr. Wilson, Mr. Herod, Mr. Bayless, Mr. Helm and Mr. Stoneburner executed a voting agreement with KCS and Petrohawk in which he agreed to vote in favor of the merger, and each of Mr. Christmas, Mr. Leary, Mr. Hahne and Mr. Stout executed a voting agreement with KCS and Petrohawk in which he agreed to vote in favor of the merger, and each of Mr. Christmas, Mr. Leary, Mr. Hahne, Mr. Stout and Mr. Dwyer executed non-solicitation agreements with Petrohawk in which each agreed to certain restrictions regarding employees of KCS.

The parties issued a joint press release announcing the execution of the merger agreement on the morning of April 21, 2006. Subsequently, on May 16, 2006 and effective as of April 20, 2006, the parties amended the merger agreement to provide for a direct merger of KCS with and into Petrohawk and eliminate the two-step merger contemplated in the originally executed merger agreement.

Recommendation of Petrohawk’s Board of Directors and Reasons for the Merger

Petrohawk’s board of directors has determined that the merger is fair to, and in the best interests of, Petrohawk and its stockholders. In deciding to approve the merger agreement and to recommend that Petrohawk’s stockholders vote to approve and adopt the merger agreement, Petrohawk’s board of directors consulted with Petrohawk’s management and legal and financial advisors and considered a number of material factors, including:

•	Quality Asset Base. The combined company will have a concentrated, high quality property portfolio and the two companies have virtual overlay of key operating areas. On a pro-forma basis, the combined company will have approximately 1 Tcfe of estimated proved reserves of which 77% will be natural gas, 68% will be proved developed and 74% will be operated;

•	Basin Excellence. The combined company’s ownership in North Louisiana’s Elm Grove and Caspiana fields will create a substantial operating platform in an evolving natural gas basin. In addition, the combined company will be a significant operator in the onshore Gulf Coast region, allowing it to compete more effectively for acreage, seismic data and other services;

•	Platform For Growth. Petrohawk believes the merger will create a leading onshore independent exploration and production company with greater financial, operational and technical strengths that should enable it to consider and more effectively pursue additional opportunities in its core operating areas;

•	Operating Efficiencies. A substantial number of the combined company’s properties are in the same geographic areas which will permit an integration of those properties and a possible reduction in the combined operating and administrative cost relative to those properties. The merger will lower Petrohawk’s per unit operating and administrative costs, increasing its operating margins. In addition, the combined company is currently operating 19 rigs (8 Petrohawk and 11 KCS), which provides much more control over timing and the selection of drilling opportunities;

•	Balance Drilling Opportunities. The merger will provide Petrohawk with a larger portfolio of exploitation and exploratory opportunities, thereby giving management more flexibility in its capital allocation decisions;

•	Provide Meaningful Accretion to Cash Flow. The merger will significantly increase Petrohawk’s cash flow and increase Petrohawk’s cash flow per share and should permit an acceleration of Petrohawk’s capital program;

•	Improve Financial Flexibility. The merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide more financial flexibility;

•	Staffing Additions. The merger will give Petrohawk the opportunity to add to its technical and operational expertise by adding employees from KCS and otherwise hiring qualified individuals;

•	Divestment Opportunities. The combined company will have properties that should be attractive candidates for divestment, and given expected market conditions there should be significant opportunities to use the proceeds from the sale of such properties to reduce overall debt of the combined company; and

•	Fair Merger Consideration. Petrie Parkman presented its analysis and rendered its oral opinion, subsequently confirmed in writing, that as of April 20, 2006 and based upon and subject to the assumptions made, matters considered, qualifications, and limitations set forth in its written opinion, the financial consideration to be paid by Petrohawk in the merger was fair, from a financial point of view, to Petrohawk.

Petrohawk’s board of directors considered a number of additional factors in reaching its decision including:

•	information concerning the financial condition, results of operations, prospects and businesses of Petrohawk and KCS, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock and the ratio of Petrohawk’s common stock price to KCS’s common stock price over various periods, as well as current industry, economic and market conditions;

•	the net asset value per share of the common stock of both Petrohawk and KCS; and

•	the results of business, legal and financial due diligence investigations of KCS conducted by Petrohawk’s management and legal advisors.

Petrohawk’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger and the transactions contemplated by the merger agreement, including the merger. These factors included:

•	the increased amount of debt that the combined company would have compared to Petrohawk on a stand-alone basis and the effect of that debt on Petrohawk’s future operations;

•	the fact that a decrease in oil and gas prices would make the merger less desirable from a financial point of view;

•	a decrease in oil and gas prices would reduce the expected proceeds from expected divestitures and leave the company with a higher than projected debt balance;

•	the fact that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	the fact that Petrohawk has experienced rapid growth and integrating KCS with Petrohawk may be made more difficult because of acquisitions made by Petrohawk in 2004, 2005 and the first quarter of 2006;

•	the fact that the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows, and the fact that the combined company would have substantially more total long-term debt than Petrohawk on a stand-alone basis; and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Petrohawk’s board of directors in reaching its conclusions and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive. In view of the wide variety of factors considered by Petrohawk’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Petrohawk’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Petrohawk’s board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of Petrohawk’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 21 of this document.

Petrohawk’s board of directors determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are in the best interests of Petrohawk and its stockholders. Accordingly, Petrohawk’s board of directors unanimously approved and adopted the merger agreement and recommends that Petrohawk stockholders vote “FOR” approval and adoption of the merger agreement.

Recommendation of KCS’s Board of Directors and Reasons for the Merger

KCS’s board of directors has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interest of KCS and its stockholders. Accordingly, the board recommends that KCS stockholders vote “FOR” the approval of the merger agreement.

KCS’s board of directors consulted with KCS’s management, as well as its financial and legal advisors, and considered various factors, including the following, in unanimously approving the merger agreement and the merger (the order does not reflect the relative significance):

•	Complementary Organic and Acquisition Growth Strategies. KCS has had and continues to have very strong organic growth complemented by several recent core area acquisitions, while Petrohawk has grown steadily through acquisitions. KCS believes that combining these two growth strategies will result in a more sustainable growth vehicle for the future, as well as a larger market capitalization and a more liquid trading market for the combined company’s stock, and should result in increased analyst coverage and potentially better trading multiples.

•

Core Area Asset Growth of Complementary Property Base. KCS believes that the combination of its core areas (North Louisiana, the Texas Gulf Coast and the Permian Basin) with Petrohawk’s core areas (North Louisiana, Gulf Coast/South Texas and Permian Basin) will allow for accelerated developmental and exploration growth opportunities and is expected to provide KCS stockholders with greater long term value than KCS could achieve independent of the merger. This is especially evident in the Elm

Grove/Caspiana fields, which comprise approximately 40% of KCS’s reserves and production, where Petrohawk recently acquired significant reserves, acreage and future drilling potential.

•	Merger Consideration. The market value of the merger consideration as of April 19, 2006 (the last trading day prior to the execution of the merger agreement) represented an approximate 12% premium over the closing price of KCS’s common stock on that date and approximately a 30% premium over KCS’s stock price over the preceding 90 and 180 day averages. The holders of KCS common stock and KCS restricted stock will each receive merger consideration that includes or consists of Petrohawk common stock, providing an opportunity for KCS stockholders to participate significantly in any post-merger appreciation in the market value of Petrohawk common stock.

•	Board Representation. KCS will be appointing four out of nine directors on the post-merger board of Petrohawk, and Mr. Christmas will serve as vice-chairman. KCS believes that this level of representation on the board is appropriate considering KCS stockholders will own approximately 50% of the post-merger Petrohawk at the exchange ratio of 1.65x in addition to the $9.00 per share in cash.

•	Strategic Options. KCS’s board has reviewed the advantages and disadvantages of several alternative strategic directions over the last 18 months and feels that a merger with Petrohawk provides the most attractive combination of immediate value and long term potential gain for KCS stockholders. The merger agreement does not prohibit consideration of a superior offer from a third party, but does provide for a $45 million termination payment if, among other conditions, KCS terminates the merger agreement to pursue a superior proposal.

•	Scope and Scale of Combined Company. The combination of KCS and Petrohawk has estimated proved reserves of approximately 1 Tcfe (77% natural gas) and estimated current daily production of approximately 290 Mmcfe/d, more than twice the size of KCS. The percent of oil in the reserve profile increases from KCS’s 12% to 23% on a combined basis, thereby providing an opportunity to have more balance between oil and gas markets. KCS believes that the scope and scale of the combined company will result in greater marketing, purchasing and operational strength, facilitate internal growth and promote long-term stockholder value. In addition, it strengthens the technical capability of the combined company by effectively doubling the technical staff focused on the same areas.

•	Tax Consequences of the Merger. The merger is expected to be treated as a reorganization for U.S. federal income tax purposes.

•	Opinion of Financial Advisor. KCS’s board of directors also considered the opinion of its financial advisor, Morgan Stanley, described elsewhere in this document to the effect that, as of April 20, 2006, based on the assumptions and other matters stated in its opinion, the consideration to be received by the holders of KCS common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

KCS’s board of directors considered a number of additional factors in reaching its decision, including:

•	information concerning the financial condition, results of operations, business and prospects of each of KCS and Petrohawk, including each company’s reserves, production volumes, cash flow from operations and recent performance of common stock;

•	the net asset value per share of common stock of each of KCS and Petrohawk;

•	the results of business, legal and financial due diligence investigations of Petrohawk conducted by KCS’s management, financial and legal advisors; and

•	current industry, economic and market conditions

KCS’s board of directors recognized that there are risks associated with the merger and an investment in the combined company, including the following risks:

•	Fixed Exchange Ratio. KCS stockholders will receive 1.65 shares of Petrohawk common stock and $9.00 per share of cash for each share of KCS common stock, other than employee holders of restricted stock who will receive restricted shares of Petrohawk common stock for each restricted share of KCS the employee holds, determined by adding the exchange ratio (1.65) to the result obtained by dividing the cash consideration ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs. Therefore, a portion (or, in the case of employee holders of restricted stock, all) of the value of the consideration to be received by KCS stockholders at the effective time of the merger will depend on the trading price of Petrohawk common stock at that time.

•	Increased Indebtedness. Following the merger, the combined company is expected to have approximately $1.3 billion in total debt and a higher debt to proved reserves ratio than KCS on a stand-alone basis. This increased indebtedness could limit the combined company’s flexibility as a result of debt service requirements and restrictive covenants and may limit the combined company’s business strategy or its ability to access additional capital.

•	Integration Risks. Petrohawk has grown rapidly by acquisitions. The combined company will face risks typical to business combinations, including challenges associated with integrating personnel, operations, information technologies and financial reporting. Unintended and unforeseen financial and operational consequences could develop in the process of that integration, including the loss by the combined company of key management and employees, customers or suppliers.

•	Disparate Stockholder Bases. The stockholder bases of KCS and Petrohawk are very different, with different investment styles and investment horizons, which could lead to near-term pressure on Petrohawk shares. Since the exchange ratio is fixed, this could cause the nominal value being received by KCS stockholders at closing to be diminished until any resulting selling pressure subsides.

•	Execution Risk. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement or other reasons. Neither KCS nor Petrohawk is obligated to complete the merger unless the conditions in the merger agreement are satisfied or, in some cases, waived.

•	Other Risk Factors. Other matters described under the caption “Risk Factors”.

The preceding discussion of the information and factors considered and given weight by KCS’s board of directors is not intended to be exhaustive. However, KCS believes that the discussions included all of the material factors that the board considered. In reaching its decision to approve and to recommend approval to KCS stockholders of the merger agreement, KCS’s board of directors did not assign any relative or specific weights to the factors it considered.

Opinion of Petrie Parkman to the Petrohawk Board of Directors

Opinion of Petrie Parkman to the Petrohawk Board of Directors. Petrohawk engaged Petrie Parkman as of March 31, 2006 solely to render an opinion to Petrohawk as to the fairness, from a financial point of view, to Petrohawk of the consideration to be paid by Petrohawk in a potential transaction with KCS. On April 20, 2006, Petrie Parkman rendered to the Petrohawk board of directors its oral opinion, and subsequently confirmed in writing that, as of April 20, 2006, and based upon and subject to the matters set forth therein, the merger consideration to be paid by Petrohawk in the merger was fair, from a financial point of view, to Petrohawk.

The full text of the Petrie Parkman opinion, dated April 20, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Petrie Parkman in rendering its opinion is, with Petrie Parkman’s consent, attached as Annex B to this proxy statement / prospectus and is incorporated in this document by reference. The summary of the Petrie Parkman opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Petrohawk stockholders are urged to read the Petrie Parkman opinion carefully and in its entirety.

Petrie Parkman’s opinion was provided to the Petrohawk board of directors for its use and benefit in connection with its consideration of the merger and relates solely to the fairness, from a financial point of view, to Petrohawk of the merger consideration to be paid by Petrohawk in the merger. The Petrie Parkman opinion does not constitute a recommendation to any holder of Petrohawk common stock as to how such holder should vote on the merger. Petrie Parkman’s opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Petrohawk nor does it address the underlying business decision of Petrohawk to engage in the merger. Petrie Parkman was not asked to and did not solicit offers from other persons to acquire all or a part of Petrohawk. Petrie Parkman’s opinion and its presentation to the Petrohawk board of directors were among many factors taken into consideration by the Petrohawk board of directors in approving the merger agreement and making its recommendation regarding the merger.

In arriving at its opinion, Petrie Parkman, among other things:

•	reviewed certain publicly available business and financial information relating to Petrohawk and KCS, including Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005;

•	reviewed certain estimates of Petrohawk’s oil and gas reserves, including (i) estimates of proved reserves prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. (“NSAI”) as of December 31, 2005, and (ii) internal estimates of certain proved reserves prepared by the management and staff of Petrohawk as of December 31, 2005 associated with an acquisition made by Petrohawk in January 2006;

•	reviewed certain estimates of KCS’s oil and gas reserves, including internal estimates of proved reserves prepared by the management and staff of KCS and audited by NSAI as of December 31, 2005;

•	analyzed certain historical and projected financial and operating data of Petrohawk and KCS prepared by the management and staff of Petrohawk and KCS, respectively;

•	discussed the current and projected operations and prospects of KCS with the managements and staffs of Petrohawk and KCS, and discussed the current and projected operations and prospects of Petrohawk with the management and staff of Petrohawk;

•	reviewed the historical market prices and trading history of Petrohawk common stock and KCS common stock;

•	compared recent stock market capitalization indicators for Petrohawk and KCS with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

•	compared the financial terms of the merger with the financial terms of other transactions that Petrie Parkman deemed to be relevant;

•	reviewed a draft dated April 20, 2006 of the Merger Agreement; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

In connection with its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to Petrie Parkman by Petrohawk and KCS. Petrie Parkman further relied upon the assurances of representatives of the management of Petrohawk and KCS that they were unaware of any facts that would make the information provided incomplete or misleading in any material respect. With respect to projected financial and operating data, Petrie Parkman assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Petrohawk and KCS, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staffs of Petrohawk and KCS (and NSAI, as applicable) relating to the oil and gas properties of Petrohawk and KCS, respectively. Petrie Parkman did not made an independent evaluation or appraisal of the assets or liabilities of Petrohawk or KCS, nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with any such evaluations or appraisals. In addition, Petrie Parkman did not assume any obligation to conduct, nor did Petrie Parkman conduct, any physical inspection of the properties or facilities of Petrohawk or KCS. Petrie Parkman also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Petrie Parkman, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. Petrie Parkman did not participate in the discussions concerning the merger agreement among Petrohawk, KCS and their representatives.

Petrie Parkman’s opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets as they existed and could be evaluated on the date of its opinion and the conditions and prospects, financial and otherwise, of Petrohawk and KCS as they were represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described in Petrie Parkman’s opinion.

The following is a summary of the financial analyses performed by Petrie Parkman in connection with the preparation of its opinion dated April 20, 2006 and presented to the Petrohawk board of directors on that date.

This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Petrie Parkman.

Discounted Cash Flow Analysis. Petrie Parkman conducted a discounted cash flow analysis for proved reserves for the purpose of determining equity reference value ranges per share of Petrohawk and KCS common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows of Petrohawk’s and KCS’s respective proved oil and gas reserve assets based on the proved reserves for Petrohawk and for KCS referred to above.

Petrie Parkman evaluated five scenarios in which the principal variables were oil and gas prices. The five pricing scenarios—Pricing Case I, Pricing Case II, Pricing Case III, Strip Pricing Case Escalated, and Strip Pricing Case Flat—were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The Strip Pricing Cases were based upon the average of oil and gas futures contract prices quoted on the New York Mercantile Exchange. Benchmark prices for Pricing Cases I, II and III were projected to be $50.00, $60.00 and $70.00 per barrel of oil and $6.50, $7.50 and $8.50 per million British thermal unit for gas, respectively, in 2007 and were escalated annually following 2008 at the rate of 3%. All pricing cases for the fiscal year ended 2006 reflected strip pricing for the remained of 2006 blended with actual prices from January 1, 2006 through April 18, 2006. The Strip Pricing Case Escalated was escalated annually following the year 2010 for oil and gas at the rate of 3%. Petrie Parkman applied appropriate quality, transportation, contract and index adjustments to these benchmarks.

References to oil and gas “equivalents” are for purposes of comparing quantities of oil with quantities of gas or to express these different commodities in a common unit. The term “Mcf” means thousand cubic feet. The term “Bbl” means barrel. In calculating Mcf and Bbl equivalents, Petrie Parkman used a generally recognized standard in which one Bbl is equal to six Mcf. The term “Mcfe” means thousand cubic feet equivalent of gas, calculated by converting Bbl of oil to equivalent Mcf using the six Mcf to one Bbl ratio.

Applying various after-tax discount rates, ranging from 8.0% to 11.0% depending on reserve category for proved reserves, to the after-tax cash flows, assuming a carry-over of existing tax positions, adding probable, possible and additional potential reserve value based on 50%–75%, 25%–30%, and 10%–15%, of the proved undeveloped dollar per Mcfe value to Petrohawk and KCS probable, possible and additional potential reserve estimates, respectively, adjusting for other assets and liabilities, convertible preferred stock (for Petrohawk), long-term debt and net working capital for Petrohawk and KCS, Petrie Parkman calculated the following equity reference value ranges for each pricing case:

	Strip Pricing Case (Escalated)	Strip Pricing Case (Flat)	Pricing Case I	Pricing Case II	Pricing Case III
Petrohawk Equity Reference Value Range per Share	$13.03 – $18.15	$11.49 – $15.91	$7.28 – $10.89	$10.49 – $15.04	$13.52 – $19.00

KCS Equity Reference Value Range per Share	$28.32 – $37.63	$26.41 –$34.84	$18.21 – $24.60	$23.19 – $31.17	$28.17 – $37.76

These per share equity reference value ranges were then used to derive the implied exchange ratio ranges shown in the table below. The low end of the implied exchange ratio range is calculated by dividing the low end of the KCS equity reference value range by the high end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration implied by the 1.65 shares of Petrohawk and $9.00 of cash for each KCS share proposed in the transaction. The high end of the implied exchange ratio range is calculated by dividing the high end of the KCS equity reference value range by the low end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction.

	Strip Pricing Case (Escalated)	Strip Pricing Case (Flat)	Pricing Case I	Pricing Case II	Pricing Case III
Implied Exchange Ratio Range	1.12 – 2.07	1.19 – 2.18	1.20 – 2.43	1.11 – 2.13	1.06 – 2.01

Petrie Parkman noted the proposed exchange ratio of 1.65 and the implied merger consideration of $31.87 per KCS share were supported by its analysis.

Property Transactions Analysis. Petrie Parkman reviewed selected publicly available information for 104 oil and gas property transactions announced between January 2004 and April 2006 in the East Texas / North Louisiana, Gulf Coast / South Texas, Mid Continent, Permian and Other regions of the United States. Based on a review of the purchase price multiples of proved reserves for the acquired assets in each transaction, Petrie Parkman selected appropriate benchmark multiples for Petrohawk’s and KCS’s corresponding proved reserve figures to yield enterprise reference value ranges for Petrohawk’s and KCS’s proved reserves. The number of transactions per region and the maximum, mean, median and minimum implied multiples for these transactions are set forth in the following tables together with certain benchmark multiples chosen by Petrie Parkman based on a review of these implied multiples.

Petrie Parkman determined that the following property transactions were relevant to an evaluation of Petrohawk and KCS:

	Permian	Gulf Coast / South Texas	East Texas / North Louisiana	Mid-Continent	Other
Number of Transactions	26	17	13	20	28
Purchase Price of Reserves / Proved Reserves ($/Mcfe)
Maximum	$2.80	$2.91	$2.50	$3.28	$5.77
Mean	$1.62	$1.87	$2.12	$1.77	$1.59
Median	$1.45	$1.86	$2.29	$1.64	$1.28
Minimum	$0.42	$0.42	$1.37	$0.27	$0.19
Selected Benchmark Multiples ($/Mcfe)	$2.00 – $2.50	$1.85 – $2.25	$2.25 – $2.50	$2.00 – $2.50	$2.50 – $3.00

Petrie Parkman multiplied the benchmark multiples set forth above by Petrohawk’s and KCS’s respective proved reserve figures and, after adjusting for other assets and liabilities, determined enterprise reference value ranges of $1,468 million to $1,920 million for Petrohawk and $1,458 million to $1,906 million for KCS. Petrie Parkman adjusted the enterprise reference value ranges for long-term debt, convertible preferred stock (for Petrohawk), and net working capital for Petrohawk and KCS and divided by the diluted number of shares of common stock outstanding, to calculate per share equity reference value ranges of $10.49 to $15.70 for Petrohawk and $22.30 to $31.03 for KCS.

These per share equity reference value ranges were then used to derive the implied exchange ratio range of 1.02 to 2.12. The low end of the implied exchange ratio range is calculated by dividing the low end of the KCS equity reference value range by the high end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction. The high end of the implied exchange ratio range is calculated by dividing the high end of the KCS equity reference value range by the low end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction.

Petrie Parkman noted the proposed exchange ratio of 1.65 and the implied merger consideration of $31.87 per KCS share were supported by its analysis.

Company Transaction Analysis. Petrie Parkman reviewed selected publicly available information on 14 company acquisition transactions and offers for control that Petrie Parkman deemed appropriate for Petrohawk and KCS, involving companies in the oil and gas exploration and production industry that were announced between February 2004 and January 2006.

Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of latest twelve months (“LTM”), current year’s and next year’s estimated discretionary cash flow (“DsCF”) and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of LTM, current year’s and next year’s estimated earnings before interest, taxes, depreciation, depletion and amortization and exploration expense (“EBITDX”). Petrie Parkman also calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, multiples of proved reserves and the standardized measure of future net cash flows (“SEC Value”). In each case, estimated discretionary cash flow and EBITDX were based on First Call consensus estimates and proved reserves and SEC Value were based on the target company’s public disclosures

Petrie Parkman determined that the following company acquisition transactions were relevant to an evaluation of Petrohawk and KCS:

Acquirer or Bidder for Control	Target	Date of Announcement
Cal Dive International, Inc.	Remington Oil and Gas Corporation	January 23, 2006
ConocoPhillips	Burlington Resources Inc.	December 12, 2005
Occidental Petroleum Corporation	Vintage Petroleum, Inc.	October 13, 2005
Norsk Hydro ASA	Spinnaker Exploration Company	September 19, 2005
Chevron Corporation	Unocal Corporation	April 4, 2005
Petrohawk Energy Corporation	Mission Resources Corporation	April 4, 2005
Cimarex Energy Co.	Magnum Hunter Resources, Inc.	January 26, 2005
Noble Energy, Inc.	Patina Oil & Gas Corporation	December 16, 2004
Petro-Canada	Prima Energy Corporation	June 9, 2004
Forest Oil Corporation	Wiser Oil Company	May 24, 2004
Pioneer Natural Resources Company	Evergreen Resources, Inc.	May 4, 2004
EnCana Corporation	Tom Brown, Inc.	April 15, 2004
Kerr-McGee Corporation	Westport Resources Corporation	April 7, 2004
Plains Exploration & Production Company	Nuevo Energy Company	February 12, 2004

The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the selected transactions.

	Implied Multiples in Selected Transactions				Selected Benchmark Ranges
	Maximum	Mean	Median	Minimum
Purchase Price / LTM DsCF	12.2x	7.6x	7.6x	4.1x	7.0 – 8.0x
Purchase Price / Current Year’s Estimated DsCF	10.2x	6.5x	6.5x	2.8x	6.0 – 7.0x
Purchase Price / Next Year’s Estimated DsCF	10.3x	6.0x	6.3x	2.5x	4.5 – 6.0x
Total Investment / LTM EBITDX	14.6x	7.9x	7.6x	5.0x	7.0 – 8.0x
Total Investment / Current Year’s Estimated EBITDX	10.1x	6.7x	6.5x	4.7x	5.5 – 6.5x
Total Investment / Next Year’s Estimated EBITDX	8.4x	6.1x	5.9x	4.3x	5.0 – 6.0x
Implied Purchase Price of Reserves / Proved Reserves ($/Mcfe)	$6.83	$2.59	$2.18	$0.66	$3.00 – 3.50
Implied Purchase Price of Reserves / SEC Value	3.2x	1.8x	1.8x	0.8x	1.5 – 1.8x

Petrie Parkman applied the benchmark multiples to Petrohawk’s and KCS’s December 31, 2005 LTM, current year’s and next year’s estimated discretionary cash flow and EBITDX, SEC Value and proved reserves and adjusted for long-term debt, convertible preferred stock (for Petrohawk), and net working capital, where appropriate, to determine enterprise reference value ranges for Petrohawk and KCS.

Petrie Parkman also performed a premium analysis for the same universe of company acquisition transactions and offers for control, which compared the offer price per target company share with the target company’s share price measured one day, 30 days and 60 days prior to the public announcement of the transaction or offer for control. The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company’s stock price stated as a percentage above the target company’s stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums for these periods, were as follows:

	Implied Premiums in Selected Transactions				Selected Benchmark Ranges
	Maximum	Mean	Median	Minimum
One Day Prior	34.4%	16.7%	20.0%	–3.2%	20% – 30%
30 Days Prior	54.6%	21.7%	18.4%	3.7%	15% – 30%
60 Days Prior	73.6%	32.5%	30.5%	9.1%	25% – 35%

Petrie Parkman applied the range of benchmark premiums to the corresponding stock prices of Petrohawk and KCS for the periods of one day, 30 days and 60 days prior to April 18, 2006 and adjusted for long-term debt, convertible preferred stock (for Petrohawk), and net working capital, where appropriate, to determine enterprise reference value ranges for Petrohawk and KCS.

Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite reference value range of $1,900 million to $2,200 million for Petrohawk and $1,900 million to $2,200 million for KCS. After deducting long-term debt, convertible preferred stock (for Petrohawk), and net working capital from the enterprise reference value ranges and dividing by the diluted number of shares of common stock outstanding, the resulting equity reference value ranges were $15.10 to $18.56 for Petrohawk and $30.40 to $36.23 for KCS.

These per share equity reference value ranges were then used to derive the implied exchange ratio range of 1.18 to 1.72. The low end of the implied exchange ratio range is calculated by dividing the low end of the KCS equity reference value range by the high end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction. The high end of the implied exchange ratio range is calculated by dividing the high end of the KCS equity reference value range by the low end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction.

Petrie Parkman noted the proposed exchange ratio of 1.65 and the implied merger consideration of $31.87 per KCS share were supported by its analysis.

Capital Market Comparison. Using publicly available information, Petrie Parkman calculated market capitalization multiples of LTM, 2006 and 2007 estimated DsCF for seven publicly traded companies for Petrohawk and seven publicly traded companies for KCS. Petrie Parkman also calculated enterprise value multiples of LTM, 2006 and 2007 estimated EBITDX, proved reserves, and SEC Value for both companies. In each case, estimated DsCF and EBITDX were based on First Call consensus estimates. Petrie Parkman defined market value for purposes of this analysis as the market value of common equity as of April 18, 2006. Petrie Parkman obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

Petrie Parkman determined that the following companies were relevant to an evaluation of Petrohawk based on Petrie Parkman’s view of the comparability of the operating and financial characteristics of these companies to those of Petrohawk:

• Cabot Oil & Gas Corporation	• KCS Energy, Inc.
• Comstock Resources, Inc.	• Rosetta Resources, Inc.
• EXCO Resources, Inc.	• St. Mary Land & Exploration Company
• Forest Oil Corporation

The maximum, mean, median and minimum multiples for the seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples				Petrohawk Selected Benchmark Ranges
Measure	Maximum	Mean	Median	Minimum
Market Value / LTM DsCF	13.2x	7.0x	6.4x	3.8x	5.5 – 6.5x
Market Value / 2006 Estimated DsCF	7.0x	5.7x	6.0x	4.7x	4.5 – 5.5x
Market Value / 2007 Estimated DsCF	6.5x	5.4x	6.0x	4.0x	4.5 – 5.5x
Enterprise Value / LTM EBITDX	15.2x	7.4x	6.5x	4.8x	5.0 – 6.0x
Enterprise Value / 2006 Estimated EBITDX	6.9x	5.6x	5.6x	4.6x	5.0 – 6.0x
Enterprise Value / 2007 Estimated EBITDX	6.2x	5.1x	4.9x	4.2x	4.5 – 5.5x
Enterprise Value / Proved Reserves ($/Mcfe)	$3.86	$3.13	$3.28	$2.16	$3.00 – 3.50
Enterprise Value / SEC Value	1.9x	1.5x	1.5x	1.1x	1.5 – 1.9x

Petrie Parkman applied the benchmark multiples to Petrohawk’s December 31, 2005 LTM, 2006 and 2007 estimated DsCF and EBITDX, proved reserves and SEC Value and adjusted for long-term debt, convertible preferred stock and net working capital, where appropriate, to determine enterprise reference value ranges for Petrohawk.

Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite enterprise reference value range of $1,650 million to $1,900 million. After deducting long-term debt, convertible preferred stock and net working capital from the enterprise reference value range and dividing by the diluted number of shares of common stock outstanding, the resulting equity reference value range was $12.22 to $15.10.

Petrie Parkman determined that the following companies were relevant to an evaluation of KCS based upon Petrie Parkman’s view of the comparability of the operating and financial characteristics of these companies to those of KCS:

• Cabot Oil & Gas Corporation	• Petrohawk Energy Corporation
• Comstock Resources, Inc.	• Rosetta Resources, Inc.
• EXCO Resources, Inc.	• St. Mary Land & Exploration Company
• Forest Oil Corporation

The maximum, mean, median and minimum multiples for the seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples				KCS Selected Benchmark Ranges
Measure	Maximum	Mean	Median	Minimum
Market Value / LTM DsCF	13.2x	7.3x	6.9x	3.8x	5.5 – 6.5x
Market Value / 2006 Estimated DsCF	7.0x	5.7x	6.0x	4.4x	4.5 – 5.5x
Market Value / 2007 Estimated DsCF	6.5x	5.4x	6.0x	3.8x	4.5 – 5.5x
Enterprise Value / LTM EBITDX	15.2x	7.9x	6.5x	4.8x	5.0 – 6.0x
Enterprise Value / 2006 Estimated EBITDX	6.9x	5.8x	6.0x	4.6x	5.0 – 6.0x
Enterprise Value / 2007 Estimated EBITDX	6.2x	5.2x	5.0x	4.2x	4.5 – 5.5x
Enterprise Value / Proved Reserves ($/Mcfe)	$3.47	$3.07	$3.28	$2.16	$3.00 – 3.50
Enterprise Value / SEC Value	2.4x	1.6x	1.5x	1.1x	1.5 – 1.9x

Petrie Parkman applied the benchmark multiples to KCS’s LTM, 2006 and 2007 estimated DsCF and EBITDX, proved reserves and SEC Value and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for KCS.

Petrie Parkman determined from the enterprise reference value ranges implied by these multiples a composite reference value range of $1,700 million to $2,000 million. After deducting long-term debt and net working capital from the enterprise reference value range and dividing by the diluted number of shares of common stock outstanding, the resulting equity reference value range was $26.50 to $32.34.

The per share equity reference value ranges were then used to derive the implied exchange ratio range of 1.26 to 1.90. The low end of the implied exchange ratio range is calculated by dividing the low end of the KCS equity reference value range by the high end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction. The high end of the implied exchange ratio range is calculated by dividing the high end of the KCS equity reference value range by the low end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction.

Petrie Parkman noted the proposed exchange ratio of 1.65 and the implied merger consideration of $31.87 per KCS share were supported by its analysis.

Going Concern Analysis. Petrie Parkman projected the potential financial performance of Petrohawk and KCS, without giving effect to the proposed merger, for the five year period beginning on January 1, 2006 using Pricing Cases I, II, III and the Strip Pricing Escalated Case, each as referred to in the subsection entitled “Discounted Cash Flow Analysis” above. Petrie Parkman prepared these projections using financial, operating and reserve projections prepared and/or provided by Petrohawk’s and KCS’s management and staff and certain assumptions based upon discussions with the managements of Petrohawk and KCS regarding Petrohawk’s and KCS’s potential future operating and financial performance, respectively.

For each of Petrohawk and KCS, Petrie Parkman analyzed two cases of operating projections, a Case I and Case II, in which the principal variable was the finding and development cost related to reinvestment of excess cash flow into additional exploration opportunities. Petrie Parkman calculated a range of terminal equity values by applying different terminal multiples to projected 2010 discretionary cash flow and applying after-tax discount rates of 11.0% to 13.0% to the terminal equity values.

From the equity reference values implied by this analysis, Petrie Parkman determined composite per share equity reference value ranges of $14.00 to $16.50 and $17.50 to $21.00 for Case I and Case II, respectively, for Petrohawk and $29.00 to $35.00 and $37.00 to $44.00 for Case I and Case II, respectively for KCS.

The per share equity reference value ranges for Petrohawk and KCS were then used to derive implied exchange ratios of 1.26 to 1.80 and 1.27 to 1.81 for Case I and Case II, respectively. The low end of the implied exchange ratio range is calculated by dividing the low end of the KCS equity reference value range by the high end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction. The high end of the implied exchange ratio range is calculated by dividing the high end of the KCS equity reference value range by the low end of the Petrohawk equity reference value range and multiplying by the 71.8% stock consideration proposed in the transaction.

Petrie Parkman noted the proposed exchange ratio of 1.65 and the implied merger consideration of $31.87 per KCS share were supported by its analysis.

Pro Forma Analysis. Petrie Parkman analyzed the pro forma financial effects of the proposed merger as of December 31, 2005 and for the fiscal years ended 2006 and 2007 using First Call consensus estimates for Petrohawk and KCS. For purposes of its analysis, Petrie Parkman assumed $10 million of pre-tax synergies in 2006. This analysis indicated that the merger would be accretive to Petrohawk’s 2006 and 2007 estimated earnings and DsCF. This analysis also indicated that the merger would result in a higher net debt plus preferred to 2006 EBITDX and a slightly lower debt to total book capitalization ratio than for Petrohawk on a stand-alone basis.

The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the Petrohawk board of directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Petrohawk, KCS or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

Pursuant to the terms of an engagement letter agreement dated effective as of March 31, 2006, Petrohawk paid Petrie Parkman a customary fee upon the delivery of Petrie Parkman’s fairness opinion dated April 20, 2006. In addition, Petrohawk agreed to reimburse Petrie Parkman for reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and reasonable expenses of legal counsel. Petrohawk has also agreed to indemnify Petrie Parkman and its affiliates and its and their respective directors, officers, partners, agents, employees and controlling persons to the full extent lawful, from and against certain liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws. Petrie Parkman has, in the past, provided financial advisory services to Petrohawk and has received customary fees for such services. Furthermore, in the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Petrohawk or KCS for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. Petrohawk selected Petrie Parkman to provide a fairness opinion to Petrohawk because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Opinion of Morgan Stanley to the KCS Board of Directors

KCS Energy, Inc. retained Morgan Stanley to act as its financial advisor and to provide a financial fairness opinion to the board of directors of KCS in connection with the merger. The KCS board of directors selected Morgan Stanley to act as KCS’s financial advisor based on Morgan Stanley’s qualifications, experience, reputation and its knowledge of the business of KCS. At the meeting of the KCS board of directors on April 20, 2006, Morgan Stanley rendered its oral and written opinion, that, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of shares of KCS common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated April 20, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. KCS stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of KCS, addresses only the fairness from a financial point of view of the consideration to be received by holders of KCS common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any stockholders of KCS as to how such stockholders should vote with respect to the proposed transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of KCS and Petrohawk, respectively;

•	reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning KCS and Petrohawk prepared by the managements of KCS and Petrohawk, respectively;

•	reviewed certain financial projections prepared by the managements of KCS and Petrohawk, respectively;

•	discussed the past and current operations and financial condition and the prospects of KCS, including internal oil and gas reserve and production estimates, with senior management of KCS;

•	reviewed the pro forma impact of the merger on Petrohawk’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for KCS common stock and Petrohawk common stock;

•	compared the financial performance of KCS and Petrohawk and the prices and trading activity of KCS common stock and Petrohawk common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions comparable to the merger;

•	reviewed certain reserve reports separately prepared by the managements of KCS and Petrohawk, respectively and their respective reserve engineers;

•	discussed certain information prepared by the management of KCS relating to strategic, financial and operational benefits anticipated from the merger and the strategic rationale for the merger with senior management of KCS;

•	participated in discussions and negotiations among representatives of KCS, Petrohawk and certain other parties and their respective legal and financial advisors;

•	reviewed the merger agreement; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by KCS and Petrohawk for the purposes of its opinion. With respect to the financial projections and other financial and operating data, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of KCS and Petrohawk. Morgan Stanley relied upon, without independent verification, the assessment by the management of KCS of the strategic rationale of the merger, including information related to certain strategic, financial and operational benefits anticipated from the merger. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without modification, waiver or delay of any terms or conditions including, among other things, that the merger will be treated as a tax free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of KCS or Petrohawk. With respect to the reserve estimates and reports referred to above, Morgan Stanley is not an expert in the engineering evaluation of oil and gas properties and, with the KCS board’s consent, it relied, without independent verification, solely upon the internal reserve estimates of KCS and Petrohawk contained in the reserve reports prepared by the managements of KCS and Petrohawk and their respective independent reserve engineers with respect to the oil and gas properties of KCS and Petrohawk. In addition, Morgan Stanley is not a legal, regulatory or tax expert and it relied, without independent verification, on the assessment of KCS and its advisors with respect to such matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of April 20, 2006. Events occurring after April 20, 2006 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the underlying business decision to enter into the merger. Additionally, Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or whether or not such alternatives could be achieved.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its opinion dated as of April 20, 2006. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below.

Some of these summaries include information in tabular format. To understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

In arriving at its opinion regarding the consideration to be paid to holders of KCS common stock, Morgan Stanley calculated the implied consideration per share of KCS common stock on the basis that the consideration for shares of KCS common stock in the merger would consist of $9.00 in cash and 1.65 shares of Petrohawk common stock. As a result, Morgan Stanley calculated that the implied consideration was $31.87 per share of KCS common stock as of April 18, 2006, which was the sum of $9.00 in cash plus $22.87 (which equals 1.65 multiplied by $13.86, the closing price of Petrohawk common stock on April 18, 2006, the last trading day prior to preparation of the fairness opinion letter).

Historical Share Price Analysis

Morgan Stanley performed a historical share price analysis to obtain background information and perspective with respect to the relative historical share prices of KCS and of Petrohawk’s common stock. Consequently, Morgan Stanley reviewed the historical price performance of KCS and Petrohawk common stock from April 19, 2004 through April 18, 2006. For the period from April 19, 2004 through April 18, 2006, the closing price of KCS common stock ranged from $11.05 to $29.03 and for Petrohawk common stock, from $5.62 to $16.08. Morgan Stanley noted that the closing price of KCS common stock on April 18, 2006 was $27.71 per share and the closing price of Petrohawk common stock was $13.86 per share. Morgan Stanley also noted that the implied consideration per share was $31.87 as of April 18, 2006.

Analyst Price Targets

Morgan Stanley reviewed the range of publicly available equity research analyst price targets for KCS. Morgan Stanley discounted these twelve month price targets by an estimated cost of equity of 10%. This analysis resulted in a range of values of $21.82 to $33.64 per share of KCS common stock. Morgan Stanley noted that the implied consideration per share was $31.87 as of April 18, 2006.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempted to provide an implied value for KCS by comparing it to similar companies. For purposes of its analysis, Morgan Stanley reviewed certain public market trading multiples for the following seven public companies which, based on its experience with companies in the energy industry, Morgan Stanley considered similar to KCS in size and business mix:

•	Brigham Exploration Company
•	Cimarex Energy Co.

•	Comstock Resources Inc.
•	Edge Petroleum Corporation
•	Petrohawk Energy Corporation
•	Petroquest Energy Inc.
•	St. Mary Land & Exploration Co.

Selected multiples, which are commonly used by participants and investors in the energy industry, for KCS and each of the comparable companies were reviewed in this analysis. The selected multiples analyzed for these companies included the following:

•	the per share price divided by 2006 and 2007 estimated cash flow per share;

•	the aggregate market value divided by 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	the aggregate market value divided by 2005 proved reserves (including adjustments for certain acquisition and divestiture activity where available); and

•	the aggregate market value divided by 2006 estimated production.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of April 18, 2006. A summary of the range of market trading multiples of the comparable companies and those multiples calculated for KCS are set forth below:

Metric	Comparable Companies Range of Multiples	Implied Transaction Multiple	KCS
Price / 06E Cash Flow	4.2 – 7.1x	5.3x	4.6x
Price / 07E Cash Flow	3.5 – 6.2x	4.5x	3.9x
Agg. Val. / 06E EBITDA	3.9 – 7.4x	5.6x	5.0x
Agg. Val. / 07E EBITDA	3.2 – 6.5x	4.9x	4.3x
Agg. Val. / Proved Reserves ($/mcfe)	$2.26 – $5.50	$4.21	$3.75
Agg. Val. / 06E Production ($000’s/mcfepd)	$8.6 – $18.7	$12.8	$11.4

Morgan Stanley, based on its experience with mergers and acquisitions and companies in the energy industry and taking into account the ranges expressed above, selected for its comparable company analysis of KCS, a representative multiple range of per share price divided by 2006 estimated cash flow per share of 4.0x to 5.0x, a range of per share price divided by 2007 estimated cash flow per share of 3.5x to 4.5x, a range of aggregate value divided by 2006 estimated EBITDA of 4.5x to 5.5x, a range of aggregate value divided by 2007 estimated EBITDA of 4.0x to 5.0x, a range of aggregate value divided by total proved reserves of $3.50 to $4.00 per thousand cubic feet of gas equivalent, or mcfe and a range of aggregate value divided by 2006 estimated production of $10,000 to $12,000 per mcfe produced per day.

Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for KCS common stock of $24.16 to $30.20 per share based on price divided by 2006 estimated cash flow multiple range, $24.64 to $31.68 based on price divided by 2007 estimated cash flow multiple range, $24.35 to $31.11 based on aggregate value divided by 2006 estimated EBITDA multiple range, $25.04 to $32.82 based on aggregate value divided by 2007 estimated EBITDA multiple range, $25.49 to $29.99 based on aggregate value divided by total proved reserves multiple range, and $23.52 to $29.44 based on aggregate value divided by 2006 estimated production multiple range. Morgan Stanley noted that the implied consideration per share was $31.87 as of April 18, 2006.

Morgan Stanley also reviewed and analyzed certain public market trading multiples for public companies similar to Petrohawk from a size and business mix perspective. For purposes of this analysis, Morgan Stanley identified the following seven publicly traded companies which, based on its experience with companies in the energy industry, Morgan Stanley considered similar to Petrohawk in size and business mix:

•	Brigham Exploration Company
•	Cimarex Energy Co.
•	Comstock Resources Inc.
•	Edge Petroleum Corporation
•	KCS Energy, Inc.
•	Petroquest Energy Inc.
•	St. Mary Land & Exploration Co.

The selected multiples analyzed for these companies included the following:

•	the per share price divided by 2006 and 2007 estimated cash flow per share;

•	the aggregate market value divided by 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	the aggregate market value divided by 2005 proved reserves (including adjustments for certain acquisition and divestiture activity where available); and

•	the aggregate market value divided by 2006 estimated production.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of April 18, 2006. A summary of the range of market trading multiples of the comparable companies and those multiples calculated for Petrohawk are set forth below:

Metric	Comparable Companies Range of Multiples	Average	Petrohawk
Price / 06E Cash Flow	4.2 – 7.1x	5.1x	4.5x
Price / 07E Cash Flow	3.5 – 6.2x	4.6x	3.9x
Agg. Val. / 06E EBITDA	3.9 – 7.4x	5.1x	5.8x
Agg. Val. / 07E EBITDA	3.2 – 6.5x	4.5x	4.7x
Agg. Val. / Proved Reserves ($/mcfe)	$2.26 – $5.50	$3.92	$3.40
Agg. Val. / 06E Production ($000’s/mcfepd)	$8.6 – $18.7	$11.8	$11.7

Although the foregoing companies were compared to KCS and Petrohawk for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to KCS or Petrohawk because of differences between the business mix, regulatory environment, operations and other characteristics of KCS, Petrohawk and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of KCS and Petrohawk, such as the impact of competition on the businesses of KCS and Petrohawk and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of KCS and Petrohawk or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis

Morgan Stanley reviewed and compared the proposed financial terms and the premium implied in the Petrohawk/KCS merger to corresponding publicly available financial terms and premia of selected corporate and asset transactions. In selecting these transactions, Morgan Stanley reviewed certain corporate transactions from February 24, 2003 to April 17, 2006 in the energy industry. In its analysis, Morgan Stanley reviewed the following precedent transactions as of the announcement date for each transaction:

•	Pogo Producing Co. / Latigo Petroleum Inc.
•	Forest Oil Corp. / Chalker Energy Partners LLC
•	XTO Energy Inc. / Total E&P USA
•	ConocoPhillips / Burlington Resources, Inc.
•	Petrohawk Energy Corp. / Winwell Resources Inc.
•	Apache Corp. / Amerada Hess Corp.
•	Occidental Petroleum Corp. / Vintage Petroleum, Inc.
•	EXCO Resources / ONEOK Inc.
•	Whiting Petroleum Corp. / Celero Energy / Quantum Energy Partners
•	Occidental Petroleum Corp. / ExxonMobil Corp.
•	Chesapeake Energy Corp. / Laredo Energy II
•	KCS Energy Inc. / Devon Energy Corp.
•	XTO Energy Inc. / Plains Exploration & Production Co.
•	Cimarex Energy Co. / Magnum Hunter Resources, Inc.
•	Noble Energy Inc. / Patina Oil & Gas Corp.
•	EnCana Corporation / Progress Energy Inc.
•	Merit Energy Co. / Anadarko Petroleum Corp.
•	Whiting Petroleum Corp. / CrownQuest Operating LLC
•	PetroCanada / Prima Energy
•	Range Resources Corp. / First Energy Corp.
•	Apache Corp. / ExxonMobil Corp.
•	Chesapeake Energy Corp. / Greystone Petroleum LLC
•	Forest Oil Corp. / The Wiser Oil Company
•	Pioneer Natural Resources Co. / Evergreen Resources, Inc.
•	EnCana Corporation / Tom Brown Inc.
•	Kerr-McGee Corp. / Westport Resources Corp.
•	Plains Exploration & Production Co. / Nuevo Energy Co.
•	Devon Energy Corp. / Ocean Energy Inc.

Morgan Stanley derived from the above listed selected transactions a reference multiple range of aggregate value divided by one year forward EBITDA. The aggregate value divided by one year forward EBITDA multiple range for the selected transactions ranged from 4.0x to 8.3x. Morgan Stanley selected an aggregate value divided by one year forward EBITDA multiple range of 5.0x to 6.0x based on the precedent transactions as listed above and applied such range to KCS’s 2006 estimated EBITDA which resulted in a valuation range of $27.73 to $34.49. Morgan Stanley noted that the implied consideration per share was $31.87 as of April 18, 2006.

Morgan Stanley also derived from these selected transactions a reference range of aggregate value per proved mcfe of reserves. Multiples ranged from $0.76 per proved mcfe to $3.75 per proved mcfe for the selected transactions. Morgan Stanley selected an aggregate value per proved reserve multiple range of $2.50 to $3.50 per proved mcfe based on the precedent transactions as listed above and applied such range to KCS’s 2005 year-end proved reserves adjusted for certain acquisition activity, which resulted in a valuation range of $16.47 to $25.49. Morgan Stanley noted that the implied consideration per share was $31.87 as of April 18, 2006.

Morgan Stanley also derived from these selected transactions a reference range of premia paid relative to the trading share prices four weeks prior, and trading share prices one day prior, to the deal. Morgan Stanley then selected a premia range of 15% to 35% based on the precedent transactions listed above and applied such range to the KCS common stock price of $27.71 as of April 18, 2006, which resulted in a valuation range of approximately $31.87 to $37.41 per share of KCS common stock. Morgan Stanley noted that the implied consideration per share was $31.87 as of April 18, 2006.

No transaction utilized in the selected precedent transactions analysis is identical to the merger. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KCS or Petrohawk, such as the impact of competition on KCS or Petrohawk and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of KCS or Petrohawk or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

Net Asset Value Analysis

Morgan Stanley analyzed the net asset value of KCS and Petrohawk using a discounted cash flow analysis based on KCS’s 2005 Form 10-K reserve report provided by KCS management and based on Petrohawk’s 2005 Form 10-K reserve report provided by Petrohawk management. This analysis was based on three different cases for long term commodity prices starting in year 2010 and beyond, as follows: $6.00/mcf gas and $45/bbl oil in Case 1, $7.00/mcf gas and $50/bbl oil in Case 2 and $8.00/mcf gas and $55/bbl oil in Case 3. In each case, Morgan Stanley used the Forward curve/Strip pricing of $8.57/mcf gas and $70.87/bbl oil in 2006, $10.50/mcf gas and $74.14/bbl oil in 2007, $9.81/mcf gas and $71.92/bbl oil in 2008 and $8.93/mcf gas and $70.77/bbl oil in 2009. The discount rate used in this analysis was 10%, which was chosen based upon SEC PV10 guidelines.

Based upon and subject to the foregoing, Morgan Stanley calculated for Petrohawk common stock a pre-tax net asset value range of $15.30 to $17.16 per share and a post-tax net asset value range of $11.33 to $12.48 per share. With respect to KCS common stock, Morgan Stanley calculated a pre-tax net asset value range of $27.63 to $30.88 per share and a post-tax net asset value range of $20.50 to $22.53 per share. Morgan Stanley noted that the implied consideration per share was $31.87 as of April 18, 2006.

Contribution Analysis

Morgan Stanley compared the contribution, based on I/B/E/S consensus estimates and management estimates, of each of KCS and Petrohawk to pro forma combined company statistics. The implied equity contribution by KCS adjusted for leverage, based on a variety of operating and market statistics, ranged from 51% to 60%. Morgan Stanley noted that an implied consideration price of $31.87 per share of KCS common stock implied a 2.30x exchange ratio based on the closing price of Petrohawk’s common stock on April 18, 2006 of $13.86 per share, and assuming 100% stock consideration, implied the pro forma ownership of the combined company by KCS common stockholders of approximately 58%.

Pro Forma Analysis

Morgan Stanley analyzed the pro forma impact of the acquisition on Petrohawk’s pro forma earnings per share and pro forma cash flow per share. Such analysis was based on 2006 and 2007 earnings and cash flow projections based on I/B/E/S consensus estimates and management estimates for each of KCS and Petrohawk using an $8.50/mcf gas price and a $55.00/bbl oil price in 2006 and 2007. The analysis was based on transaction consideration consisting of $9.00 in cash and 1.65 shares of Petrohawk common stock for each share of KCS common stock and assumed annual pre-tax synergies of $10 million. Based upon and subject to the foregoing, Morgan Stanley observed that the earnings per share impact of the merger for Petrohawk stockholders ranged from 1.7% dilution to 12.3% dilution in 2006 and 7.7% dilution to 10.6% dilution in 2007. Morgan Stanley also observed that the cash flow per share impact of the acquisition for Petrohawk stockholders ranged from 5.3% accretion to 7.7% accretion in 2006 and 1.5% dilution to 6.2% accretion in 2007. The analysis did not take into account any one-time charges.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of KCS or Petrohawk or their common stock. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, KCS or Petrohawk. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness of the consideration to be received by holders of shares of KCS common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its opinion on April 20, 2006 to KCS’s board of directors. The merger consideration was determined through arm’s-length negotiations between KCS and Petrohawk and was approved by KCS’s board of directors. Morgan Stanley provided advice to KCS during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to KCS or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to KCS’s board of directors was one of many factors taken into consideration by KCS’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of KCS’s board of directors with respect to the merger consideration or of whether KCS’s board of directors would have been willing to agree to a different merger consideration. Moreover, these analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of KCS might actually trade. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of KCS, Petrohawk and their affiliates or any currencies or commodities (or derivative thereof) for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for KCS and have received fees from KCS for the rendering of these services.

Pursuant to the terms of an engagement letter, KCS has agreed to pay Morgan Stanley a customary transaction fee, which is contingent upon the consummation of the merger. KCS has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, KCS has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of KCS common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.65 shares of Petrohawk common stock and cash of $9.00 per share, other than outstanding shares of KCS restricted common stock issued to employees under KCS stock plans. Shares of KCS restricted stock issued and outstanding immediately prior to the effective time will be converted into the right to receive restricted shares of Petrohawk in an amount determined by adding the exchange ratio (1.65) to the result obtained by dividing the cash consideration ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs. See “—Conversion of Shares; Exchange of Certificates.”

In the merger, Petrohawk will issue approximately 83.7 million shares of common stock and will pay approximately $450 million in cash based on the outstanding shares of KCS common stock on April 20, 2006. No assurance can be given that the current fair market value of Petrohawk common stock will be equivalent to the fair market value of Petrohawk common stock on the date that the merger consideration is received by a KCS stockholder or at any other time. The actual fair market value of the Petrohawk common stock received by KCS stockholders depends upon the fair market value of Petrohawk common stock upon receipt, which may be higher or lower than the market price of Petrohawk common stock on the date the merger was announced, on the date that this document is mailed to KCS’s stockholders, or on the date of the special meeting of KCS stockholders.

If, between the date of the merger agreement and the effective time, the shares of Petrohawk common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or similar readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.

No fractional shares of Petrohawk common stock will be issued to any holder of KCS common stock in connection with the merger. For each fractional share that would otherwise be issued, Petrohawk will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of Petrohawk common stock on the Nasdaq National Market for the five trading days preceding the date on which the merger occurs. No interest will be paid or accrued on cash payable in lieu of fractional shares of Petrohawk common stock.

Conversion of Shares; Exchange of Certificates

The conversion of KCS common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, U.S. Bank National Association, as exchange agent, will exchange certificates formerly representing shares of KCS common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letter Of Transmittal

Soon after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a KCS stockholder at the effective time of the merger who has not previously and properly surrendered certificates representing shares of KCS common stock to the exchange agent. This mailing will contain instructions on how to surrender certificates formerly representing shares of KCS common stock (if these certificates have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If certificates formerly representing shares of KCS common stock are presented for transfer after the effective time of the merger, they will be exchanged for the merger consideration into which the shares of KCS common stock formerly represented by that certificate shall have been converted.

If a certificate formerly representing shares of KCS common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until you surrender your KCS stock certificates for exchange, any dividends or other distributions declared after the effective time with respect to Petrohawk common stock into which any of your shares may have been converted will accrue, but will not be paid. When you surrender your certificates, Petrohawk will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of KCS of any shares of KCS common stock.

Withholding

Petrohawk and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any KCS stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Treatment of Stock Options, Restricted Stock and Performance Stock Awards

Each outstanding option to acquire KCS common stock granted under KCS’s stock option plans that is outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically at the effective time of the merger into an option to purchase Petrohawk common stock and will continue to be governed by the terms of the KCS stock plan and related agreement under which it was granted, except that:

•	the number of shares of Petrohawk common stock subject to the new Petrohawk stock option will be equal to the product of the number of shares of KCS common stock subject to the KCS stock option and the stock option exchange ratio (determined in the same manner as the exchange ratio is determined for restricted stock, as described above under the heading “—Merger Consideration”), rounded down to the nearest whole share; and

•	the exercise price per share of Petrohawk common stock subject to the new Petrohawk stock option will be equal to the exercise price per share of KCS common stock under the KCS stock option divided by the stock option exchange ratio, rounded down to the nearest whole cent.

In any event, all options to acquire KCS common stock will be adjusted in a manner that satisfies the requirements of Section 424(a) of the Internal Revenue Code and the regulations thereunder. If an option holder ceases to be a director, officer, or employee, or consultant of the combined company or any of its affiliates, such option shall remain exercisable in accordance with the terms of KCS’s stock option plans, change in control agreements and employment agreements, if applicable. Additionally, each option plan shall not be amended or modified in a manner that would result in a termination of or have an adverse effect on options previously granted or in a manner that would result in any option becoming deferred compensation under Section 409A of the Internal Revenue Code.

Holders of KCS restricted stock issued and outstanding immediately prior to the effective time of the merger will have their KCS restricted stock automatically converted at the effective time of the merger into restricted stock of Petrohawk, which will continue to be governed by the terms of its original issuance, in an amount equal to:

•	the number of shares of KCS restricted stock held by such holder, multiplied by:

•	the sum of (x) exchange ratio (1.65), plus (y) the quotient obtained by dividing the cash consideration ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs; and

•	rounding down to the nearest whole share.

In any event, all rights to receive Petrohawk restricted stock will be adjusted in a manner that satisfies the requirements of Section 424(a) of the Internal Revenue Code and the regulations thereunder. If a holder of KCS restricted stock ceases to be an officer, employee or consultant of the combined company or any of its affiliates, such restricted stock will be forfeited except to the extent there exists a contractual obligation to terminate the restricted period, accelerate vesting or lift the restrictions.

Each performance stock award of KCS restricted stock issued and outstanding immediately prior to the effective time of the merger will be assumed by Petrohawk at the effective time of the merger will continue to be governed by the terms of the agreement under which it was granted, and shall thereafter represent the right to receive stock of Petrohawk in an amount equal to:

•	the number of shares of KCS stock that were included in such performance award immediately prior to the effective time of the merger, multiplied by:

•	the sum of (x) exchange ratio (1.65), plus (y) the quotient obtained by dividing the cash consideration ($9.00) by the average closing price of Petrohawk common stock for the five trading days preceding the date on which the merger occurs; and

•	rounding down to the nearest whole share.

In any event, all rights to receive Petrohawk common stock pursuant to performance stock awards will be adjusted in a manner that satisfies the requirements of Section 424(a) of the Internal Revenue Code and the regulations thereunder. If a holder of a KCS performance stock award ceases to be a director, officer, or employee, or consultant of the combined company or any of its affiliates, such award shall remain exercisable in accordance with the terms of KCS’s plans, change in control agreements and employment agreements, if applicable.

Effective Time

The merger will be completed when we file a certificate of merger with the Secretary of State of the State of Delaware.

Subject to satisfaction of the other conditions to the merger, we anticipate that the closing of the merger will occur within five business days after approval and adoption of the merger agreement by the requisite votes of the KCS stockholders and the Petrohawk stockholders and the approval of Petrohawk stockholders of the amendment to the certificate of incorporation of Petrohawk to increase the authorized shares of common stock to 300 million by the requisite vote of the Petrohawk stockholders. However, the effective time of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Petrohawk and KCS will obtain the required approvals or complete the merger. If the merger is not completed on or before December 31, 2006, either Petrohawk or KCS may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. See “—Conditions to the Completion of the Merger” below.

Board of Directors of the Combined Company

The merger agreement provides that immediately following the effective time, Petrohawk will take all corporate action necessary or advisable to cause the election to Petrohawk’s board of directors a total of nine persons, five individuals to be designated by Petrohawk (one of which to be Mr. Wilson) and four individuals to be designated by KCS (one of which to be Mr. Christmas). All individuals to be designated, other than Mr. Wilson and Mr. Christmas, must be outside, independent members of Petrohawk’s or KCS’s current board or must have been approved by the other party. The merger agreement further provides that the persons designated by KCS must be appointed or elected in such a manner as to cause each class of Petrohawk’s board of directors to include at least one of KCS’s designee and that Mr. Christmas must be appointed or elected to the class having the longest term. In addition, Petrohawk must also cause the Petrohawk board of directors to appoint to each of its committees at least one of its members who is a KCS designee and at least one member who is a Petrohawk designee.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption and approval by KCS’s stockholders of the merger agreement;

•	adoption and approval by Petrohawk’s stockholders of the merger agreement and the amendment to Petrohawk’s certificate of incorporation;

•	approval by the Nasdaq National Market of listing of the shares of Petrohawk common stock to be issued in the merger, subject to official notice of issuance;

•	other than the filing of the certificate of merger in accordance with Delaware law, the receipt of all authorizations, consents and approvals of all governmental entities required to be obtained prior to consummation of the merger, except for such authorizations, consents and approvals the failure of which to be obtained individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on any party to the merger agreement;

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus constitutes a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC; and

•	absence of any statute, rule, order, decree or regulation, and of any action taken by any court or other governmental entity of competent jurisdiction, which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the merger illegal.

Additional Conditions to KCS’s Obligations

The obligation of KCS to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

accuracy of Petrohawk’s representations and warranties contained in the merger agreement both at and as of the date of the merger agreement and at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where, in the case of all representations and warranties except those regarding Petrohawk’s capitalization, corporate power and authority, tax matters, validity of the merger agreement and SEC reports, the failure to be accurate individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Petrohawk;

•	the performance in all material respects by Petrohawk of its obligations contained in the merger agreement;

•	absence of any suit, action or proceeding by any court or other governmental entity seeking to restrain, preclude, enjoin or prohibit the merger or any of the other transactions contemplated by the merger agreement;

•	the receipt by KCS of an opinion of its counsel, dated as of the date this joint proxy statement/prospectus is filed and as of the closing date of the merger, to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code and that Petrohawk and KCS each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code;

•	during the period from the execution of the merger agreement until the closing there shall not have occurred a material adverse effect on Petrohawk;

•	on a pro forma basis and after giving effect to all transactions contemplated in the merger agreement (i) Petrohawk must have funds available under its credit agreements equal to at least $100 million plus, in the event the KCS stockholders do not own a majority of the outstanding stock of the combined company or there otherwise exists a change of control as defined in KCS’s indenture, a commitment to fund any dollar amount of notes under the KCS indenture whose holders exercise their put rights by reason of the change in control caused by the transactions contemplated by the merger; (ii) no default or event of default will exist under Petrohawk’s credit agreements; and (iii) additional debt in an amount equal to at least the amount set forth in (i) above will not result in a default or event of default under Petrohawk’s credit agreements;

•	to the extent notes remain outstanding under the Petrohawk indenture, Petrohawk shall have complied with the terms of such indenture such that, on a pro forma basis and after giving effect to the transactions contemplated under the merger agreement, no default or event of default will have occurred under the Petrohawk indenture; and

•	on a pro forma basis and after giving effect to the transactions contemplated under the merger agreement, no default or event of default will have occurred under the KCS indenture (excluding defaults or events of default in existence under the KCS indenture immediately prior to the consummation of the merger) provided this condition shall be deemed waived if the default or event of default is caused by KCS’s failure to comply with the provisions of the KCS indenture.

Additional Conditions to Petrohawk’s Obligations

The obligations of Petrohawk to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	accuracy of KCS’s representations and warranties contained in the merger agreement both at and as of the date of the merger agreement and at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where, in the case of all representations and warranties except those regarding KCS’s capitalization, corporate power and authority, tax matters, validity of the merger agreement and SEC reports, the failure to be accurate individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on KCS;

•	the performance in all material respects by KCS of its obligations contained in the merger agreement;

•	absence of any suit, action or proceeding by any court or other governmental entity seeking to (1) restrain, preclude, enjoin or prohibit the merger or any of the other transactions contemplated by the merger agreement, or (2) prohibit or limit in any material respect the ownership or operation of any of the parties to the merger agreement or any of their respective affiliates of a substantial portion of the business or assets of KCS and its subsidiaries, taken as a whole, or to require any person to dispose of or hold separate any material portion of the business or assets of KCS and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement;

•	the receipt by Petrohawk of an opinion of its counsel, dated as of the date this joint proxy statement/prospectus is filed and as of the closing date of the merger, to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code and that Petrohawk and KCS each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code;

•	the number of dissenting shares not exceeding 10% of the outstanding shares of KCS’s common stock;

•	receipt of all material consents and approvals of any person that KCS or Petrohawk or any of their respective subsidiaries are required to obtain in connection with the consummation of the merger, including consents and approvals from parties to loans, contracts, leases or other agreements, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not be reasonably likely to have or result in a material adverse effect on KCS or Petrohawk, as applicable; and

•	during the period from the execution of the merger agreement until the closing there shall not have occurred a material adverse effect on KCS.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of KCS and Petrohawk has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	corporate existence, good standing and qualification to conduct business;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	governmental, third party and regulatory approvals or consents required to complete the merger;

•	filings and reports with the SEC, and financial information;

•	absence of certain changes, events or circumstances;

•	absence of undisclosed liabilities;

•	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus;

•	employee benefit plans;

•	litigation, government orders, judgments and decrees;

•	compliance with laws;

•	intellectual property;

•	material contracts;

•	taxes;

•	environmental matters;

•	real property and operating equipment;

•	insurance;

•	labor and employment matters;

•	transactions with affiliates;

•	derivative and hedging transactions;

•	disclosure controls and procedures;

•	oil and gas reserves, assets and operations;

•	investment company status;

•	recommendations of merger by boards of directors;

•	receipt of fairness opinions;

•	required vote;

•	fees payable to brokers in connection with the merger;

•	tax matters relating to the merger; and

•	no other representations or warranties.

The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

Conduct of Business Pending the Merger

Operations of KCS

KCS has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Petrohawk:

•	conduct the business of KCS and its subsidiaries only in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its subsidiaries; and

•	use commercially reasonable efforts to keep available the services of its current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors.

KCS has also agreed that it will not, and will not permit any of its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Petrohawk:

•

enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2006 other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than KCS’s current capital budget of $315 million approved by the board of directors of KCS in January 2006, plus $10 million and plus amounts spent on acquisitions that individually do not exceed $1 million; provided that KCS shall not commit to incur any expenditure, obligation or commitment related to an exploration well to the extent KCS’s share of the initial authorization for expenditure exceeds $3 million and provided further during any three month period it shall not incur or commit to any capital expenditures which are contemplated by the KCS budget in an amount that exceeds by more than 30% the amounts contemplated in such budget to be incurred or committed to during such three month period;

•	amend its certificate of incorporation or bylaws or similar organizational documents;

•	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, except that KCS may permit any direct or indirect wholly-owned subsidiary to do any of the foregoing;

•	adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of KCS or any of its subsidiaries, other than issuances by KCS (1) of options and awards of restricted stock to directors or new employees of KCS in the ordinary course of KCS’s business consistent with past practices, (2) pursuant to KCS options or KCS performance stock awards outstanding as of the date of the merger agreement, or issued thereafter in accordance with the merger agreement;

•	except as required pursuant to the terms of the KCS benefit plans in effect on the date of the merger agreement, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in the preceding paragraph;

•	except as required pursuant to the terms of the KCS benefit plans in effect on the date of the merger agreement, pursuant to the terms of the merger agreement or in connection with grants of retention bonuses or adoption of retention plans not to exceed a total of $250,000 in connection with the transactions contemplated in the merger agreement, grant any increase in the compensation or benefits payable or to become payable by KCS or any of its subsidiaries to any former or current director, officer or employee of KCS or any of its subsidiaries other than to non-officer employees in the ordinary course of business consistent with past practice;

•	except as required pursuant to the terms of the KCS benefit plans in effect on the date of the merger agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any KCS benefit plan (other than entry into employment agreements with new hires in the ordinary course of business consistent with past practice; provided that such employment agreement shall be terminable at will, without penalty to KCS or any of its subsidiaries);

•	grant any severance or termination pay to any officer, director or employee of KCS or any of its subsidiaries (other than severance pay to non-contract employees related to termination of such employee’s employment in the ordinary course of KCS’s business consistent with its past practices);

•	change its methods of accounting (other than tax accounting) in effect as of the date of the merger agreement, except in accordance with changes in U.S. generally accepted accounting principles (“GAAP”) as concurred to by KCS’s independent auditors;

•	acquire any business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or acquire any assets (other than in the ordinary course of business consistent with past practice or pursuant to agreements in effect on the date of the merger agreement);

•	sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material assets (other than the sale of inventory, hydrocarbons or obsolete assets in the ordinary course of business consistent with past practice or the sale of any assets pursuant to agreements in effect on the date of the merger agreement);

•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject any of its assets to any liens, subject to limited exceptions;

•	pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice, and except for any payments, discharges or settlements that do not exceed $2 million individually or $5 million in the aggregate;

•	compromise, settle or grant any waiver or release relating to any litigation, other than settlements or compromises of litigation where the amount paid or to be paid does not exceed $2 million individually or $5 million in the aggregate;

•	engage in any transaction with (except pursuant to agreements in effect at the time of the merger agreement), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of KCS’s affiliates (not including any employees of KCS or any of its subsidiaries, other than the directors and executive officers thereof);

•	make or change any material tax election, change any material method of tax accounting, grant a material extension of time to assess any tax or settle any tax claim, amend any tax return in any material respect or settle or compromise any material tax liability;

•	intentionally take any action that would, or could reasonably be expected to, result in any of its representations and warranties set forth in the merger agreement becoming untrue in a manner that would give rise to the failure of the closing condition relating to the satisfaction of the representations and warranties of KCS (see “—Conditions to the Completion of the Merger”);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of KCS or any of its subsidiaries (other than the merger or with respect to an inactive wholly-owned subsidiary of KCS) or any agreement relating to an acquisition proposal;

•	modify the terms of any indebtedness to increase KCS’s obligations with respect to such indebtedness, provided KCS may increase the amount borrowed under the KCS credit agreement and provided KCS may incur additional indebtedness outside the KCS credit agreement in an amount not to exceed $20 million;

•	incur or assume any long-term debt (other than any advances, loans or other obligations under the current KCS credit agreement) or incur or assume any short-term indebtedness (except for short-term indebtedness in the ordinary course of business consistent with past practice or under the current KCS credit agreement), or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in no event exceeding $2 million individually;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of KCS, or by wholly-owned subsidiaries to KCS, or customary loans or advances to employees in accordance with past practice);

•	enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice or as allowed under the merger agreement;

•	enter into any agreement, understanding or commitment that materially restrains, limits or impedes KCS’s or any of its subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on KCS’s or any of its subsidiaries’ activities (other than confidentiality agreements and area of mutual interest agreements in the ordinary course of business consistent with past practice);

•	modify or amend in any material respect, or terminate, any material contract to which it is a party or waive in any material respect or assign any of its material rights or claims, except in the ordinary course of business consistent with past practice;

•	fail to maintain in full force and effect the existing insurance policies covering KCS or its subsidiaries or their respective properties, assets and businesses or insurance with respect to its assets and businesses against such liabilities, casualties, risks and contingencies as is customary in the domestic or applicable foreign oil and gas exploration industry; or

•	enter into an agreement, contract, commitment or arrangement to take any of the prohibited actions described above.

In addition, KCS has agreed that it shall not, nor shall it permit any of its subsidiaries to, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated in the merger agreement or that would be reasonably likely to have a material adverse effect on KCS.

Operations of Petrohawk

Petrohawk has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Petrohawk:

•	conduct the business of Petrohawk and its subsidiaries only in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its subsidiaries; and

•	use commercially reasonable efforts to keep available the services of its current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors.

Petrohawk has also agreed that it will not, and will not permit any of its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by KCS:

•	enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2006 other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, Petrohawk’s current capital budget of $210 million approved by the board of directors of Petrohawk in December 2005, plus $10 million and plus amounts spent on acquisitions that individually do not exceed $40 million; provided that Petrohawk shall not commit to incur any expenditure, obligation or commitment related to an exploration well to the extent Petrohawk’s share of the initial authorization for expenditure exceeds $3 million;

•	amend its certificate of incorporation or bylaws or similar organizational documents;

•	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, except that Petrohawk may permit any direct or indirect wholly-owned subsidiary to do any of the foregoing and Petrohawk is permitted pay quarterly cash dividends on its outstanding preferred stock;

•	adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of Petrohawk or any of its subsidiaries, other than issuances by Petrohawk (1) of options or restricted stock to directors or employees of Petrohawk pursuant to Petrohawk’s benefit plans consistent with past practice, (2) pursuant to Petrohawk options outstanding as of the date of the merger agreement, or issued thereafter in accordance with Petrohawk’s ordinary course of business consistent with past practice;

•	except as required pursuant to the terms of the Petrohawk benefit plans in effect on the date of the merger agreement or permitted pursuant to the terms of the certificate of designation relating to Petrohawk’s preferred stock, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in the preceding paragraph;

•	change its methods of accounting (other than tax accounting) in effect as of the date of the merger agreement, except in accordance with changes in U.S. generally accepted accounting principles (“GAAP”) as concurred to by Petrohawk’s independent auditors;

•	acquire any business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or acquire any assets (other than in the ordinary course of business consistent with past practice, pursuant to agreements in effect on the date of the merger agreement or where the purchase price for such acquisitions does not exceed $40 million in the aggregate);

•	sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material assets (other than the sale of inventory and hydrocarbons in the ordinary course of business consistent with past practice, the sale of any assets pursuant to agreements in effect on the date of the merger agreement or to the extent such sale price does not exceed $50 million in the aggregate);

•	pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice, and except for any payments, discharges or settlements that do not exceed $2 million individually or $5 million in the aggregate;

•	compromise, settle or grant any waiver or release relating to any litigation, other than settlements or compromises of litigation where the amount paid or to be paid does not exceed $2 million individually or $5 million in the aggregate;

•	make or change any material tax election, change any material method of tax accounting, grant a material extension of time to assess any tax or settle any tax claim, amend any tax return in any material respect or settle or compromise any material tax liability;

•	intentionally take any action that would, or could reasonably be expected to, result in any of its representations and warranties set forth in the merger agreement becoming untrue in a manner that would give rise to the failure of the closing condition relating to the satisfaction of the representations and warranties of Petrohawk (see “— Conditions to the Completion of the Merger”);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Petrohawk or any of its subsidiaries (other than the merger or with respect to an inactive wholly-owned subsidiary of Petrohawk);

•	incur or assume any long-term debt (other than any advances, loans or other obligations under the current Petrohawk credit agreement) or incur or assume any short-term indebtedness (except for short- term indebtedness in the ordinary course of business consistent with past practice or under the current Petrohawk credit agreement), or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in no event exceeding $2 million individually;

•	modify the terms of any indebtedness to increase Petrohawk’s obligations with respect to such indebtedness, provided Petrohawk may increase the amount borrowed under the Petrohawk credit agreement and provided Petrohawk may incur additional indebtedness outside the Petrohawk credit agreement in an amount not to exceed $20 million or in accordance with the terms of the merger agreement;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of Petrohawk, or by wholly-owned subsidiaries to Petrohawk, or customary loans or advances to employees in accordance with past practice);

•	enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice or as allowed under the merger agreement;

•	fail to maintain in full force and effect the existing insurance policies covering Petrohawk or its subsidiaries or their respective properties, assets and businesses or insurance with respect to its assets and businesses against such liabilities, casualties, risks and contingencies as is customary in the domestic or applicable foreign oil and gas exploration industry; or

•	enter into an agreement, contract, commitment or arrangement to take any of the prohibited actions described above.

In addition, Petrohawk has agreed that it shall not, nor shall it permit any of its subsidiaries to, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by the merger agreement or that would be reasonably likely to have a material adverse effect on Petrohawk.

Reasonable Best Efforts to Obtain Required Stockholder Vote

The merger agreement requires each of KCS and Petrohawk to promptly and duly call, give notice of, convene and hold a meeting of its stockholders as soon as is reasonably practicable after the date on which the registration statement of which this document is part becomes effective for the purpose of voting to approve and adopt the merger agreement, and, in the case of Petrohawk stockholders, to approve the amendment to Petrohawk’s certificate of incorporation. Each of KCS and Petrohawk must, through its board of directors, use its reasonable best efforts to obtain the approval of its respective stockholders in respect of the foregoing. Notwithstanding any adverse recommendation, change or similar circumstance, nothing in the merger agreement is intended to relieve the parties of their respective obligations to hold a meeting of their stockholders for the approval required to complete the merger.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that KCS will not, and will cause its subsidiaries and representatives not to:

•	directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing non-public information ), any inquiries or the making or submission of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal (as defined below);

•	participate or engage in any discussions or negotiations with, disclose any non-public information or data relating to itself or any of its subsidiaries, or afford access to its properties, books or records to any person that has made or is contemplating making an acquisition proposal; or

•	accept or enter into any agreement that (1) constitutes, relates to, or could reasonably be expected to lead to any acquisition proposal or (2) requires, intends to cause or could reasonably be expected to cause KCS to abandon, terminate or fail to consummate the merger.

The merger agreement permits KCS to take and disclose to its stockholders a position with respect to an acquisition proposal from a third party to the extent required under applicable federal securities laws. If KCS receives a bona fide unsolicited written acquisition proposal at any time prior to obtaining the required KCS stockholder vote approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, then KCS and its board of directors may participate and engage in negotiations with, furnish non-public information to, and afford access to its properties, books or records to, the third party making the acquisition proposal if:

•	the acquisition proposal was not solicited, initiated, knowingly encouraged or facilitated by KCS, its subsidiaries, or any of its officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives;

•	the board of directors of KCS determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below); and

•	the person making the acquisition proposal has entered into a confidentiality agreement on specified terms with KCS.

KCS’s Ability to Make an Adverse Recommendation Change in Response to a Superior Proposal

At any time prior to obtaining the required KCS stockholder vote approving and adopting the merger agreement, and subject to KCS’s compliance at all times with the non-solicitation provisions described above, and to its ability to terminate the agreement in certain circumstances, (discussed below), the board of directors of KCS may make an adverse recommendation change (as defined below) in response to a superior proposal if:

•	four business days before making such change, KCS provides written notice to Petrohawk (a “notice of superior proposal”) that:

•	advises Petrohawk that the board of directors of KCS or any of its committees has received a superior proposal;

•	specifies the material terms and conditions of the superior proposal;

•	identifies the person or group making such superior proposal; and

•	in the event that Petrohawk proposes any alternative transaction during such four business day period, the board of directors of KCS determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative transaction is not at least as favorable to KCS and its stockholders from a financial point of view as the superior proposal, taking into account all financial, legal and regulatory terms and conditions of the alternative transaction proposed by Petrohawk.

KCS has also agreed to:

•	advise Petrohawk in writing of any request for information or any acquisition proposal received from any person, or any inquiry, discussions or negotiations with respect to any acquisition proposal, the terms and conditions of any request, acquisition proposal, inquiry, discussions or negotiations, and the identity of the person or group making any request or acquisition proposal or with whom any discussions or negotiations are taking place;

•	provide Petrohawk any non-public information concerning KCS provided to any other person or group in connection with any acquisition proposal that was not previously provided to Petrohawk and copies of any written materials received from that person or group;

•	keep Petrohawk fully informed of the status of any acquisition proposals (including any changes to any material terms and conditions); and

•	not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which KCS is a party.

Acquisition Proposal. For purposes of the merger agreement, the term “acquisition proposal” means any bona fide proposal for the:

•	direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on fair market value) of KCS and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of KCS or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of KCS and its subsidiaries, taken as a whole; or

•	merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of KCS or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of KCS and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

Superior Proposal. For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal, made by a third party to purchase, directly or indirectly, 50% or more of the assets of KCS and its subsidiaries, taken as a whole, or 50% or more of the outstanding equity securities of KCS pursuant to a tender offer, exchange offer or merger on terms that a majority of the board of directors of KCS determines in good faith to be superior to KCS and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by the merger agreement and to any alternative transaction or changes to the terms of the merger agreement proposed by Petrohawk (after the board of directors of KCS consults with its financial advisors and takes into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any changes to the terms of the merger agreement offered by Petrohawk in response to the superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of the acquisition proposal).

Adverse Recommendation Change. For purposes of the merger agreement, the term “adverse recommendation change” means a direct or indirect action or public proposal made by KCS’s board of directors or a committee of its board of directors, in response to a superior proposal, to:

•	withdraw (or amend or modify in a manner adverse to Petrohawk) its approval, recommendation or declaration of advisability of the merger agreement; or

•	recommend, adopt or approve any acquisition proposal.

Termination of the Merger Agreement

General

The merger agreement may be terminated by written notice at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Petrohawk and KCS;

•	by either Petrohawk or KCS:

•	if the merger is not completed on or before December 31, 2006, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

•	if any court or other governmental entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which Petrohawk and KCS will use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or making the merger illegal and such statute, rule, order, decree, regulation or other action has become final and nonappealable, provided that the terminating party is not in breach of its obligation to use reasonable best efforts to complete the merger;

•	if the KCS stockholders fail to approve and adopt the merger agreement by the requisite vote, provided that this right to terminate is not available to KCS if it has breached any of its obligations relating to non-solicitation of offers described above under “—No Solicitation of Alternative Transactions” or breached any of its obligations relating to completing this joint proxy statement/prospectus and convening a stockholders meeting described above under “—Reasonable Best Efforts to Obtain Required Stockholder Vote”;

•	if there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to December 31, 2006 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); provided, however, that no party will have the right to terminate the merger agreement for the foregoing purposes unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement;

•	if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to December 31, 2006 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•	if the Petrohawk stockholders fail to approve and adopt the merger agreement or approve the increase in the number of authorized shares of common stock; provided that this right to terminate is not available to Petrohawk if it has breached any of its obligations relating to completing this joint proxy statement/prospectus and convening a stockholders meeting described above under “—Reasonable Best Efforts to Obtain Required Stockholder Vote”;

•	by KCS if, prior to obtaining the required vote of the KCS stockholders to approve and adopt the merger agreement, KCS or its board of directors has entered into an agreement with respect to an acquisition proposal (other than a permissible confidentiality agreement) or approved or recommended an acquisition proposal (as defined above under “—No Solicitation of Alternative Transactions”);

•	by Petrohawk if, prior to obtaining the required vote of the KCS stockholders to approve and adopt the merger agreement, (i) KCS or its board of directors or any committee thereof has resolved to do any of the foregoing, or (ii) an adverse recommendation change shall have occurred in response to a superior proposal or KCS’s board of directors, or any committee thereof, has resolved to make an adverse recommendation change; or

•	the other party has undergone a material adverse effect at any time prior to completion of the merger.

Termination Fees

Except for the termination fee set forth in the merger agreement and as described below, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring such costs or expenses.

KCS must pay Petrohawk a termination fee of $45 million if:

•	the merger agreement is terminated by Petrohawk or KCS due to an adverse recommendation change by KCS in response to a superior proposal; or

•	the merger agreement is terminated by Petrohawk or KCS because KCS or its board of directors has entered into an agreement with respect to an acquisition proposal (other than a permissible confidentiality agreement) or approved or recommended an acquisition proposal, or KCS or its board of directors has resolved to do any of the foregoing;

•	an acquisition proposal with respect to KCS has been proposed by any person (other than by Petrohawk or any of its respective affiliates) or any person has publicly announced its intention (whether or not conditional) to make such acquisition proposal and such acquisition proposal or such intention has otherwise become publicly known to KCS’s stockholders generally; and

•	thereafter the merger agreement is terminated by either Petrohawk or KCS for failure to close the merger on or before December 31, 2006 or because the KCS stockholders failed to approve and adopt the merger agreement by the required vote, and

•	within 12 months after termination of the merger agreement, KCS or any of its subsidiaries enters into any definitive agreement providing for an “acquisition proposal” (as described above under “—No Solicitation of Alternative Transactions”, except that all references to “10%” therein are deemed to be references to “40%” for the purposes of the provision described in this paragraph), or an acquisition proposal with respect to KCS or any of its subsidiaries is consummated.

Mutual Right to Acquire Certain Properties in the Event of Termination

The merger agreement provides that in the event the merger fails to close for any reason, each party shall have the option to purchase from the other party 50% of any oil and gas properties (the value of which exceeds $1 million) in which the other party acquired or entered into an agreement to acquire during the period from the date of the merger agreement until the termination of the merger agreement. In the event of the exercise of such option, the purchase price for such oil and gas properties will be equal to 50% of the original amount paid for such oil and gas properties based on the value allocated to such oil and gas properties in the original purchase (including all reasonable expenses incurred in connection with such purchase, and adjusted to reflect the economic effective date of the original purchase) and must be paid in cash. The merger agreement also provides that KCS will not have this right with respect to any oil and gas properties purchased by Petrohawk in the Flower Prospect in Scott, Logan and Yell Counties, Arkansas, and Petrohawk will not have this right with respect to any oil and gas properties purchased by KCS in the Terryville Field in Lincoln Parish, Louisiana.

Effect of Termination

In the event of the termination of the merger agreement as described above, written notice must be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made, and except as described in this paragraph, the merger agreement shall become null and void after the expiration of any applicable period following such notice. In the event of the termination of the merger agreement, there will be no liability on the part of Petrohawk or KCS, except as described above under “—Termination Fees” above and except with respect to the requirement to comply with the confidentiality agreement; provided that no party will be relieved from any liability or obligation with respect to any willful breach of the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the expected material U.S. federal income tax consequences of the merger to KCS stockholders who are U.S. persons or non-U.S. persons (as defined below). This summary is based on provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be applicable to KCS stockholders in light of their particular circumstances or to KCS stockholders subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or KCS stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the U.S.;

•	persons who hold KCS common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. persons, as defined below, whose functional currency is not the U.S. dollar;

•	persons who acquired KCS common stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the U.S. alternative minimum tax;

•	mutual funds;

•	banks, insurance companies, and other financial institutions;

•	regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

This summary is also limited to persons who hold KCS common stock as a capital asset. The following summary does not address the tax consequences of the merger under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws. KCS stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws to their particular circumstances.

For purposes of this discussion, a “U.S. person” means:

•	a citizen or individual resident of the U.S., including an alien individual who meets one of the resident-alien tests under Section 7701(b) of the Internal Revenue Code;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions;

•	a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. person” means a beneficial owner of shares of KCS common stock that is not a U.S. person.

Tax Opinions

Petrohawk and KCS have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of KCS to consummate the merger is conditioned on its receipt of an opinion from Andrews Kurth LLP, dated as of the closing date of the merger, to the effect that, on the basis of the facts, assumptions, representations, and covenants set forth or referred to therein, for U.S. federal income tax purposes:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	Petrohawk and KCS will each be “a party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

In addition, the obligation of Petrohawk to consummate the merger is conditioned on its receipt of an opinion from Thompson & Knight LLP, dated as of the closing date of the merger, to the effect that, on the basis of the facts, assumptions, representations, and covenants set forth or referred to therein, for U.S. federal income tax purposes:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	Petrohawk and KCS will each be “a party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.

The opinions of Andrews Kurth and Thompson & Knight and the opinions set forth below have been rendered on the basis of certain assumptions, representations, and covenants, including those contained in officers’ certificates of KCS and Petrohawk, all of which must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations are inaccurate, incomplete, or untrue or any of the covenants are breached, the conclusions contained in the opinions referred to in this paragraph or stated below could be affected.

U.S. Federal Income Tax Consequences to U.S. Persons

Subject to the limitations and qualifications set forth herein, the following discussion constitutes the opinion of Andrews Kurth and of Thompson & Knight as to the material U.S. federal income tax consequences of the merger to a KCS stockholder that is a U.S. person:

•	Each KCS stockholder generally will recognize gain (but not loss) equal to the lesser of: (1) the amount of cash received by the stockholder in the merger and (2) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Petrohawk common stock received by the stockholder in the merger over (b) that stockholder’s adjusted tax basis in the KCS common stock exchanged by the stockholder in the merger. For this purpose, a KCS stockholder must calculate gain separately for each identifiable block of KCS common stock exchanged by the stockholder in the merger. Cash received instead of fractional shares of Petrohawk stock is excluded from the calculations discussed in (1) and (2) above, and instead is treated as discussed below under “—Cash Received Instead of a Fractional Share.” Except as discussed under “—Possible Treatment of Cash as a Dividend,” any gain recognized by a KCS stockholder in the merger generally will constitute capital gain.

•	The aggregate tax basis of the shares of Petrohawk common stock received by a KCS stockholder in exchange for KCS common stock pursuant to the merger will be the same as the aggregate tax basis of the stockholder’s KCS common stock surrendered in the merger, decreased by the amount of cash received by the stockholder in the merger and increased by the amount of gain or dividend income recognized by the stockholder in the merger.

•	The holding period of the shares of Petrohawk common stock received by a KCS stockholder in the merger generally will include the holding period of the stockholder’s KCS common stock exchanged for Petrohawk common stock.

•	If a KCS stockholder has differing bases or holding periods in respect of his or her shares of KCS common stock, such stockholder should consult his or her tax advisor prior to the exchange to identify the bases or holding periods of the particular shares of Petrohawk common stock received in the merger.

Possible Treatment of Cash as a Dividend

There are certain circumstances, generally involving a KCS stockholder who is also a substantial holder of Petrohawk common stock, in which all or part of the gain recognized by such stockholder would be treated as a dividend rather than as capital gain. Each KCS stockholder should consult his or her tax advisor about the possibility that all or a portion of any cash received in exchange for KCS common stock will be treated as a dividend, based on the stockholder’s specific circumstances.

Cash Received Instead of a Fractional Share

Petrohawk will not issue any fractional shares of Petrohawk common stock in the merger. Rather, each holder of KCS common stock exchanged in the merger who otherwise would have received a fraction of a share of Petrohawk common stock will receive cash. A KCS stockholder who receives cash instead of a fractional share of Petrohawk common stock generally will recognize capital gain or loss based on the difference between the amount of cash received and the tax basis that the stockholder would have had in such fractional share.

Capital Gain and Dividend Income of Individuals

Capital gain recognized by an individual holder of KCS common stock in connection with the merger generally will be subject to a maximum U.S. federal income tax rate of 15% if the individual’s holding period for the KCS common stock is more than one year at the effective time of the merger. Capital gain on stock held for one year or less may be taxed at regular rates of up to 35%. The deductibility of capital losses is subject to limitations. Any dividend income recognized in the merger by individual KCS stockholders generally will be subject to tax at a maximum rate of 15%.

Reporting Requirements

KCS stockholders receiving Petrohawk common stock in the merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the KCS common stock exchanged in the merger and the fair market value of the Petrohawk common stock and the amount of any cash received in the merger. In addition, KCS stockholders will be required to retain permanent records of these facts relating to the merger.

U.S. Federal Income Tax Consequences to Non-U.S. Persons

General

This discussion does not address the U.S. federal income tax consequences to stockholders that are subject to special rules such as:

•	a stockholder that is a non-U.S. person and that holds its KCS common stock in connection with a trade or business conducted in the U.S. or in connection with an office or fixed place of business located in the U.S.;

•	a stockholder that is a nonresident alien individual and that either is present in the U.S. for 183 days or more in the taxable year or is subject to provisions of the Internal Revenue Code applicable to expatriates; or

•	a stockholder that is affected by the provisions of an income tax treaty to which the U.S. is a party.

If you are a non-U.S. person and you may be subject to special tax rules because you conduct business in the U.S., you have been present in the U.S. for 183 days or more in the taxable year, you are an expatriate of the U.S., or you are affected by the provisions of an income tax treaty to which the U.S. is a party, you are urged to consult your tax advisor to determine the tax consequences of the merger to you.

Non-U.S. Persons That Have Not Held More Than 5% of KCS’s Common Stock During the Testing Period

Gain or loss realized by a non-U.S. person that exchanges KCS common stock in the merger will not be subject to U.S. federal income tax if that stockholder has not actually or constructively held more than 5% of the outstanding shares of KCS common stock at any time during the shorter of (1) the five-year period ending on the effective date of the merger or (2) the period during which such stockholder held such KCS common stock, the shorter of such periods referred to as the Testing Period. For purposes of determining whether a non-U.S. person owns or has owned more than 5% of the outstanding shares of KCS, the applicable constructive ownership rules treat a foreign stockholder as owning shares that are (1) owned by (or that are subject to an option held by) certain family members, corporations, partnerships, estates or trusts or (2) subject to an option held by that foreign stockholder.

The material U.S. federal income tax consequences of the merger to a non-U.S. person that has not held more than 5% of the outstanding shares of KCS’s common stock during the Testing Period are as follows:

•	Any gain realized by that non-U.S. person will not be subject to U.S. federal income tax.

•	A non-U.S. person will have an aggregate tax basis in the Petrohawk common stock received in the merger equal to the aggregate tax basis of the stockholder’s KCS common stock surrendered decreased (but not below zero) by the amount of cash received by the stockholder in the merger.

•	A non-U.S. person’s holding period for shares of Petrohawk common stock received in exchange for shares of KCS common stock in the merger will include the holding period of the stockholder’s KCS common stock exchanged for Petrohawk common stock.

•	If you are a non-U.S. person and you have differing bases or holding periods in your shares of KCS common stock to be exchanged in the merger, you should consult your tax advisor prior to the exchange to identify the bases or holding periods of the particular shares of Petrohawk common stock that you will receive in the merger.

•	If all or part of the gain recognized by a non-U.S. person would be treated as a dividend rather than as capital gain, then the non-U.S. person would be subject to a U.S. income tax of 30% of the amount of such dividend, which rate may be reduced by an applicable income tax treaty. A non-U.S. person should consult his or her tax advisor about the possibility that all or a portion of any cash received in exchange for KCS common stock will be treated as a dividend, based on the stockholder’s specific circumstances.

Non-U.S. Persons That Currently Hold or Have Held More Than 5% of KCS’s Common Stock

If a non-U.S. person has actually or constructively owned more than 5% of the outstanding shares of KCS common stock, but such ownership was not held at any time during the Testing Period, then the U.S. federal income tax consequences to such a stockholder should be the same as those previously described with respect to a non-U.S. person that has never held more than 5% of the outstanding shares of KCS common stock.

Generally, if a non-U.S. person owns or has owned (either actually or constructively) more than 5% of the outstanding shares of KCS common stock at any time during the Testing Period (referred to here as a Significant Non-U.S. Person), then gain or loss realized by such person upon the exchange of KCS common stock in the merger will be subject to U.S. federal income tax. There is an exception from tax if a Significant Non-U.S. Person exchanges its KCS common stock for stock in a “U.S. real property holding corporation” (a USRPHC) in a reorganization under section 368(a) of the Internal Revenue Code (such as the merger) and the stock received in the exchange would be subject to U.S. federal income tax if it was sold immediately after the exchange. Petrohawk believes that it is a USRPHC and expects to be a USRPHC after the effective time of the merger.

Assuming that Petrohawk’s common stock continues to be traded on the NASDAQ National Market immediately after the merger, Petrohawk stock received in the merger by a Significant Non-U.S. Person would qualify for the exception from tax only if that Significant Non-U.S. Person owns more than 5% of the outstanding shares of Petrohawk common stock immediately after the merger. The U.S. federal income tax consequences to a Significant Non-U.S. Person who owns more than 5% of the outstanding shares of Petrohawk common stock immediately after the merger should generally be the same as previously described with respect to a U.S. person.

If a Significant Non-U.S. Person exchanges his or her shares of KCS common stock solely for cash and Petrohawk common stock constituting 5% or less of the outstanding shares of Petrohawk common stock immediately after the merger:

•	such stockholder will recognize gain or loss measured by the difference between (1) the sum of the amount of any cash received (including cash instead of a fractional share of Petrohawk common stock) and the fair market value of the Petrohawk common stock received in the merger over (2) that Significant Non-U.S. Person’s tax basis in its KCS common stock surrendered in the merger. Except as discussed under “—U.S. Federal Income Tax Consequences to U.S. Persons—Possible Treatment of Cash as a Dividend,” any gain or loss recognized by a Significant Non-U.S. Person in the merger generally will constitute capital gain or loss effectively connected with the conduct of a U.S. trade or business.

•	the aggregate tax basis of the Petrohawk common stock received in the merger will equal the fair market value of that Petrohawk common stock as of the effective time of the merger;

•	such stockholder’s holding period for the Petrohawk common stock received in the merger will begin the day after the effective time of the merger; and

A Significant Non-U.S. Person subject to U.S. federal income tax also may be required to:

•	file a U.S. federal income tax return reporting the gain or loss subject to tax as income effectively connected with the conduct of a trade or business within the U.S. and taxable as either ordinary income or capital gain; and

•	pay any tax due upon the filing of the return or, depending upon the circumstances, earlier through estimated payments.

FIRPTA Withholding

Under Section 1445 of the Internal Revenue Code, a person acquiring stock in a USRPHC from a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized by that foreign person on the sale or exchange of that stock, referred to here as FIRPTA Withholding. However, Section 1445(b)(6) of the Internal Revenue Code exempts from FIRPTA Withholding stock that is regularly traded on an established securities market.

KCS believes that it has continuously been a USRPHC and that it will be a USRPHC as of the effective time of the merger. KCS also believes that KCS common stock will continue to be regularly traded on the New York Stock Exchange at all times leading up to and as of the effective time of the merger, such that KCS common stock should be considered to be “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Internal Revenue Code. Assuming that this expectation proves to be correct, neither Petrohawk nor the exchange agent will be required to deduct and withhold amounts on account of FIRPTA Withholding with respect to a non-U.S. person’s exchange of KCS common stock in the merger.

U.S. Federal Income Tax Consequences to Stockholders That Exercise Appraisal Rights

A U.S. person who receives cash pursuant to the exercise of appraisal rights generally will recognize capital gain or loss measured by the difference between the cash received and its adjusted tax basis in its KCS common stock.

If a non-U.S. person that is not a Significant Non-U.S. Person receives cash pursuant to the exercise of appraisal rights, any gain realized by such person generally will not be subject to U.S. federal income tax.

If a Significant Non-U.S. Person receives cash pursuant to the exercise of appraisal rights, that Significant Non-U.S. Person generally will be subject to U.S. federal income tax on capital gain or loss measured by the difference between the amount of cash received and his or her tax basis in KCS common stock.

Backup Withholding

Certain holders of KCS common stock may be subject to backup withholding (currently at a rate of 28%) on amounts received pursuant to the merger. Backup withholding will not apply, however, to a KCS stockholder who provides a correct taxpayer identification number or a certificate of foreign status and certain other required information or comes within certain exempt categories and, in each case, complies with applicable certification requirements. In addition to being subject to backup withholding, if a KCS stockholder does not provide Petrohawk (or the exchange agent) with his or her correct taxpayer identification number or a certificate of foreign status or other required information, the stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes certain required information to the Internal Revenue Service.

Obtain Personal Tax Advice

The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary of the merger and is not intended to be a complete analysis or description of all potential U.S.

federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each KCS stockholder is urged to consult his or her own tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that stockholder.

Extension, Waiver and Amendment of the Merger Agreement.

Extension and Waiver

At any time prior to the effective time of the merger, Petrohawk and KCS may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement;

•	waive any inaccuracies in the other parties’ representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant the merger agreement by the other parties; and

•	waive the other parties’ compliance with any of its agreements or conditions contained in the merger agreement.

Any such waiver or extension is subject to the following conditions:

•	any agreement allowing an extension or waiver must be set forth in a written instrument signed on behalf of the party allowing the extension or waiver;

•	any waiver will only waive the respective matter described in the writing and will not impair the rights of the party granting the waiver in any other respect or at any other time;

•	neither any waiver by any party to the merger agreement, nor the failure by any party to enforce any provisions of the merger agreement or to exercise any rights will be construed as a waiver of any other breach or default, or as a waiver of any such provisions, rights or privileges under the merger agreement; and

•	the rights and remedies provided under the merger agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have.

Amendment

Subject to compliance with applicable law, Petrohawk and KCS may amend the merger agreement at any time before or after adoption of the merger agreement by KCS stockholders. However, after any adoption of the merger agreement by KCS stockholders there may not be, without their further approval, any amendment of the merger agreement that alters or changes, in a way that adversely affects the holders of any shares of KCS capital stock or alters or changes the merger consideration to be received by the KCS stockholders in the merger.

Employee Benefit Plans and Existing Agreements

The merger agreement provides that the severance policy and practices of KCS as set forth in its employee handbook as of April 20, 2006 will remain in effect and, except as required by the merger agreement, shall not be modified or amended for a period of 24 months after the effective time of the merger. Prior to the effective time of the merger, KCS must cause the severance policy of KCS to be modified to provide that (i) any eligible employee of KCS who is terminated for any reason other than cause, or who resigns for good reason, as defined in the merger agreement, will be entitled to severance payments and other benefits of the type and in the amount set forth in the severance policy of KCS and (ii) eligible employees must resign within ten business days of receiving notice of an event constituting good reason in order to be entitled to such severance payments and benefits.

The service of each KCS employee with KCS or its subsidiaries (or any predecessor employer) prior to the effective time of the merger will be treated as service with Petrohawk and its subsidiaries for purposes of each employee benefit plans of Petrohawk in which such KCS employee is eligible to participate after the effective time of the merger, including for purposes of eligibility, vesting and benefit levels and accruals.

Petrohawk has agreed in the merger agreement to pay to certain KCS employees such person’s “protected vacation hours” and to provide to each KCS employee the benefits of Petrohawk’s vacation policies; provided that each such employee shall be entitled to no less annual vacation time than such employee was entitled to prior to the merger and such employee will receive credit for all unused vacation balances as of the effective time of the merger. Following the effective time of the merger, for purposes of each Petrohawk plan in which any continuing employee or his or her eligible dependents is eligible to participate, Petrohawk shall, or shall cause its subsidiaries to, (1) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable KCS plan as of the effective time of the merger (or, if later, any applicable plan transition date), (2) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the effective time of the merger for the plan year in which the effective time of the merger (or such transition date) occurs and (3) credit the existing 2006 personal time off hours granted by KCS to Petrohawk’s sick leave plan.

At the effective time of the merger, with respect to each senior officer who is terminated for any reason other than “cause” or who terminates his or her employment for “good reason” in each case as defined in his or her employment agreement, each of the employment agreements of the senior officers will be terminated and any nonsolicitation provisions therein will also be terminated and will not survive the effective time of the merger.

After the effective time of the merger, KCS’s employee benefit plans may not be amended or modified in a manner that would result in the termination of, or have an adverse effect on, options or awards previously granted thereunder or in a manner that would result in any such option or award becoming deferred compensation.

The merger agreement acknowledges that it contains no requirement that Petrohawk or any of its affiliates continue to employ any employee of KCS for any length of time following the effective time of the merger. The merger agreement also does not prevent Petrohawk or its affiliates from terminating, or modifying the terms of employment of, any KCS employee following the effective time of the merger.

Nasdaq National Market Listing of Petrohawk Common Stock; Delisting and Deregistration of KCS Common Stock

It is a condition to completion of the merger that the shares of Petrohawk common stock issuable in the merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance. If the merger is completed, KCS common stock will cease to be traded on the New York Stock Exchange and KCS’s shares will be deregistered under the Exchange Act.

Expenses

The merger agreement provides that each of Petrohawk and KCS will pay its own costs and expenses in connection with the transactions contemplated in the merger agreement, except as described above in “—Termination of the Merger Agreement—Termination Fees and Expenses.”

Dividends

The merger agreement provides that, prior to the effective time:

•	KCS or any of its subsidiaries may not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, except that KCS may permit any direct or indirect wholly-owned subsidiary to do any of the foregoing; and

•	Petrohawk or any of its subsidiaries may not declare, set aside or pay any dividend or other distribution (other than in the case of any wholly owned subsidiary of Petrohawk), whether payable in cash, stock or any other property or right, with respect to its capital stock except that Petrohawk may pay quarterly cash dividends on its preferred stock.

Appraisal Rights

Shares of KCS common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the approval and adoption of the merger agreement and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or effectively withdraws or loses his or her right to appraisal, his or her shares of KCS common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration without interest.

Regulatory Filings and Approvals Required to Complete the Merger

We are not aware of any material governmental or regulatory approval required for the completion of the merger, other than filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and compliance with the applicable corporate law of the State of Delaware.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. KCS will be treated as the acquired corporation for accounting and financial reporting purposes. KCS’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Petrohawk. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of Petrohawk issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of KCS.

Certain KCS Directors and Executive Officers May Have Interests in the Merger that are in Addition to their Interests as Stockholders

In considering the recommendation of the KCS board of directors with respect to the approval and adoption of the merger agreement, KCS stockholders should be aware that certain executive officers and directors of KCS may have interests in the merger that are in addition to the interests of other stockholders of KCS generally. Certain executive officers of KCS, for example, are parties to change in control or employment agreements with KCS that, in certain circumstances and among other benefits, provide for severance payments, accelerated vesting of stock options and performance stock awards and the lapse of restrictions on restricted stock upon a termination of employment following a change in control of KCS.

Board of Directors

The merger agreement provides that immediately following the effective time, Petrohawk will take all corporate action necessary or advisable to cause the election to Petrohawk’s board of directors a total of nine persons, five individuals to be designated by Petrohawk (one of which to be Mr. Wilson) and four individuals to be designated by KCS (one of which to be Mr. Christmas). All individuals to be designated, other than Mr. Wilson and Mr. Christmas, must be outside, independent members of Petrohawk’s or KCS’s current board or must have been approved by the other party. The merger agreement further provides that the persons designated by KCS must be appointed or elected in such a manner as to cause each class of Petrohawk’s board of directors to include at least one of KCS’s designee and that Mr. Christmas must be appointed or elected to the class having the longest term. In addition, Petrohawk must also cause the Petrohawk board of directors to appoint to each of its committees at least one of its members who is a KCS designee and at least one member who is a Petrohawk designee.

Stock Options, Restricted Stock and Performance Stock Awards

The merger agreement provides that each KCS stock option, share of restricted stock and performance stock award that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to acquire shares of Petrohawk common stock, shares of restricted stock of Petrohawk or performance stock award of Petrohawk, respectively. For a more complete description, see above under the heading “—Treatment of Stock Options, Restricted Stock and Performance Stock Awards.”

The following table sets forth, as of April 20, 2006 the number of shares of KCS common stock subject to vested and unvested stock options held by KCS’s directors and executive officers and the assumed value of those stock options based on the closing price of Petrohawk of $13.58 per share on that date:

Name	Title	Number of Shares Subject to Unvested Options	Estimated Value of Unvested Options	Number of Shares Subject to Vested Options	Estimated Value of Vested Options
James W. Christmas	Chairman and Chief Executive Officer	127,534	$2,000,363	236,625	$6,084,622

William N. Hahne	President and Chief Operating Officer	86,665	1,395,248	196,168	5,083,418

Harry Lee Stout	Senior Vice President Marketing and Risk Management	33,080	601,714	64,700	1,833,566

Joseph T. Leary	Senior Vice President and Chief Financial Officer	24,080	391,094	3,700	72,186

Frederick Dwyer	Vice President, Controller and Secretary	12,465	208,468	21,882	579,780

The following table sets forth, as of April 20, 2006 the number of restricted shares of KCS common stock held by KCS’s directors and executive officers and the estimated value of those restricted shares based on the closing price of Petrohawk of $13.58 per share on the same date:

Name	Title	Number of Shares of Unvested Restricted Stock	Estimated Value of Unvested Restricted Stock
James W. Christmas	Chairman and Chief Executive Officer	80,008	$2,513,051

William N. Hahne	President and Chief Operating Officer	59,821	1,878,978

Harry Lee Stout	Senior Vice President Marketing and Risk Management	25,219	792,129

Joseph T. Leary	Senior Vice President and Chief Financial Officer	28,682	900,902

Frederick Dwyer	Vice President, Controller and Secretary	11,525	362,000

The following table sets forth, as of April 20, 2006 the number of shares of unvested performance stock held by KCS’s directors and executive officers and the estimated value of those shares based on the closing price of Petrohawk of $13.58 per share on the same date:

Name	Title	Number of Shares of Unvested Performance Stock	Estimated Value of Unvested Performance Stock
James W. Christmas	Chairman and Chief Executive Officer	8,258	$259,384

William N. Hahne	President and Chief Operating Officer	6,441	202,312

Harry Lee Stout	Senior Vice President Marketing and Risk Management	4,459	140,057

Joseph T. Leary	Senior Vice President and Chief Financial Officer	3,922	123,190

Frederick Dwyer	Vice President, Controller and Secretary	2,245	70,515

Under the employment agreements and change of control agreements entered into by KCS and its officers, a termination of employment by KCS without cause, or by the officer with “good reason” (as defined in such agreements), which occurs within a specified number of years following a change of control of KCS will result in, among other benefits, the right of the affected officer to receive a severance payment, pro rated bonus payment, payment for accumulated vacation pay, acceleration of the vesting of stock options and performance awards and the early expiration of restrictions on restricted stock.

In the merger agreement, Petrohawk has acknowledged that a termination of Messrs. Christmas’, Hahne’s and Leary’s employment will occur in connection with the merger, although Messrs. Christmas and Hahne will subsequently serve as Vice Chairman and Executive Vice President and Chief Operating Officer, respectively, of the combined company. As a consequence, the shares reflected above as underlying unvested options, restricted stock, and performance stock awards for Messrs. Christmas, Hahne and Leary will vest upon the consummation of the merger. These individuals will also become entitled to receive payment in cash within 30 days following the consummation of the merger for the respective amounts owed to them for severance, pro rated bonuses and accumulated vacation pay aggregating approximately $3.2 million, $2.3 million and $385,000 respectively (subject to final adjustment).

Indemnification and Insurance

The merger agreement provides that, after the effective time of the merger, Petrohawk will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of KCS and its subsidiaries in such capacities to the fullest extent permitted by applicable law, in each case against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, any such individual that is based on the fact that such individual is or was a director, officer, employee or agent of KCS or its subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the effective time of the merger. Petrohawk will also take all necessary actions to ensure that its director’s and officer’s liability insurance continues to cover each officer and director of KCS, in each case so long as they remain employed or retained by Petrohawk or any affiliate of Petrohawk (including the surviving corporation) as an officer or director.

In addition, the merger agreement provides that at the effective time of the merger, Petrohawk will maintain, directors’ and officers’ liability insurance under a policy and with a company reasonably acceptable to KCS covering, for a period of six years after the effective time of the merger, the directors and officers of KCS and its subsidiaries who are currently or were at any time prior to the effective time of the merger, covered by KCS’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the effective time of the merger, with coverage substantially similar to those in effect on April 20, 2006.

Restrictions on Resales by Affiliates; Rule 145 Affiliate Letters; Registration Rights Agreement

Shares of Petrohawk common stock to be issued to KCS stockholders in the merger will be registered under the Securities Act, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of KCS. Any subsequent transfer of shares, however, by any person who is an affiliate of KCS at the time the merger is submitted for a vote of the KCS stockholders will, under existing law, require either:

•	the further registration under the Securities Act of the Petrohawk common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of KCS is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, KCS. These restrictions are expected to apply to the directors and executive officers of KCS and the holders of 10% or more of the outstanding KCS common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Petrohawk will give stop transfer instructions to the transfer agent with respect to the shares of Petrohawk common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

KCS has agreed prior to the effective time of the merger to provide Petrohawk with a list identifying all persons who KCS believes may be deemed affiliates of KCS. In addition, KCS has agreed to cause each such affiliate on the list provided to Petrohawk to execute a Rule 145 affiliate letter. Pursuant to the terms of such letter, each KCS affiliate will agree not to offer or sell any shares of Petrohawk common stock unless such sale is made in compliance with Rule 145, such sale is pursuant to an effective registration statement or such sale is made pursuant to another available exemption from registration. In addition, each KCS affiliate will agree that a legend may be placed upon its Petrohawk stock certificates. By accepting such letter, Petrohawk will agree to use its reasonable best efforts to file, on a timely basis, all reports required to be filed with the Securities and Exchange Commission and otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144 promulgated under the Securities Act. The form of Rule 145 affiliate letter is attached to the merger agreement as Exhibit C.

As an inducement to such Rule 145 affiliate letters, Petrohawk has agreed to enter a written registration rights agreement with such KCS affiliates in substantially the form attached to the merger agreement as Exhibit D. Pursuant to the terms of such registration rights agreement, Petrohawk agrees to use reasonable best efforts to file with the Securities and Exchange Commission a registration statement covering the offer and resale of the shares of KCS common stock held by the KCS affiliates who have executed the Rule 145 affiliate letters within three business days of the effective time of the merger and to cause such registration statement to be declared effective as soon as practicable after the filing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Petrohawk and KCS may have appeared had the businesses actually been combined as of March 31, 2006 (with respect to the balance sheet information using currently available fair value information) and as of January 1, 2005 (with respect to the statements of operations information for the three months ended March 31, 2006 and year ended December 31, 2005). The unaudited pro forma condensed combined financial information shows the impact of the merger of Petrohawk and KCS on the historical financial position and results of operations under the purchase method of accounting with Petrohawk treated as the acquirer. Under this method of accounting, the assets and liabilities of KCS are recorded by Petrohawk at their estimated fair values as of the date the merger is completed.

The merger agreement with KCS provides for Petrohawk to issue approximately 83.7 million shares of common stock and pay approximately $450 million in cash as consideration to KCS common stockholders (in each case subject to upward adjustment in the event that any shares of KCS common stock are issued in accordance with the merger agreement pursuant to the exercise of KCS stock options or otherwise).

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. This financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of Petrohawk and KCS, which are incorporated in this document by reference. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is preliminary and is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon the effective time of the merger.

Petrohawk Energy Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2006

(In thousands)

	Petrohawk Historical	KCS Historical	Merger Adjustments		Petrohawk Pro Forma Combined
Assets
Current assets:
Cash	$3,642	$7,108	$(7,108	)(1)	$3,642
Accounts receivable	65,394	51,750	—		117,144
Deferred income taxes	25,333	4,755	—		30,088
Receivables from derivative contracts	3,951	—	—		3,951
Prepaid expenses and other	5,152	5,640	—		10,792

Total current assets	103,472	69,253	(7,108)		165,617

Oil and gas properties (full cost method):
Evaluated	1,379,818	1,797,891	(1,797,891	)(1)	2,611,818
			1,232,000	(1)
Unevaluated	186,924	40,552	(40,552	)(1)	433,324
			246,400	(1)

Gross oil and gas properties	1,566,742	1,838,443	(360,043)		3,045,142
Less—accumulated depletion	(158,207)	(1,109,544)	1,109,544	(1)	(158,207)

Net oil and gas properties	1,408,535	728,899	749,501		2,886,935

Other operating property and equipment:
Net other operating property and equipment	3,505	7,672	—		11,177
Other noncurrent assets:
Goodwill	165,475	—	820,619	(1)	986,094
Debt issuance costs, net of amortization	2,556	7,749	(7,749	)(1)	13,556
			11,000	(1)
Receivables from derivative contracts	2,159	—	—		2,159
Other	2,371	6,324	—		8,695

Total assets	$1,688,073	$819,897	$1,566,263		$4,074,233

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$100,121	$113,172	$—		$213,293
Liabilities from derivative contracts	31,153	6,529	—		37,682
Current portion of long-term debt	3,173	—	—		3,173

Total current liabilities	134,447	119,701	—		254,148

Long-term debt:
Petrohawk historical debt	542,599	—	153,811	(1)	696,410
Petrohawk new debt	—	—	325,000	(1)	325,000
KCS historical debt	—	275,536	(536	)(1)	275,000
Other	2,113	—	—		2,113

Long-term debt	544,712	275,536	478,275		1,298,523

Liabilities from derivative contracts	27,240	791	—		28,031
Asset retirement obligations	29,642	14,134	—		43,776
Deferred income taxes	256,933	52,707	(52,707	)(1)	598,133
			369,835	(1)
			(28,635	)(1)
Other noncurrent liabilities	2,241	691	—		2,932
Commitments and contingencies
Stockholders’ equity:
Preferred stock	1	—	—		1
Common stock	83	527	(527	)(1)	167
			84	(1)
Additional paid-in capital	692,012	250,756	904,992	(1)	1,847,760
Treasury stock	(36)	(4,741)	4,741	(1)	(36)
Accumulated other comprehensive (income) loss	—	(3,711)	3,711	(1)	—
Retained earnings	798	113,506	(113,506	)(1)	798

Total stockholders’ equity	692,858	356,337	799,495		1,848,690

Total liabilities and stockholders’ equity	$1,688,073	$819,897	$1,566,263		$4,074,233

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Petrohawk Energy Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2006

(In thousands, except per share amounts)

	Petrohawk Pro Forma	KCS Historical	Merger Adjustments		Petrohawk Pro Forma Combined
Operating revenues:
Oil and gas sales	$105,848	$104,586	$4,285	(2)	$214,719
Operating expenses:
Production expenses	14,498	10,902	—		25,400
Taxes other than income	8,409	5,292	—		13,701
General and administrative:
General and administrative expense	6,479	2,748	—		9,227
Stock-based compensation	644	1,011	—		1,655
Accretion expense	438	349	—		787
Depreciation, depletion and amortization	37,627	28,081	(65,708	)(3)	83,116
			83,116	(3)

Total operating expenses	68,095	48,383	17,408		133,886

Income (loss) from operations	37,753	56,203	(13,123)		80,833
Other income (expenses):
Gain on derivative contracts	24,803	7,045	(7,045	)(2)	68,583
			(4,285	)(2)
			48,065	(2)
Interest expense and other	(9,311)	(4,676)	14,738	(4)	(23,326)
			(24,077	)(4)

Total other income (expenses)	15,492	2,369	27,396		45,257

Income before income taxes	53,245	58,572	14,273		126,090
Income tax provision	(19,621)	(22,729)	42,350	(5)	(46,464)
			(46,464	)(5)

Net income	33,624	35,843	10,159		79,626
Preferred dividends	(108)	—	—		(108)

Net income available to common shareholders	$33,516	$35,843	$10,159		$79,518

Earnings per share of common stock:
Basic	$0.40				$0.48
Diluted	$0.39				$0.47

Weighted average shares outstanding:
Basic	83,261		83,755	(1)	167,016
Diluted	85,491		83,755	(1)	171,178
			1,932	(6)

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Petrohawk Energy Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(In thousands, except per share amounts)

	Petrohawk Pro Forma	KCS Historical	Merger Adjustments		Petrohawk Pro Forma Combined
Operating revenues:
Oil and gas sales	$413,846	$364,656	$42,587	(2)	$821,089
Operating expenses:
Production expenses	60,385	35,399	—		95,784
Taxes other than income	26,301	21,357	—		47,658
General and administrative:
General and administrative expense	34,257	11,102	—		45,359
Stock-based compensation	24,912	2,391	—		27,303
Accretion expense	2,044	964	—		3,008
Depreciation, depletion and amortization	138,151	92,764	(230,915	)(3)	290,167
			290,167	(3)

Total operating expenses	286,050	163,977	59,252		509,279

Income (loss) from operations	127,796	200,679	(16,665)		311,810
Other income (expenses):
Loss on derivative contracts	(128,229)	(9,679)	9,679	(2)	(226,264)
			(42,587	)(2)
			(55,448	)(2)
Interest expense and other	(42,596)	(18,442)	57,190	(4)	(112,450)
			(108,602	)(4)

Total other income (expenses)	(170,825)	(28,121)	(139,768)		(338,714)

(Loss) income before income taxes	(43,029)	172,558	(156,433)		(26,904)
Income tax benefit (provision)	15,723	(66,698)	50,975	(5)	9,831
			9,831	(5)

Net (loss) income	(27,306)	105,860	(95,627)		(17,073)
Preferred dividends	(440)	—	—		(440)

Net (loss) income (applicable) available to common shareholders	$(27,746)	$105,860	$(95,627)		$(17,513)

Loss per share of common stock:
Basic	$(0.37)				$(0.11)
Diluted	$(0.37)				$(0.11)

Weighted average shares outstanding:
Basic	75,633		83,755	(1)	159,388
Diluted	75,633		83,755	(1)	159,388

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited “Petrohawk Pro Forma Combined” financial data has been prepared to give effect to Petrohawk’s acquisition of KCS Energy. Information under the heading “Merger Adjustments” gives effect to the adjustments related to the acquisition of KCS. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of Petrohawk’s future operations.

Petrohawk and KCS use the full cost method of accounting for their oil and gas producing activities. Petrohawk will account for this merger using the purchase method of accounting for business combinations. Under the purchase method of accounting, Petrohawk is deemed to be the acquirer for accounting purposes based on a number of factors determined in accordance with GAAP. The purchase method of accounting requires that assets acquired and liabilities assumed by Petrohawk be recorded at their estimated fair values.

Pro Forma Adjustments Related to the Merger

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

(1) These adjustments reflect the elimination of the components of KCS’s historical stockholders’ equity, the purchase price paid by Petrohawk and adjustments to the historical book values of KCS’s assets and liabilities as of March 31, 2006 to their estimated fair values, in accordance with purchase accounting. The following table represents the preliminary allocation of the total purchase price of KCS to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value.

	Amount
	(In thousands, except stock price)
Shares of Petrohawk common stock to be issued to KCS	83,755	(i)
Average Petrohawk common stock price	$13.44	(i)

Fair value of common stock to be issued	$1,125,665
Cash consideration paid to KCS stockholders	449,920	(i)
Plus: estimated merger costs	36,000	(ii)
Plus: estimated fair value of KCS employee stock-based awards	30,166	(v)

Total purchase price	$1,641,751

Plus: Estimated Fair Value of KCS Liabilities
Debt assumed by Petrohawk, net of cash acquired	$267,892	(iv)
Current liabilities	119,701
Asset retirement obligations	14,134
Other non-current liabilities	1,482
Deferred income taxes	341,200	(iii)

Total Purchase Price Plus Liabilities Assumed	$2,386,160

Estimated Fair Value of KCS Assets
Current assets	62,145
Proved oil and gas properties	1,232,000
Unproved oil and gas properties	246,400
Other operating property and equipment	7,672
Other non-current assets	6,324
Estimated debt issue costs	11,000
Goodwill	820,619	(iii)

Total Fair Value of KCS Assets	$2,386,160

(i) Under the terms of the merger agreement, total consideration for the shares of KCS is fixed at $9.00 per share in cash and 1.65 shares of Petrohawk common stock for each share of KCS stock issued and outstanding at the date of closing (approximately 83.7 million Petrohawk shares.) Total cash consideration of approximately $450 million consists of $9.00 per share of KCS common stock outstanding as of March 31, 2006 of 52.7 million, less KCS treasury shares held at March 31, 2006 of 2.2 million. The average Petrohawk common stock price of $13.44 per share was based on the average of the closing prices of Petrohawk common stock during the five business days commencing two days before the merger was announced.

(ii) The total purchase price includes $36 million of estimated merger costs to be incurred by Petrohawk. These costs include investment banking expenses, legal and accounting fees, printing expenses and other merger related costs.

(iii) The preliminary allocation of purchase price includes approximately $820 million of goodwill. Goodwill represents the excess of the purchase price paid by Petrohawk for KCS plus liabilities assumed, including deferred taxes recorded in connection with the merger, over the estimated fair market value of the tangible net assets acquired. The purchase price allocation is preliminary and is subject to change due to several factors, including, but not limited to: (1) changes in the fair values of KCS’s assets and liabilities as of the effective time of the merger; (2) the actual merger costs incurred; (3) the number of KCS shares outstanding at the closing date, and (4) changes in Petrohawk’s valuation estimates that may be made between now and the time the purchase price allocation is finalized. These changes will not be known until after the closing date of the merger.

(iv) This represents the assumption of KCS’s Senior Notes net of $7.1 million cash acquired by Petrohawk as of March 31, 2006.

(v) All KCS stock based awards will be converted in the merger into Petrohawk stock based awards. The fair values of the KCS options were estimated using Black-Scholes valuation assumptions, including expected life, volatility, risk free interest rates and the expected dividend yield. The total future expense to be recognized related to unvested stock based awards is $15.6 million.

The unaudited pro forma condensed combined statements of operations include the following adjustments:

(2) To reflect Petrohawk’s recognition of mark-to-market losses associated with derivative liabilities assumed in the merger ($41.0 million realized loss and $57.0 million unrealized loss for the year ended December 31, 2005; $4.6 million realized loss and $48.4 million unrealized gain for the three months ended March 31, 2006). These derivative positions are presented at fair value on the balance sheet with changes in fair value reflected in the combined statement of operations.

(3) To adjust historical depletion expense associated with oil and gas properties based on the preliminary allocation of the purchase price to the KCS properties’ fair value. Depletion expense is calculated using the unit of production method under full cost accounting. Adjustment assumes no material changes in the estimated useful lives or amortization periods for acquired assets as a result of the preliminary purchase price allocation.

(4) This adjustment increases interest expense for the effect of the additional debt assumed from the merger and the amounts borrowed as well as to recognize amortization expense associated with Petrohawk’s projected debt issuance costs. The interest rate used in the calculation of interest expense is based on expected actual interest rates and the life used in the calculation of amortization expense is based on the expected life of the new debt facilities. A  1/8 percentage point change in the interest rate would result in an adjustment to pro forma interest expense of $0.4 million and $1.6 million for the three months ended March 31, 2006 and for the year ended December 31, 2005, respectively.

(5) To record income tax expense on the combined company results of operations based on the Petrohawk effective tax rate of 36.54% for the year ended December 31, 2005 and 36.85% for the three months ended March 31, 2006.

(6) To incorporate the dilutive impact of common stock equivalents (using the treasury stock method) and unvested restricted stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2006 and year ended December 31, 2005 presents the historical results of operations of Petrohawk on a pro forma basis, taking into consideration Petrohawk’s July 28, 2005 acquisition of Mission Resources Corporation and the January 27, 2006 acquisition of Winwell Resources, Inc. These unaudited pro forma condensed combined statements of operations present how the results of operations of Petrohawk, Mission and Winwell may have historically appeared had these transactions actually been consummated on January 1, 2005.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. This financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of Petrohawk, Mission Resources Corporation and Winwell Resources, Inc., which have been filed with the Securities and Exchange Commission.

Petrohawk Energy Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2006

(In thousands, except per share amounts)

	Petrohawk Historical	Winwell Historical	Acquisition Adjustments		Petrohawk Pro Forma
Operating revenues:
Oil and gas sales	$103,006	$2,842	$—		$105,848
Operating expenses:
Production expenses	14,140	358	—		14,498
Taxes other than income	8,298	111	—		8,409
General and administrative:
General and administrative expense	6,044	435	—		6,479
Stock-based compensation	644	—	—		644
Accretion expense	438	—	—		438
Depreciation, depletion and amortization	37,012	732	(37,744	)(3)	37,627
			37,627	(3)

Total operating expenses	66,576	1,636	(117)		68,095

Income from operations	36,430	1,206	117		37,753
Other income (expenses):
Gain on derivative contracts	24,803	—	—		24,803
Interest expense and other	(9,072)	104	541	(4)	(9,311)
			(884	)(4)

Total other income (expenses)	15,731	104	(343)		15,492

Income (loss) before income taxes	52,161	1,310	(226)		53,245
Income tax (provision) benefit	(19,222)	(498)	19,720	(5)	(19,621)
			(19,621	)(5)

Net income (loss)	32,939	812	(127)		33,624
Preferred dividends	(108)	—	—		(108)

Net income (loss) available (applicable) to common shareholders	$32,831	$812	$(127)		$33,516

Earnings per share of common stock:
Basic	$0.40				$0.40
Diluted	$0.39				$0.39

Weighted average shares outstanding:
Basic	81,961		1,300	(6)	83,261
Diluted	84,191		1,300	(6)	85,491

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Petrohawk Energy Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(In thousands, except per share amounts)

	Petrohawk Historical	Mission Historical	Winwell Historical	Acquisition Adjustments		Petrohawk Pro Forma
Operating revenues:
Oil and gas sales	$258,039	$90,856	$54,585	$10,366	(1)	$413,846
Operating expenses:
Production expenses	36,079	18,803	5,503	—		60,385
Taxes other than income	18,497	6,672	1,132	—		26,301
General and administrative:
General and administrative expense	21,214	10,536	4,517	(2,010	)(2)	34,257
Stock-based compensation	3,820	—	21,092	—		24,912
Accretion expense	1,157	842	45	—		2,044
Depreciation, depletion and amortization	73,382	23,226	12,585	(109,193	)(3)	138,151
				138,151	(3)

Total operating expenses	154,149	60,079	44,874	26,948		286,050

Income (loss) from operations	103,890	30,777	9,711	(16,582)		127,796
Other income (expenses):
Loss on derivative contracts	(100,380)	—	—	(10,366	)(1)	(128,229)
				(17,483	)(1)
Interest expense and other	(29,207)	(11,318)	795	10,182	(4)	(42,596)
				(9,510	)(4)
				(3,538	)(4)

Total other income (expenses)	(129,587)	(11,318)	795	(30,715)		(170,825)

(Loss) income before income taxes	(25,697)	19,459	10,506	(47,297)		(43,029)
Income tax benefit (provision)	9,063	(4,661)	(3,091)	(1,311	)(5)	15,723
				15,723	(5)

Net (loss) income	(16,634)	14,798	7,415	(32,885)		(27,306)
Preferred dividends	(440)	—	—	—		(440)

Net (loss) income (applicable) available to common shareholders	$(17,074)	$14,798	$7,415	$(32,885)		$(27,746)

Loss per share of common stock:
Basic	$(0.31)					$(0.37)
Diluted	$(0.31)					$(0.37)

Weighted average shares outstanding:
Basic	54,752			11,203	(7)	75,633
				9,678	(6)
Diluted	54,752			11,203	(7)	75,633
				9,678	(6)

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited “Petrohawk Pro Forma” financial data has been prepared to give effect to Petrohawk’s acquisition of Winwell Resources, Inc. in January 2006 and Mission Resources Corporation in July 2005. Information under the heading “Acquisition Adjustments” gives effect to the adjustments related to the acquisitions of Winwell and Mission as if the transactions had occurred on January 1, 2005. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of Petrohawk’s future operations.

Pro Forma Adjustments Related to the Acquisitions

The unaudited pro forma condensed combined statements of operations include the following adjustments:

(1) To reflect Petrohawk’s recognition of mark-to-market losses associated with derivative liabilities assumed in the acquisition of Mission ($10.4 million realized loss and $17.5 million unrealized loss for the year ended December 31, 2005). These derivative positions are presented at fair value on the balance sheet with changes in fair value reflected in the combined statement of operations.

(2) Consulting and legal fees of approximately $2 million were reported by Mission in general and administrative expenses. These costs are directly attributable to the transaction and have been excluded from the pro forma financial statements as they represent material nonrecurring charges.

(3) To adjust historical depletion expense associated with oil and gas properties based on the pro forma allocation of purchase price for each respective transaction using the unit of production method under the full cost method of accounting.

(4) This adjustment increases interest expense for the effect of the additional debt assumed from the transactions and the additional amounts borrowed. The interest rate used in the calculation of interest expense is based on actual interest rates.

(5) To record income tax expense on the combined company results of operations based on the Petrohawk effective tax rate of 36.54% for the year ended December 31, 2005 and 36.85% for the three months ended March 31, 2006.

(6) To record the incremental share impact on Petrohawk’s basic and diluted weighted average shares outstanding as a result of its acquisition of Winwell on January 27, 2006. This adjustment is recorded to reflect the issuance of 9.678 million shares of common stock as if the transaction had occurred at the beginning of each respective period.

(7) To record the incremental share impact of 11.2 million on Petrohawk’s basic and diluted weighted average shares outstanding as a result of its acquisition of Mission on July 27, 2005. This adjustment is recorded to reflect the issuance of 19.565 million shares of common stock as if the transaction had occurred on January 1, 2005.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Petrohawk

Petrohawk common stock is listed on the Nasdaq National Market and traded under the symbol “HAWK.” The following table sets forth, for the calendar quarters indicated, the high and low reported sales prices per share of Petrohawk common stock on the Nasdaq National Market, as adjusted for a one-for-two reverse stock split on May 26, 2004.

	Petrohawk Common Stock
	High	Low
Quarter Ended
2004
March 31	$7.84	$3.70
June 30	9.57	5.50
September 30	8.80	6.40
December 31	9.89	7.85

2005
March 31	$10.98	$7.45
June 30	11.94	7.57
September 30	14.91	10.45
December 31	15.17	11.02

2006
March 31	$16.25	$11.75
June 30 (through May 30, 2006)	14.64	10.72

KCS

KCS common stock is listed on the NYSE and traded under the symbol “KCS.” The following table sets forth, for the calendar quarters indicated, the high and low reported sales prices per share of KCS common stock on the NYSE.

	KCS Common Stock
	High	Low
Quarter Ended
2004
March 31	$11.50	$8.68
June 30	13.60	10.50
September 30	14.99	11.26
December 31	15.09	12.29

2005
March 31	$19.00	$13.10
June 30	17.68	12.84
September 30	28.45	17.37
December 31	28.87	20.91

2006
March 31	$29.37	$21.15
June 30 (through May 30, 2006)	31.45	25.32

Petrohawk Future Dividend Policy

The holders of Petrohawk common stock receive dividends if and when declared by the Petrohawk board of directors out of legally available funds. Petrohawk has never paid any cash dividends on its common stock. Petrohawk does not expect to declare or pay any cash or other dividends in the foreseeable future on its common stock. Holders of its 8% cumulative convertible preferred stock are entitled to receive cumulative dividends at the annual rate of $0.74 per share when and as declared by Petrohawk’s board of directors. No dividends may be paid on the common stock unless all cumulative dividends due on all of Petrohawk’s 8% cumulative convertible preferred stock have been declared and paid. Petrohawk’s existing revolving credit facility restricts its ability to pay cash dividends on its preferred stock and common stock (other than on its 8% cumulative convertible preferred stock). Petrohawk’s current senior note indenture restricts the payment of dividends, and Petrohawk may also enter into credit agreements or other borrowing arrangements in the future that restrict Petrohawk’s ability to declare cash dividends on its preferred stock and common stock. Upon consummation of the merger, the existing KCS senior note indenture will become binding on Petrohawk and will restrict Petrohawk’s ability to declare and pay cash dividends.

COMPARISON OF RIGHTS OF HOLDERS OF PETROHAWK AND KCS COMMON STOCK

After the effective time of the merger, to the extent KCS stockholders receive Petrohawk common stock in the merger, the rights of former stockholders of KCS will be determined by reference to Petrohawk’s certificate of incorporation, as amended, and bylaws and the DGCL. The material differences between the rights of holders of KCS common stock and the rights of holders of Petrohawk common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of Petrohawk common stock under Petrohawk’s certificate of incorporation, as amended, and bylaws or the rights of the holders of KCS common stock, under KCS’s restated certificate of incorporation and restated by-laws, each as amended, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the governing corporate instruments of Petrohawk and KCS, to which the holders of KCS common stock are referred. Copies of the governing corporate instruments of Petrohawk and KCS are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 141 of this document.

Corporate Governance

Petrohawk. The rights of Petrohawk stockholders are governed by the DGCL and Petrohawk’s certificate of incorporation, as amended, and bylaws.

KCS. The rights of KCS stockholders are governed by the DGCL and KCS’s restated certificate of incorporation and restated by-laws, each as amended.

Authorized Capital Stock

Petrohawk. The authorized capital stock of Petrohawk currently consists of 125 million shares of Petrohawk common stock, par value $0.001 per share, and five million shares of Petrohawk preferred stock, par value $0.001 per share, 1.5 million shares of which have been designated 8% Cumulative Convertible Preferred Stock. Petrohawk is also proposing that its stockholders approve an amendment to its certificate of incorporation to increase Petrohawk’s authorized common stock from 125 million shares to 300 million shares in connection with the merger.

KCS. The authorized capital stock of KCS consists of 80 million shares of capital stock, comprised of 75 million shares of common stock, par value $0.01 per share, and five million shares of preferred stock, par value $0.01 per share, 30,000 shares of which have been designated Series A Convertible Preferred Stock.

Number and Election of Board of Directors

Petrohawk. Petrohawk’s certificate of incorporation, as amended, and bylaws provide that the board of directors of Petrohawk shall consist of not less than one nor more than eleven members, as such number may be designated by the board of directors from time to time. Petrohawk’s board of directors currently has nine members.

The board of directors of Petrohawk is divided into three classes: Class I, Class II, and Class III. According to Petrohawk’s certificate of incorporation, no one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and one of the extra directors shall be a member of Class III, unless otherwise provided from time to time by resolution adopted by the board of directors.

Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected and until said director’s successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Pursuant to the merger agreement, upon consummation of the merger, Petrohawk’s board of directors will continue to consist of nine members, five of whom will be designated by Petrohawk and four of whom will be designated by KCS.

KCS. KCS’s restated certificate of incorporation and restated by-laws, each as amended, provide that the board of directors of KCS shall have not be less than three nor more than twelve members, as such number may be designated by the board of directors from time to time. KCS’s board of directors currently has seven members.

The board of directors of KCS is divided into three classes, as nearly equal in number as possible. Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected and until said director’s successor is duly elected and qualified.

Vacancies and Newly Created Directorships

Petrohawk. Petrohawk’s certificate of incorporation, as amended, and bylaws state that, unless and until filled by the stockholders, any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, the vacancies may be filled by the stockholders. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal. The entire board of directors, or any individual director, may be removed from office as provided by Section 141 of the DGCL.

KCS. KCS’s restated certificate of incorporation and restated by-laws, each as amended, state that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum of the board of directors. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 75% of the combined voting powers of the then-outstanding shares of voting stock, voting together as a single class. Any director elected in accordance with the two preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. Any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the combined voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

Annual Meetings of Stockholders

Petrohawk. Petrohawk’s bylaws provide that the annual meeting of Petrohawk stockholders shall be held at such date, time and place as may be designated from time to time by resolution of the board of directors. The purpose of the annual meeting shall be to elect members of the board of directors and to transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. Such notice should also detail those matters that the board of directors intends to present for action by the stockholders.

KCS. KCS’s restated by-laws, as amended, provide that the annual meeting of the stockholders for the election of directors and for the transaction of any other business as may properly come before the meeting is to be held at such place as shall be designated by the board of directors on the second Tuesday of May of each year at 10:00 a.m., or on such other day or such time as shall be designated by the board of directors. Written notice of the annual meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Special Meetings of Stockholders

Petrohawk. Petrohawk’s bylaws provide that special meetings of the stockholders, for any purpose or purposes, may be called by the board of directors, the chairman of the board, or by Petrohawk’s chief executive officer and president. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called (and stating that no other business may be transacted) shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

KCS. KCS’s restated certificate of incorporation, as amended, provides that special meetings of the stockholders may only be called by a majority vote of the board of directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Stockholder Action by Written Consent

Petrohawk. Petrohawk’s bylaws provide that any action required or permitted to be taken at any annual or special stockholder meeting may be taken without a meeting, without prior notice and without a vote, if consented to in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

KCS. KCS’s restated certificate of incorporation, as amended, requires that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting and may not be effected by written consent.

Power to Amend the Certificate of Incorporation

Petrohawk. Petrohawk’s certificate of incorporation may be amended, altered changed or repealed by holders of a majority of the outstanding stock entitled to vote on the amendment in the manner and as provided by the DGCL.

KCS. KCS’s restated certificate of incorporation, as amended, provides that it may be amended, altered, changed or repealed in the manner now or thereafter prescribed by statute. The DGCL currently provides for amendment by holders of a majority of the outstanding stock entitled to vote on the amendment. However, any revisions relating to the following matters require the affirmative vote of the holders of at least 75% of the combined voting power of all of the then-outstanding shares of voting stock: classification of the board of directors, filling of vacancies on the board of directors, removal of directors, stockholder action by written consent, calling of special meetings of the stockholders, indemnification, interested party transactions and the ability of the board of directors to make, alter or repeal the restated by-laws.

Power to Amend the Bylaws

Petrohawk. Petrohawk’s bylaws provide that they may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any annual or special meeting of the stockholders or of the board of directors, if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such meeting.

KCS. KCS’s restated certificate of incorporation, as amended, expressly authorizes the board of directors to make, alter or repeal the restated by-laws of the corporation. KCS’s restated by-laws, as amended, provide that they may also be amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors of KCS at any annual or special meeting of the stockholders or of the board of directors if notice of the amendment or repeal is contained in the notice of such meeting.

DESCRIPTION OF PETROHAWK CAPITAL STOCK

General

The authorized capital stock of Petrohawk consists of 125 million shares of Petrohawk common stock, par value $0.001 per share, and 5 million shares of Petrohawk preferred stock, par value $0.001 per share, 1.5 million shares of which have been designated 8% cumulative convertible preferred stock. As of May 30, 2006, 83,604,678 shares of Petrohawk common stock were outstanding, and 593,271 shares of preferred stock were outstanding. As of May 30, 2006, approximately 2,903,154 shares of Petrohawk common stock were reserved for issuance upon exercise of outstanding warrants and 3,488,610 shares of Petrohawk common stock were available for delivery in the future in respect of awards that have been made under Petrohawk’s stock-based compensation plans.

The following summary of the terms of the capital stock of Petrohawk is not intended to be complete and is subject in all respects to the applicable provisions of the DGCL, and is qualified by reference to the certificate of incorporation and bylaws of Petrohawk. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 141 of this document.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefore after payment of dividends required to be paid on shares of preferred stock, if any. Petrohawk’s credit facility restricts its ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of Petrohawk’s affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, Petrohawk’s remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for Petrohawk securities.

Preferred Stock

Petrohawk’s board of directors has the authority to issue up to five million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable Petrohawk’s board of directors to render more difficult or to discourage an attempt to obtain control of Petrohawk by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of Petrohawk management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by Petrohawk may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for Petrohawk common stock or may otherwise adversely affect the market price of its common stock.

8% Cumulative Convertible Preferred Stock

As of May 30, 2006, 593,271 shares of 8% cumulative convertible preferred stock were outstanding. The 8% cumulative convertible preferred stock entitles holders of such shares to the right to receive quarterly dividends of 8% per annum. The following discussion summarizes some, but not all, of the provisions of the certificate of designation governing the 8% cumulative convertible preferred stock. You should read the certificate of designation, because it, and not this description, defines the rights of holders of the 8% cumulative convertible preferred stock. A copy of the certificate of designation governing the 8% cumulative convertible preferred stock is filed as Exhibit 3.2 to Petrohawk’s Form S-8 filed with the SEC on July 29, 2004 and is incorporated by referenced herein.

Ranking. The 8% cumulative convertible preferred stock ranks senior to the common stock and any other series of Petrohawk stock with respect to dividend rights and rights upon liquidation, dissolution or winding up.

Dividend Rights. Each holder of the 8% cumulative convertible preferred stock is entitled to receive cumulative dividends at an annual rate of 8% of the liquidation value per share of 8% cumulative convertible preferred stock, or $0.74 per year. The dividends are cumulative from the original issue date of the 8% cumulative convertible preferred stock, whether or not in any period Petrohawk was legally permitted to pay such dividends or such dividends were declared. Dividends are payable quarterly, within 15 days of the end of the calendar quarters ending March 31, June 30, September 30 and December 31 of each year.

Petrohawk may not declare or pay any dividend or other distribution to holders of common stock or any other class or series of Petrohawk stock, unless all accrued and unpaid dividends on the 8% cumulative convertible preferred stock have been paid or declared and set apart for payment.

Liquidation Rights. Upon any liquidation, dissolution or winding up, no distribution will be made to any holders of common stock or any other series of stock, unless the holders of 8% cumulative convertible preferred stock have received an amount equal to $9.25 per share, plus any accrued but unpaid dividends and cumulated dividends, an amount referred to as the liquidation preference. The following transactions will not be deemed to be a liquidation, dissolution or winding up for purposes of determining the rights of holders of the 8% cumulative convertible preferred stock (so long as the holders of 8% cumulative convertible preferred stock have essentially equivalent rights following any such transaction, as determined by Petrohawk’s board of directors in the reasonable exercise of its discretion):

•	a consolidation or merger with or into any other corporation or corporations,

•	a sale of all or substantially all of its assets, or

•	a series of related transactions in which more than 50% of its voting power is disposed of.

Any other reorganization, consolidation, merger or sale will be deemed to be a liquidation and entitle the holders of the 8% cumulative convertible preferred stock to a liquidation preference.

Conversion. The 8% cumulative convertible preferred stock is convertible into common stock at the option of a holder at any time. In addition, the 8% cumulative convertible preferred stock automatically converts into common stock effective on the first trading day after the reported high selling price for the common stock is at least 150% of the initial liquidation price, or $27.75 per share, for any 10 trading days. Initially, each share of 8% cumulative convertible preferred stock is convertible at a rate of one-half share of common stock for each share of 8% cumulative convertible preferred stock converted, although this conversion rate is subject to adjustment in certain circumstances, including stock splits or combinations of Petrohawk common stock.

The holder of any shares of 8% cumulative convertible preferred stock may exercise the conversion right by surrendering to Petrohawk or its transfer agent the certificate or certificates for the shares to be converted, though in the case of an optional conversion, the holder must first give Petrohawk notice that such holder elects to convert. Petrohawk will deliver to such holder the certificate or certificates for the number of shares of its common stock to which the holder is entitled. In the case of an optional conversion, conversion will be deemed to have been effected immediately prior to the close of business on the day Petrohawk receives notice of conversion; otherwise, conversion will be deemed to have occurred at the close of business on the day the automatic conversion occurs.

No fractional shares of common stock will be issued upon conversion of shares of 8% cumulative convertible preferred stock. All shares, including fractional shares, of common stock issuable to a holder of 8% cumulative convertible preferred stock will be aggregated. If after such aggregation, the conversion would result in the issuance of a fractional share of common stock, the fraction will be rounded up or down to the nearest whole number of shares.

Upon any reorganization or reclassification of Petrohawk’s capital stock or any consolidation or merger of Petrohawk with or into another company or any sale of all or substantially all of its assets to another company, and if such transaction is not treated as a liquidation, dissolution or winding up, Petrohawk or such successor entity, as the case may be, will make appropriate provision so that each share of 8% cumulative convertible preferred stock then outstanding will be convertible into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of common stock into which such share of 8% cumulative convertible preferred stock might have been converted immediately before such transaction, subject to such adjustment which will be as nearly equivalent as may be practicable to the adjustments described above. These provisions will similarly apply to successive consolidations, mergers, conveyances or transfers.

Redemption. Petrohawk has the unilateral right to redeem all or any of the outstanding 8% cumulative convertible preferred stock from the date of issuance; however, it must pay a premium for any shares of 8% cumulative convertible preferred stock redeemed on or before June 2006. The holders of the 8% cumulative convertible preferred stock will be entitled to a liquidation preference equal to the stated value of the 8% cumulative convertible preferred stock plus any unpaid and accrued dividends through the date of any liquidation or dissolution. At May 30, 2006, the liquidation preference was approximately $5.5 million.

Petrohawk may purchase shares of 8% cumulative convertible preferred stock from the holders of such shares on such terms as may be agreeable among the holders and Petrohawk, so long as Petrohawk is not in default of its obligations to holders of 8% cumulative convertible preferred stock, and any such purchase does not adversely affect other holders of outstanding 8% cumulative convertible preferred stock.

Consent Rights and Voting Rights. Petrohawk must receive the approval of the holders of a majority of the 8% cumulative convertible preferred stock to undertake any of the following:

•	modify its certificate of incorporation or bylaws so as to amend or change any of the rights, preferences or privileges of, or applicable to, the 8% cumulative convertible preferred stock;

•	authorize or issue any other preferred equity security senior to any of the rights or preferences applicable to the 8% cumulative convertible preferred stock; or

•	purchase or otherwise acquire for value any of its common stock or other equity security while there exists any arrearages in the payment of dividends to the holders of the 8% cumulative convertible preferred stock.

The holders of Petrohawk’s 8% cumulative convertible preferred stock may vote with the holders of common stock on all matters presented to the stockholders for a vote. Each holder of Petrohawk 8% cumulative convertible preferred stock is entitled to a number of votes on any matter equal to the whole number of shares of common stock into which one share of Petrohawk 8% cumulative convertible preferred stock is convertible as of the record date for any vote by Petrohawk’s stockholders.

PROPOSED AMENDMENT TO PETROHAWK’S CERTIFICATE OF INCORPORATION

Petrohawk presently is authorized to issue 125 million shares of common stock and 5 million shares of preferred stock. As of May 30, 2006, 83,604,678 shares of Petrohawk common stock were issued and outstanding, and a total of 3,488,610 shares of Petrohawk common stock were available for delivery in the future in respect of awards that have been or are authorized to be made under Petrohawk’s stock-based compensation plans. As of May 30, 2006, 593,271 shares of 8% cumulative convertible preferred stock of Petrohawk were issued and approximately 83.7 million shares of Petrohawk common stock will be issued in the merger upon the conversion of KCS common stock. Additional shares of Petrohawk common stock will be issued in the event that any additional shares of KCS common stock are issued in accordance with the merger agreement pursuant to the exercise of KCS stock options.

The Petrohawk board of directors has approved an amendment to Petrohawk’s certificate of incorporation, attached as Annex E, to increase the number of authorized shares of Petrohawk common stock from 125 million to 300 million. Petrohawk does not have a sufficient number of authorized shares under Petrohawk’s certificate of incorporation to complete the merger, and approval of the amendment to increase the number of authorized shares of common stock is a condition to the consummation of the merger.

The Petrohawk board of directors believes that an increase is advisable and in the best interests of Petrohawk and Petrohawk stockholders. Following the merger, Petrohawk will have approximately 125 million authorized and unissued shares of Petrohawk common stock. In addition, Petrohawk will have outstanding securities convertible or exercisable for a total of approximately 9.0 million shares of Petrohawk common stock, including approximately 2.6 million shares that may be issued upon exercise of KCS stock options converted in the merger. The Petrohawk board of directors believes that an increase in authorized shares of Petrohawk common stock to 300 million will give Petrohawk greater flexibility in the future by allowing Petrohawk the latitude to declare stock dividends or stock splits, to use its common stock to acquire other assets (for example, the merger), or to issue its common stock for other corporate purposes, including stock dividends, raising additional capital, issuance pursuant to employee and director stock plans and possible future acquisitions. Other than in connection with the merger and as required under the merger agreement, there are no current plans, understandings or arrangements for issuing a material number of additional shares of Petrohawk common stock from the additional shares proposed to be authorized pursuant to the amendment.

The issuance of shares of Petrohawk common stock, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of Petrohawk common stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations. The amendment might also have the effect of discouraging an attempt by another person or entity through the acquisition of a substantial number of shares of Petrohawk common stock, to acquire control of Petrohawk with a view to consummating a merger, sale of all or any part of Petrohawk’s assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

All shares of Petrohawk common stock, including those now authorized and those that would be authorized by the proposed amendment to Petrohawk’s certificate of incorporation, are equal in rank and have the same voting, dividend and liquidation rights. Holders of Petrohawk common stock do not have preemptive rights.

The Petrohawk board of directors unanimously recommends that Petrohawk stockholders vote “FOR” approval of the amendment to Petrohawk’s certificate of incorporation.

To effect the increase in authorized shares of Petrohawk common stock, it is proposed that the first sentence of Article Fourth of Petrohawk’s Certificate of Incorporation be amended to read in its entirety as follows:

“The aggregate number of shares of stock the Corporation is authorized to issue is 300,000,000 shares of a class designated as common stock par value $0.001 per share, and 5,000,000 shares of a class designated as

Preferred Stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:”

The affirmative vote of the holders of a majority of the outstanding shares of Petrohawk common stock and preferred stock, voting together as a single class, is required to approve the amendment to Petrohawk’s certificate of incorporation. Unless a contrary choice is specified, proxies solicited by the Petrohawk board of directors will be voted for the amendment.

ELECTION OF PETROHAWK DIRECTORS

Petrohawk’s Amended and Restated Bylaws specify that the authorized number of directors of Petrohawk shall not be less than one and not more than eleven. As of the date of this joint proxy statement/prospectus, Petrohawk’s board of directors consists of nine directors, seven of whom have been determined to be independent directors as set forth in Nasdaq Marketplace Rule 4200(a)(15). As discussed more fully below, three of Petrohawk’s current directors, Messrs. Irish, Stone and Williamson, have been nominated for reelection at Petrohawk’s 2006 Annual Meeting because of the expiration of the term of their class, Class II, on Petrohawk’s classified board of directors.

The Petrohawk board of directors unanimously recommends that Petrohawk stockholders vote “FOR” all nominees.

Mr. Irish, Mr. Stone and Mr. Williamson have been nominated as directors of Petrohawk. Mr. Christmas, Mr. Merriman, Mr. Raynolds and Mr. Viggiano, the four individuals designated by KCS to serve on the Petrohawk board, will not be nominated for election to the Petrohawk board at the annual meeting. When the merger is consummated, it is anticipated that Messrs. Miller, Rioux, Brown and Williamson will resign from the Petrohawk board, and pursuant to the terms of the merger agreement, and upon closing of the merger, the remaining members of Petrohawk’s board will appoint Messrs. Christmas, Merriman, Raynolds and Viggiano to Petrohawk’s board of directors, with Mr. Christmas occupying a Class II position which will expire in 2009 and the remaining designees occupying one Class I position whose term will expire in 2008 and two Class III positions whose terms will expire in 2007. One of the requirements relating to KCS’s designation of individuals for appointment to Petrohawk’s board of directors, however, is that such individuals, other than Mr. Christmas, would be considered “independent directors” under Nasdaq rules and SEC regulations once appointed to Petrohawk’s board of directors.

Directors are elected by plurality vote of the shares present at the annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors, except to the extent the failure to vote for an individual results in another candidate receiving a larger number of votes in person and represented by proxy at the annual meeting. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Irish, Stone and Williamson.

Prior to the merger, the board of directors has established the number of directors at nine. If any nominee becomes unavailable for any reason, Petrohawk’s board of directors may propose a substitute nominee and the shares represented by proxy will be voted for any substitute nominee, unless the board reduces the number of directors. The board has no reason to expect that any nominee will become unavailable.

The following table sets forth the names and ages of all directors and director nominees for election, the length of their continuous service as a director of Petrohawk, their membership in board committees, and the positions in Petrohawk held by them:

Directors	Since	Age	Position	Expiration of Term
Floyd C. Wilson	May 2004	59	Chairman of the Board, President, Chief Executive Officer, Director	2008
Tucker S. Bridwell(1)	May 2004	54	Director	2008
James L. Irish III(1)	May 2004	61	Director	2006
David B. Miller	May 2004	56	Director	2007
Thomas R. Fuller	March 2006	58	Director	2007
Daniel A. Rioux(2)(3)	July 2004	38	Director	2007
Robert C. Stone, Jr.(1)	September 2000	57	Director	2006
Herbert C. Williamson, III(2)(3)	July 2005	57	Director	2006
David A.B. Brown(2)(3)	July 2005	62	Director	2008

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating committee

Petrohawk’s Board of Directors recommends a vote FOR the election to the Board of Directors of both of the following nominees who were recommended for reelection by Petrohawk’s nominating committee:

Floyd C. Wilson was elected as the Chairman of the Board, President and Chief Executive Officer, and appointed Director, of Petrohawk on May 25, 2004 and was elected as a director on July 15, 2004. He is an owner, President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/ E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of W/ E Energy Company L.L.C. Mr. Wilson founded Hugoton Energy Corporation in 1987, and served as its Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

James L. Irish III was appointed as a director on May 25, 2004 and was elected as a director on July 15, 2004. Mr. Irish served as a director of 3TEC Energy Corporation from 2002 until June 2003. Mr. Irish is currently of counsel with Thompson & Knight LLP, a Texas based law firm. Mr. Irish has been an attorney with Thompson & Knight LLP serving in various capacities, including Managing Partner, since 1969.

Robert C. Stone, Jr. has served as a director since September 2000 and was reelected as a director on July 15, 2004. Currently, Mr. Stone serves as Senior Vice President/Manager of Energy Lending at Whitney National Bank in New Orleans, Louisiana and has been employed there since 2000. Prior to this position, Mr. Stone was Manager of Energy Technical Services, Energy/Maritime Division at Hibernia National Bank from 1998 to 2000 that included evaluation responsibilities for all syndicated and direct lending E&P segment clients. Mr. Stone has held senior management positions in energy banking for over 20 years, with emphasis on small-cap, public and private producers. His experience includes underwriting and managing senior debt, mezzanine and private equity to the independent sector. He began his banking career as an engineer with First National Bank of Commerce in New Orleans in 1983 after working in various engineering positions with Exxon Company, U.S.A. for seven years. He was also a Founding Governor of the City Energy Club of New Orleans and is involved with many civic organizations in New Orleans where he still resides. Mr. Stone holds both a B.S. and M.S. in Engineering from the University of Houston.

Herbert C. Williamson, III was appointed as a director on July 28, 2005. Mr. Williamson has over 30 years of experience in the oil and gas industry and investment banking business. Most recently, he served as director and chairman of the special committee of Pure Resources in connection with the tender offer made by Unocal. He was also both a director and chief financial officer of Merlon Petroleum Company, a private oil and gas company engaged in exploration and production in East Texas and Egypt. Mr. Williamson also served as vice chairman and executive vice president for Parker & Parsley Petroleum Company, now Pioneer Natural Resources Company. Mr. Williamson has had a distinguished career in the investment banking business. He was an investment banker with Petrie Parkman and prior to that he was director of the Energy Group at Credit Suisse First Boston. He has also held positions with Lehman Brothers and Jones, Loyd & Webster Inc. Mr. Williamson also currently serves on the board of directors of Toreador Resources Corp. and Westside Energy Corp.

Tucker S. Bridwell was appointed as a director on May 25, 2004 and was elected as a director on July 15, 2004. Mr. Bridwell has been the President of Mansefeldt Investment Corporation and the Dian Graves Owen

Foundation since September 1997 and manages investments for both entities. He has been in the energy business in various capacities for over 25 years. Mr. Bridwell served as chairman of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002. He is a certified public accountant and holds B.B.A and M.B.A degrees from Southern Methodist University.

David B. Miller was appointed as a director on May 25, 2004 and was elected as a director on July 15, 2004. He is Senior Managing Director and co-founder of EnCap Investments L.P., an investment management and merchant banking firm focused on the upstream and midstream sectors of the oil and gas industry that was founded in 1988. Prior to the formation of EnCap Investments L.P., Mr. Miller co-founded and served as President and Managing General Partner of PMC Reserve Acquisition Company, a partnership with Pitts Energy Group. Prior to the establishment of EnCap, Mr. Miller served as Co-Chief Executive Officer of MAZE Exploration Inc., a Denver, Colorado, based oil and gas company he co-founded in 1981. Before forming MAZE, Mr. Miller was a Vice President in the Energy Department of Republic National Bank of Dallas from 1974 to 1980. Mr. Miller served as a director of 3TEC Energy Corporation from 1999 until June 2003 and of Denbury Resources, Inc. from July, 2001 to February, 2004. Mr. Miller holds M.B.A. and B.B.A. degrees from Southern Methodist University, and he currently sits on the Executive Board of the Edwin L. Cox School of Business at SMU. Mr. Miller currently serves on the board of directors of Stroud Energy, Ltd, Cordillera Energy Partners II, LLC, and CornerStone Natural Resources.

Daniel A. Rioux was elected as a member of Petrohawk’s board of directors on July 15, 2004. Mr. Rioux is the Vice President and Treasurer of Liberty Energy Holdings, LLC, which invests in oil and gas exploration and production, as well as related private equity transactions, on behalf of its insurance company parent. Prior to joining Liberty Energy Holdings, LLC, Mr. Rioux was Vice President of Liberty Energy Corporation, now a subsidiary of Liberty Energy Holdings, LLC, which invests in oil and gas exploration and production, as well as related private equity transactions, on behalf of its insurance company parent. Mr. Rioux holds a B.S. in Finance from Bryant College and an M.B.A from Babson College (F.W. Olin School of Business). Mr. Rioux is on the board of directors of LE GP, LLC, general partner of Energy Transfer Equity, L.P.

Thomas R. Fuller was appointed as a director on March 6, 2006. Mr. Fuller is a principal of Diverse Energy Management Co., a private upstream acquisition, drilling and production company which also invests in other energy-related companies. Mr. Fuller has over 30 years of experience in the energy and financing industries and is a Registered Professional Engineer in Texas. Mr. Fuller received degrees from the University of Wyoming and the Louisiana State University School of Banking of the South.

David A.B. Brown was appointed as a director on July 28, 2005. Mr. Brown has 30 years of experience in the energy industry including financial and strategic direction, mergers and acquisitions, and reorganization. Mr. Brown served as president of The Windsor Group, Inc., a consulting firm that focuses on energy related issues facing oilfield services and engineering companies, from 1984 to 2005. Prior to his position at The Windsor Group, Inc., Mr. Brown was with Touche Ross & Co., Braxton Associates and The Boston Consulting Group. Mr. Brown also currently serves on the board of directors for EMCOR Group, Inc., NS Group, Inc., Pride International Inc. and Layne Christensen Co.

Five of Petrohawk’s current directors, Messrs. Wilson, Irish, Miller, Rioux and Bridwell, were originally nominated to serve in such capacity, at least in part, due to their affiliation with PHAWK, LLC, which acquired control of Petrohawk in May of 2004.

Board of Directors; Independence and Corporate Governance

On June 3, 2004, Petrohawk’s board of directors adopted Petrohawk’s Corporate Governance Guidelines, a copy of which is posted on Petrohawk’s website at www.petrohawk.com. The Corporate Governance Guidelines set forth Petrohawk’s policy with respect to qualifications of the members of the board of directors and its audit, compensation, and nominating committees, and director responsibilities. The Corporate Governance Guidelines also set forth Petrohawk’s categorical standards policy regarding director independence, to assist Petrohawk’s board of directors in determining director independence under the applicable NASDAQ rules and federal laws. As required under the NASDAQ Marketplace Rules and Petrohawk’s Corporate Governance Guidelines, all of the members of Petrohawk’s audit committee must be and are currently “independent” directors, subject to heightened independence requirements pursuant to the applicable NASDAQ rules and federal law. Petrohawk’s board of directors has determined that each of Messrs. Bridwell, Irish, Rioux, Fuller, Brown, Williamson and Stone is an independent director satisfying all the requirements for “independence” set forth in the NASDAQ Marketplace Rules and consistent with Petrohawk’s Corporate Governance Guidelines. Pursuant to NASDAQ Marketplace Rule requirements, Petrohawk’s nominating and compensation committees are currently comprised of “independent directors.” Messrs. Bridwell, Irish and Stone are the members of Petrohawk’s board’s audit committee and also satisfy “independence” requirements as set forth in applicable federal law.

Board Meetings and Committees

During 2005, nine meetings of Petrohawk’s board of directors were held. All directors who served on Petrohawk’s board during 2005 attended at least 75% of the total meetings of the board and each committee on which they serve. Petrohawk’s directors also took action by unanimous written consent on seven occasions. Petrohawk’s Corporate Governance Guidelines require Petrohawk’s independent directors to hold periodic executive sessions (in accordance with applicable NASDAQ rules).

Audit Committee

Petrohawk’s board of directors has established an audit committee whose purpose is to oversee its financial reporting and controls and to recommend to the board each year the appointment of an independent auditor. This committee met on four occasions during 2005. The members of Petrohawk’s board of directors on the audit committee are: Messrs. Tucker S. Bridwell, Robert C. Stone and James L. Irish III. Mr. Irish is the current chairman of the audit committee. Petrohawk’s board of directors adopted an amended charter for the audit committee on May 8, 2006. A copy of the audit committee charter is attached as Annex H and is posted on Petrohawk’s website at www.petrohawk.com. In accordance with the audit committee’s charter, the primary functions of the audit committee are to monitor internal accounting controls and financial reporting practices, review financial statements and related information, select and retain Petrohawk’s independent auditors, review and evaluate the performance, services, and fees of the independent auditors, pre-approve all audit and permitted non-audit services to be provided by the independent auditors, monitor the independence of the independent auditors, and produce a report for inclusion in Petrohawk’s proxy statement. Petrohawk’s independent auditors report directly to the audit committee. Additionally, the audit committee discusses with management Petrohawk’s earnings releases, including the use of pro-forma financial information, and the information and earnings guidance provided to analysts and rating agencies. The audit committee also reviews and discusses quarterly reports from independent auditors regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles, and other material written communication between the independent auditors and management.

Petrohawk’s board of directors has determined that each of the current members of the audit committee is independent for purposes of serving on the audit committee under the applicable NASDAQ rules and federal law, and otherwise meets the requirements of the audit committee charter, the applicable NASDAQ rules, and the Corporate Governance Guidelines applicable to audit committee members. Petrohawk’s board of directors has also determined that each current member of the audit committee is financially literate under the applicable NASDAQ rules and that Mr. Stone qualifies as an “audit committee financial expert” under such NASDAQ rules and Item 401(a) of Regulation S-K.

Compensation Committee

Petrohawk’s board of directors established a compensation committee of the board of directors. The compensation committee is responsible for formulating and recommending to the full board of directors the compensation paid to Petrohawk’s executive officers, and to produce an annual report for inclusion in Petrohawk’s proxy statement. The compensation committee also administers Petrohawk’s stock option plans, including the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, the 2004 Non-Employee Director Incentive Plan, the 2004 Employee Incentive Plan, the Mission Resources Corporation 2004 Incentive Plan, the Mission Resources Corporation 1996 Stock Incentive Plan and the Mission Resources Corporation 1994 Stock Incentive Plan. The current members of the compensation committee are Messrs. David A.B. Brown, Daniel A. Rioux and Herbert C. Williamson, III with Mr. Brown serving as the current chair of the compensation committee. Petrohawk’s board of directors has determined that each of the current members of the compensation committee is a “non-employee director” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” in accordance with Section 162(m) of the Internal Revenue Code, as required in the compensation committee charter. Petrohawk’s board of directors has also determined that all members of the compensation committee are “independent” pursuant to the applicable NASDAQ rules and federal law. This committee met three times and took action by unanimous written consent one time during 2005. Petrohawk’s board of directors adopted a new written charter for the compensation committee on May 25, 2004. A copy of the compensation committee charter is posted on Petrohawk’s website at www.petrohawk.com.

Nominating Committee

Petrohawk’s board of directors established a nominating committee of the board of directors in October of 2002. Current members of the nominating committee are Messrs, David A.B. Brown, Daniel A. Rioux and Herbert C. Williamson, with Mr. Rioux serving as chairman. A copy of the nominating committee charter is posted on Petrohawk’s website at www.petrohawk.com. The committee took action by unanimous consent one time during 2005. The primary functions of the nominating committee are to recommend candidates to the board of directors as nominees for election at the annual meeting of stockholders or to fill vacancies as they may occur, and to perform an annual performance evaluation of the board of directors. This committee will also review candidates suggested for nomination by the stockholders. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2007 annual meeting of stockholders, see “—Board of Directors; Corporate Governance Matters—Nomination Process” and “—Submission of Stockholder Proposals for the 2006 Annual Meeting of Stockholders”. Petrohawk’s board of directors has also determined that Messrs. Brown, Williamson and Rioux are “independent” pursuant to applicable NASDAQ rules.

Board of Directors; Corporate Governance Matters

Code of Ethics and Code of Conduct

Petrohawk’s board of directors has adopted a code of ethics for its chief executive officer and senior financial officers and a code of conduct for all directors, officers, and employees of Petrohawk. Petrohawk’s code of ethics was filed with the Securities and Exchange Commission (“SEC”) as an exhibit to Petrohawk’s annual report on Form 10-K/A on April 20, 2004, and is available on the SEC’s website at www.sec.gov and on Petrohawk’s website at www.petrohawk.com. Petrohawk’s code of conduct was adopted by its board of directors on June 7, 2004, and is available on Petrohawk’s website at www.petrohawk.com. Petrohawk is required to promptly disclose any amendments to, or waivers under, the codes with respect to executive officers and directors, in accordance with applicable federal law. Petrohawk will also provide any person, without charge, a copy of the code of ethics and the code of conduct. Requests for a copy of the code of ethics or the code of conduct may be made by writing to Petrohawk at Petrohawk Energy Corporation, 1100 Louisiana, Suite 4400, Houston, Texas 77002, Attention: Chief Ethics Officer.

Nomination Process

Petrohawk’s nominating committee has been established to review possible candidates for nomination to the board of directors and to recommend candidates for nomination to the board for approval. The committee and the board have adopted the Corporate Governance Guidelines that describe specific traits, abilities, and experience for which the committee and the board look in determining candidates for election to the board. Among the standards and qualifications the committee and the board seek are individuals of high ethical character who share in the values of Petrohawk. They also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, licensed attorneys, and certified public accountants. Additionally, the board is expected to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. Absent special circumstances, Petrohawk is generally of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving Petrohawk the benefit of the familiarity and insight into Petrohawk’s affairs that the directors have accumulated during their tenure, while contributing to the board’s ability to work as a collective body. Accordingly, it is the general policy of the committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the committee’s membership on the board, whom the committee believes will continue to make important contributions to the board and who consent to stand for reelection, and if reelected, continue their service on the board. The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of perceived needs of the board at any given point in time and will review and update the criteria as deemed necessary. A copy of the Corporate Governance Guidelines can be found on Petrohawk’s website at www.petrohawk.com.

Petrohawk’s nominating committee considers suggestions from many sources, including management, directors, stockholders, and stockholders with contractual rights to nominate and appoint directors, regarding possible candidates for nomination to the board of directors. Any such suggestion by a stockholder for consideration by the committee for nomination as a candidate to be elected at an upcoming annual meeting of stockholders should be submitted to the nominating committee in writing, c/o David S. Elkouri, Secretary, at 1100 Louisiana, Suite 4400, Houston, Texas, 77002. The information should include the name and address of the stockholder suggesting the individual as they appear on Petrohawk’s books, the number and class of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC, and an indication of the individual’s willingness to be named as a nominee and to serve as a director of Petrohawk if nominated by the committee and the board. The recommendation must be accompanied by the candidate’s written consent to being named in Petrohawk’s proxy statement as a nominee for election to the board of directors and to serving as a director, if elected. The recommendation and the director candidate’s written consent must be provided to Petrohawk for an annual meeting of stockholders in accordance with the provisions of “Submission of Stockholder Proposals for the 2007 Annual Meeting of Stockholders” below. Petrohawk may also require any proposed nominee to furnish such other information as Petrohawk or the committee may reasonably require to determine the eligibility of the nominee to serve as a director. For the deadline for stockholder suggestions of individuals to be considered by the committee for nomination as a candidate to be elected at the 2007 annual meeting of stockholders, see “Submission of Stockholder Proposals for the 2007 Annual Meeting of Stockholders”. Possible candidates who have been suggested by stockholders are evaluated by the nominating committee in the same manner as are other possible candidates. Petrohawk’s nominating committee has not yet retained a third-party search firm to identify candidates at this time, but may do so in the future in its discretion.

The nominating committee did not receive any stockholder recommendations for nomination to Petrohawk’s board of directors in connection with this year’s annual meeting. The nominating committee has recommended Messrs. Irish, Stone and Williamson, who are current Class II directors, for reelection as the term of their class, Class II, is expiring on Petrohawk’s classified board of directors.

Communications with the Board

Petrohawk stockholders may communicate concerns to any specific director, board committee, or to the full board of directors by sending letters addressed to the directors at Petrohawk Energy Corporation, 1100 Louisiana,

Suite 4400, Houston, Texas 77002, Attention: Chief Ethics Officer. Petrohawk’s Chief Ethics Officer will then forward the communication to the intended director or directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Executive Sessions

Petrohawk’s Corporate Governance Guidelines provide that the independent directors will hold executive sessions at least twice annually with only independent directors present. The chairman of the audit committee is expected to preside over executive sessions. During 2005, Petrohawk’s independent directors held two executive sessions. The Corporate Governance Guidelines also provide that non-employee directors may meet periodically in executive session without management present.

Board Attendance of Stockholder Meetings

Historically, Petrohawk has held board meetings at the time of its annual meetings of stockholders and has informally encouraged its directors to attend the annual meeting of stockholders. Petrohawk had no formal policy in this regard until the adoption of Petrohawk’s Corporate Governance Guidelines on June 3, 2004. Petrohawk’s Corporate Governance Guidelines provide that Petrohawk’s directors are encouraged to attend annual meetings of Petrohawk’s stockholders.

Management

The following table sets forth the names and ages of Petrohawk’s executive officers, the length of their service as officers and the positions in Petrohawk held by them.

Executive Officers	Since	Age	Position
Floyd C. Wilson	May 2004	59	Chairman of the Board, President and Chief Executive Officer
Stephen W. Herod	May 2004	47	Executive Vice President—Corporate Development
Shane M. Bayless	May 2004	39	Executive Vice President—Chief Financial Officer and Treasurer
Richard K. Stoneburner	May 2004	52	Executive Vice President—Exploration
Larry L. Helm	July 2004	58	Executive Vice President—Chief Administrative Officer
Richard H. Smith	November 2004	48	Vice President—Land
Mark J. Mize	July 2005	34	Vice President, Chief Accounting Officer and Controller
Timothy R. Weddle	August 2005	59	Vice President—Operations

Executive Officers

Our executive officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified. The following information is provided about Petrohawk’s current executive officers:

Floyd C. Wilson was appointed as the Chairman of the Board, President, Chief Executive Officer and Director on May 25, 2004. He is an owner, President and Chief Executive Officer of PHAWK, LLC (formerly Petrohawk Energy, LLC) which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/ E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston in 1970 as a completion engineer. He moved to Wichita in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of W/ E. Mr. Wilson founded Hugoton Energy Corporation in 1987, and served as its Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

Stephen W. Herod was appointed as Vice President—Corporate Development on May 25, 2004. Effective August 1, 2005, Mr. Herod was appointed Executive Vice President—Corporate Development. He was employed by PHAWK from its formation in June 2003 until May 2004. He served as Executive Vice President—Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod served as a director of 3TEC from July 1997 until January 2002. Mr. Herod served as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President—Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC’s predecessor in June 1997. He joined Shore’s predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst.

Shane M. Bayless was appointed as Vice President—Chief Financial Officer and Treasurer on May 25, 2004. Effective August 1, 2005, Mr. Bayless was appointed Executive Vice President—Chief Financial Officer and Treasurer. He was employed by PHAWK from its formation in June 2003 until May 2004. He was Vice President and Controller of 3TEC from July 2000 until 3TEC’s merger with Plains Exploration & Production Company in June 2003. Mr. Bayless served as the Treasurer of 3TEC from March 2001 until June 2003. Prior to joining 3TEC, Mr. Bayless was employed by Encore Acquisition Company as Vice President and Controller from 1998 to 2000. Mr. Bayless worked as the Controller from 1996 to 1998 and as the Accounting Manager from 1993 to 1996 at Hugoton. From 1990 to 1993, Mr. Bayless was an Audit Senior with Ernst & Young LLP. He is a Certified Public Accountant.

Richard K. Stoneburner was appointed as Vice President—Exploration on May 25, 2004. Effective August 1, 2005, Mr. Stoneburner was appointed Executive Vice President—Exploration. He was employed by PHAWK from its formation in June 2003 until May 2004. He joined 3TEC in August 1999 and was its Vice President—Exploration from December 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Stoneburner was employed by W/ E Energy Company as District Geologist from 1998 to 1999. Prior to joining 3TEC, Mr. Stoneburner worked as a geologist for Texas Oil & Gas, The Reach Group, Weber Energy Corporation, Hugoton and, independently through his own company, Stoneburner Exploration, Inc. Mr. Stoneburner has over 25 years of experience in the energy business.

Larry L. Helm was appointed Vice President—Chief Administrative Officer on July 15, 2004. Effective August 1, 2005, Mr. Helm was appointed Executive Vice President—Chief Administrative Officer. Prior to serving as an executive officer, Mr. Helm served on Petrohawk’s Board of Directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Most recently Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

Richard H. Smith joined Petrohawk on May 25, 2004 concurrent with the investment by PHAWK and became Vice President—Land in November 2004. Mr. Smith joined PHAWK as Land Manager in March 2004. Mr. Smith was Land Manager—Gulf Region USA with the Unocal Corporation from April 2001 until the commencement of his employment at PHAWK. From September 1997 until April 2001, Mr. Smith served as Land Manager—Gulf Coast Division for Basin Exploration, Inc. Prior to his employment at Basin, Mr. Smith held land management positions in varying capacities on a continual basis since January 1981. During this period he was employed by Sonat Exploration Company, Michel T. Halbouty Energy Co., Pend Oreille Oil & Gas Company and Norcen Explorer, Inc. Mr. Smith graduated from The University of Texas at Austin in December 1980 with a BBA in Petroleum Land Management. He is a Certified Professional Landman.

Mark J. Mize joined Petrohawk on November 29, 2004 as Controller. In July 2005, Mr. Mize was appointed Vice President, Chief Accounting Officer and Controller. Prior to joining Petrohawk he was the Manager of Financial Reporting of Cabot Oil & Gas Corporation from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to 2002. He is a Certified Public Accountant.

Timothy R. Weddle joined Petrohawk on May 25, 2004 and was appointed Vice President of Operations in August 2005. Prior to joining Petrohawk, Mr. Weddle managed Louisiana and Gulf Coast production for 3TEC Energy Corporation until the company merged with Plains Exploration and Production Company in June 2003. Prior to joining 3TEC, Mr. Weddle was VP Operations for Southern Mineral Corporation from 1998 until 1999, President of Petroleum Resource Management Company from 1993 until 1998 and Executive Vice President of Rio Bravo Oil Company from 1979 until 1993. Mr. Weddle began his energy career with Exxon in New Orleans in 1972 as a drilling engineer. He is a Registered Professional Engineer in Texas.

Compensation

Compensation of Directors

Employee directors receive no additional compensation for service on Petrohawk’s board of directors or any committee thereof. Until May 27, 2004, Petrohawk’s policy was that all of its directors received actual expense reimbursements, and each of its outside directors received $1,500 in fees per board and committee meeting, including meetings held by teleconference.

On May 27, 2004, Petrohawk’s board of directors adopted a new policy for the compensation of its directors. Under the new policy, all of Petrohawk’s directors continue to receive actual expense reimbursements. In addition, Petrohawk’s non-employee directors each receive $20,000 in cash per year (payable on a quarterly basis in the amount of $5,000), with the option to receive each quarterly amount in shares of Petrohawk’s common stock instead of in cash, at the trading value of the shares of Petrohawk’s common stock on the date of the last day of each calendar quarter. The chairman of Petrohawk’s audit committee receives an additional $5,000 per year (payable on a quarterly basis in the amount of $1,250), with the option to receive each quarterly amount in shares of Petrohawk’s common stock instead of in cash, at the trading value of the shares of Petrohawk’s common stock on the date of the last day of each calendar quarter. Each member of Petrohawk’s audit committee (other than the chairman) receives an additional $2,500 per year (payable on a quarterly basis in the amount of $625), with the option to receive each quarterly amount in shares of Petrohawk’s common stock instead of in cash, at the trading value of the shares of Petrohawk’s common stock on the date of the last day of each calendar quarter. In 2005, the aggregate of the directors’ fees paid to all outside directors was $147,065.

In addition, under Petrohawk’s policy and pursuant to the terms of the 2004 Non-Employee Director Plan, each non-employee director received a grant of 7,500 restricted shares of Petrohawk’s common stock either within sixty days of the date such director began his service on Petrohawk’s board of directors in 2004 or, if a current non-employee director was not a director in 2004, at the time such non-employee director became a director. Each grant of 7,500 restricted shares vested fully after the non-employee director completed six months of service on Petrohawk’s board. In addition, grants of 5,000 restricted shares of Petrohawk’s common stock, each with the same vesting schedule, will be made annually to each non-employee member of the board on the anniversary of his or her appointment or election to the board. The number of shares granted to each new non-employee director and upon each non-employee director’s anniversary date may be adjusted from time to time, as determined by our board of directors.

Petrohawk maintains director and officer liability insurance.

Summary Executive Compensation Table

The following Summary Compensation Table sets forth annual and long-term compensation paid during the periods indicated to the persons described below:

Name and Principal Position	Year	Salary(7)	Bonus		Restricted Stock Award(s)		Securities Underlying Options		All Other Compensation	Matching Contributions to Simple IRA Retirement Plan
Floyd C. Wilson(1) Chairman of the Board, President, Chief Executive Officer and Director	2005 2004 2003	$350,000 $150,481 —	$500,000 $250,000 —	(2) (3)	— — —		175,000 50,000 —	(5) (6)	$1,867 $3,335 —	$18,000 $16,000 —

Stephen W. Herod(1) Executive Vice President— Corporate Development	2005 2004 2003	$175,000 $ 90,288 —	$175,000 $150,000 —	(2) (3)	$110,000 — —	(4)	100,000 75,000 —	(5) (6)	$ — $1,210 —	$14,000 $13,000 —

Shane M. Bayless(1) Executive Vice President— Chief Financial Officer and Treasurer	2005 2004 2003	$200,000 $ 90,288 —	$200,000 $150,000 —	(2) (3)	$110,000 — —	(4)	100,000 75,000 —	(5) (6)	$4,575 $5,084 —	$14,000 $13,000 —

Larry L. Helm(1) Executive Vice President— Chief Administrative Officer	2005 2004 2003	$225,000 $ 76,731 —	$225,000 $150,000 —	(2) (3)	$110,000 — —	(4)	125,000 75,000 —	(5) (6)	$ — $ — —	$18,000 $ 7,673 —

Richard K. Stoneburner(1) Executive Vice President— Exploration	2005 2004 2003	$175,000 $ 90,288 —	$175,000 $150,000 —	(2) (3)	$110,000 — —	(4)	100,000 75,000 —	(5) (6)	$5,624 $6,249 —	$18,000 $ 5,000 —

(1)	Messrs. Wilson, Herod, Bayless and Stoneburner joined Petrohawk on May 25, 2004. Mr. Helm joined Petrohawk on June 28, 2004.
(2)	Bonuses earned in 2005 were paid in January 2006.
(3)	Bonuses earned in 2004 were paid in January 2005.
(4)	Each named executive officer who received a grant of restricted stock in 2005 received 10,000 shares, with one-third of the shares vesting annually beginning August 1, 2006. It is not anticipated that dividends will be paid on the restricted stock granted to the named executive officers.
(5)	Shares of common stock underlying stock options were granted on January 26, 2005 at an exercise price of $8.51 per share and expire on January 24, 2015.
(6)	Shares of common stock underlying stock options were granted on July 12, 2004 at an exercise price of $7.50 per share and expire on July 11, 2014.
(7)	The annual salary amounts to be paid in 2006 are as follows: Mr. Wilson—$500,000, Mr. Herod—$225,000, Mr. Bayless—$275,000, Mr. Helm—$300,000 and Mr. Stoneburner—$225,000.

Option Grants in 2005

Petrohawk uses stock options as part of the overall compensation of its directors, officers and employees. In the following table, Petrohawk shows certain information with respect to stock options granted in 2005 to the named executive officers.

Name	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in 2005(1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value $(3)
Floyd C. Wilson	175,000	12%	$8.51	01/25/2015	$341,250
Stephen W. Herod	100,000	7%	$8.51	01/25/2015	$195,000
Shane M. Bayless	100,000	7%	$8.51	01/25/2015	$195,000
Larry L. Helm	125,000	9%	$8.51	01/25/2015	$243,700
Richard K. Stoneburner	100,000	7%	$8.51	01/25/2015	$195,000

(1)	Based on a total of 1,404,300 shares underlying options granted pursuant to Petrohawk’s 2004 Employee Incentive Plan to certain employees during the fiscal year 2005.

(2)	The exercise price is the closing sale price of Petrohawk’s common stock on the date of grant.

(3)	In accordance with the rules of the SEC, this column illustrates one measure of value for the respective options over a ten-year period using the Black-Scholes option-pricing model. This valuation model is hypothetical; the actual amount that will be received by a holder of an option will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option-pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The Grant Date Present Value set out in the column above is based on the following assumptions: (a) a ten-year option term; (b) 27.16% expected future annual stock volatility for the options; (c) a risk-free rate of return of 3.43% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

Aggregated Option Exercises in 2005 and Year-End Values

The following table shows certain information with respect to stock options exercised in 2005 by the named executive officers and the value of their unexercised stock options at December 31, 2005. The numbers of shares of stock issuable upon exercise of options and the per share option exercise prices could used or assumed in the following table or the footnotes thereto would reflect an adjustment for the one-for-two reverse stock split effective May 26, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at the Fiscal Year End ($) Exercisable/Unexercisable
Floyd C. Wilson	0	0	325,000 (158,333 exercisable at 12/31/05) (166,667 unexercisable at 12/31/05)	$1,682,250 ($846,748 for exercisable at 12/31/05) ($835,502 for unexercisable at 12/31/05)

Shane M. Bayless	0	0	175,000 (83,333 exercisable at 12/31/05) (91,667 unexercisable at 12/31/05)	$900,000 ($442,998 for exercisable at 12/31/05) ($457,002 for unexercisable at 12/31/05)

Stephen W. Herod	0	0	175,000 (83,333 exercisable at 12/31/05) (91,667 unexercisable at 12/31/05)	$900,000 ($442,998 for exercisable at 12/31/05) ($457,002 for unexercisable at 12/31/05)

Larry L. Helm	0	0	200,000 (91,666 exercisable at 12/31/05) (108,334 unexercisable at 12/31/05)	$1,017,750 ($482,246 for exercisable at 12/31/05) ($535,504 for unexercisable at 12/31/05)

Richard K. Stoneburner	0	0	175,000 (83,333 exercisable at 12/31/05) (91,667 unexercisable at 12/31/05)	$900,000 ($442,998 for exercisable at 12/31/05) ($457,002 for unexercisable at 12/31/05)

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which equity securities of Petrohawk are authorized for issuance. The numbers of shares of stock issuable upon exercise of options and the per share option exercise prices, and the number of securities remaining available for future issuance under equity compensation plans used in the following table reflect an adjustment for the one-for-two reverse stock split effective May 26, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(c)
Equity compensation plans approved by security holders(1)	4,288,191	$5.21	2,698,195
Equity compensation plans not approved by security holders(2)	129,230	$8.15	—
Total	4,417,331	$5.30	2,698,195

(1)	Represents information relating to Petrohawk’s Second Amended and Restated 2004 Employee Incentive Plan, its Second Amended and Restated 2004 Non-Employee Director Incentive Plan, its Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, the Mission Resources Corporation 1994 Stock Incentive Plan, the Mission Resources Corporation 1996 Stock Incentive Plan, and the Mission Resources Corporation 2004 Stock Incentive Plan.
(2)	Represents shares of common stock issuable pursuant to the Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004, between Mission Resources Corporation and Thomas C. Langford, which shares are fully vested.

Employment Agreements with Executive Officers

Petrohawk anticipates that prior to the effective time of the merger it will enter into agreements with certain of its executive officers containing change of control provisions. Petrohawk expects the change of control provisions will be similar to change of control provisions contained in agreements entered into by other companies in its industry. Petrohawk also anticipates the change of control provisions in the agreements that it expects to enter into will not be triggered by KCS’s merger with Petrohawk.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2005, Messrs. Brown, Rioux and Williamson served on the compensation committee of Petrohawk’s board of directors. Prior to December 31, 2005, Messrs. Miller, Bridwell and Rioux served on the Petrohawk compensation committee. No member of the compensation committee served as an officer or employee of Petrohawk or any of its subsidiaries during 2005. In addition, during 2005, no executive officer of Petrohawk served as a director or as a member of the compensation committee of a company which employs a director of Petrohawk. Please note that Messrs. Miller, Bridwell and Rioux have certain interests in PHAWK, LLC which require disclosure pursuant to Item 404 of Regulation S-K. Please see “Petrohawk Transactions with Related Persons” on page 132 for more information.

Common Stock Performance Graph

The following common stock performance graph shows the performance of Petrohawk stock up to December 31, 2005. As required by applicable rules of the SEC, the performance graph shown below was prepared based on the following assumptions:

•	A $100 investment was made in Petrohawk common stock and each index on December 31, 2000.

•	All quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.

The indices in the performance graph compare the annual cumulative total stockholder return on Petrohawk common stock with the cumulative total return of The NASDAQ Stock Market (U.S.) Index and a peer group index comprised of eight U.S. companies engaged in crude oil and natural gas operations whose stocks were traded on NASDAQ or the NYSE during the period from January 1, 2001 through December 31, 2005. The companies that comprise the peer group are Comstock Resources, Inc. (CRK), Exploration Co. of Delaware, Inc. (TXCO), KCS Energy, Inc. (KCS), Meridian Resource Corp. (TMR), Penn Virginia Corp. (PVA), PetroQuest Energy Inc. (PQ), St. Mary Land & Exploration Co. (SM) and Stone Energy Corp. (SGY).

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Petrohawk	$100.00	$17.66	$40.45	$87.89	$135.73
Peer Group	$100.00	$82.98	$172.13	$204.39	$261.54
Nasdaq Market	$100.00	$68.47	$102.72	$111.54	$113.07

Petrohawk Compensation Committee Report on Executive Compensation

Until December 31, 2005, the compensation committee of Petrohawk’s board of directors consisted of Messrs. Miller, Bridwell and Rioux. Effective December 31, 2005, Messrs. Williamson, Brown and Rioux were appointed to the compensation committee. The compensation committee is currently comprised of Messrs. Williamson, Brown and Rioux.

The general policy of Petrohawk’s compensation committee is to provide executive compensation designed to enhance stockholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options and other equity based compensation. To this end, the compensation committee designs compensation plans and incentives to link the financial interests of Petrohawk stockholders, to encourage and support Petrohawk’s long-term goals, to tie executive compensation to Petrohawk’s performance, to attract and retain talented leadership and to encourage ownership of common stock by executive officers.

In making decisions affecting executive compensation, the compensation committee reviews the nature and scope of the executive officer’s responsibilities as well as each officer’s effectiveness in supporting Petrohawk’s long-term goals. The compensation committee also considers the compensation practices of Petrohawk’s peer group of companies. Based upon these and other factors which it considers relevant, and in light of Petrohawk’s performance during 2005, the compensation committee has considered it appropriate, and in the best interest of Petrohawk and its stockholders, to set the overall executive compensation in keeping with the average of companies in Petrohawk’s comparison group to enable Petrohawk to continue to attract, retain and motivate the highest level of executive personnel.

There are two primary types of compensation provided to Petrohawk executive officers:

•	Annual compensation, which includes base salary, intended to provide a stable annual salary at a level consistent with individual contributions, and annual performance bonuses intended to link officers’ compensation to Petrohawk’s performance.

•	Long-term compensation, which includes stock or other equity based compensation intended to encourage actions to maximize stockholder value.

Annual Compensation

Base Salary

Consistent with its stated policy, the compensation committee aims to position base salaries for Petrohawk’s executive officers annually at levels that take into consideration the performance of Petrohawk, individual performance of each executive and the executive’s scope of responsibility in relation to other officers and key executives within Petrohawk. In selected cases, other factors may also be considered.

Annual Incentive Bonuses

Petrohawk pays cash bonuses based on its performance in relation to predetermined objectives and individual executive performance for the year then ended. The compensation committee previously established objectives related to Petrohawk’s earnings, revenue and stockholder value. Cash bonuses were awarded to Petrohawk’s executive officers based on Petrohawk’s performance during 2005 against these objectives.

Long-Term Compensation

The compensation committee is committed to long-term incentive programs for executives that promote the long-term growth of Petrohawk. The compensation committee believes that the management employees should be rewarded with a proprietary interest in Petrohawk for continued long-term performance and to attract, motivate and retain qualified and capable executives.

Equity-Based Compensation

The compensation committee grants options to purchase shares of common stock and shares of restricted common stock to executive officers under Petrohawk’s 2004 Employee Incentive Plan, which was adopted by Petrohawk’s board of directors and approved by Petrohawk’s stockholders in 2005.

Compensation of Chief Executive Officer

During 2005, Petrohawk’s Chief Executive Officer received salary of $350,000 and a bonus for his performance of $500,000, which bonus was paid in January of 2006. The Chief Executive Officer is eligible to participate in all of Petrohawk’s long-term incentive programs which are available to its employees. During 2005, the Chief Executive Officer received stock options to purchase 175,000 shares of common stock.

In reviewing the overall compensation of Petrohawk’s Chief Executive Officer, Floyd C. Wilson, the compensation committee considered compensation paid to chief executive officers of comparable companies and compared the performance of Petrohawk to that of those companies. In addition, the compensation committee determined that Mr. Wilson’s performance was extraordinary in guiding Petrohawk throughout the entire year. Under Mr. Wilson’s leadership, Petrohawk made several acquisitions, including the acquisition of Mission Resources Corporation, and experienced continued success with its drilling program. Petrohawk experienced a dramatic increase in its stock price during the year and its reputation among analysts, investors and the overall public was that it transformed into a dynamic, growing mid-cap energy company.

Internal Revenue Code Section 162(m)

The compensation committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based and meets certain other technical requirements. Based on these requirements, the compensation committee has determined that Section 162(m) will not prevent Petrohawk from receiving a tax deduction for any of the compensation paid to executive officers.

The report of the compensation committee of Petrohawk set forth below was prepared and adopted by its compensation committee.

Respectfully Submitted,

David A.B. Brown, Chairman

Herbert C. Williamson, III

Daniel A. Rioux

Report of the Petrohawk Audit Committee

Petrohawk’s audit committee acts under a written charter adopted and approved by the board of directors on June 3, 2004, and subsequently amended on May 8, 2006, which attached as Annex H and is available on Petrohawk’s website at www.petrohawk.com. Each of the current members of Petrohawk’s audit committee is “independent” as defined by the listing standards for The NASDAQ Stock Market and in accordance with Petrohawk’s Corporate Governance Guidelines. The report of the audit committee of Petrohawk set forth below has been prepared and adopted by Petrohawk’s audit committee.

This report is presented regarding the matters relating to Petrohawk’s audited financial statements for the year ended December 31, 2005.

It is not the responsibility of the audit committee to plan or conduct audits or to determine that Petrohawk’s financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the audit committee to assure compliance with laws and regulations and Petrohawk’s conduct.

Petrohawk’s audit committee has reviewed the audited financial statements as of and for the fiscal year ended December 31, 2005, discussed with management such audited financial statements, received written disclosures and the letter from independent auditors required by Independence Standards Board Standard No. 1, as currently in effect, discussed with the independent auditors such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61, as amended by SAS No. 90, and other matters the audit committee deemed relevant and appropriate. The audit committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to Petrohawk is compatible with maintaining the auditors’ independence. The audit committee has concluded that the independent auditors are independent from Petrohawk and its management.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements as of and for the fiscal year ended December 31, 2005 be included in Petrohawk’s Annual Report on Form 10-K for such fiscal year.

Respectfully submitted,

James L. Irish III, Chairman

Robert C. Stone, Jr.

Tucker S. Bridwell

Accounting Fees

Audit Fees

Petrohawk’s principal accounting firm for the 2005 fiscal year was Deloitte & Touche LLP, which became Petrohawk’s principal accounting firm effective July 20, 2004. Effective June 20, 2003 until July 20, 2004, Petrohawk’s principal accounting firm for the 2003 fiscal year was Ernst & Young, LLP. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Petrohawk’s annual financial statements, reviews of the financial statements included in Petrohawk’s Quarterly Reports on Form 10-Q, consultations, and other consents to or assistance with SEC filings for the year ended December 31, 2005 was $1,210,250. The aggregate fees billed by Deloitte & Touche LLP and Ernst & Young, LLP for professional services rendered for the audit of Petrohawk’s annual financial statements, reviews of the financial statements included in Petrohawk’s Quarterly Reports on Form 10-Q, consultations, and other consents to or assistance with SEC filings for the years ended December 31, 2004 was $468,451.

Audit Related Fees

Petrohawk engaged Deloitte & Touche LLP to provide due diligence services related to the Wynn-Crosby Energy, Inc. acquisition and paid fees of $100,000 for the year-ended December 31, 2004. Petrohawk did not engage Ernst & Young, LLP for any professional services that would be considered audit related fees during the year ended December 31, 2004. Petrohawk did not engage Deloitte & Touche LLP for any professional services that would be considered audit related fees during the year ended December 31, 2005.

Tax Fees

The aggregate fees billed by KPMG LLP and Ernst & Young, LLP for professional services relating to tax compliance, tax advice and preparation of Petrohawk’s federal and state income tax returns and state franchise tax returns for the years ended December 31, 2005 and 2004 were $432,286 and $56,300, respectively.

All Other Fees

Petrohawk did not engage Deloitte & Touche LLP or Ernst & Young, LLP for any additional professional services other than as disclosed above for the years ended December 31, 2005 and 2004.

Audit Committee Pre-Approval Policy

All audit fees, audit related fees and tax fees as described above for the year ended December 31, 2005 were pre-approved by Petrohawk’s audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of Deloitte & Touche LLP’s independence in the conduct of its auditing functions. Petrohawk’s audit committee’s pre-approval policy provides that pre-approval of all such services must be approved separately by the audit committee. The audit committee has not delegated any such pre-approval authority to anyone outside the audit committee. Each member of the audit committee has the authority to pre-approve non-audit services up to $50,000 to be performed by Petrohawk’s auditors.

PROPOSED AMENDMENT TO

PETROHAWK’S 2004 EMPLOYEE INCENTIVE PLAN

General

On July 15, 2004, Petrohawk stockholders approved the 2004 Employee Incentive Plan. As originally approved by Petrohawk’s stockholders, the plan provided that the aggregate number of shares of incentive stock, restricted stock and shares of common stock that may be issued under stock options granted under the plan would not exceed 750,000 shares, and, in addition, the aggregate number of shares of incentive stock and restricted stock that may be granted under the plan would not exceed 375,000 shares. On November 29, 2004, the plan was amended to increase the aggregate number of shares of common stock (including common stock options) that may be issued under the plan from 750,000 shares to 2.75 million shares, and to increase the number of shares of incentive stock and restricted stock issuable under the plan from 375,000 shares to 1.375 million shares. On July 28, 2005, the plan was amended to increase the aggregate number of shares of common stock that may be issued under the plan from 2.75 million shares to 4.25 million shares. In connection with the merger and the common stock issued upon the occurrence of the merger, Petrohawk’s board of directors believes it is in the best interest of Petrohawk and its stockholders to amend the 2004 Employee Incentive Plan to increase the aggregate number of shares of common stock (including common stock options) that may be issued under the plan from 4.25 million shares to 7.05 million shares, and to increase the number of shares of incentive stock and restricted stock issuable under the plan from 2.125 million shares to 3.525 million shares.

The amendment to the 2004 Employee Incentive Plan, attached as Annex F, will make available to Petrohawk’s board of directors stock options, restricted stock, and incentive stock awards to Petrohawk’s management and employees representing, in the aggregate, up to 10% of Petrohawk’s outstanding common stock. Petrohawk’s board of directors and management believe that the 2004 Employee Incentive Plan will help attract and retain competitively superior employees and promote long-term growth and profitability by aligning employee and stockholder interests. A summary of the essential features of the plan is provided below, but is qualified in its entirety by reference to the full text of the plan, as amended, which is incorporated by reference in this joint proxy statement/prospectus.

Under the terms of the plan, the maximum number of shares that may be subject to stock options granted under the plan to an employee during any calendar year will continue to be limited to 200,000 shares (subject to adjustment in the event of a recapitalization or other corporate action affecting the number of shares outstanding), and the maximum number of shares of restricted stock and incentive stock that may be issued to an employee during any calendar year will continue to be limited to 100,000 shares (subject to adjustment in the event of a recapitalization or other corporate action affecting the number of shares outstanding). The shares with respect to which stock options, restricted stock, and incentive stock may be granted are shares of common stock as presently constituted. The plan provides that if Petrohawk recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of stock covered by a stock option theretofore granted shall be adjusted so that such option shall thereafter cover the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of shares of stock then covered by such option.

The plan provides that, upon a corporate change, Petrohawk’s compensation committee may accelerate the vesting of stock options, cancel stock options and make payments in respect thereof in cash, adjust the outstanding option as appropriate to reflect such corporate change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The plan provides that a “corporate change” occurs (a) if Petrohawk is to be dissolved and liquidated, (b) if Petrohawk is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of Petrohawk), (c) if Petrohawk sells, leases, or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of Petrohawk’s outstanding shares of voting stock, or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the board.

Petrohawk’s board of directors may terminate the plan with respect to any shares for which options, restricted stock, or incentive stock have not theretofore been granted. The board may amend the plan; however, it may not amend the plan without stockholder approval if the amendment: (i) would materially increase the benefits accruing to participants under the plan, (ii) increase the aggregate number of shares which may be issued pursuant to the provisions of the plan, (iii) change the class of individuals eligible to receive options, restricted stock and incentive stock grants under the plan, or (iv) extend the term of the plan.

Administration of the Plan. Pursuant to the provisions of the plan, Petrohawk’s board of directors has appointed the compensation committee to administer the plan. Petrohawk’s compensation committee presently consists of Messrs. David A. B. Brown, Daniel A. Rioux and Herbert C. Williamson, III.

Type of Grants Under the Plan. Petrohawk’s compensation committee may grant to Petrohawk’s employees incentive stock, restricted stock, and options to purchase shares of Petrohawk common stock. The compensation committee has the power to determine the terms upon which restricted stock, incentive stock and stock options will be granted, including the number of shares of restricted stock and incentive stock to issue, the restrictions applicable to such shares of restricted stock, including vesting requirements, and, with respect to stock options, the number of shares of common stock subject to each option, the exercisability and vesting requirements of each stock option, and the form of consideration payable upon the exercise of such stock option (i.e., whether cash or exchange of existing shares of Petrohawk common stock in a cashless transaction or a combination thereof). The option price of shares of common stock issued under each stock option shall be equal to the fair market value of shares subject to the stock option on the date the stock option is granted. Stock options granted under the plan may be incentive stock options or non-statutory stock options.

Eligibility of Participants, Term and Transferability. Restricted stock, incentive stock, and stock options may be granted under the plan only to individuals who are employees of Petrohawk or its parent or subsidiary corporation at the time of grant. No incentive stock option shall be granted to an employee who owns or who would own immediately before the grant of such incentive stock option more than 10% of the total combined voting power of all classes of stock of Petrohawk or its parent or subsidiary corporation, unless (i) at the time such stock option is granted the option price is 110% of the fair market value of the shares granted on the date of the grant and (ii) such stock option by its terms is not exercisable after the expiration of five years from the date of grant. The term of each stock option granted to other employees shall be not more than ten years from the date of the grant. To the extent that the aggregate fair market value (determined at the time the respective incentive stock option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Petrohawk and its parent and subsidiary corporations exceeds $100,000, such excess incentive stock options shall be treated as non-statutory stock options. Restricted stock and stock options granted under the plan shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the compensation committee may, in its discretion, authorize all or a portion of the options to be granted on terms which permit transfer by the optionee to (i) the members of the optionee’s immediate family, (ii) a trust or trusts for the exclusive benefit of such immediate family, or (iii) a partnership in which such members of such immediate family are the only partners, provided that there may be no consideration for any such transfer. The plan further provides that following any permitted transfer, the option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Restricted stock, incentive stock and the shares of common stock transferred to an optionee as a result of the exercise of an option shall be “restricted securities” under Rule 144 as promulgated under the 1933 Act and may only be resold or transferred in compliance with such rule and the registration requirements or an exemption from such requirements under the 1933 Act. The plan shall terminate and no further restricted stock, incentive stock or stock options shall be issued under the plan after June 2, 2014.

Awards granted. As of the date of this joint proxy statement/prospectus, options representing approximately 2.9 million shares of common stock and 280,000 shares of restricted stock have been awarded under the 2004 Employee Incentive Plan.

Federal Income Tax Consequences. Petrohawk believes that under present federal income tax laws the following are the federal income tax consequences generally arising with respect to awards granted under the plan. The grant of restricted stock and incentive stock will cause the employee to recognize ordinary income measured by the difference between (i) the fair market value of the shares of restricted stock or incentive stock (as the case may be) received at the first time the rights of the employee in such restricted or incentive stock are transferable or are not subject to a substantial risk of forfeiture and (ii) the amount paid by the employee for the restricted stock or incentive stock (if any), unless the employee elects to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). Petrohawk generally will be entitled to a deduction for the same amount at the time income is recognized by the employee.

The grant of an option will ordinarily create no tax consequences for the employee or Petrohawk. Upon exercise of a non-statutory option, however, the employee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. When an employee exercises a non-statutory option, Petrohawk generally will be entitled to a deduction for the amount recognized by the employee as ordinary income. The treatment to an employee of a subsequent disposition of shares acquired upon the exercise of a non-statutory depends on how long the shares have been held. Generally, there will be no tax consequences to Petrohawk in connection with a disposition of shares acquired under a non-statutory option.

Upon the exercise of an incentive stock option, the employee will not recognize ordinary income and Petrohawk will not be entitled to a deduction. An employee will recognize income only upon the disposition of the shares acquired upon the exercise of an incentive option. The tax treatment to an employee upon disposition of the stock acquired under an incentive stock option depends on whether or not the stock is disposed of within the statutorily required holding period for such stock (two years from the date of the incentive stock option grant or one year from the date on which the stock was transferred) upon the exercise of the incentive stock option.

The foregoing provides only a very general description of the application of federal income tax laws to awards under the 2004 Employee Incentive Plan. The summary does not address the effects of foreign, state and local tax laws.

To effect the increase in the aggregate number of shares of Petrohawk common stock (including common stock options) that may be issued under Petrohawk’s 2004 Employee Incentive Plan, it is proposed that the first two sentences in Section V of Petrohawk’s 2004 Employee Incentive Plan be deleted in their entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 7,050,000. In addition, the aggregate number of shares of Restricted Stock and Incentive Stock combined which may be issued under the Plan shall not exceed 3,525,000.”

The Petrohawk board of directors unanimously proposes and recommends that Petrohawk’s stockholders vote FOR the proposal to amend Petrohawk’s 2004 Employee Incentive Plan.

PROPOSED AMENDMENT TO

PETROHAWK’S 2004 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

In July 2004, Petrohawk adopted the 2004 Non-Employee Director Incentive Plan covering 200,000 shares. On July 28, 2005, the plan was amended to increase the shares of common stock available under the plan to 400,000 shares. The plan provides for the grant of both incentive stock options and restricted shares of Petrohawk’s stock. This plan was designed to attract and retain the services of non-employee directors. At the adoption of the plan each non-employee director received 7,500 restricted shares of Petrohawk’s common stock. Under the plan each new non-employee director will receive 7,500 shares of Petrohawk’s common stock. Additional grants of 5,000 restricted shares of Petrohawk’s common stock are expected to be issued to each non-employee director on each anniversary of his or her service. As of the date of this joint proxy statement/prospectus, 117,500 shares have been issued under this plan and there had been no forfeited or cancelled shares. In connection with the merger, the common stock issued upon occurrence of the merger, and the directors that will be appointed to Petrohawk’s board of directors, Petrohawk’s board believes it is in the best interest of Petrohawk and its stockholders to approve the amendment to the 2004 Non-Employee Director Incentive Plan, attached as Annex G, to increase the aggregate number of shares of common stock (including common stock options) that may be issued under the plan from 400,000 shares to 600,000 shares. Petrohawk’s board and management believe that the 2004 Non-Employee Director Incentive Plan, as amended, will help attract and retain experienced and knowledgeable individuals as non-employee directors of Petrohawk and promote long-term growth by aligning non-employee director and stockholder interests.

The shares with respect to which stock options, restricted stock and incentive stock may be granted are shares of common stock of Petrohawk as presently constituted. The plan provides that if Petrohawk recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure, the number and class of shares of stock covered by a stock option theretofore granted shall be adjusted so that such option shall thereafter cover the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of shares of stock then covered by such option.

The 2004 Non-Employee Director Incentive Plan provides that, upon a corporate change, Petrohawk’s compensation committee may accelerate the vesting of stock options, cancel stock options and make payments in respect thereof in cash, adjust the outstanding option as appropriate to reflect such corporate change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The plan provides that a “corporate change” occurs (a) if Petrohawk is to be dissolved and liquidated, (b) if Petrohawk is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of Petrohawk), (c) if Petrohawk sells, leases or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of Petrohawk’s voting stock or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the board.

Petrohawk’s board may terminate the 2004 Non-Employee Director Incentive Plan with respect to any shares for which options, restricted stock or incentive stock have not theretofore been granted. The board may amend the plan; however, without stockholder approval the board may not: (i) make amendments which would materially increase the benefits accruing to participants under the plan, (ii) increase the aggregate number of shares which may be issued pursuant to the provisions of the plan, (iii) change the class of individuals eligible to receive options, restricted stock and incentive stock grants under the plan, or (iv) extend the term of the plan.

Administration of the Plan. Pursuant to the provisions of the plan, Petrohawk’s board of directors has appointed the compensation committee to administer the plan. Petrohawk’s compensation committee currently consists of Messrs. David A. B. Brown, Daniel A. Rioux, and Herbert C. Williamson, III.

Type of Grants Under the Plan. Petrohawk may grant non-employee directors incentive stock, restrictive stock and options to purchase shares of Petrohawk common stock. Petrohawk’s board has the power to determine the terms upon which restricted stock, incentive stock and stock options will be granted, including the number of shares of restricted stock and incentive stock to issue, the restrictions applicable to such shares of restricted stock, including vesting requirements, and, with respect to stock options, the number of shares of common stock subject to each option, the exercisability and vesting requirements of each stock option, and the form of consideration payable upon the exercise of such stock option (i.e., whether cash or exchange of existing shares of Petrohawk common stock in a cashless transaction or a combination thereof). Unless modified by the board, the committee has recommended that all grants of restricted stock be restricted for a period ending on six (6) months from the date of grant with the restriction that the grantee be a non-employee director of Petrohawk for the entire six (6) month period. The option price of share of common stock issued under each stock option shall be equal to the fair market value of shares subject to the stock option on the date the stock option is granted.

Eligibility of Participants, Term and Transferability. Restricted stock, incentive stock and stock options may be granted under the plan only to individuals who are non-employee directors of Petrohawk at the time of grant. Restricted stock and stock options granted under the plan shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the compensation committee may, in its discretion, authorize all or a portion of the options to be granted on terms which permit transfer by the optionee to (i) the members of the optionee’s immediate family, (ii) a trust or trusts for the exclusive benefit of such immediate family, or (iii) a partnership in which such members of such immediate family are the only partners, provided that there may be no consideration for any such transfer. The plan further provides that following any permitted transfer, the option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. restricted stock, incentive stock and the shares of common stock transferred to an optionee as a result of the exercise of an option shall be “restricted securities” under Rule 144 as promulgated under the 1933 Act and may only be resold or transferred in compliance with such rule and the registration requirements or an exemption from such requirements under the 1933 Act. The 2004 Non-Employee Director Incentive Plan shall terminate and no further restricted stock, incentive stock or stock options shall be issued under the plan after June 2, 2014.

Awards granted. As of the date of this joint proxy statement/prospectus, Petrohawk has granted 117,500 shares of restricted stock under the 2004 Non-Employee Director Incentive Plan. Such shares are, and future awards will be, restricted for a six-month period following grant. Therefore, all of Petrohawk’s non-employee directors have an interest in the approval of the amendment to the 2004 Non-Employee Director Incentive Plan which may differ from the interests of its stockholders.

Federal Income Tax Consequences. Petrohawk believes that under present federal income tax laws the following are the federal income tax consequences generally arising with respect to awards granted under the plan. The grant of restricted stock and incentive stock will cause the non-employee director to recognize ordinary income measured by the difference between (i) the fair market value of the shares of restricted stock or incentive stock (as the case may be) received at the first time the rights of the non-employee director in such Restricted or incentive stock are transferable or are not subject to a substantial risk of forfeiture and (ii) the amount paid by the non-employee director for the restricted stock or incentive stock (if any), unless the non-employee director elects to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). Petrohawk generally will be entitled to a deduction for the same amount at the time income is recognized by the non-employee director.

The grant of an option will ordinarily create no tax consequences for the non-employee director or Petrohawk. Upon exercise of an option, however, the non-employee director will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. When a non-employee director exercises an option, Petrohawk generally will be entitled to a deduction for the amount recognized by the non-employee director as ordinary income.

The treatment to a non-employee director of a subsequent disposition of shares acquired upon the exercise of an option depends on how long the shares have been held. Generally, there will be no tax consequences to Petrohawk in connection with a disposition of shares acquired under an option.

The foregoing provides only a very general description of the application of federal income tax laws to awards under the 2004 Non-Employee Incentive Plan. The summary does not address the effects of foreign, state and local tax laws.

To effect the increase in the aggregate number of shares of Petrohawk common stock (including common stock options) that may be issued under Petrohawk’s 2004 Non-Employee Director Incentive Plan, it is proposed that the first sentence in Section V of Petrohawk’s 2004 Non-Employee Director Incentive Plan be deleted in its entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 600,000.”

The Petrohawk board of directors unanimously proposes and recommends that Petrohawk’s stockholders vote FOR the proposal to amend Petrohawk’s 2004 Non-Employee Director Incentive Plan.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR PETROHAWK’S

2007 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented under Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in Petrohawk’s proxy statement and accompanying proxy for Petrohawk’s 2007 annual meeting of stockholders, including nomination of an individual for election as a director at the 2007 annual meeting of stockholders, must be received at Petrohawk’s principal executive offices in Houston, Texas, on or before February 5, 2007, and must meet all the requirements of Rule 14a-8. If a stockholder intends to present a proposal at Petrohawk’s 2007 annual meeting but has not sought the inclusion of such proposal in Petrohawk’s proxy materials, the proposal must be received by Petrohawk on or before February 5, 2007, or Petrohawk’s management proxies for the 2006 annual meeting will be entitled to use their discretionary voting authority if the proposal is then raised at the meeting, without any discussion of the matter in its proxy materials. For a description of some of the requirements for suggesting an individual for consideration by the nominating committee for election as a director, see “Election of Petrohawk Directors—Board of Directors; Corporate Governance Matters—Nomination Process.”

Proposals and other notices should be sent to:

David S. Elkouri, Secretary

1100 Louisiana, Suite 4400

Houston, Texas 77002

The use of certified mail, return receipt requested, is suggested.

PETROHAWK TRANSACTIONS WITH RELATED PERSONS

Mr. James L. Irish III, an independent member of Petrohawk’s board of directors, is of counsel to Thompson & Knight LLP, which Petrohawk has engaged for the purpose of obtaining legal advice.

On June 30, 2005, Petrohawk entered into an agreement with PHAWK, LLC (“PHAWK”) to convert that certain $35 million 8% Convertible Promissory Note dated as of May 25, 2004 (the “PHAWK Note”) to common stock. The PHAWK Note contained a provision providing for conversion into 8.75 million shares of Petrohawk common stock at any time after May 25, 2006. In consideration of the early conversion, Petrohawk agreed to make a payment of $2.4 million to PHAWK, which represented the interest payable on the Petrohawk Note through May 25, 2006, discounted at 10%. A Special Committee of one disinterested director was formed by Petrohawk’s board of directors to evaluate the transaction. On June 30, 2005, the Special Committee approved the transaction.

Messrs. Miller, Rioux, Bridwell, Irish and Wilson, five of the nine current directors of Petrohawk, as well as Mr. Helm, Executive Vice President—Chief Administrative Officer of Petrohawk, may be deemed to be interested in the conversion of the PHAWK Note. Mr. Wilson, Chairman of the Board, President and Chief Executive Officer of Petrohawk, is also an owner and President and Chief Executive Officer of PHAWK. In addition, FCW, LLC, a member of PHAWK, has the contractual right to nominate one of the five members of the board of directors of PHAWK pursuant to PHAWK’s limited liability agreement and has nominated Mr. Wilson, the majority member of FCW, LLC. FCW, LLC has made an approximately 10% capital contribution to PHAWK. Mr. David B. Miller, a director of Petrohawk, is also a director of PHAWK. In addition, EnCap Energy Capital Fund IV, L.P. and EnCap Energy Capital Fund IV-B, L.P., which are members of PHAWK, have the contractual right to nominate a majority of the members of the board of directors of PHAWK pursuant to that entity’s limited liability company agreement. These EnCap entities have nominated Mr. Miller, along with two other nominees, to the board of PHAWK. Mr. Miller controls, indirectly, EnCap Energy Capital Fund IV, L.P. and EnCap Energy Capital Fund IV-B, L.P. which have collectively made an approximately 64% capital contribution to PHAWK. Each of Messrs. Helm, Bridwell and Irish has made less than a 0.2% capital contribution each to PHAWK, but do not hold any directorship or office in PHAWK and are not otherwise affiliated with that entity. Mr. Rioux, a Petrohawk director, is also a director of PHAWK. In addition, Kellen Holdings, LLC, a member of PHAWK which made an approximately 19% capital contribution to that entity, is an affiliate of Liberty Energy Holdings, LLC of which Mr. Rioux is Vice President and Treasurer.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

Petrohawk Energy Corporation

The following table reflects, as of April 20, 2006, the beneficial ownership of Petrohawk common stock and preferred stock by (i) all persons, or groups of affiliated persons, known by Petrohawk to be beneficial owners of more than 5% of each class of stock; (ii) each of Petrohawk’s directors or nominees for directors; (iv) each of Petrohawk’s executive officers; and (v) all of Petrohawk’s executive officers and directors as a group, and provides the percentage of outstanding shares of stock of each class held.

Name and Address of Beneficial Owner	Shares of Petrohawk Common Stock Beneficially Owned(1)		Percent of Class(2)	Shares of Petrohawk Preferred Stock Beneficially Owned(1)	Percent of Class(2)
Floyd C. Wilson 1100 Louisiana, Suite 4400 Houston, Texas 77002	3,904,399	(3)	4.45%	—	—

Stephen W. Herod 1100 Louisiana, Suite 4400 Houston, Texas 77002	464,868	(4)	*	—	—

Shane M. Bayless 1100 Louisiana, Suite 4400 Houston, Texas 77002	386,568	(5)	*	—	—

Richard K. Stoneburner 1100 Louisiana, Suite 4400 Houston, Texas 77002	308,266	(6)	*	—	—

Larry L. Helm 1100 Louisiana, Suite 4400 Houston, Texas 77002	376,743	(7)	*	—	—

Thomas R. Fuller 1001 McKinney, Suite 520 Houston, Texas 77002	9,682	(8)	*	—	—

David B. Miller c/o EnCap Investments L.P. 3811 Turtle Creek Blvd., Suite 1080 Dallas, Texas 75219	20,000		*	—	—

Daniel A. Rioux 175 Berkeley Street Boston, Massachusetts 02116	—		*	—	—

Tucker S. Bridwell 400 Pine St., Suite 1000 Abilene, Texas 79601	604,221	(9)	*	—	—

James L. Irish III 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201	44,944	(10)	*	—	—

Robert C. Stone, Jr. 49 Allard Boulevard New Orleans, Louisiana 70119	105,000	(11)	*	—	—

Name and Address of Beneficial Owner	Shares of Petrohawk Common Stock Beneficially Owned(1)		Percent of Class(2)	Shares of Petrohawk Preferred Stock Beneficially Owned(1)	Percent of Class(2)
Herbert C. Williamson, III P.O. Box 260 Hunt, Texas 78024	34,245	(12)	*	—	—

David A.B. Brown 379 Main Street Winchester, Massachusetts 01890-2923	34,245	(13)	*	—	—

All officers and directors as a group	6,283,499	(14)	7.30%	—	—

KCS Energy, Inc. 5555 San Felipe, Suite 1200 Houston, Texas 77056	5,440,844	(15)	6.34%	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power. Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing percentage of the class owned by any other person. The total number includes shares issued and outstanding as of April 20, 2006, plus shares which the owner shown above has the right to acquire within 60 days after April 20, 2006. The total number also includes, where applicable, restricted shares of common stock granted to each non-employee director under Petrohawk’s 2004 Non-Employee Director Plan and restricted shares of common stock granted to each officer under Petrohawk’s 2004 Employee Incentive Plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(2)	For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares held by such person includes the shares which such person has the right to acquire within 60 days after April 20, 2006 pursuant to the exercise of outstanding stock options and warrants, but does not include shares which other persons have the right to acquire within 60 days after April 20, 2006.
(3)	50,000 shares of common stock are unvested restricted shares which Mr. Wilson has the sole power to vote. The amount includes 1,390,861 shares of common stock underlying warrants and options Mr. Wilson has the right to exercise within 60 days after April 20, 2006.
(4)	35,000 shares of common stock are unvested restricted shares which Mr. Herod has the sole power to vote. The amount includes 223,987 shares of common stock underlying warrants and options Mr. Herod has the right to exercise within 60 days after April 20, 2006.
(5)	35,000 shares of common stock are unvested restricted shares which Mr. Bayless has the sole power to vote. The amount includes 197,157 shares of common stock underlying warrants and options Mr. Bayless has the right to exercise within 60 days after April 20, 2006.
(6)	35,000 shares of common stock are unvested restricted shares which Mr. Stoneburner has the sole power to vote. The amount includes 170,326 shares of common stock underlying warrants and options Mr. Stoneburner has the right to exercise within 60 days after April 20, 2006.
(7)	35,000 shares of common stock are unvested restricted shares which Mr. Helm has the sole power to vote. The amount includes 198,903 shares of common stock underlying warrants and options Mr. Helm has the right to exercise within 60 days after April 20, 2006.
(8)	Mr. Fuller has an indirect interest in 2,000 shares of common stock.
(9)

Includes 256,612 shares of common stock and 53,522 shares of common stock underlying warrants Mr. Bridwell has the right to exercise within 60 days after April 20, 2006 of which Mr. Bridwell has sole beneficial ownership. Also includes 234,618 shares of common stock and 59,469 shares of common stock underlying warrants Mr. Bridwell has the right to exercise within 60 days after April 20, 2006 of which Mr. Bridwell shares beneficial ownership with Ms. Dian Graves Stai.
(10)	The amount includes 5,947 shares of common stock underlying warrants Mr. Irish has the right to exercise within 60 days after April 20, 2006.
(11)	The amount includes 87,500 shares of common stock underlying options Mr. Stone has the right to exercise within 60 days after April 20, 2006.
(12)	The amount includes 26,745 shares of common stock underlying options Mr. Williamson has the right to exercise within 60 days after April 20, 2006.
(13)	The amount includes 26,745 shares of common stock underlying options Mr. Brown has the right to exercise within 60 days after April 20, 2006.
(14)	The amount includes 2,441,162 shares of common stock underlying warrants and options exercisable within 60 days after April 20, 2006.
(15)	KCS Energy, Inc. has the shared power to vote the shares pursuant to voting agreements entered into with Messrs. Wilson, Herod, Helm, Stoneburner and Bayless.

KCS Energy, Inc.

The following table reflects, as of April 20, 2006, the beneficial ownership of KCS common stock by (i) all persons, or groups of affiliated persons, known by KCS to be beneficial owners of more than 5% of such class of stock; (ii) each of KCS’s directors; (iii) each of KCS’s executive officers; and (iv) all of KCS’s executive officers and directors as a group, and provides the percentage of outstanding shares of common stock held.

Name of Beneficial Owner	Shares of KCS Common Stock Beneficially Owned(1)		Percent of Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	7,541,500	(2)	14.92%

James W. Christmas 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	1,369,324	(3)	2.70%

Robert G. Raynolds 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	535,871	(4)	1.06%

William N. Hahne 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	395,963	(5)	*

Harry Lee Stout 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	199,167	(6)	*

Joel D. Siegel 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	120,000	(7)	*

Frederick Dwyer 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	59,447	(8)	*

Joseph T. Leary 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	37,832	(9)	*

Christopher A. Viggiano 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	28,691	(10)	*

Name of Beneficial Owner	Shares of KCS Common Stock Beneficially Owned(1)		Percent of Class
G. Stanton Geary 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	21,880	(10)	*

Gary A. Merriman 5555 San Felipe Road, Suite 1200 Houston, Texas 77056	3,106		*

Directors and executive officers as a group (10 persons)	2,771,281	(11)	5.43%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.
(2)	Based on the Schedule 13G/A filed with the SEC on February 14, 2006 as a joint statement by FMR Corp. and Edward C. Johnson 3d: (i) FMR Corp. has sole dispositive power with respect to 7,541,500 shares of common stock and sole voting power with respect to 295,900 shares of common stock; and (ii) Mr. Johnson has sole dispositive power with respect to 7,541,500 shares of common stock and does not have voting power with respect to any shares of common stock. Of the 7,541,500 shares beneficially owned by the reporting parties, according to the information filed in the Schedule 13G/A, 7,425,300 shares of common stock are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., in its capacity as an investment adviser to various registered investment companies, including Fidelity Low Priced Stock Fund which beneficially owns 4,815,000 shares of common stock, or 9.53% of the outstanding common stock at March 28, 2006. The Schedule 13G/A also stated that Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of all of the securities covered by the statement. However, neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Further, Fidelity International Limited is the beneficial owner of 116,200 shares of common stock.
(3)	Includes: (i) 80,008 shares that are the subject of unvested restricted stock grants under which Mr. Christmas has voting rights but disposition rights are currently restricted; (ii) 85,272 shares that are held in Mr. Christmas’ account under the KCS 401(k) plan; and (iii) 236,625 shares underlying options exercisable within 60 days of April 20, 2006. Also includes 36,000 shares held in trusts established for the benefit of Mr. Christmas’ children as to which Mr. Christmas disclaims any beneficial ownership.
(4)	Includes: (i) 483,244 shares held by a family trust for which Mr. Raynolds is a co-trustee and holds a remainder interest in such trust and has shared voting and investment power but disclaims beneficial ownership except to the extent of his pecuniary interest therein; and (ii) 4,000 shares underlying options exercisable within 60 days of April 20, 2006. Also includes 6,824 shares held in trusts established for the benefit of Mr. Raynolds’ children as to which Mr. Raynolds disclaims any beneficial ownership.
(5)	Includes: (i) 59,821 shares that are the subject of unvested restricted stock grants under which Mr. Hahne has voting rights but disposition rights are currently restricted; (ii) 12,903 shares that are held in Mr. Hahne’s account under the KCS 401(k) plan; and (iii) 196,168 shares underlying options exercisable within 60 days of April 20, 2006.
(6)	Includes: (i) 25,219 shares that are the subject of unvested restricted stock grants under which Mr. Stout has voting rights but disposition rights are currently restricted; (ii) 62,248 shares that are held in Mr. Stout’s account under the KCS 401(k) plan; and (iii) 64,700 shares underlying options exercisable within 60 days of April 20, 2006.
(7)	Includes 4,000 shares underlying options exercisable within 60 days of April 20, 2006. Also includes 16,000 shares held in trusts established for the benefit of Mr. Siegel’s children as to which Mr. Siegel disclaims any beneficial ownership.
(8)

Includes: (i) 11,525 shares that are the subject of unvested restricted stock grants under which Mr. Dwyer has voting rights but disposition rights are currently restricted; (ii) 4,758 shares that are held in Mr. Dwyer’s account under the KCS 401(k) plan; and (iii) 21,882 shares underlying options exercisable within 60 days of April 20, 2006.
(9)	Includes: (i) 28,682 shares that are the subject of unvested restricted stock grants under which Mr. Leary has voting rights but disposition rights are currently restricted; (ii) 1,450 shares that are held in Mr. Leary’s account under the KCS 401(k) plan; and (iii) 7,700 shares underlying options exercisable within 60 days of April 20, 2006.
(10)	Includes 4,000 shares underlying options exercisable within 60 days of April 20, 2006.
(11)	Includes, among other things: (i) 205,255 shares that are the subject of unvested restricted stock grants under which the beneficial owners have voting rights but disposition rights are currently restricted; (ii) 166,631 shares that are allocated to the beneficial owners’ accounts under the KCS 401(k) plan; and (iii) 543,075 shares underlying options exercisable within 60 days of April 20, 2006.

The Combined Company

The following table reflects the anticipated beneficial ownership of Petrohawk common and preferred stock by (i) all persons or groups of affiliated persons known to be the beneficial owners of more than 5% of each class of stock of the combined company; (ii) each of the directors of the combined company; (iii) each of the executive officers of the combined company; and (iv) all of such directors and executive officers as a group assuming the effective time of the merger was April 20, 2006 and also assuming:

•	an exchange ratio of 1.65 shares of Petrohawk common stock for each share of KCS common stock (other than KCS restricted stock as set forth below);

•	an exchange ratio of 2.3127 shares of Petrohawk common stock for each share of KCS restricted stock(1);

•	the assumption and conversion at an exchange ratio of 2.3127 of all KCS performance stock awards by Petrohawk(1); and

•	the assumption and conversion at an exchange ratio of 2.3127 of all KCS stock options into Petrohawk Stock Options(1).

(1)	The exchange ratio of 2.3127 was arrived at by dividing the per share cash portion of the merger consideration ($9.00) by the closing price of Petrohawk’s common stock on April 20, 2006 ($13.58), which is .6627, plus 1.65 (the per share stock portion of the merger consideration).

Name and Address of Beneficial Owner	Shares of Petrohawk Common Stock Beneficially Owned(1)		Percent of Class(2)(3)	Shares of Petrohawk Preferred Stock Beneficially Owned(1)	Percent of Class(2)
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	12,443,475	(4)	7.43%	—	—

Floyd C. Wilson 1100 Louisiana, Suite 4400 Houston, Texas 77002	3,904,399	(5)	2.31%	—	—

James W. Christmas 1100 Louisiana, Suite 4400 Houston, Texas 77002	2,783,262	(6)	1.65%	—	—

Stephen W. Herod 1100 Louisiana, Suite 4400 Houston, Texas 77002	464,868	(7)	*	—	—

Shane M. Bayless 1100 Louisiana, Suite 4400 Houston, Texas 77002	386,568	(8)	*	—	—

Name and Address of Beneficial Owner	Shares of Petrohawk Common Stock Beneficially Owned(1)		Percent of Class(2)(3)	Shares of Petrohawk Preferred Stock Beneficially Owned(1)	Percent of Class(2)
William N. Hahne 1100 Louisiana, Suite 4400 Houston, Texas 77002	1,038,311	(9)	*	—	—

Richard K. Stoneburner 1100 Louisiana, Suite 4400 Houston, Texas 77002	308,266	(10)	*	—	—

Larry L. Helm 1100 Louisiana, Suite 4400 Houston, Texas 77002	376,743	(11)	*	—	—

Thomas R. Fuller 1001 McKinney, Suite 520 Houston, Texas 77002	9,682	(12)	*	—	—

Tucker S. Bridwell 400 Pine St., Suite 1000 Abilene, Texas 79601	604,221	(13)	*	—	—

Robert C. Stone, Jr. 49 Allard Boulevard New Orleans, Louisiana 70119	105,000	(14)	*	—	—

Robert G. Raynolds 1100 Louisiana, Suite 4400 Houston, Texas 77002	886,837	(15)	*	—	—

James L. Irish III 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201	44,944	(16)	*	—	—

Christopher A. Viggiano 1100 Louisiana, Suite 4400 Houston, Texas 77002	49,990	(17)	*	—	—

Gary A. Merriman 1100 Louisiana, Suite 4400 Houston, Texas 77002	5,124		*	—	—

All officers and directors as a group	968,215	(18)	6.40%	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power. Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing percentage of the class owned by any other person. The total number includes shares to be issued and outstanding upon completion of the merger, plus shares which the owner shown above has the right to acquire within 60 days after the merger. The total number also includes, where applicable, restricted shares of common stock granted to each non-employee director under Petrohawk’s 2004 Non-Employee Director Plan and restricted shares of common stock granted to each officer under Petrohawk’s 2004 Employee Incentive Plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)	For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares held by such person includes the shares which such person has the right to acquire within 60 days after April 20, 2006 pursuant to the exercise of outstanding stock options and warrants, but does not include shares which other persons have the right to acquire within 60 days after that date.
(3)	For purposes of calculating the percent of the class outstanding, such percent utilizes 167,335,963 shares as the denominator (which is the number of shares of Petrohawk common stock assumed to be outstanding at the effective time of the merger based upon: (i) 83,592,630 shares of Petrohawk common stock outstanding on April 20, 2006; (ii) 49,991,130 shares of non-restricted KCS common stock outstanding on April 20, 2006 multiplied by the exchange ratio of 1.65 (which equals 82,485,365); and (iii) 543,939 shares of restricted KCS stock outstanding on April 20, 2006 multiplied by the restricted stock exchange ratio of 2.3127 (which equals 1,257,968)).
(4)	Based on the Schedule 13G/A filed with the SEC on February 14, 2006 as a joint statement by FMR Corp. and Edward C. Johnson 3d: (i) FMR Corp. would have sole dispositive power with respect to 12,443,475 shares of common stock and sole voting power with respect to 488,235 shares of common stock; and (ii) Mr. Johnson would have sole dispositive power with respect to 12,443,475 shares of common stock and does not have voting power with respect to any shares of common stock. Of the 12,443,475 shares beneficially owned by the reporting parties, according to the information filed in the Schedule 13G/A, 12,251,745 shares of common stock would be beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., in its capacity as an investment adviser to various registered investment companies, including Fidelity Low Priced Stock Fund which would beneficially own 7,944,750 shares of common stock. The Schedule 13G/A also stated that Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each would have sole power to dispose of all of the securities covered by the statement. However, neither FMR Corp. nor Edward C. Johnson 3d would have the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power would reside with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Further, Fidelity International Limited would be the beneficial owner of 191,730 shares of common stock.
(5)	50,000 shares of common stock are unvested restricted shares which Mr. Wilson has the sole power to vote. The amount includes 1,390,861 shares of common stock underlying warrants and options Mr. Wilson has the right to exercise within 60 days after April 20, 2006.
(6)	Includes: (i) 185,034 shares of Petrohawk common stock that would be issued at the effective time of the merger pursuant restricted stock granted to Mr. Christmas as of April 20, 2006; (ii) 140,698 shares of Petrohawk common stock that would be held in Mr. Christmas’ account under the KCS 401(k) plan; (iii) 19,098 shares of Petrohawk common stock that would be issuable at the effective time of the merger pursuant to performance shares granted to Mr. Christmas as of April 20, 2006; and (iv) 842,190 shares underlying options exercisable within 60 days of the effective time of the merger. Also includes 59,400 shares of Petrohawk common stock held in trusts established for the benefit of Mr. Christmas’ children as to which Mr. Christmas disclaims any beneficial ownership.
(7)	35,000 shares of common stock are unvested restricted shares which Mr. Herod has the sole power to vote. The amount includes 223,987 shares of common stock underlying warrants and options Mr. Herod has the right to exercise within 60 days after April 20, 2006.
(8)	35,000 shares of common stock are unvested restricted shares which Mr. Bayless has the sole power to vote. The amount includes 197,157 shares of common stock underlying warrants and options Mr. Bayless has the right to exercise within 60 days after April 20, 2006.
(9)	Includes: (i) 138,348 shares of Petrohawk common stock that would be issued at the effective time of the merger pursuant restricted stock granted to Mr. Hahne as of April 20, 2006; (ii) 21,289 shares of Petrohawk common stock that would be held in Mr. Hahne’s account under the KCS 401(k) plan; (iii) 14,896 shares of Petrohawk common stock that would be issuable at the effective time of the merger pursuant to performance shares granted to Mr. Hahne as of April 20, 2006; and (iv) 654,110 shares of Petrohawk common stock underlying options exercisable within 60 days of the effective time of the merger.

(10)	35,000 shares of common stock are unvested restricted shares which Mr. Stoneburner has the sole power to vote. The amount includes 170,326 shares of common stock underlying warrants and options Mr. Stoneburner has the right to exercise within 60 days after April 20, 2006.
(11)	35,000 shares of common stock are unvested restricted shares which Mr. Helm has the sole power to vote. The amount includes 198,903 shares of common stock underlying warrants and options Mr. Helm has the right to exercise within 60 days after April 20, 2006.
(12)	Mr. Fuller has an indirect interest in 2,000 shares of common stock.
(13)	Includes 256,612 shares of common stock and 53,522 shares of common stock underlying warrants Mr. Bridwell has the right to exercise within 60 days after April 20, 2006 of which Mr. Bridwell has sole beneficial ownership. Also includes 234,618 shares of common stock and 59,469 shares of common stock underlying warrants Mr. Bridwell has the right to exercise within 60 days after April 20, 2006 of which Mr. Bridwell shares beneficial ownership with Ms. Dian Graves Stai.
(14)	The amount includes 87,500 shares of common stock underlying options Mr. Stone has the right to exercise within 60 days after April 20, 2006.
(15)	Includes: (i) 797,352 shares held by a family trust for which Mr. Raynolds is a co-trustee and holds a remainder interest in such trust and has shared voting and investment power but disclaims beneficial ownership except to the extent of his pecuniary interest therein; and (ii) 9,250 shares underlying options exercisable within 60 days of the effective time of the merger. Also includes 11,259 shares held in trust established for the benefit of Mr. Raynolds’ children as to which Mr. Raynolds disclaims any beneficial ownership.
(16)	The amount includes 5,947 shares of common stock underlying warrants Mr. Irish has the right to exercise within 60 days after April 20, 2006.
(17)	Includes 9,250 shares underlying options exercisable within 60 days of the effective time of the merger.
(18)	The amount includes 3,902,472 shares of common stock underlying warrants and options exercisable within 60 days after the effective time of the merger.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Petrohawk directors, certain officers and holders of 10% or more of any class of Petrohawk’s stock to report to the SEC, by a specified date, initial reports of ownership and reports of changes in ownership of Petrohawk stock and other equity securities. Petrohawk believes that during the fiscal year ended December 31, 2005, its directors, executive officers and holders of 10% or more of Petrohawk shares complied with all these filing requirements, based solely on a review of copies of reports filed under Section 16(a) furnished to Petrohawk and on the written representations of Petrohawk directors and executive officers, except that Floyd C. Wilson (two reports relating to two transactions), Robert L. Zorich (two reports relating to two transactions), Gary R. Peterson (two reports relating to two transactions), Tucker S. Bridwell (one report relating to one transaction), James L. Irish III (one report relating to one transaction), Daniel A. Rioux (one report relating to two transactions), Shane M. Bayless (one report relating to one transaction), Stephen W. Herod (one report relating to one transaction), Mark J. Mize (one report relating to one transaction), Richard H. Smith (one report relating to one transaction), Richard K. Stoneburner (one report relating to one transaction), Larry L. Helm (one report relating to one transaction), David B. Miller (two reports relating to two transactions) and D. Martin Phillips (three reports relating to three transactions) were late filing Forms 4, as were FCW, LLC (one report relating to one transaction), RNBD GP LLC (one report relating to one transaction), EnCap Investments GP, L.L.C. (one report relating to one transaction), EnCap Investments L.P. (one report relating to one transaction), EnCap Equity Fund IV GP, LP (one report relating to one transaction) and EnCap Energy Capital Fund IV, L.P. (one report relating to one transaction).

LEGAL MATTERS

The validity of the Petrohawk common stock to be issued in connection with the merger will be passed upon for Petrohawk by Thompson & Knight LLP. Thompson & Knight LLP and Andrews Kurth LLP will deliver their opinions to Petrohawk and KCS, respectively, as to certain U.S. federal income tax matters.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Petrohawk Energy Corporation’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Petrohawk Energy Corporation (formerly Beta Oil & Gas Corporation) for the year ended December 31, 2003 incorporated in this joint proxy statement/prospectus by reference to the Petrohawk Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of KCS Energy, Inc. and subsidiaries appearing in KCS Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, and KCS Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for Petrohawk Energy Corporation referred to and incorporated by reference herein were based in part upon engineering reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

Certain estimates of proved oil and gas reserves for KCS Energy, Inc. referred to and incorporated by reference herein were based in part upon engineering reports prepared by KCS and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

Petrohawk has filed with the SEC a registration statement under the Securities Act that registers the distribution to KCS stockholders of the shares of Petrohawk common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Petrohawk and Petrohawk common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Petrohawk and KCS also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Petrohawk and KCS, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Petrohawk and KCS to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Petrohawk and KCS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or in other later-filed documents that are incorporated by reference. Information furnished under Item 2.02 or Item 7.01 of Petrohawk’s or KCS’s current reports on Form 8-K is not incorporated by reference in this joint proxy statement/prospectus and registration statement. The information incorporated by reference contains important information about our companies and their financial condition.

The following documents filed with the SEC by Petrohawk and KCS are incorporated by reference into this joint proxy statement/prospectus.

Petrohawk filings with the SEC

•	Annual Report on Form 10-K (as amended on April 28, 2006) for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K filed on January 5, 2006, January 11, 2006, January 26, 2006, January 31, 2006, February 2, 2006, February 9, 2006, March 6, 2006, March 17, 2006, April 21, 2006, May 10, 2006 and May 18, 2006 (excluding any information furnished pursuant to Item 7.01 or Item 2.02 of any such Current Reports on Form 8-K); and

•	The description of Petrohawk’s common stock set forth in Petrohawk’s registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

KCS filings with the SEC

•	Annual Report on Form 10-K (as amended on April 28, 2006) for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K filed on February 28, 2006, April 25, 2006, May 1, 2006, May 9, 2006 and May 19, 2006 (excluding any information furnished pursuant to Item 7.01 or Item 2.02 of any such Current Reports on Form 8-K); and

•	The description of KCS’s common stock set forth in KCS’s registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

All documents and reports filed by Petrohawk and KCS with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this joint proxy statement/prospectus and the date of our meetings are incorporated by reference into this joint proxy statement/prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding information furnished under Items 2.02 or 7.01), as well as proxy statements.

Petrohawk has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Petrohawk, as well as all pro forma financial information, and KCS has supplied all relevant information relating to KCS.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/

prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Petrohawk Energy Corporation 1100 Louisiana, Suite 4400 Houston, Texas 77002 (832) 204-2700 Attention: Investor Relations	KCS Energy, Inc. 5555 San Felipe Road, Suite 1200 Houston, Texas 77056 (713) 877-8006 Attention: Secretary

If you would like to request documents, please make sure your request is received by June 30, 2006, in order to receive them before our meetings. If you request any incorporated documents from Petrohawk or KCS, the appropriate company will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this joint proxy statement/prospectus:

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bcf. One billion cubic feet of gas.

Bcfe. One billion cubic feet of gas equivalent.

Gas. Natural gas.

Mbbl. One thousand barrels of oil or other liquid hydrocarbons.

Mcf. One thousand cubic feet of gas.

Mcfe. One thousand cubic feet of gas equivalent.

Mmbbl. One million barrels of oil or other liquid hydrocarbons.

Mmbtu. One million British Thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water to one degree Fahrenheit.

Mmcf. One million cubic feet of gas.

Mmcf/d. One million cubic feet of gas per day.

Mmcfe. One million cubic feet of gas equivalent.

Mmcfe/d. One million cubic feet of gas equivalent per day.

Oil. Crude oil, condensate and natural gas liquids.

Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of oil, gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Spot market price. The price for a one-time open market transaction for immediate delivery of a specific quantity of product at a specific location where the commodity is purchased “on the spot” at current market rates.

Tcf. One trillion cubic feet of gas.

Tcfe. One trillion cubic feet of gas equivalent.

3-D Seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMONG

KCS ENERGY, INC.,

PETROHAWK ENERGY CORPORATION,

AND

HAWK NEST CORPORATION

Executed May 16, 2006 and effective as of April 20, 2006

A-i

A-ii

Exhibits:

Exhibit C	-	Company Rule 145 Agreement
Exhibit D	-	Registration Rights Agreement

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (“Agreement”), executed as of May 16, 2006, and effective as of April 20, 2006, is by and among KCS Energy, Inc., a Delaware corporation (the “Company”), Petrohawk Energy Corporation, a Delaware corporation (“Parent”), and Hawk Nest Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”).

WHEREAS, this Agreement amends and restates in its entirety the Agreement and Plan of Merger dated April 20, 2006 by and among Company, Parent and Purchaser (the “Original Merger Agreement”);

“WHEREAS, the respective Boards of Directors of Parent and the Company have each approved this Agreement and the merger of the Company with and into Parent (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is fair to, and in the best interests of, their respective stockholders;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, Parent and Company entered into voting agreements with each of Floyd C. Wilson, Stephen W. Herod, Shane M. Bayless, Larry L. Helm, Richard K. Stoneburner, James W. Christmas, William N. Hahne, Harry Lee Stout, and Joseph T. Leary, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (the “Voting Agreements”).

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, Company delivered to the Parent Non-Solicitation Agreements executed by James W. Christmas, William N. Hahne, Harry Lee Stout, Joseph T. Leary and Frederick Dwyer (the “Non-Solicitation Agreements”);

WHEREAS for U.S. federal income Tax purposes, Parent and the Company intend that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (b) this Agreement will constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and (c) Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Parent. At the Effective Time, the separate existence of the Company shall cease and Parent shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation and all the obligations, duties, debts and liabilities of the Company and Parent shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

Section 1.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, as promptly as practicable after the Closing and on the Closing Date, Parent and the Company will cause a certificate of merger (the “Certificate of Merger”) to be duly prepared, executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.3 Intentionally Left Blank.

Section 1.4 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Houston time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article 6 (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of Thompson & Knight, LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, unless another time, date and/or place is agreed to in writing by the parties hereto.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) Pursuant to the Merger, (a) the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Prior to the Effective Time, Parent shall have filed with the Secretary of State of the State of Delaware a revised certificate of incorporation to increase the authorized number of shares of Parent Common Stock in an amount necessary to effectuate all the transactions contemplated under this Agreement; provided, that, the number of authorized shares shall be increased to 300,000,000.

(c) As of the Effective Time, Parent’s Board of Directors shall cause Floyd C. Wilson to continue to be designated as Chairman of the Board, President and Chief Executive Officer of Parent and shall cause James W. Christmas to be designated as Vice Chairman of the Board of Parent, to serve until their respective successors are duly elected and qualified or until his earlier death, resignation or removal in accordance with the Parent’s certificate of incorporation and bylaws.

Section 1.6 Directors and Officers of the Surviving Corporation; Assets, Liabilities, Reserves and Accounts.

(a) Directors. Subject to the terms and conditions set forth in Section 5.12 of this Agreement, the directors of Parent immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b) Officers. The officers of Parent immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(c) Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of Parent and the Company shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth on this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

Section 1.7 Effect on Capital Stock.

(a) At the Effective Time, subject to the other provisions of this Article 1 and Section 2.1, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries and except for any Dissenting Shares and any shares of Company Common Stock constituting Company Stock Awards (as defined in Section 1.8(b) granted pursuant to the Company Option Plans which are converted pursuant to Section 1.8(b) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the following consideration (the “Merger Consideration”): the combination of (x) $9.00 (the “Per Share Cash Consideration”) and (y) 1.65 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Consideration” or the “Exchange Ratio”), subject to adjustment in accordance with Section 1.7(c).

(b) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.1(c), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.1(e).

(c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries shall become authorized unissued stock of Parent.

Section 1.8 Stock Options, Restricted Stock and Performance Stock Awards.

(a) At the Effective Time, subject to the immediately succeeding sentence, each option granted by the Company to purchase shares of Company Common Stock (each, a “Company Option”) which was granted pursuant to any stock option, purchase or award plan, program or arrangement of the Company as set forth on Section 3.2 of the Company Disclosure Letter (collectively, the “Company Option Plans”), that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock, and Parent shall assume each such Company Option (hereafter, “Assumed Option”) subject to the terms of the applicable Company Option Plan and the agreement evidencing the grant thereunder of such Assumed Option; provided, however, that the (i) the number of shares of Parent Common Stock purchasable upon such exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio, and rounded down to the nearest whole share, and (ii) the per share exercise price under such Assumed Option shall be adjusted by dividing the per share exercise price under such Company Option immediately prior to the Effective Time by the Stock Option Exchange Ratio, and

rounding up to the nearest whole cent. For purposes of this Section 1.8, the “Stock Option Exchange Ratio” shall mean the sum of (i) the Exchange Ratio plus (ii) the result obtained from dividing the Per Share Cash Consideration by the average of the closing sale prices per share of Parent Common Stock on Nasdaq as reported by The Wall Street Journal for the five last trading days immediately preceding the Closing Date. Any provision of this Agreement to the contrary notwithstanding, (i) in the case of any Assumed Option, the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such options shall be determined in a manner that complies with Section 424(a) of the Code and the regulations thereunder, and (ii) other than to the extent that the Company is contractually obligated (including pursuant to the terms of any Company Option Plan) to accelerate the vesting of any Company Option, no Company Option shall have accelerated vesting by virtue of the transactions contemplated under this Agreement (whether alone or in conjunction with any other event). Following the Effective Time, no holder of a Company Option shall have any right to receive any shares of Company Common Stock in respect of such option. Rights to acquire shares of restricted stock pursuant to the Company’s Star Program shall be considered performance stock awards rather than Company Options and shall be governed by Section 1.8(c) below.

(b) At the Effective Time, each share of restricted stock (each, a “Company Stock Award”) which was issued pursuant to any Company Option Plans prior to the Effective Time, including Company Stock Awards under the Star Program, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchanged for the right to receive restricted shares of Parent Common Stock (i) equal to the number of shares of Company Common Stock that were included in such Company Stock Award immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio, and rounded down to the nearest whole share, and (ii) otherwise subject to the terms of the applicable Company Option Plan, the Star Program if applicable, and the agreement or other document evidencing the grant of the Company Stock Award. Any provision of this Agreement to the contrary notwithstanding, (i) in the case of any Company Stock Award, the number of shares of Parent Common Stock held pursuant to such Company Stock Award and the terms and conditions of vesting of such stock award shall be determined in a manner that complies with Section 424(a) of the Code and the regulations thereunder and (ii) other than to the extent the Company is contractually obligated (including pursuant to the terms of any Company Option Plan) to terminate the restricted period applicable to such Company Stock Award, to accelerate the vesting period applicable to such Company Stock Award or to lift any restrictions with respect to any such Company Stock Award, the restricted period shall not be terminated, the vesting period shall not be accelerated and no restrictions shall be lifted with respect to any such Award by virtue of the transactions contemplated under this Agreement (whether alone or in conjunction with any other event). Following the Effective Time, no holder of a Company Stock Award or other compensatory award shall have any right to receive shares of Company Common Stock in respect of such award.

(c) At the Effective Time, each performance stock award under the Company’s Star Program (each, a “Performance Stock Award”) shall cease to represent a right to receive shares of Company Common Stock, and Parent shall assume each such Performance Stock Award outstanding immediately prior to the Effective Time (hereafter “Assumed Performance Award”) subject to the terms of the applicable Company Option Plan and the agreement or other document evidencing the grant thereunder of such Performance Stock Award; provided, however, that the number of shares of Parent Common Stock issuable pursuant to such Performance Stock Award shall be equal to the number of shares of Company Common Stock that were included in such Performance Stock Award immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio, and rounded down to the nearest whole share; and provided further, it is acknowledged that after the Effective Time, Parent’s compensation committee (or its Board of Directors or other appropriate committee thereof) in accordance with and subject to the existing provisions of the applicable Company Plan or the Company’s Star Program and Section 5.11(h) of this Agreement shall have the right to make such adjustments to such Plan and the Company’s Star Program as it deems advisable in its sole discretion. Any provision of this Agreement to the contrary notwithstanding, (i) in the case of any Assumed Performance Award, the number of shares of Parent Common Stock deliverable pursuant to such Assumed Performance Award and the terms and conditions of vesting of such stock award shall be determined in a manner that complies with Section 424(a) of the Code and the regulations thereunder and (ii) other than to the extent that the Company is contractually obligated (including pursuant to the terms of any Company Option Plan) to accelerate the vesting of any Company Performance Award, no Company Performance Award shall have accelerated vesting by virtue of the transactions contemplated under this Agreement (whether alone or in conjunction with any other event). Following the Effective Time, no holder of a Company Performance Award or other compensatory award shall have any right to receive shares of Company Common Stock in respect of such award.

(d) The Company (or its Board of Directors or the appropriate committee thereof, or the President of the Company, if applicable) shall (i) make any amendments to the terms of the Company Option Plans (including the Company’s Star Program), take all corporate action necessary for the adjustment of Company Options, Performance Stock Awards and Company Stock Awards, and take any other actions necessary or appropriate to give effect to the transactions contemplated by this Section 1.8, and (ii) shall take all reasonable actions necessary to ensure that from and after the Effective Time, (x) Parent will not be required to deliver any shares of the capital stock of the Company or any of its Subsidiaries to any Person pursuant to or in settlement of Company Options, Performance Stock Awards or Company Stock Awards after the Effective Time, and (y) other than as set forth in this Section 1.8, Parent will not be bound by any options, rights, awards or other arrangements which would entitle any Person, other than Parent, to beneficially own shares of Parent or receive any payments in respect of such options, rights, awards or arrangements.

(e) Not later than three (3) business days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering all the shares of Parent Common Stock subject to the Assumed Options, Company Stock Awards and the Performance Stock Awards, and such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Assumed Option, Company Stock Awards or Performance Stock Awards remains outstanding. Prior to the Effective Time, Parent shall take such actions necessary to effectuate the transactions contemplated by this Section 1.8, including reservation of sufficient shares of Parent Common Stock to satisfy the obligations under Company Options and Performance Stock Awards.

Section 1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration. Such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his shares of Company Common Stock under Section 262 of the DGCL, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock, and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

ARTICLE 2

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, sufficient cash and certificates representing shares of Parent Common Stock to make pursuant to this Article 2 all deliveries of cash and Parent Common Stock as is required by Article 1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.1(c) and to make payments in lieu of fractional shares pursuant to Section 2.1(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.1(c) and 2.1(e), the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.1(e) and any dividends or other distributions in accordance with Section 2.1(c)) shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than certificates representing Company Stock Awards which shall be converted into shares of Parent Common Stock in accordance with Section 1.8 hereto) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and subject to the reasonable approval of the Company prior to the Effective Time) and (ii) instructions for its use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock previously represented by all Certificates then held by such holder) and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.7 and this Article 2, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(e) and dividends and other distributions pursuant to Section 2.1(c). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Section 2.1. Following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any payments made pursuant to Section 2.1(c) or Section 2.1(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Parent Common Stock.

Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the average of the closing sale prices per share of Parent Common Stock on Nasdaq as reported by The Wall Street Journal for the five trading days immediately preceding the Closing Date and (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.7. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent, as a general creditor thereof, for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

(g) No Liability. Parent shall not be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

(i) Withholding. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(j) Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any “affiliate” of Company (as identified in Section 2.1(j) of the Company Disclosure Letter) until such Person shall have delivered to Parent duly executed letters as contemplated in Section 5.14 hereto.

(k) Investment of Cash by the Exchange Agent; Return of Certain Funds. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that, no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company stockholders pursuant to the other provisions of this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Parent. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.1 to pay for shares of Company Common Stock for which appraisal rights shall have been perfected shall be returned to Parent upon demand. The Exchange Fund shall be invested by the Exchange Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million.

Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case without any interest thereon.

Section 2.3 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Parent or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) The Company has previously delivered to Parent a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries in any material respect. None of the Subsidiaries of the Company owns any equity interest in any Person other than as set forth on the Company Disclosure Letter.

Section 3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of the common stock of the Company, par value $0.01 per share (the “Company Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on April 17, 2006 (the “Cut-off Time”), (i) 50,535,069 shares of Company Common Stock were issued and outstanding, (ii) 3,338,886 shares of Company Common Stock were authorized for issuance pursuant to the Company Option Plans; (iii) 748,526 shares were authorized for issuance under the Company Employee Stock Purchase Plan; (iv) 601,596 shares were authorized for issuance under the Company 401(k) Plan; (v) no shares of Company Preferred Stock were outstanding, and (vi) no shares of Company Common Stock were reserved for issuance other than those to be issued under the Company Stock Purchase Plan or Company 401(k) Plan or upon the exercise of awards under the Company Option Plans. As of the Cut-off Time, (i) 1,127,751 shares of Company Common Stock are subject to outstanding Company Options, (ii) 103,152 shares of Company Common Stock are issuable pursuant to awards under the Company’s Star Program, and (iii) 543,939 shares of Company Common Stock are restricted shares of Company Common Stock. From the Cut-off Time to the date of this Agreement, (i) no additional shares of Company Common Stock have been issued (other than pursuant to Company Options, Performance Stock Awards or Company Stock Awards which were outstanding as of the Cut-off Time and are disclosed in Section 3.2(a) of the Company Disclosure Letter as contemplated below),

(ii) no additional Company Options, Performance Stock Awards or Company Stock Awards have been issued or granted, and (iii) there has been no increase in the number of shares of Company Common Stock issuable upon exercise of the Company Options or Performance Stock Awards from those issuable under such Company Options and Performance Stock Awards as of the Cut-off Time. As of the date of this Agreement, (i) 2,167,096 shares of Company Common Stock are held in the treasury of the Company, and (ii) there are no shares of Company Preferred Stock issued and outstanding or held in treasury. All shares of Company Common Stock held in the treasury of the Company are held in book or certificated form in an account at the Company’s transfer agent. Except for the treasury shares described above in this Section 3.2, neither the Company nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No Indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s capital stock, including the Company Stock Awards, are, and all shares that may be issued or granted pursuant to Performance Stock Awards or the exercise of Company Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Company Options, Company Stock Awards and Performance Stock Awards, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including “rights plans” or “poison pills”) obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the Cut-off Time: (i) name of the holder; (ii) number of shares of Company Common Stock issuable upon exercise thereof; (iii) exercise price; (iv) issue date; (v) termination date; and (vi) whether such option contains any put, redemption or similar feature. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Award as of the Cut-off Time: (i) name of the holder; (ii) number of shares of Company Common Stock subject to such Company Stock Awards; (iii) a summary of the restrictions thereon and vesting schedule and any other material terms; (iv) issue date; and (v) termination date. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Performance Stock Award as of the Cut-off Time: (i) the name of the holder; (ii) number of shares of Company Common Stock subject thereto; (iii) the issue date; (iv) a summary of the restrictions thereon and vesting schedule and any other material terms; and (v) termination date. At the Effective Time, after giving effect to the provisions of Section 1.8 hereof, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

(b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such other restrictions as may exist under applicable Law, and Liens in favor of the Company’s lenders, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for (A) shares of capital stock or other securities of non-affiliates that (x) do not constitute more than a 5% interest in such non-affiliates or (y) have an aggregate value (per issuer) that does not exceed $100,000 and (B) the securities of the Subsidiaries of the Company. Neither the Company nor any Subsidiary of the Company is obligated to make any capital contribution to or other investment in any other Person.

(c) No material Indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any Indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

Section 3.3 Authorization; Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”). Except for the Company Required Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) The Company Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), to the knowledge of the Company, no “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of the Company, or the certificate of incorporation, bylaws or similar governing documents of any of the Company’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, including governmental or non-governmental production sharing contract, lease or license, permit or other similar agreement or right permitting the Company or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy interests in oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid, or gaseous (collectively, “Hydrocarbons”) and associated fixtures or structures for a specified period of time (collectively, “Hydrocarbon Contracts”), or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Section 3.4(a) of the Company Disclosure Letter sets forth a correct and complete list of Company Material Contracts, including all Hydrocarbon Contracts, of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meetings of the Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (ii) the approval and adoption of this Agreement by the Company Required Vote, (iii) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”), or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger with the Secretary of State, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, and (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of oil and gas properties and (y) the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company or the Surviving Corporation or materially impair the ability of the Company to perform its obligations under this Agreement.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (such documents, the “Company SEC Documents”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 2003 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since January 1, 2003. As of their respective dates (or if amended prior to the date of this Agreement, as amended), the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case may be.

(b) The December 31, 2005 consolidated balance sheet of the Company and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act (the “Company Financial Statements”) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

(c) The Company is in compliance in all material respects with the provisions of the SOX and the listing and corporate governance rules and regulations of the NYSE that are in each case applicable to the Company.

Section 3.6 Absence of Certain Changes.

(a) Except as disclosed in the Company SEC Documents filed by the Company with the SEC prior to the date of this Agreement (the “Specified Company SEC Documents”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.6(a), since December 31, 2005, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b) Except as previously provided to Parent by the Company or as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.6(b), since December 31, 2005 to the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Company Plans as in effect on December 31, 2005 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2005, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Company Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case in accordance with their terms at the time of exercise, (iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, (v) made or changed any material Tax election, or settled or compromised any material income Tax liability, or materially amended any Tax return, (vi) made any material change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) purchased or acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material Company Assets, in each case other than in the ordinary course of business consistent with past practice, (viii) revalued, or had knowledge of any reason that required revaluing, any material Company Assets in any material respect, including writing down the value of any material Company Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice, (ix) amended its certificate of incorporation, bylaws or other organizational documents, (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing, (xi) discharged or satisfied any Indebtedness or paid any obligation or liability, absolute or contingent other than current liabilities incurred and paid in the ordinary course of business and consistent with past practice, or suffered or permitted any Lien to arise or be granted or created against or upon any of its assets other than Permitted Liens, any Lien arising, granted or created in connection with a disposition of a Company Asset permitted under clause (vii) above, and Liens which individually or in the aggregate would not have a Material Adverse Effect on the Company, or (xii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.7, since the date of the Company Financial Statements, neither the Company nor any of its Subsidiaries has become subject to any liabilities or obligations (whether absolute, accrued, contingent, determined, determinable or otherwise), except for (i) liabilities that, individually or in the aggregate, have not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, other than liabilities disclosed in the Company Financial Statements, (ii) liabilities in respect of Litigation (which are the subject of Section 3.10), and (iii) liabilities under Environmental Laws (which are the subject of Section 3.14). Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

Section 3.8 Proxy Statement; Form S-4; Merger Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date(s) mailed to the stockholders of the Company and Parent, at the time of the Company Special Meeting, at the time of the Parent Stockholders’ Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent for inclusion in the Proxy Statement or the S-4.

Section 3.9 Company Employee Benefit Plans; ERISA.

(a) Section 3.9(a) of the Company Disclosure Letter contains a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other director or employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former officer, employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”). Section 3.9(a) of the Company Disclosure Letter contains the name of the Company’s ERISA Affiliates.

(b) With respect to each Company Plan, the Company has heretofore delivered to Parent complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:

(i) the Company Plan or a written description of any Company Plan not in writing;

(ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series that is required to be filed, including all related reports required therewith;

(iii) a copy of (1) the most recent Summary Company Plan Description (“SPD”) required to be prepared and distributed, together with (2) all Summaries of Material Modification required to be issued with respect to such SPD and (3) all other material employee communications relating to each Company Plan distributed by the Company or any of its Subsidiaries from December 31, 2004 to the date of this Agreement;

(iv) if the Company Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;

(v) all contracts relating to the Company Plan with respect to which the Company or any ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(vi) if the Company Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and

(vii) all material communications between the Company or any ERISA Affiliate and any Governmental Entity.

(c) No Company Plan in effect as of the date hereof is subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would be reasonably likely to result in the Company or any ERISA Affiliate incurring any such liability. Insofar as the representation made in this Section 3.9(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, such representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(d) None of the Company, any ERISA Affiliate, any of the Company Plans, any trust created thereunder and, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to a Company Plan in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate would be reasonably likely to be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) All contributions required to be made by the Company and its ERISA Affiliates with respect to any Company Plan on or prior to the Closing Date have been timely made or are reflected on the consolidated balance sheet of the Company dated as of December 31, 2005 contained in the Specified Company SEC Documents. Since December 31, 2005 there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in the terms of employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such Company Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(f) Each of the Company Plans has been operated and administered by the Company and its ERISA Affiliates in all material respects in accordance with applicable Laws, including ERISA and the Code.

(g) With respect to each of the Company Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code, the Company has received a currently effective determination letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the Knowledge of the Company, no event has occurred that would be reasonably likely to adversely affect such qualified status. No fund established under a Company Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

(h) No amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property or otherwise) under the Company Plans as a result of the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or fail to be deductible for federal income Tax purposes by virtue of Sections 280G or 162(m) of the Code.

(i) No Company Plan provides death, medical, hospitalization or similar benefits (whether or not insured) with respect to any current or former employee of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

(j) There has been no amendment to, or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The execution of this Agreement, the stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment under any Company Plan, (ii) accelerate the time of payment or vesting of, increase the amount or value of or otherwise enhance any benefit due any such employee, officer or director under any Company Plan, or (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to merge, amend or terminate any of the Company Plans.

(k) To the Knowledge of the Company, neither the Company nor any Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a Tax under Section 5000(a) of the Code which is or could become a liability of the Company or any of its Subsidiaries.

(l) There is no pending or, to the Knowledge of the Company, threatened material Litigation by, on behalf of or against any Company Plan by any participant or former participant (or beneficiary thereof) in such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits), and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to material Litigation, against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Company Plan, any participant or former participant in a Company Plan, or any other party.

(m) No Company Plan is a multiple employer plan within the meaning of Code Section 413(c) or ERISA Section 4063, 4064 or 4066 or a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40). Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has contributed to, or had an obligation to contribute to, a multiemployer plan.

(n) All contributions required to be made under each Company Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date hereof. None of the Company Plans (as applicable) has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. None of the Company Plans (as applicable) has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Plan (as applicable) or to any single employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

Section 3.10 Litigation; Compliance with Law.

(a) Except as disclosed in the Specified Company SEC Documents and except for any of the items or matters covered by the following clauses (i), (ii) and (iii), that, individually or in the aggregate, has not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (i) there is no Litigation pending or, to the Knowledge of the Company, threatened in writing against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such), (ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such), and (iii) there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve rights of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries has complied, and is in compliance with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Company Real Property and/or the Company Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Permit; nor has any notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of the foregoing, except in each case for any such noncompliance or violation that has been resolved in all material respects or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Company Real Property, the Company Assets and the conduct of their respective businesses as currently conducted (“Company Permits”), except where the failure to hold such Company Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(d) This Section 3.10 does not relate to matters with respect to (i) Company Plans, ERISA and other employee benefit matters (which are the subject of Section 3.9), (ii) Tax Laws and other Tax matters (which are the subject of Section 3.13), (iii) Environmental Laws and other environmental matters (which are the subject of Section 3.14), and (iv) labor matters (which are the subject of Section 3.17).

Section 3.11 Intellectual Property.

(a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, computer software, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as “Technology” and together with trademarks, trade names and service marks, referred to as “Intellectual Property”) necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens).

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, conflict with or otherwise violate in any material respect any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such material infringement, conflict or other violation.

(c) The Company or its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, all of the material geophysical data used by the Company and its Subsidiaries, free and clear of any Liens (except for any Permitted Liens).

Section 3.12 Material Contracts.

(a) Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.12(a), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than hedging or similar arrangements in the ordinary course of business consistent with past practice, (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or any line of business (including (A) geographic limitations on the Company’s or any of its Subsidiaries’ activities or (B) any confidentiality agreement, area of mutual interest or standstill agreement with any third party (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries); provided that (x) the Company need not disclose in the Company Disclosure Letter information related to those agreements which would otherwise be covered by this clause (ii) to the extent such agreements prohibit the Company from disclosing the existence or any terms of such agreements to third parties, except that if any such agreements contain any material restrictions, limits or impediments on the Company’s or its Subsidiaries’ ability to compete with or conduct any business or any line of business, such restrictions, limits and impediments shall be disclosed without providing the identity of the parties to the agreements on the Company’s Disclosure Letter, and (y) the Company need not disclose on its Disclosure Letter to this Agreement information related to those agreements which would otherwise be covered by this clause (ii) to the extent such agreements relate to a potential sale of all or substantially all of the assets or equity securities of the Company (whether by merger or otherwise), except that the Company shall disclose on the Company’s Disclosure Letter the date of each such agreement, (iii) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (iv) which contains a put, call or other right of acquisition or disposition pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a market value or purchase price of more than $5,000,000, or, with respect to calls on production, that obligate the Company or any of its Subsidiaries to sell Hydrocarbons at a price which is less than market value, (v) which is a partnership or joint venture relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries, taken as a whole, in which the Company, directly or indirectly, owns more than a 10% voting or economic interest, or any interest valued at more than $10,000,000 without regard to percentage voting or economic interest, or (vi) which is otherwise material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) (i) through (vi), whether or not disclosed in the Specified Company SEC Documents, is referred to herein as a “Company

Material Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC or disclosed in the Specified Company SEC Documents, is a Company Material Contract). The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract other than those which the Company is entitled to omit from the Company Disclosure Letter pursuant to the proviso to clause (ii) of the first sentence of this Section 3.12(a).

(b) (i) Each Company Material Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed in all respects all obligations required to be performed by it to date under each Company Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract and (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in default in any respect thereunder, except in each case for any invalidity, nonperformance, event, condition or default that, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company.

Section 3.13 Taxes.

(a) (i) All material Returns required to be filed by or with respect to the Company, its Subsidiaries and each Company Consolidated Group have been timely filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) the Company, its Subsidiaries and each Company Consolidated Group have timely paid all material Taxes due or claimed to be due, and will have paid all material Taxes of the Company, its Subsidiaries and each Company Consolidated Group that are due on or before the Closing Date, including any installments or estimated payments due, whether or not shown on any Returns, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper Governmental Entities or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company, its Subsidiaries and each Company Consolidated Group reflected in the balance sheet, dated as of December 31, 2005, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Company Balance Sheet”) are adequate under GAAP, (v) no material deficiencies or other claims for any Taxes asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries has not been resolved in all material respects, (vi) there is no material Litigation pending or, to the Knowledge of any of the Company or its Subsidiaries, threatened or scheduled to commence, against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Return, and (vii) since December 31, 1999, neither the Company nor any of its Subsidiaries has received (A) notice from any federal taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The statutes of limitations for the federal income Tax Returns of the Company, its Subsidiaries and each Company Consolidated Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1999.

(c) Since January 1, 2000, neither the Company nor any of its Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) or has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and none of the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

(d) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which the Company or any of its Subsidiaries could be liable for any material Taxes of any Person other than the Company or any Subsidiary of the Company.

(e) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum or agreement with any taxing authority.

(h) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) The Company has made available to Parent correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 1999, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(l) No jurisdiction where the Company or any of its Subsidiaries does not file a Return has made a claim that the Company or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

(m) Within the last three years, neither the Company nor any of its Subsidiaries have owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(n) All of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(f).

Section 3.14 Environmental Matters.

(a) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have, or result in, a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication (written or, if oral, one that, to the Knowledge of the Company, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with Environmental Laws and that has not been resolved in all material respects other than any such communications relating to a failure to be in compliance that has not had or would not be reasonably likely to result in fines, penalties or other liabilities of the Company in excess of $1,000,000.

(b) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have, or result in, a Material Adverse Effect on the Company, there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Company Real Property, or at any off-site location. The Company has provided or made available to Parent all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

(d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the Release, emission, discharge, presence or disposal of any Hazardous Substance in violation of Environmental Laws), that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(e) Without in any way limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries owns or operates any underground storage tanks at any property currently owned, leased or operated by the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Company Real Property or (ii) to remove or remediate any Hazardous Substances from any Company Real Property.

Section 3.15 Company Real Property; Operating Equipment.

(a) Section 3.15(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Owned Real Property setting forth information sufficient to specifically identify such Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid fee simple title to the Company Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Company Lease grants the lessee under the Company Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Permitted Liens.

(b) The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, other than the Company Oil and Gas Properties. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other governmental approval.

(c) All material operating equipment owned or leased by the Company or any of its Subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for operation of the Company Oil and Gas Properties to which such equipment relates in substantially the same manner in which such Properties were operated immediately prior to the date hereof.

(d) All personal property of the Company on the date hereof shall become the personal property of the Surviving Corporation at the Effective Date.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any outstanding insurance claim submitted by the Company or any of its Subsidiaries since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice of any refusal of coverage or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder other than any such refusals or indications of unwillingness or inability that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is, or since January 1, 2001 has been, a party to or bound by a collective bargaining agreement or other similar agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Since January 1, 2001, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and, to the Knowledge of the Company, no labor union is currently engaged in or threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Since January 1, 2001, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred or is in progress or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and is not engaged in any unfair or unlawful labor practice, except as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) There is no Litigation pending, or to the Knowledge of the Company threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand, that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(d) To the Knowledge of the Company, since January 1, 2004, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any material applicable Law, in each case, by the Company, any of its Subsidiaries or any of their respective officers or directors.

(e) Section 3.17(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the names of all directors and officers of the Company and all other Company employees, together with (i) any incentive or bonus arrangement with respect to such Person and (ii) the number of Company Options, Company Stock Awards and Performance Stock Awards held by such Person. The Company has previously provided to Parent the annual base salary or wages with respect to all Company employees.

Section 3.18 Affiliate Transactions. Section 3.18 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any of their respective affiliates, other than the Company or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries, taken as a whole and (c) are not Company Plans disclosed in Section 3.9(a) of the Company Disclosure Letter.

Section 3.19 Derivative Transactions and Hedging. Section 3.19 of the Company Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries. The Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

Section 3.20 Disclosure Controls and Procedures. Since January 1, 2003, the Company and each of its Subsidiaries has had in place ‘disclosure controls and procedures’ (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has disclosed, based on its most recent evaluation prior to the date hereof of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent true and correct copies of any such disclosures made by management to the Company’s auditors and audit committee since January 1, 2003. Since January 1, 2003 through the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company. The Company has not granted any waivers with respect to its policies regarding ethical conduct.

Section 3.21 Oil and Gas.

(a) The Company has furnished Parent prior to the date of this Agreement with reports estimating the Company’s and its Subsidiaries’ proved oil and gas reserves as of December 31, 2005, as prepared by the Company and audited by Netherland, Sewell & Associates, Inc. (the “Company Reserve Report”). To the Company’s Knowledge, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report (and in any supplement thereto or update thereof) was accurate in all material respects.

(b) All producing oil and gas wells operated by the Company or its Subsidiaries and included in the Company Oil and Gas Properties have been operated and produced and, to the Knowledge of the Company, drilled, in accordance in all material respects with reasonable, prudent oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Law.

(c) All material proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

(d) Except as set forth in Section 3.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

(e) The Company and its Subsidiaries have Defensible Title to the Company Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned or held by the Company and its Subsidiaries free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens associated with obligations reflected in the Company Reserve Report, if any. The oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Company Reserve Report are in full force and effect as to the oil and gas properties reflected in the Company Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. To the Company’s Knowledge, the gross and net undeveloped acreage of the Company and its Subsidiaries as reported in the Company’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K.

(f) No claim, notice or order from any Governmental Entity or other Person has been received by the Company or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of the Company or any of its Subsidiaries, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(g) All books, records and files of the Company and its Subsidiaries (including those pertaining to the Company Oil and Gas Properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in good faith, and (b) to Company’s Knowledge, are accurate in all material respects as they relate to the subject matter thereof.

(h) None of the material Company Oil and Gas Properties is subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement. None of the material Hydrocarbon Contracts contains any rights of the other party or parties thereto to elect a new operator on any of the material Company Oil and Gas Properties, which rights would become operative as a result of the transactions contemplated by this Agreement. The Company Oil and Gas Properties are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. The Company and its Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by the Company and its Subsidiaries with respect to the Company Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

Section 3.22 Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

Section 3.23 Recommendation of Company Board of Directors; Opinion of Financial Advisor.

(a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company has received an opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or the Company) in the Merger is fair, from a financial point of view, to such holders. The Company has received the approval of Morgan Stanley to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Morgan Stanley’s review of the Proxy Statement.

Section 3.24 Required Vote by Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote hereon (the “Company Required Vote”) is the only vote of any class of capital stock of the Company required by the DGCL or the certificate of incorporation or the bylaws of the Company to approve and adopt this Agreement.

Section 3.25 Brokers. Except for Morgan Stanley and Griffis & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Morgan Stanley and Griffis & Associates, Inc. as and to the extent set forth in the engagement letters dated October 6, 2005 and June 22, 2004, as amended, respectively. The Company has previously delivered to Parent a true and correct copy of such engagement letters, as amended.

Section 3.26 Tax Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) The Merger will be carried out strictly in accordance with this Agreement and the Company is not a party to any other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement.

(b) The fair market value of the Aggregate Merger Consideration will be approximately equal to the fair market value of the shares of Company Common Stock surrendered in the exchange, determined as of the last Business Day before the date of the Original Merger Agreement.

(c) Taking into account that portion of the shares of Company Common Stock exchanged for cash (including without limitation cash received in lieu of fractional shares of Parent Common Stock and any cash paid by Parent with respect to Dissenting Shares), the aggregate fair market value, determined as of the end of the last Business Day before the date of the Original Merger Agreement, of the Total Stock Consideration will not be less than forty percent (40%) of the value, determined as of the end of the last Business Day before the date of the Original Merger Agreement, of the consideration paid to the holders of the shares of Company Common Stock outstanding immediately before the Effective Time.

(d) Prior to the Effective Time and in connection with or anticipation of the Merger, (i) none of the shares of Company Common Stock will be redeemed, (ii) no extraordinary dividends will be made with respect to the shares of Company Common Stock, and (iii) none of the shares of Company Common Stock will be acquired by the Company or any Related Person.

(e) The only capital stock of the Company issued and outstanding is Company Common Stock.

(f) The Company and Company stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(g) Any compensation paid to the Company stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the shares of the Company Common Stock in the Merger.

(h) No debt of the Company is guaranteed by any Company stockholder.

(i) The Company owns no stock of Parent.

(j) No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of the Company or from using a significant portion of the Company’s historic business assets in a business following the Merger, within the meaning of Treasury Regulation Section 1.368-1(d).

(k) The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(l) The fair market value of the assets of the Company transferred to Parent in the Merger will equal or exceed the sum of the liabilities assumed or paid by Parent, plus the amount of liabilities, if any, to which the transferred assets are subject.

(m) The total adjusted basis of the assets of the Company transferred to Parent in the Merger will equal or exceed the sum of the liabilities assumed or paid by Parent, plus the amount of liabilities, if any, to which the transferred assets are subject.

(n) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(o) There is no indebtedness existing between Parent and the Company that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(p) The Company has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(q) The Company will not take, and the Company is not aware of any plan or intention of any of the Company stockholders to take, any position on any Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(r) No stock or securities of the Company will be issued to any Company stockholder for services rendered to or for the benefit of Parent or the Company in connection with the Merger (except to the extent of outstanding Company Options, Company Stock Awards or Performance Stock Awards described in Section 1.8).

(s) No stock or securities of Parent or of the Company will be issued to any Company stockholder for any indebtedness owed to any Company stockholder in connection with the Merger.

(t) The liabilities of the Company to be assumed or paid by Parent and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

(u) No assets were transferred to the Company, nor did the Company assume any liabilities, in anticipation of the Merger.

(v) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(w) At any time during the five-year period leading up to and ending as of the Effective Time of the Merger, the Company will have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”). For this purpose, the Company would be a USRPHC if the fair market value of its interests in United States real property (including any interest in a mine, well, or other natural deposit) shall have equaled or exceeded fifty percent (50%) of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business.

(x) At the Effective Time, except as contemplated by Section 1.8, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in the Company.

For purposes of this section and Section 4.27, a “Related Person” with respect to the Company shall mean

(i) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of the Company Common Stock, is a member of an Affiliated Group (as defined herein) of which the Company (or any successor corporation) is a member, or

(ii) a corporation in which the Company (or any successor corporation), owns, or which owns with respect to the Company (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company (or any successor) or such corporation, a proportionate share of the stock owned by entities in which the Company (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

For purposes of this section and Section 4.27, “Affiliated Group” shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

(y) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

(z) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

For purposes of the preceding sentence, “stock” does not include any stock that (a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights that do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure letter delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), Parent represents and warrants to the Company as follows:

Section 4.1 Organization.

(a) Each of Parent and its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(c) Parent has previously delivered to the Company a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of the Original Merger Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of the Original Merger Agreement. Neither Parent nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

(d) Section 4.1(d) of the Parent Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Parent and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control any of its Subsidiaries in any material respect.

Section 4.2 Capitalization.

(a) As of the date of the Original Merger Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of common stock, par value $.001 per share (the “Parent Common Stock”), 5,000,000 shares of preferred stock, par value $.001 per share (the “Parent Preferred Stock”). As of the close of business on April 17, 2006 (the “Reference Date”), (i) 83,592,630 shares of Parent Common Stock were issued and outstanding, (ii) 8,382 shares of Parent Common Stock were issued and held in the treasury of Parent, (iii) 593,271 shares of Parent Preferred Stock were issued and outstanding, (iv) 3,464,665 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options under the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, the Second Amended and Restated 2004 Non-Employee Director Incentive Plan, the Second Amended and Restated 2004 Employee Incentive Plan, the Mission Resources Corporation 1994 Stock Incentive Plan, the Mission Resources Corporation 1996 Stock Incentive Plan, the Mission Resources Corporation 2004 Incentive Plan and that certain Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004 relating to 129,230 outstanding options (the “Parent Stock Options”) and (v) 2,903,154 shares were reserved for issuance upon exercise of outstanding warrants. All shares of Parent Common Stock held in the treasury of Parent are held in book or certificated form in an account at Parent’s transfer agent. From the Reference Date to the date of this Agreement (i) no additional shares of Parent Common Stock were issued (other than pursuant to Parent Stock Options which were outstanding as of the

Reference Date and are included in the number set forth above), (ii) no additional Parent Stock Options or warrants have been issued or granted and (iii) there has been no increase in the number of shares of the Parent Common Stock issuable upon exercise of the Parent Stock Options or warrants from those issuable under such Parent Stock Options or warrants as of the Reference Date. Neither Parent nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No Indebtedness of Parent having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All the issued and outstanding shares of Parent’s capital stock are, and all shares which may be issued or granted pursuant to the exercise of the Parent Stock Options or warrants will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Except as set forth above and on the Parent Disclosure Letter, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including “rights plans” or poison pills) obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

(b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of Parent’s Subsidiaries are owned, directly or indirectly, by Parent free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law and Liens in favor of Parent’s lenders, and all such shares or other ownership interests have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) neither the Parent nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for (A) shares of capital stock or other securities of non-affiliates that (x) do not constitute more than a 5% interest in such non-affiliates or (y) have an aggregate value (per issuer) that does not exceed $100,000 and (B) the securities of the Subsidiaries of the Parent. Neither the Parent nor any Subsidiary of the Parent is obligated to make any capital contribution to or other investment in any other Person.

Section 4.3 Authorization; Validity of Agreement. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the respective Board of Directors of Parent. Except for the Required Parent Vote, no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of Parent, or the certificate of incorporation, bylaws or similar governing documents of any of Parent’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, including governmental or non-governmental production sharing contract, lease or license, permit or other similar agreement or right permitting Parent or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy interests in Hydrocarbons and associated fixtures or structures for a specified period of time, or (iii) conflict with or violate any Laws applicable to Parent, any of their respective Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Section 4.4(a) of the Parent Disclosure Letter sets forth a correct and complete list of Parent Material Contracts, including all Hydrocarbon Contracts, of Parent and its Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meetings of the Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the S-4 in which the Proxy Statement will be included as a prospectus, (ii) the adoption of the Parent Proposal by the Required Parent Vote, (iii) such filings, authorizations or approvals as may be required under (A) the HSR Act or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger with the Secretary of State, (v) the filing of an amendment to the Certificate of Incorporation of Parent with the Secretary of State to increase the number of authorized shares of Parent Common Stock and to effectuate any other amendment contemplated by this Agreement and the transactions hereunder, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, and (vii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of oil and gas properties and (y) the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent or materially impair the ability of the Parent to perform its obligations under this Agreement.

Section 4.5 SEC Reports and Financial Statements.

(a) Parent has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (such documents, the “Parent SEC Documents”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005, (iii) all proxy statements relating to meetings of stockholders of Parent since January 1, 2003 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by Parent with the SEC since January 1, 2003. As of their respective dates (or if amended prior to the date of this Agreement, as amended), the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOX, as the case may be.

(b) The December 31, 2005 consolidated balance sheet of Parent and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act (the “Parent Financial Statements”) fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent.

(c) Parent is in compliance in all material respects with the provisions of the SOX and the listing and corporate governance rules and regulations of Nasdaq that are in each case applicable to the Company.

Section 4.6 Absence of Certain Changes.

(a) Except as disclosed in the Parent SEC Documents filed by Parent with the SEC prior to the date of this Agreement (the “Specified Parent SEC Documents”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.6(a), since December 31, 2005, (i) Parent and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(b) Except as previously provided to the Company by Parent or as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.6(b), since December 31, 2005 to the date of this Agreement, neither Parent nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Parent Plans as in effect on December 31, 2005 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2005, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Parent Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent’s capital stock, other than regular quarterly cash dividends on the Parent Preferred Stock, the timing and amount of which are set forth in Section 4.6(b) of the Parent Disclosure Letter, (iii) effected or authorized any split, combination or reclassification of any of the Parent’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Parent’s capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Options, in each case in accordance with their terms at the time of exercise, (iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, (v) made or changed any material Tax election, settled or compromised any material income Tax liability, or materially amended any Tax return, (vi) made any material change in the policies and procedures of Parent or its Subsidiaries in connection with trading activities, (vii) purchased or acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material Parent Asset, in each case other than in the ordinary course of business consistent with past practice, (viii) revalued, or had knowledge of any reason that required revaluing, any material Parent Assets in any material respect, including writing down the value of any material Parent Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice, (ix) amended its certificate of incorporation, bylaws or other organizational documents, (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing, (xi) discharged or satisfied any Indebtedness or paid any obligation or liability, absolute or contingent other than current liabilities incurred and paid in the ordinary course of business and consistent with past practice, or suffered or permitted any Lien to arise or be granted or created against or upon any of its assets other than Permitted Liens, any Lien arising, granted or created in connection with a disposition of a Parent Asset permitted under clause (vii) above, and Liens which individually or in the aggregate would not have a Material Adverse Effect on Parent, or (xii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.7, since the date of the Parent Financial Statements, neither Parent nor any of its Subsidiaries has become subject to any liabilities or obligations (whether absolute, accrued, contingent, determinable, determined or otherwise), except for (i) liabilities that, individually or in the aggregate, have not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, other than liabilities disclosed in the Parent Financial Statements, (ii) liabilities in respect of Litigation (which are the subject of Section 4.10), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.14). Neither Parent nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

Section 4.8 Proxy Statement; Form S-4; Merger Documents. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date(s) mailed to the stockholders of the Company and Parent, at the time of the Company Special Meeting, at the time of the Parent Stockholders’ Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by Parent with respect to statements made in the Proxy Statement based on information supplied to Parent by the Company for inclusion in the Proxy Statement or the S-4.

Section 4.9 Parent Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Parent Disclosure Letter contains a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other director or employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “Parent ERISA Affiliate”), that together with Parent or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Parent or a Parent ERISA Affiliate is party, whether written or oral, for the benefit of any current or former officer, employee or director of Parent, any of its Subsidiaries or any Parent ERISA Affiliate (the “Parent Plans”). Section 4.9(a) of the Parent Disclosure Letter contains the name of the Parent’s ERISA Affiliates.

(b) With respect to each Parent Plan, Parent has heretofore delivered to the Company complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:

(i) the Parent Plan or a written description of any Parent Plan not in writing;

(ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series that is required to be filed, including all related reports required therewith;

(iii) a copy of (1) the most recent Summary Parent Plan Description (“Parent SPD”) required to be prepared and distributed, together with (2) all Summaries of Material Modification required to be issued with respect to such Parent SPD and (3) all other material employee communications relating to each Parent Plan distributed by Parent or any of its Subsidiaries from December 31, 2004 to the date of this Agreement;

(iv) if the Parent Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;

(v) all contracts relating to the Parent Plan with respect to which Parent or any Parent ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(vi) if the Parent Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and

(vii) all material communications between Parent or any Parent ERISA Affiliate and any Governmental Entity.

(c) No Parent Plan in effect as of the date hereof is subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that would be reasonably likely to result in Parent or any Parent ERISA Affiliate incurring any such liability. Insofar as the representation made in this Section 4.9(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, such representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent or any Parent ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(d) None of Parent, any Parent ERISA Affiliate, any of the Parent Plans, any trust created thereunder and, to the Knowledge of Parent, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to a Parent Plan in connection with which Parent, any of its Subsidiaries or any Parent ERISA Affiliate would be reasonably likely to be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) All contributions required to be made by Parent and its ERISA Affiliates with respect to any Parent Plan on or prior to the Closing Date have been timely made or are reflected on the consolidated balance sheet of Parent dated as of December 31, 2005 contained in the Specified Parent SEC Documents. Since December 31, 2005, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any Parent ERISA Affiliate relating to, or change in the terms of employee participation or coverage under, any Parent Plan that would increase materially the expense of maintaining such Parent Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(f) Each of the Parent Plans has been operated and administered by Parent and its ERISA Affiliates in all material respects in accordance with applicable Laws, including ERISA and the Code.

(g) With respect to each of the Parent Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code, Parent has received a currently effective determination letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the Knowledge of Parent, no event has occurred that would be reasonably likely to adversely affect such qualified status. No fund established under a Parent Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

(h) No amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property or otherwise) under the Parent Plans as a result of the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or fail to be deductible for federal income Tax purposes by virtue of Sections 280G or 162(m) of the Code.

(i) No Parent Plan provides death, medical, hospitalization or similar benefits (whether or not insured) with respect to any current or former employee of Parent, its Subsidiaries or any Parent ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

(j) There has been no amendment to, or announcement by the Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The execution of this Agreement, the stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of Parent, any of its Subsidiaries or any Parent ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment under any Parent Plan, or (ii) accelerate the time of payment or vesting of, increase the amount of or otherwise enhance any benefit due any such employee, officer or director under any Parent Plan.

(k) To the Knowledge of Parent, neither Parent nor any Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no Parent ERISA Affiliate or any of its Subsidiaries has incurred a Tax under Section 5000(a) of the Code which is or could become a liability of Parent or any of its Subsidiaries.

(l) There is no pending or, to the Knowledge of Parent, threatened material Litigation by, on behalf of or against any Parent Plan by any participant or former participant (or beneficiary thereof) in such Parent Plan or otherwise involving such Parent Plan (other than routine claims for benefits) and, to the Knowledge of Parent, no set of circumstances exists that may reasonably give rise to material Litigation, against the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans that could reasonably be expected to result in any material liability of Parent or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Parent Plan, any participant or former participant in a Parent Plan, or any other party.

(m) No Parent Plan is a multiple employer plan within the meaning of Code Section 413(c) or ERISA Section 4063, 4064 or 4066 or a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Parent Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40). Neither Parent nor any of its Subsidiaries nor any of their ERISA Affiliates has contributed to, or had an obligation to contribute to, a multiemployer plan.

(n) All contributions required to be made under each Parent Plan, as of the date hereof, have been timely made and all obligations in respect of each Parent Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date hereof. None of the Parent Plans (as applicable) has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Parent has an outstanding funding waiver. None of the Parent Plans (as applicable) has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Parent Plan (as applicable) or to any single employer plan of an ERISA Affiliate of Parent pursuant to Section 401(a)(29) of the Code.

Section 4.10 Litigation; Compliance with Law.

(a) Except as disclosed in the Specified Parent SEC Documents and except for any of the items or matters covered by the following clauses (i), (ii) and (iii), that, individually or in the aggregate, has not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (i) there is no Litigation pending or, to the Knowledge of Parent, threatened in writing against, relating to or naming as a party thereto Parent or any of its Subsidiaries, any of their respective properties or assets or any of Parent’s officers or directors (in their capacities as such), (ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Parent, any of its Subsidiaries or any of Parent’s officers or directors (in their capacities as such), and (iii) there is no Litigation that Parent or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve rights of Parent or any of its Subsidiaries.

(b) Each of Parent and its Subsidiaries has complied, and is in compliance with all Laws and Permits which affect the respective businesses of Parent or any of its Subsidiaries, the Parent Real Property and/or the Parent Assets, and Parent and its Subsidiaries have not been and are not in violation of any such Law or Permit; nor has any notice, charge, claim or action been received by Parent or any of its Subsidiaries or been filed, commenced, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of the foregoing, except in each case for any such noncompliance or violation that has been resolved in all material respects or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(c) Parent and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Parent Real Property, the Parent Assets and the conduct of their respective businesses as currently conducted (“Parent Permits”), except where the failure to hold such Parent Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Parent Permit, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(d) This Section 4.10 does not relate to matters with respect to (i) Parent Plans, ERISA and other employee benefit matters (which are the subject of Section 4.9), (ii) Tax Laws and other Tax matters (which are the subject of Section 4.13), (iii) Environmental Laws and other environmental matters (which are the subject of Section 4.14), and (iv) labor matters (which are the subject of Section 4.17).

Section 4.11 Intellectual Property.

(a) Parent and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all Technology and Intellectual Property necessary for the conduct of the business and operations of Parent and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens).

(b) To the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, conflict with or otherwise violate in any material respect any Intellectual Property of any Person, and none of Parent or any of its Subsidiaries has received notice or has knowledge of any such material infringement, conflict or other violation.

(c) Parent or its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, all of the material geophysical data used by Parent and its Subsidiaries, free and clear of any Liens (except for any Permitted Liens).

Section 4.12 Material Contracts.

(a) Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.12(a), as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than hedging or similar arrangements in the ordinary course of business consistent with past practice, (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes Parent’s or any of its Subsidiaries’ ability to compete with or conduct any business or any line of business (including (A) geographic limitations on Parent’s or any of its Subsidiaries’ activities, (B) any confidentiality agreement, area of mutual interest or standstill agreement with any third party (or agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on Parent, any of its Subsidiaries or, after the Effective Time, the Surviving Corporation); provided that Parent need not disclose in the Parent Disclosure Letter information related to those agreements which would otherwise be covered by this clause (ii) to the extent such agreements prohibit the Company from disclosing the existence or any terms of such agreements to third parties, except that if any such agreements contain any material restrictions, limits or impediments on the Parent’s or its Subsidiaries’ ability to compete with or conduct any business or any line of business, such restrictions, limits and impediments shall be disclosed without providing the identity of the parties to the agreements on Parent’s Disclosure Letter, (iii) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (iv) which contains a put, call or other right of acquisition or disposition pursuant to which the Parent or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a market value or purchase price of more than $5,000,000, or, with respect to calls on production, that obligate the Parent or any of its Subsidiaries to sell Hydrocarbons at a price which is less than market value, (v) which is a partnership or joint venture relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Parent and its Subsidiaries, taken as a whole, in which the Parent, directly or indirectly, owns more than 10% voting or economic interest, or any interest valued at more than $10,000,000 without regard to percentage voting or economic interest, or (vi) which is otherwise material to Parent and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a)(i) through (iv), whether or not disclosed in the Specified Parent SEC Documents, is referred to herein as a “Parent Material Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC or disclosed in the Specified Parent SEC Documents, is a Parent Material Contract). Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract other than those which Parent is entitled to omit from the Parent Disclosure Letter pursuant to the proviso to clause (ii) of the first sentence of this Section 4.12(a).

(b) (i) Each Parent Material Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has performed in all respects all obligations required to be performed by it to date under each Parent Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) to the Knowledge of Parent, no other party to such Parent Material Contract is in default in any respect thereunder, except in each case for any invalidity, nonperformance, event, condition or default that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on Parent.

Section 4.13 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Parent, its Subsidiaries and each Parent Consolidated Group have been timely filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Parent, its Subsidiaries and each Parent Consolidated Group have timely paid all material Taxes due or claimed to be due and will have paid all material Taxes of Parent, its Subsidiaries and each Parent Consolidated Group that are due on or before the Closing Date, including any installments or estimated payments due, whether or not shown on any Returns, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper Governmental Entities or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Parent, its Subsidiaries and each Parent Consolidated Group reflected in the balance sheet, dated as of December 31, 2005, included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Parent Balance Sheet”) are adequate under GAAP, (v) no material deficiencies or other claims for any Taxes asserted or assessed, or, to the Knowledge of Parent, proposed, against Parent or any of its Subsidiaries has not been resolved in all material respects, (vi) there is no material Litigation pending or, to the Knowledge of any of Parent or its Subsidiaries, threatened or scheduled to commence, against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Return, and (vii) since December 31, 1999, neither Parent nor any of its Subsidiaries has received (A) notice from any federal taxing authority of its intent to examine or audit any of Parent’s or any of its Subsidiaries’ Returns or (B) notice from any state taxing authority of its intent to examine or audit any of Parent’s or any of its Subsidiaries’ Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) The statutes of limitations for the federal income Tax Returns of Parent, its Subsidiaries and each Parent Consolidated Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1999.

(c) Since January 1, 2000, neither Parent nor any of its Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) or has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only Parent and any Subsidiaries of Parent) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and none of Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

(d) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which Parent or any of its Subsidiaries could be liable for any material Taxes of any Person other than Parent or any Subsidiary of Parent.

(e) Neither Parent nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(f) There are no Liens for Taxes on any asset of Parent or its Subsidiaries, except for Permitted Liens.

(g) Neither Parent nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum or agreement with any taxing authority.

(h) Neither Parent nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Parent has made available to the Company correct and complete copies of (i) all U.S. federal income Tax Returns of Parent and its Subsidiaries relating to taxable periods ending on or after December 31, 1999, filed through the date hereof and (ii) any material audit report within the last four years relating to any material Taxes due from or with respect to Parent or any of its Subsidiaries.

(l) No jurisdiction where Parent or any of its Subsidiaries does not file a Return has made a claim that Parent or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

(m) Within the last three years, neither the Parent nor any of its Subsidiaries has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(n) All of the transactions which Parent has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(f).

Section 4.14 Environmental Matters.

(a) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, Parent and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any communication (written or, if oral, one that, to the Knowledge of Parent, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance in any material respect with Environmental Laws and that has not been resolved in all material respects other than any such communications relating to a failure to be in compliance that has not had or would not be reasonably likely to result in fines, penalties or other liabilities of Parent in excess of $1,000,000.

(b) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the Knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Parent Real Property, or at any off-site location. Parent has provided or made available to the Company all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of Parent or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of Parent and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of Parent or any of its Subsidiaries.

(d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, to the Knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the Release, emission, discharge, presence or disposal of any Hazardous Substance in violation of Environmental Laws), that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries or against any Person whose liability for such Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(e) Without in any way limiting the generality of the foregoing, neither the Parent nor any of its Subsidiaries owns or operates any underground storage tanks at any property currently owned, leased or operated by Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Parent Real Property or (ii) to remove or remediate any Hazardous Substances from any Parent Real Property.

Section 4.15 Parent Real Property; Operating Equipment.

(a) Section 4.15(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Parent Owned Real Property setting forth information sufficient to specifically identify such Parent Owned Real Property and the legal owner thereof. Parent and its Subsidiaries have good, valid fee simple title to the Parent Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Parent Lease grants the lessee under the Parent Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of Parent and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Parent Leases free and clear of any Liens other than Permitted Liens.

(b) The Parent Real Property constitutes all the fee, leasehold and other interests in real property held by Parent and its Subsidiaries, other than the Parent Oil and Gas Properties. The use and operation of the Parent Real Property in the conduct of the business of Parent and its Subsidiaries does not violate any instrument of record or agreement affecting the Parent Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. No current use by Parent and its Subsidiaries of the Parent Real Property is dependent on a nonconforming use or other governmental approval.

(c) All material operating equipment owned or leased by Parent or any of its Subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for operation of the Parent Oil and Gas Properties to which such equipment relates in substantially the same manner in which such Properties were operated immediately prior to the date hereof.

Section 4.16 Insurance. Section 4.16 of the Parent Disclosure Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of Parent and its Subsidiaries as of the date of this Agreement. Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any outstanding insurance claim submitted by Parent or any of its Subsidiaries since January 1, 2004, neither Parent nor any of its Subsidiaries has received written notice of any refusal of coverage or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder other than any such refusals or indications of unwillingness or inability that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.17 Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is, or since January 1, 2001 has been, a party to or bound by a collective bargaining agreement or other similar agreement with any labor union or labor organization applicable to the employees of Parent or any of its Subsidiaries, and no such agreement is currently being negotiated. Since January 1, 2001, no representation election petition or application for certification has been filed by any employees of Parent or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and, to the Knowledge of Parent, no labor union is currently engaged in or threatening, organizational efforts with respect to any employees of Parent or any of its Subsidiaries. Since January 1, 2001, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of Parent or any of its Subsidiaries has occurred or is in progress or, to the Knowledge of Parent, has been threatened against Parent or any of its Subsidiaries.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, each of Parent and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and is not engaged in any unfair or unlawful labor practice.

(c) There is no Litigation pending, or to the Knowledge of Parent, threatened between Parent or any of its Subsidiaries, on the one hand, and any of their respective employees or former employees on the other hand, that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Parent.

(d) To the Knowledge of Parent, since January 1, 2004, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any material applicable Law, in each case, by Parent, any of its Subsidiaries or any of their respective officers or directors.

Section 4.18 Affiliate Transactions. Section 4.18 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any of their respective affiliates, other than Parent or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its Subsidiaries, taken as a whole and (c) are not Parent Plans.

Section 4.19 Derivative Transactions and Hedging. Section 4.19 of the Parent Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of Parent and its Subsidiaries) entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. Parent and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

Section 4.20 Disclosure Controls and Procedures. Since January 1, 2003, Parent and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent has disclosed, based on its most recent evaluation prior to the date hereof of internal control over financial reporting, to the Parent’s auditors and the audit committee of the Board of Directors of Parent (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company true and correct copies of any such disclosures made by management to Parent’s auditors and audit committee since January 1, 2003. Since January 1, 2003 through the date hereof, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent. Parent has not granted any waivers with respect to its policies regarding ethical conduct.

Section 4.21 Oil and Gas.

(a) Parent has furnished the Company prior to the date of this Agreement with a report estimating Parent’s and its Subsidiaries’ proved oil and gas reserves as of December 31, 2005 as prepared by Netherland, Sewell &

Associates, Inc. (the “Parent Reserve Report”). To the Parent’s Knowledge, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report (and in any supplement thereto or update thereof) was accurate in all material respects.

(b) All producing oil and gas wells operated by Parent or its Subsidiaries and included in the Parent Oil and Gas Properties have been operated and produced and, to the Knowledge of Parent, drilled, in accordance in all material respects with reasonable, prudent oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Law.

(c) All material proceeds from the sale of Hydrocarbons produced from Parent Oil and Gas Properties are being received by Parent and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

(d) Neither Parent nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Parent is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

(e) Parent and its Subsidiaries have Defensible Title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to interests owned or held by Parent and its Subsidiaries free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens associated with obligations reflected in the Parent Reserve Report, if any. The oil and gas leases and other agreements that provide Parent and its Subsidiaries with operating rights in the oil and gas properties reflected in the Parent Reserve Report are in full force and effect as to the oil and gas properties reflected in the Parent Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. To Parent’s Knowledge, the gross and net undeveloped acreage of Parent and its Subsidiaries as reported in Parent’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K.

(f) No claim, notice or order from any Governmental Entity or other Person has been received by Parent or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of Parent or any of its Subsidiaries, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(g) All books, records and files of the Parent and its Subsidiaries (including those pertaining to the Parent Oil and Gas Properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in good faith, and (b) to Parent’s Knowledge, are accurate in all material respects as they relate to the subject matter thereof.

(h) None of the material Parent Oil and Gas Properties is subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement. None of the material Hydrocarbon Contracts contains any rights of the other party or parties thereto to elect a new operator on any of the material Properties, which rights should become operative as a result of the transactions contemplated by this Agreement. Parent and its Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Parent and its Subsidiaries with respect to Parent Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

Section 4.22 Investment Company. Neither Parent nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act, or the Advisers Act.

Section 4.23 Intentionally left blank.

Section 4.24 Required Vote by Parent Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Parent Preferred Stock entitled to vote (the “Required Parent Vote”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve and adopt this Agreement and to increase the authorized number of shares of Parent Common Stock (the “Parent Proposal”).

Section 4.25 Recommendation of Parent Board of Directors; Opinion of Financial Advisor.

(a) The Parent Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement, the transactions contemplated hereby and the Parent Proposal are fair to, and in the best interests of, the stockholders of Parent, (ii) approving this Agreement, the transactions contemplated hereby and the Parent Proposal, (iii) resolving to recommend approval and adoption of the Parent Proposal to the stockholders of Parent and (iv) directing that the Parent Proposal be submitted to Parent’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) Parent has received an opinion of Petrie Parkman & Co. (“Petrie Parkman”) to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a signed copy of which opinion has been, or will promptly be, delivered to the Company. Parent has received the approval of Petrie Parkman to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Petrie Parkman’s review of the Proxy Statement.

Section 4.26 Brokers. Except for Harris Nesbitt Corp. (“Harris Nesbitt”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, that is or will be payable by Parent or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of Harris Nesbitt as and to the extent set forth in the engagement letter dated February 16, 2006. Parent has previously delivered to the Company a true and correct copy of such engagement letter.

Section 4.27 Tax Matters. Neither Parent nor any of Parent’s Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) The Merger will be carried out strictly in accordance with this Agreement, and there are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement.

(b) In connection with the Merger, no shares of Company Common Stock will be acquired by Parent or a Related Person for consideration other than shares of Parent Common Stock, except for the Per Share Cash Consideration, payments to holders of Dissenting Shares, if any, and any cash paid in lieu of issuing fractional shares of Parent Common Stock.

(c) The fair market value of the Aggregate Merger Consideration will be approximately equal to the fair market value of the shares of Company Common Stock surrendered in the exchange, determined as of the last Business Day before the date of this Agreement.

(d) Other than cash paid in lieu of issuing fractional shares of Parent Common Stock, neither Parent nor any Related Person has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any shares of Parent Common Stock to be issued in the Merger.

(e) Parent has no stock repurchase program and has no current plan or intention to adopt such a plan.

(f) Taking into account that portion of the shares of Company Common Stock exchanged for cash (including without limitation cash received in lieu of fractional shares of Parent Common Stock and any cash paid by Parent with respect to Dissenting Shares), the aggregate fair market value, determined as of the end of the last Business Day before the date of this Agreement, of the Total Stock Consideration will not be less than forty percent (40%) of the value, determined as of the end of the last Business Day before the date of this Agreement, of the consideration paid to the holders of the shares of Company Common Stock outstanding immediately before the Effective Time.

(g) Neither Parent nor any Related Person owns, nor has it owned during the past five years, any shares of stock of the Company. Neither Parent nor any Related Person has caused any other Person to acquire stock of the Company on behalf of Parent or a Related Person, and will not directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

(h) Parent has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

(i) There is no intercompany indebtedness existing between Parent and Company that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(j) Parent will each pay its expenses incurred in connection with or as part of the Merger or related transactions. Parent has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of shares of Company Common Stock in connection with or as part of the Merger or any related transactions. Parent has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of shares of Company Common Stock.

(k) Any compensation paid to the holders of shares of Company Common Stock who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the shares of Company Common Stock in the Merger.

(l) Following the Merger, Parent will continue the historic business of Company or use a significant portion of its assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).

(m) Parent has no plan or intention to sell or otherwise dispose of the assets of the Company except for dispositions made in the ordinary course of business.

(n) Parent is paying no consideration in the Merger other than the Aggregate Merger Consideration.

(o) Any Company liabilities assumed or paid by Parent and the liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

(p) Parent is not an investment company within the meaning of Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(q) Parent has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(r) Parent will not take any position on any Return, or take any other Tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(s) No stock or securities of Parent will be issued to any Company stockholder for services rendered to or for the benefit of Parent or the Company in connection with the Merger.

(t) No stock or securities of Parent will be issued for any indebtedness owed to any Company stockholder in connection with the Merger.

(u) The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the holders of Common Company Stock instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be paid in the Merger to the Company stockholders in exchange for their Company Common Stock.

(v) Parent has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of Parent has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(w) After the Effective Time, Parent will be a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

(x) After the Effective Time, Parent will not transfer any of the former assets of the Company to a corporation or other entity as part of a plan that includes the Merger.

(y) At one or more times during the five-year period leading up to and ending as of the Effective Time of the Merger, Parent was a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (“USRPHC”). For this purpose, Parent would be a USRPHC if the fair market value of its interests in United States real property (including any interest in a mine, well, or other natural deposit) shall have equaled or exceeded fifty percent (50%) of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business.

(z) Immediately after the Effective Time of the Merger, Parent expects that it will continue to be treated as a USRPHC, taking into account the United States real property owned by Company.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5

COVENANTS

Section 5.1 Interim Operations of the Company. The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) disclosed in Section 5.1 of the Company Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by Parent, after the date of this Agreement and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2006 other than (x) capital expenditures and obligations or liabilities incurred or committed to in an amount not greater, in the aggregate, than the amount in the Company’s total capital budget for calendar year 2006 approved by the Company Board on January 26, 2006, which has been furnished to Parent prior to the date of this Agreement, plus (y) any other capital expenditure, obligations, liabilities or commitments made by the Company after the date of this Agreement in an aggregate amount not to exceed $10,000,000 provided, however, that notwithstanding the foregoing, the Company shall not commit to incur any expenditure, obligation, liability or other payment with respect to any capital expenditure related to an exploration well in the event the Company’s share or portion of the initial authorization for expenditure with respect to such exploration well exceeds $3,000,000 plus (z) expenditures (or obligations or liabilities related thereto) in connection with acquisitions so long as such expenditures with respect to any individual acquisition do not exceed $1,000,000 or (iii) during any rolling three (3) month period, incur or commit to any capital expenditures contemplated by the Company’s capital budget described in clause (ii) above in an amount that exceeds, by more than thirty percent (30%) the amounts contemplated by such budget to be incurred or committed to during such three (3) month period;

(c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its certificate of incorporation or bylaws or similar organizational documents;

(d) the Company shall not, nor shall it permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;

(e) the Company shall not, nor shall it permit any of its Subsidiaries to (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than (x) issuances of Company Common Stock pursuant to the Company Options or Performance Stock Awards outstanding on the date of this Agreement (y) issuances of Company Stock Options or Company Stock Awards prior to the Effective Time to directors or new employees in the ordinary course of business and consistent with past practice, or (ii) except as required pursuant to the terms of the Company Plans in effect on the date of this Agreement, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e) other than pursuant to any “cashless” exercise provisions of existing Company Stock Options;

(f) other than (i) as required pursuant to the terms of the Company Plans in effect on the date of this Agreement (ii) as specifically described on Section 5.1(f) of the Company Disclosure Letter or (iii) grants of retention bonuses or adoption of retention plans in connection with the transactions contemplated by this Agreement, provided that no such bonuses shall be granted and no awards will be made under any such plans unless the beneficiary thereof agrees to continue his or her employment through the Effective Time and thereafter for a transition period to be determined in the discretion of Parent but not to exceed a time period of 90 days after the Effective Time, and provided further that the aggregate amount of all payments pursuant to such grants, awards or plans after the date hereof shall not exceed $250,000, the Company shall not, nor shall it permit any of its Subsidiaries to, (x) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any former or current director, officer or employee of the Company or any of its Subsidiaries other than to non-officer employees in the ordinary course of business consistent with past practice, (y) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Company Plan (other than entry into employment agreements with new hires in the ordinary course of business consistent with past practice; provided that such employment agreement shall be terminable at will, without penalty to the Company or any of its Subsidiaries), or (z) grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries except termination amounts paid to non-contract employees related to termination of such employee’s employment in the Company’s ordinary course of business and consistent with past practice;

(g) the Company shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (m) below) in effect as of the date of this Agreement, except in accordance with changes in GAAP as concurred to by the Company’s independent auditors;

(h) the Company shall not, nor shall it permit any of its Subsidiaries to (i) other than in the ordinary course of business consistent with past practice acquire any Person or other business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or (ii) other than in the ordinary course of business consistent with past practice or pursuant to agreements in effect on the date of this Agreement and set forth in Section 5.1(h) of the Company Disclosure Letter, acquire any assets;

(i) other than the sale or consumption of inventory and Hydrocarbons in the ordinary course of business consistent with past practice or the sale of any assets pursuant to agreements in effect on the date of this Agreement and set forth in Section 5.1(h) of the Company Disclosure Letter or the sale of obsolete or other Company Assets that are to be replaced or discontinued in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material Company Assets and shall not, nor shall it permit any of its Subsidiaries to sell, lease exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of any material Company Assets;

(j) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Company Assets;

(k) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, and except for payment of current accounts payable in the ordinary course of business, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which the Company or any of its Subsidiaries is bound and except for any payments, discharges or settlements that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of litigation where the amount paid or to be paid does not exceed $2,000,000 individually or $5,000,000 in the aggregate;

(l) other than the ordinary advance or reimbursement of expenses in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement and set forth in Section 3.9(a) or 3.18 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates; provided, that for the avoidance of doubt, for purposes of this clause (l), the term “affiliates” shall not include any employees of the Company or any of its Subsidiaries, other than the directors and executive officers thereof;

(m) except as set forth in Section 5.1(m) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, make or change any material Tax election, change any material method of Tax accounting, grant any material extension of time to assess any Tax or settle any Tax claim, amend any Return in any material respect or settle or compromise any material Tax liability;

(n) the Company shall not intentionally, nor shall it permit any of its Subsidiaries to intentionally, take any action that would, or could reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing condition set forth in Section 6.3(a);

(o) the Company shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or with respect to an inactive wholly-owned Subsidiary of the Company) or any agreement relating to an Acquisition Proposal, except as provided for in Section 5.3;

(p) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any long-term debt, other than any advances, loans or other obligations under the Company Credit Agreement, (ii) incur or assume any short-term Indebtedness other than in the ordinary course of business consistent with past practice or any short-term Indebtedness under the Company Credit Agreement, (iii) modify the terms of any Indebtedness to increase the Company’s obligations with respect thereto, provided that the Company may increase the amount outstanding under the Company Credit Agreement and provided further that in addition to any obligations permitted by this section, the Company may incur long-term, short-term or increases in its obligation under existing debt under items (i), (ii) and (iii) in an aggregate amount not to exceed $20,000,000, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), except in the ordinary course of business consistent with past practice and in no event exceeding $2,000,000 individually, (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company), or by such Subsidiaries to the Company, other than customary loans or advances to employees in accordance with past practice, or (vi) enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and except as otherwise authorized in Sections 5.2(b), 5.2(h) and 5.2(i);

(q) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities (other than confidentiality agreements and area of mutual interest agreements entered into in the ordinary course of business);

(r) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, modify or amend in any material respect, or terminate, any material contract to which it is a party or waive in any material respect or assign any of its material rights or claims;

(s) the Company shall not, nor shall it permit any of its Subsidiaries to, fail to maintain in full force and effect its existing insurance policies or insurance with respect to its assets and businesses against such liabilities, casualties, risks and contingencies as is customary in the domestic or applicable foreign oil and gas exploration industry; and

(t) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything in this Section 5.1 to the contrary, the Company shall not intentionally, nor shall it permit any of its Subsidiaries to intentionally, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by this Agreement, or that would be reasonably likely to have a Material Adverse Effect on the Company.

Section 5.2 Interim Operations of Parent. Parent covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) disclosed in Section 5.2 of the Parent Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by the Company, after the date of this Agreement and prior to the Effective Time:

(a) the business of Parent and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice; and the Parent shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b) Parent shall not, nor shall it permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; provided, however, that nothing contained herein shall prohibit Parent from paying the required quarterly cash dividend on Parent Preferred Stock;

(c) Parent shall not (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of Parent, other than issuances of stock pursuant to the Parent Plans and with respect to Parent Stock Options and warrants outstanding on the date of this Agreement or issuance of stock options to directors or employees consistent with Parent’s ordinary course of business consistent with past practice, or (ii) except as (x) required pursuant to the terms of the Parent Plans in effect on the date of this Agreement, or (y) permitted pursuant to the terms of the certificate of designation of Parent relating to the Parent Preferred Stock, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.2(c) other than pursuant to any “cashless” exercise provisions of existing Parent Options;

(d) Parent shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (n) below) in effect as of the date of this Agreement, except in accordance with changes in GAAP as concurred to by Parent’s independent auditors;

(e) Parent shall not, nor shall it permit any of its Subsidiaries to, other than in the ordinary course of business consistent with past practice, or pursuant to agreements in effect on the date of this Agreement and set forth in Section 4.12 of the Parent Disclosure Letter, acquire any Person or other business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or acquire any assets, where the purchase price for such Persons and assets acquired in one or more transactions exceeds $40,000,000 in the aggregate;

(f) other than the sale or consumption of inventory and Hydrocarbons in the ordinary course of business consistent with past practice or the sale of any assets pursuant to agreements in effect on the date of this Agreement and set forth in Section 4.12 of the Parent Disclosure Letter or the sale of obsolete or other Parent Assets that are to be replaced or discontinued in the ordinary course of business consistent with past practice, Parent shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material Parent Assets; provided Parent shall be permitted to take any such actions provided the total value of all assets subject to the activities set forth herein shall not exceed $50,000,000 during the period from the date of this Agreement to the Effective Time;

(g) other than the ordinary advance or reimbursement of expenses in the ordinary course of business consistent with past practice, Parent shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement and set forth in the Parent Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Parent’s affiliates; provided, that for the avoidance of doubt, for purposes of this clause (g), the term “affiliates” shall not include any employees of the Parent or any of its Subsidiaries, other than the directors and executive officers thereof;

(h) solely in the case of Parent, Parent shall not amend its certificate of incorporation or bylaws or similar organizational documents provided Parent shall be permitted to amend its Certificate of Incorporation to increase the number of its authorized shares of Parent Common Stock and to effectuate any other transactions contemplated by this Agreement;

(i) Parent shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger or with respect to an inactive wholly-owned Subsidiary of Parent); provided, that, this Section 5.2(i) does not apply to the activities permitted by Section 5.2(e) hereto;

(j) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business except as may reasonably relate to Parent’s existing businesses, or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2006 other than (x) capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than the amount in Parent’s total capital budget for calendar year 2006 approved by Parent Board on December 8, 2005, which has been furnished to the Company prior to the date of this Agreement plus (y) any other capital expenditure, obligations, liabilities or commitments (other than in connection with acquisitions which is the subject of subparagraph (z)) made by Parent after the date of this Agreement in an aggregate amount not to exceed $10,000,000 provided, however, that notwithstanding the foregoing, Parent shall not incur any expenditure, obligation, liability or other payment with respect to any capital expenditure related to an exploration well in the event Parent’s share or portion of the initial authorization for expenditure with respect to such exploration well exceeds $3,000,000 plus (z) expenditures (or obligations or liabilities related thereto) in connection with acquisitions to the extent permitted in Section 5.2(e) hereto;

(k) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, and except for payment of current accounts payable in the ordinary course of business, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Parent or any of its Subsidiaries is bound, and except for any payments, discharges or settlements that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of litigation where the amount paid or to be paid does not exceed $2,000,000 individually or $5,000,000 in the aggregate;

(l) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any long-term debt, other than any advances, loans or other obligations under the Parent Credit Agreements, (ii) incur or assume any short-term Indebtedness other than in the ordinary course of business consistent with past practice or any short-term Indebtedness under the Parent Credit Agreements, (iii) modify the terms of any Indebtedness to increase Parent’s obligations with respect thereto, provided that Parent may increase the amount outstanding under the Parent Credit Agreements and provided further that in addition to any obligations permitted by this section, Parent may incur long-term, short-term or increases in its obligation under existing debt under items (i), (ii) and (iii) in an aggregate amount not to exceed $20,000,000, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of Parent), except in the ordinary course of business consistent with past practice and in no event exceeding $2,000,000 individually, (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of Parent and except as otherwise authorized in Sections 5.2(e) and 5.2(j)), or by such Subsidiaries to Parent, other than customary loans or advances to employees in accordance with past practice, or (vi) enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and except as otherwise authorized in Sections 5.2(e), 5.2(f), and 5.2(j);

(m) Parent shall not, nor shall it permit any of its Subsidiaries to, fail to maintain in full force and effect its existing insurance policies or insurance with respect to its assets and businesses against such liabilities, casualties, risks and contingencies as is customary in the domestic or applicable foreign oil and gas exploration industry;

(n) Parent shall not, nor shall it permit any of its Subsidiaries to, make or change any material Tax election, change any material method of Tax accounting, grant any material extension of time to assess any Tax or settle any Tax claim, amend any Return in any material respect or settle or compromise any material Tax liability; and

(o) Parent shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything in this Section 5.2 to the contrary, Parent shall not intentionally, nor shall it permit any of its Subsidiaries to intentionally, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by this Agreement, or that would be reasonably likely to have a Material Adverse Effect on Parent.

Section 5.3 Acquisition Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.3) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an “Acquisition Agreement”). Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) or (iii) of this Section 5.3(a) with respect to a third party if at any time prior to obtaining the Company Required Vote (w) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not during such time period initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives), and (x) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or could reasonably be expected to lead to, a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement and (y) the Company has previously disclosed or concurrently discloses or makes available the same information, if any, to Parent as it makes available to such third party and provides to Parent a copy of the Acceptable Confidentiality Agreement that the Company entered into with such third party. Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.3 and Section 5.6, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change and enter into an Acquisition Agreement but only so long as the Company terminates this Agreement pursuant to, and after complying with all the provisions of, Section 7.1(d) and 8.1; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change and enter into an Acquisition Agreement in response to a Superior Proposal (x) until four Business Days after the Company provides written notice to Parent (a “Company Notice”) advising Parent that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (y) if during such four Business Day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its stockholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new four Business Day period under this Section 5.3(b)).

(c) Neither the Parent Board nor any committee thereof shall directly or indirectly withdraw (or amend or modify in a manner adverse to the Company), or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any such committee thereof of this Agreement, the Merger, the other transactions contemplated by this Agreement or the Parent Proposal.

(d) The parties agree that in addition to the obligations of the Company and Parent set forth in paragraphs (a) through (c) of this Section 5.3, as promptly as practicable after receipt thereof, the Company shall advise

Parent in writing of any Acquisition Proposal received from any Person, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(e) For purposes of this Agreement “Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the then outstanding equity securities of the Company, in each case on terms which a majority of the board of directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Parent pursuant to this Section 5.3.

(f) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any material portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf to the extent such request is permitted or contemplated by such confidentiality agreement.

Section 5.4 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other party, including officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, contracts, commitments, records, data and books and personnel and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company and Parent will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date of this Agreement until the Effective Time, each party and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the applicable party or any of its Subsidiaries, may enter into and upon all or any portion of the real property owned or leased by the other party in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its Subsidiaries (an “Investigation”). An Investigation may include a Phase I environmental site assessment, or similar investigation; provided, however, that an Investigation shall not include any sampling or testing of soil and/or ground or surface waters at, on or under any real property. Each party hereto shall, and shall cause each of its Subsidiaries to, cooperate with the other parties in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the investigation, allow any other party reasonable access to such party’s and its Subsidiaries’ respective businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide to any other party all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of such party, its Subsidiaries, or any of their predecessors that are in the possession of such party or any of its Subsidiaries, and all information relating to environmental matters regarding such party’s and its Subsidiaries’ respective businesses, real property and other assets that are in the possession of such party or any of its Subsidiaries. Under the terms of applicable operating agreements, access to Company Oil and Gas Properties and Parent Oil and Gas Properties which are operated by third parties may require such third-party operator’s prior approval and, where applicable, execution of such third-party operator’s customary boarding agreement. The Company (with respect to the Company Oil and Gas Properties) or Parent (with respect to the Parent Oil and Gas Properties) shall, upon request of the other party (the “Requesting Party”), request the third party operator’s approval for the Requesting Party to access and inspect the affected oil and gas properties. The Requesting Party shall repair any damage to the oil and gas properties resulting from such inspections and shall indemnify, defend and hold harmless the other party, its co-owners, Subsidiaries and its and their respective officers, directors, employees and agents from and against any and all claims, demands, losses, damages or causes of action arising from or relating to the Requesting Party’s inspection of the other Party’s oil and gas properties, including, without limitation, claims of property damage, personal injury or death of any person arising from or relating to Requesting Party’s inspection, regardless of the negligence, strict liability or other fault (but not gross negligence or willful misconduct) of the indemnified party.

(c) Parent and the Company will hold any information contemplated under Sections 5.4(a) and/or (b) above and any notices, agreements or information furnished pursuant to Section 5.3 in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated as of February 13, 2006 (the “Confidentiality Agreement”).

(d) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 5.5 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, and to assist Parent in obtaining any financing it may arrange in connection with the Merger. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(b) Each of Parent and the Company shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any applicable Law. Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file any required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

(c) Each party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Parent shall not be required to take any action to exempt any stockholder of the Company from any such Law.

(d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

(e) Each of the parties hereto shall use reasonable best efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(f) Notwithstanding the foregoing provisions of this Section 5.5, Parent shall not be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any of the respective businesses of Parent, the Company or any of their respective Subsidiaries, the Company Assets, the Parent Assets, the Company Real Property or the Parent Real Property.

Section 5.6 Proxy Statement; Form S-4; Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing and each shall cause to be filed with the SEC, in connection with the Merger, a joint proxy statement in preliminary form (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company and Parent shall use their respective reasonable best efforts to furnish the information required respectively concerning them and to be included by the SEC in the Proxy Statement, the S-4 and any such statement or schedule. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders. Parent shall also use reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) If at any time prior to the Effective Time, any event or circumstance relating to the Company or Parent or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company or Parent shall promptly inform the other parties hereto thereof in writing. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties shall notify each other promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4.

(c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the approval and adoption of this Agreement, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the “Company Special Meeting”), and shall use its reasonable best efforts to hold the Company Special Meeting as soon as practical but no later than 45 days after such date. Except as otherwise provided in Section 5.3(b), the Company, acting through the Company Board, shall (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation, and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation, or take any action or make any statements in connection with the Company Special Meeting inconsistent with such recommendation, and (ii) use its reasonable best efforts to solicit and obtain such adoption.

(d) Parent, acting through the Parent Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the Parent Proposal a meeting of its stockholders (such meeting, including any postponements or adjournments thereof, the “Parent Stockholders’ Meeting”), and shall use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practical but no later than 45 days after such date. Parent, acting through the Parent Board, shall (i) recommend approval of the Parent Proposal and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such approval.

Section 5.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of any fact, event or circumstance as to which the Company obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b). Parent shall give prompt notice to the Company of any fact, event or circumstance as to which Parent obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

(b) Immediately prior to Closing, the Company shall provide Parent with a complete list of the number of employee terminations (other than (i) voluntary resignations without good reason and (ii) terminations for cause) for the 90-day period prior to Closing, by facility or geographic site of employment, provided that such list need not reflect the termination of any employee whose aggregate annual salary is less than $50,000.

Section 5.8 Directors’ and Officers’ Insurance and Indemnification.

(a) After the Effective Time, Parent shall (i) indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law, in each case against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of or pertaining to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time and (ii) take all necessary actions to ensure that Parent’s director’s and officer’s liability insurance continues to cover each Company Director and each officer and director of the Company, in each case so long as they remain employed or retained by Parent or any affiliate of Parent as an officer or director. In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) Parent shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable Law, and, if required, upon receipt of any undertaking required by applicable Law, and (ii) Parent will cooperate in the defense of any such matter; provided, however, Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). With respect to any determination of whether an Indemnified Party is entitled to indemnification by Parent under this Section 5.8, the Indemnified Party shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Party and approved by Parent (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for Parent or the Indemnified Party within the last three years.

(b) The rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, or in the certificate of incorporation, bylaws and any indemnification agreement of the Company or its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

(c) At the Effective Time, Parent shall maintain, directors’ and officers’ liability insurance under a policy and with a company reasonably acceptable to the Company covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who are or at any time prior to the Effective Time were covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time), with coverage substantially similar to such directors’ and officers’ liability insurance in effect on the date of this Agreement.

(d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, or any of their respective Subsidiaries, under the DGCL or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger, are expressly intended to benefit each of the Indemnified Parties, and may not be amended or terminated after the Effective Time in a manner contrary to the interest of an Indemnified Party without the consent of such Indemnified Party.

(e) Notwithstanding any other provisions hereof, the obligations of Parent contained in this Section 5.8 shall be binding upon the successors and assigns of Parent. In the event Parent or any of its respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume and honor the obligations set forth in this Section 5.8.

Section 5.9 Publicity. Neither the Company or Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or by any listing agreement with Nasdaq or the NYSE. In addition, each of the Company, Parent agrees to consult with the other party before issuing any press release or other announcement with respect to its business, except as may be required by Law or by any listing agreement with the Nasdaq or the NYSE if all reasonable best efforts have been made to consult with the other party.

Section 5.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq subject to official notice of issuance, as of the Effective Time.

Section 5.11 Employee Benefits.

(a) Nothing in this Agreement shall be construed as requiring Parent or any of its affiliates to employ any employee of the Company for any length of time following the Effective Time. Except as specifically provided in this Agreement, nothing in this Agreement, express or implied, shall be construed to prevent Parent or its affiliates from (i) terminating, or modifying the terms of employment of, any Company employee following the Closing Date or (ii) terminating or modifying to any extent any Company Plan (including the Company’s Star Program) or any other employee benefit plan, program, agreement or arrangement that Parent or its affiliates may establish or maintain.

(b) The severance policy and practices of the Company as set forth in the employee handbook of the Company as of the date of this Agreement and a copy of which is attached to the Company Disclosure Letter as Annex A (the “Company Severance Policy”) as they apply to Eligible Employees shall remain in full force and effect and except as permitted below shall not be modified or amended for a period of 24 months after the Effective Time. Prior to the Effective Time, the Company shall cause the Company Severance Policy to be modified to provide that (i) any Eligible Employee who is terminated for any reason other than cause, or who resigns for Good Reason shall be entitled to severance payments and other benefits of the type and in the amount set forth in the Company Severance Policy and (ii) Eligible Employees must resign within ten (10) Business Days of receiving notice of an event constituting Good Reason in order to be entitled to such severance payments and benefits. The Company Severance Policy shall also be modified to provide that all severance payments due thereunder shall be payable at the time of the Eligible Employee’s termination of employment, whether by reason of termination of the Eligible Employee for any reason other than cause or such person’s resignation for Good Reason. For purposes of this Section 5.11, “Good Reason” shall mean (i) any reduction in an Eligible Employee’s annual base salary or expected total compensation (including bonus and benefits) or (ii) requiring such Eligible Employee to be based at any office location further than 25 miles from such Eligible Employee’s office location as of the Effective Time. Notwithstanding anything herein to the contrary, Parent shall not be obligated to make any payments set forth in the Company Severance Policy until each Eligible Employee of the Company entitled to such payments executes and delivers a waiver and release to Parent substantially in the form attached to the Company Disclosure Letter as Annex B.

(c) Within thirty (30) days after the Effective Time, Parent shall pay to each of the persons set forth in Section 5.11(c) of the Company Disclosure Letter the amount set forth in such Section 5.11(c) in respect of such person’s “protected vacation hours.” After the Effective Time, all employees of the Company shall be subject to, and entitled to the benefits of, Parent’s vacation policies; provided, however, that each such employee shall be entitled to no less annual vacation time than such employee was entitled to immediately prior to the Effective Time and such employee will receive credit for all unused vacation balances as of the Effective Time under the Parent’s vacation policy. To the extent allowed by law and the terms of Parent’s plans, for purposes of determining years of service, eligibility, vesting and benefit levels with Parent or its affiliates with regard to employee benefits offered by Parent or its affiliates, years of service in which a Company employee has been employed by the Company or its predecessors shall be counted. To the extent allowed by Law and the terms of Parent’s plans, following the Effective Time, for purposes of each Parent plan in which any continuing employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company plan as of the Effective Time (or, if later, any applicable plan transition date), (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs and (iii) credit the existing 2006 personal time off hours granted by the Company to the Parent’s sick leave plan. In order to implement the intent of Section 5.11(c), Parent shall take all reasonable actions to amend the Parent’s plans.

(d) Part I of Section 5.11(d) of the Company Disclosure Letter sets forth, with respect to each officer of the Company that is a party to an employment agreement, the cash severance payments, bonus and vacation pay, if any, that would be due to such officer under each officer’s employment agreement upon a Change in Control (as defined therein, and either alone or in conjunction with any other event). Parent acknowledges that the transactions contemplated by this Agreement shall be a Change of Control under such employment agreements and that Parent shall, at the Effective Time, be responsible for all of the obligations of the Company thereunder. Notwithstanding the terms of such employment agreements, at the Effective Time, with respect to each senior officer who is terminated for any reason other than “Cause” or who terminates his employment for “Good Reason” in each case as defined in and pursuant to the terms of his employment agreement, each of the employment agreements of the senior officers will be terminated and any nonsolicitation provisions therein will also be terminated and will not survive the Effective Time. Parent hereby acknowledges and agrees that the employment of the Persons set forth under Part II of Schedule 5.11(d) will be terminated at the Effective Time and that the Effective Time will be the “Termination Date” of each such Person as defined in their respective employment agreements. Notwithstanding anything herein to the contrary, Parent shall not be obligated to make any payments set forth in Section 5.11(d) of the Company Disclosure Letter until each officer of the Company entitled to such payments or that is a party to an employment agreement executes and delivers a waiver and release to Parent substantially in the form attached to the Company Disclosure Letter as Annex C.

(e) Section 5.11(e) of the Company Disclosure Letter sets forth, with respect to each employee of the Company who is a party to a Change in Control Agreement, the cash severance payments, bonus and vacation pay, if any, that would be due to such officer under each such employee’s Change in Control Agreement upon a Change in Control (as defined therein, and either alone or in conjunction with any other event). Parent acknowledges that the transactions contemplated by this Agreement shall be a Change of Control under such agreements and that Parent shall, at the Effective Time, be responsible for all of the obligations of the Company thereunder. Notwithstanding anything herein to the contrary, Parent shall not be obligated to make any payments set forth in Section 5.11(e) of the Company Disclosure Letter until each employee of the Company entitled to such payments or that is a party to a Change in Control Agreement executes and delivers a waiver and release to Parent substantially in the form attached to the Company Disclosure Letter as Annex D.

(f) Any plan or bonus right granted in accordance with Section 5.1(f)(iii) related to the retention of officers or employees of the Company shall remain in full force and effect past the Effective Time until all payments thereunder have been paid or satisfied.

(g) Except to the extent already set forth in Section 5.11 of the Company Disclosure Letter, Section 5.11(g) sets forth all the change of control payments and benefits due to all the officers, directors and employees of the Company in connection with the Merger and the transactions contemplated under this Agreement (whether alone or in conjunction with any other event), including (i) any payments which would be due under the Company Severance Policy, (ii) the value of the Company Stock Awards, the Performance Stock Awards and the Company Options which would accelerate (or the restrictions with respect to which would be lifted) in connection with the transactions contemplated under this Agreement (whether alone or in conjunction with any other event) pursuant to the terms of the Company Plans and any agreements or award certificates thereunder, and (iii) any bonus, retention, vacation, insurance premium payments or any other payments or benefits which would become due in connection with the transactions contemplated under this Agreement (either alone or in conjunction with any other event), including pursuant to the plans listed on Section 3.9(a) of the Company Disclosure Letter, or which would become due as a result of this Section 5.11.

(h) After the Effective Time, the Company Plans shall not be amended or modified in a manner that would result in the termination of, or have an adverse effect on, options or awards previously granted thereunder or in a manner that would result in any such option or award becoming deferred compensation under Section 409A of the Code (including, but not limited to, any amendment or modification that would result in the grandfather provisions provided in guidance issued under Section 409A of the Code being inapplicable to such option or award), except in each case in accordance with or pursuant to the terms of the Company Plans and any agreements or award certificates thereunder.

Section 5.12 Appointment of Directors. Immediately following the Effective Time Parent shall take all corporate action necessary or advisable to cause the election or appointment of nine (9) individuals who meet the criteria described in Section 5.12 of the Company Disclosure Letter as directors of Parent in the classes described in such Section 5.12 of the Company Disclosure Letter. Parent and the Company acknowledge and agree that Parent will have the right to designate five (5) of such individuals and the Company will have the right to designate four (4) of such individuals. If any person designated by a party pursuant to this Section 5.12 refuses to serve as a director or ceases to be eligible, willing or able to serve as a director prior to the Effective Time, then the vacancy resulting therefrom shall be filled by another person designated by the party that designated the original designee provided such person meets the criteria described in Section 5.12 of the Company Disclosure Letter. Immediately following the Effective Time, Parent shall also cause the Board of Directors of Parent to appoint to each committee thereof at least one of its members who is a Company designee and at least one who is a Parent designee.

Section 5.13 Certain Tax Matters.

(a) Parent and the Company shall each use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Effective Time, neither Parent nor the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b) Parent and the Company shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(c) Parent and the Company shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d).

(d) Officers of Parent and the Company shall execute and deliver to Andrews Kurth, LLP, Tax counsel for the Company, and Thompson & Knight, LLP, Tax counsel for Parent, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the S-4 is declared effective by the SEC and the Effective Time, in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 6.2(d) and 6.3(d). Each of Parent and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(d).

(e) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

Section 5.14 Agreements of Rule 145 Affiliates. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the meeting of the Company’s stockholders, the Company believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Company Rule 145 Affiliates”). The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to execute and deliver to Parent, at or prior to the Effective Time, a written agreement in substantially the form attached hereto as Exhibit C (a “Company Rule 145 Agreement”). As an inducement to such Company Rule 145 Agreements, Parent shall enter into a written registration rights agreement with such Company Rule 145 Affiliates in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

Section 5.15 Acquisition Right.

(a) In the event the Merger fails to close for any reason, Parent shall promptly provide the Property Information to the Company, and the Company shall be entitled to purchase from Parent, at the Company’s option exercisable by written notice to Parent within thirty days after receipt of the Property Information, fifty percent (50%) of any Oil and Gas Properties (the value of which exceeds $1,000,000, in which Parent does not hold any interest as of the date of this Agreement) which Parent acquired or entered into a contract or agreement to acquire during the period from the date of this Agreement until the termination of this Agreement. Notwithstanding the foregoing, the Company shall not have an option to acquire any of the Oil and Gas Properties in the Flower Prospect in Scott, Logan and Yell Counties in Arkansas. The Company’s failure to notify Parent of its election within such thirty (30) day period shall be deemed an election not to exercise the option. If the Company timely exercises such option, the purchase price for the Oil and Gas Properties to be acquired by the Company pursuant to such option, shall be in an amount equal to fifty percent (50%) of the amount paid by Parent for the Oil and Gas Properties of Parent that are subject to such option based on the value allocated to such Oil and Gas Properties in the purchase by Parent (including all reasonable expenses incurred in connection with such purchase, and adjusted to reflect the economic effective date of the purchase by the Company) in cash. Subject to receipt of required third party consents (other than governmental consents customarily obtained post-acquisition) and waiver or expiration of applicable preferential purchase rights, such purchase by the Company from Parent shall close within ten (10) days after the Company timely delivers its written notice of intent to purchase to Parent. In the event any portion of the offered Oil and Gas Properties are subject to third party consents which have not been obtained, or preferential purchase rights which have not expired or been waived, prior to the scheduled closing date, then the parties shall proceed to closing as to the unaffected Oil and Gas Properties only, and closing on the Oil and Gas Properties that are affected by such preferential purchase rights and/or consents shall be delayed until such consents have been obtained and such preferential rights have expired or been waived. In the event such consents have not been obtained, or the preferential purchase rights have not expired or been waived, within ninety (90) days after the initial closing, then the Company may, upon written notice to Parent, terminate its agreement to purchase the Oil and Gas Properties affected thereby. The Company shall pay 50% of the costs incurred by Parent, and be entitled to fifty percent (50%) of the revenues, associated with the operations of such Oil and Gas Properties from the date of purchase by Parent of such Oil and Gas Properties until the closing of the sale of 50% of such Oil and Gas Properties to the Company pursuant to this Section 5.15. The sale of such Oil and Gas Properties by Parent to the Company shall be without representations, warranties or recourse against Parent, provided, however, that the Company shall be subrogated to all warranties and indemnities made by Parent’s predecessors in title relating to such Oil and Gas Properties, except to the extent such warranties and indemnities are not transferable.

(b) In the event the Merger fails to close for any reason, Parent shall be entitled to purchase from the Company, at Parent’s option exercisable by written notice to the Company within thirty days after receipt of the

Property Information, fifty percent (50%) of any Oil and Gas Properties (the value of which exceeds $1,000,000, in which the Company does not hold any interest as of the date of this Agreement) which the Company acquired or entered into a contract or agreement to acquire during the period from the date of this Agreement until the termination of this Agreement. Notwithstanding the foregoing, Parent shall not have an option to acquire any of the Oil and Gas Properties in the Terryville Field. Parent’s failure to notify the Company of its election within such thirty (30) day period shall be deemed an election not to exercise the option. If Parent timely exercises such option, the purchase price for the Oil and Gas Properties to be acquired by Parent pursuant to such option shall be in amount equal to fifty percent (50%) of the amount paid by the Company for the Oil and Gas Properties of the Company that are subject to such option based on the value allocated to such Oil and Gas Properties in the purchase by the Company (including all reasonable expenses incurred in connection with such purchase, and adjusted to reflect the economic effective date of the purchase by Parent) in cash. Subject to receipt of required third party consents (other than governmental consents customarily obtained post-acquisition) and waiver or expiration of applicable preferential purchase rights, such purchase by Parent from the Company shall close within ten (10) days after Parent timely delivers its written notice of intent to purchase to the Company. In the event any portion of the offered Oil and Gas Properties are subject to third party consents which have not been obtained, or preferential purchase rights which have not expired or been waived, prior to the scheduled closing date, then the parties shall proceed to closing as to the unaffected Oil and Gas Properties only, and closing on the Oil and Gas Properties that are affected by such preferential purchase rights and/or consents shall be delayed until such consents have been obtained and such preferential rights have expired or been waived. In the event such consents have not been obtained, or the preferential purchase rights have not expired or been waived, within ninety (90) days after the initial closing, then the Company may, upon written notice to Parent, terminate its agreement to purchase the Oil and Gas Properties affected thereby. Parent shall pay 50% of the costs incurred by the Company, and be entitled to fifty percent (50%) of the revenues, associated with the operations of such Oil and Gas Properties from the date of purchase by the Company of such Oil and Gas Properties until the closing of the sale of 50% of such Oil and Gas Properties to Parent pursuant to this Section 5.15. The sale of such Oil and Gas Properties by the Company to Parent shall be without representations, warranties or recourse against the Company, provided, however, that Parent shall be subrogated to all warranties and indemnities made by the Company’s predecessors in title relating to such Oil and Gas Properties, except to the extent such warranties and indemnities are not transferable.

ARTICLE 6

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) This Agreement shall have been adopted and approved by the Company Required Vote and (ii) the Parent Proposal shall have been approved and adopted by the Required Parent Vote;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

(c) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on any party to this Agreement;

(d) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e) The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger and to the holders of the Company Options, Company Stock Awards, and Performance Stock Awards shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent set forth in Sections 4.2, 4.3, 4.5(a) and all statements set forth in Section 4.27 (relating to Taxes) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of each of Parent set forth in this Agreement (other than the representations and warranties set forth in Sections 4.2, 4.3, 4.5(a) and all statements set forth in Section 4.27 (relating to Taxes)), shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

(b) Parent shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to such effect;

(c) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(d) The Company shall have received the opinion of Andrews Kurth LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the date on which the S-4 is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent and the Company, all of which are consistent with the state of facts existing as of the date on which the S-4 is filed and the Effective Time, as applicable, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.2(d), Andrews Kurth LLP shall have received and may rely upon the certificates and representations referred to in Section 5.13(d);

(e) Parent must have delivered to its counsel, the Company and the Company’s counsel a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying the representations set forth in Section 4.27 and as otherwise reasonably requested by the Company’s or Parent’s tax counsel;

(f) During the period from the date of execution of this Agreement until the Effective Time, there shall not have occurred a Material Adverse Effect on Parent;

(g) On a pro forma basis and after giving effect to all transactions contemplated by this Agreement to occur on the Closing Date, (i) Parent must have funds equal to at least the amount set forth on Section 6.2(g)(i) of the Parent Disclosure Letter available for borrowing under all tests and all provisions set forth in its credit agreements, as in effect on the Closing Date, (ii) no default or event of default would exist under such credit agreements of Parent, and (iii) additional debt in an amount equal to at least the amount set forth on Section 6.2(g)(iii) of the Parent Disclosure Letter would not result in a default or event of default under such credit agreements of Parent and the Company shall have received a certificate of Parent signed on its behalf by its Chief Executive Officer or Chief Financial Officer to such effect; and

(h) To the extent that any notes remain outstanding under the Parent Indenture, Parent shall have complied with all the applicable provisions of the Parent’s Indenture so that on a pro forma basis and after giving effect to all transactions contemplated by this Agreement, no default or event of default will have occurred under the Parent Indenture, and the Company shall have received a certificate of Parent signed on its behalf by its Chief Executive Officer or Chief Financial Officer to such effect. In addition, on a pro forma basis and after giving effect to all transactions contemplated by this Agreement, no default or event of default will have occurred under the Company Indenture (excluding any defaults or events of default in existence under the Company Indenture immediately prior to the Effective Time); provided that, to the extent any notes remain outstanding under the Company Indenture, the Company shall have complied with all the applicable provisions of the Company’s Indenture prior to the Effective Time, such that the Company’s failure to comply with the applicable provisions of the Company’s Indenture shall not have caused the default or event of default occurring on a pro forma basis and after giving effect to all transactions contemplated by this Agreement.

Section 6.3 Conditions to Obligations of Parent to Effect the Merger. The obligations of Parent to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.5(a) and all statements set forth in Section 3.26 (relating to Taxes) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3 and 3.5(a) and the statements set forth in Section 3.26) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

(b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect;

(c) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company or Parent or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(d) Parent shall have received the opinion of Thompson & Knight, LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the date on which the S-4 is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent and the Company, all of which are consistent with the state of facts existing as of the date on which the S-4 is filed or the Effective Time, as applicable, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.3(d), Thompson & Knight, LLP, shall have received and may rely upon the affiliate letters, certificates and representations referred to in Section 5.13(d);

(e) The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock;

(f) All material consents and approvals of any Person that the Company or Parent or any of their respective Subsidiaries is required to obtain in connection with the consummation of the Merger, including consents and approvals from parties to loans, contracts, leases or other agreements, shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on the Company or Parent, as applicable;

(g) The Company must have delivered to its counsel, Parent and Parent’s counsel a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying the representations set forth in Section 3.26 and as otherwise reasonably requested by the Company’s or Parent’s tax counsel; and

(h) During the period from the date of execution of this Agreement until the Effective Time, there shall not have occurred a Material Adverse Effect on the Company.

ARTICLE 7

TERMINATION

Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) By the mutual consent of Parent and the Company in a written instrument.

(b) By either the Company or Parent upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before December 31, 2006 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 5.5);

(iii) the stockholders of the Company fail to adopt and approve this Agreement by the Company Required Vote at the Company Special Meeting; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.3 or Section 5.6;

(iv) there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within thirty days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach of representation or warranty by Parent);

(v) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(vi) the Parent Proposal shall not have been approved and adopted by the Required Parent Vote at the Parent Stockholders’ Meeting; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(vi) if it has breached any of its obligations under Section 5.3 or Section 5.6.

(c) By Parent, upon written notice to the Company, if prior to obtaining the Company Required Vote (i) the Company, or the Company Board, as the case may be, shall have (A) entered into or recommended, or publicly announced its intention to enter into or recommend, any Acquisition Agreement (whether or not in connection with a Superior Proposal) or (B) approved or recommended, any Acquisition Proposal (whether or not a Superior Proposal), (ii) a Company Adverse Recommendation Change shall have occurred in response to a Superior Proposal or the Company Board shall have resolved to make such Company Adverse Recommendation Change, (iii) the Company shall have breached in any material respect any of its obligations under Section 5.3 or Section 5.6, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have commenced and the Company shall not have sent holders of the shares of Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten business days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Company Board recommends rejection of such Acquisition Proposal, or (v) the Company or the Company Board shall have resolved to do any of the foregoing.

(d) By the Company, upon written notice to Parent, if prior to obtaining the Required Company Vote the Company, or the Company Board, as the case may be, shall have (i) entered into any Acquisition Agreement in connection with a Superior Proposal, at all times in compliance in all material respects with the provisions of Section 5.3 hereto, or (ii) approved or recommended any Superior Proposal, at all times in compliance in all material respects with the provisions of Section 5.3; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(d) unless such Superior Proposal did not result from the Company’s breach in any material respect of Section 5.3 or Section 5.6 hereto. No termination pursuant to this Section 7.1(d) shall be effective unless the Company shall simultaneously make the payment required by Section 8.1.

(e) By the Company, upon written notice to Parent, if Parent shall have breached in any material respect any of its obligations under Section 5.3 or Section 5.6.

(f) By Parent, if the event described in Section 6.3(h) of this Agreement occurs.

(g) By the Company, if the event described in Section 6.2(f) of this Agreement occurs.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 8.1(e).

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(c) or by the Company pursuant to Section 7.1(d), then the Company shall pay to Parent in immediately available funds a termination fee in an amount equal to U.S. $45,000,000 (the “Termination Fee”).

(c) In the event that (i) an Acquisition Proposal with respect to the Company has been proposed by any Person (other than Parent or any of its affiliates) or any Person has publicly announced its intention (whether or not conditional) to make such Acquisition Proposal, or such Acquisition Proposal or such intention has otherwise become publicly known to the Company’s stockholders generally, (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), and (iii) within twelve months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to the Company or any of its Subsidiaries is consummated, then the Company shall pay to Parent the Termination Fee in immediately available funds.

(d) For purposes of clause (iii) of Section 8.1(c) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(e) except that all references to “10%” therein shall be deemed to be references to “40%”.

(e) Any payment of the Termination Fee pursuant to Section 8.1(b) or 8.1(c) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent. Any payment of the Termination Fee pursuant to Section 8.1(c) shall be made prior to the first to occur of the events described in clause (iii) of Section 8.1(c). The parties acknowledge that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.1, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(f) This Section 8.1 shall survive any termination of this Agreement.

Section 8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, or (ii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 8.3 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

KCS Energy, Inc.

5555 San Felipe, Suite 1200

Houston, TX 77056

Facsimile: 713-877-1372

Attn: James W. Christmas

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Facsimile: 713-238-7381

Attn: Diana M. Hudson

and

if to Parent, to:

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

Facsimile: 832-204-2800

Attn: Floyd C. Wilson

with a copy to:

Hinkle Elkouri Law Firm L.L.C.

301 N. Main, Suite 2000

Wichita, KS 67202

Facsimile: 316-660-6011

Attn: David S. Elkouri

Section 8.5 Interpretation.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The word “affiliates” when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 20, 2006.

(b) The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or the Parent Disclosure Letter, that such information is required to be listed in the Company Disclosure Letter or the Parent Disclosure Letter or that such items are material to the Company or Parent, as the case may be. The headings, if any, of the individual sections of each of the Company Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto (but only to the extent an exception to a particular representation or warranty in one section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent).

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Parent Disclosure Letter or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

Section 8.6 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties.

Section 8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.10 Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 8.4 shall be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final, non-appealable judgment in any such claim, suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent may assign this Agreement to any of its Subsidiaries, or to any lender to Parent or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent’s obligations or liabilities under this Agreement.

Section 8.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Sections 5.8, 5.11 and 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by Company in accordance with the terms of this Agreement and that Parent shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

Section 8.14 Definitions. The following terms have the following definitions:

“Acceptable Confidentiality Agreement” means, with respect to the Company or Parent, an agreement that imposes obligations and restrictions on the counterparty thereto which are substantially similar to the terms that are binding on the other party to this Agreement, as applicable, under the Confidentiality Agreement.

“Acquisition Agreement” has the meaning given such term in Section 5.3(a) of this Agreement.

“Acquisition Proposal” has the meaning given such term in Section 5.3(e) of this Agreement.

“Advisers Act” has the meaning given such term in Section 3.22 of this Agreement.

“Affiliated Group” has the meaning given such term in Section 3.26 of this Agreement.

“Aggregate Merger Consideration” means the aggregate Merger Consideration for all shares of Company Common Stock.

“Agreement” has the meaning given such term in the Preamble of this Agreement.

“Antitrust Division” has the meaning given such term in Section 5.5(b) of this Agreement.

“Assumed Option” has the meaning given such term in Section 1.8(a) of this Agreement.

“Assumed Performance Award” has the meaning given to such term in Section 1.8(c) of this Agreement.

“Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract or other arrangement.

“Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Texas.

“Cash Consideration” means an amount of cash equal to $9.00 per share of Company Common Stock.

“Certificate” has the meaning given such term in Section 1.7(b) of this Agreement.

“Certificate of Merger” has the meaning given such term in Section 1.2 of this Agreement.

“Closing” has the meaning given such term in Section 1.4 of this Agreement.

“Closing Date” has the meaning given such term in Section 1.4 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the Preamble of this Agreement.

“Company Adverse Recommendation Change” has the meaning given such term in Section 5.3(b) of this Agreement.

“Company Assets” means all of the properties and assets (real, personal or mixed, tangible or intangible) of the Company and its Subsidiaries.

“Company Balance Sheet” has the meaning given such term in Section 3.13(a) of this Agreement.

“Company Board” has the meaning given such term in Section 3.3(a) of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” has the meaning given such term in Section 3.2(a) of this Agreement.

“Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax return.

“Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of November 18, 2003, as amended, by and among the Company, the lenders from time to time party thereto, Bank of Montreal, as Agent and Collateral Agent, and BNP Paribas, as Documentation Agent.

“Company Disclosure Letter” has the meaning given such term in Article 3 of this Agreement.

“Company Employee Stock Purchase Plan” means 1988 KCS Group, Inc. Employee Stock Purchase Program, as amended.

“Company Financial Statements” has the meaning given such term in Section 3.5(b) of this Agreement.

“Company Indenture” means that certain Indenture, dated as of April 1, 2004, as supplemented, among the Company, certain of its Subsidiaries and U.S. Bank, National Association.

“Company Leased Real Property” means all interests in real property pursuant to the Company Leases other than the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

“Company Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein other than such leases, subleases, licenses and use or occupancy agreements relating to the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

“Company Material Contract” has the meaning given such term in Section 3.12(a) of this Agreement.

“Company Notice” has the meaning given such term in Section 5.3(b) of this Agreement.

“Company Oil and Gas Properties” means, with respect to Company or any of its Subsidiaries, all of the Company’s or any of its Subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases and rights, Wells and Units, including all land, facilities, platforms, pipelines, gathering systems, saltwater disposal systems, plants, easements, rights-of-way, surface leases, surface use agreements, personal property and equipment, Contracts and information pertaining or relating thereto.

“Company Option” has the meaning given such term in Section 1.8(a) of this Agreement.

“Company Option Plans” has the meaning given such term in Section 1.8(a) of this Agreement.

“Company Owned Real Property” means the material real property and interests in real property owned by the Company and its Subsidiaries other than the Company Oil and Gas Properties.

“Company Permits” has the meaning given such term in Section 3.10(c) of this Agreement.

“Company Plans” has the meaning given such term in Section 3.9 of this Agreement.

“Company Preferred Stock” has the meaning given such term in Section 3.2(a) of this Agreement.

“Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

“Company Required Vote” has the meaning given such term in Section 3.24 of this Agreement.

“Company Reserve Report” has the meaning given such term in Section 3.21(a) of this Agreement.

“Company SEC Documents” has the meaning given such term in Section 3.5(a) of this Agreement.

“Company Severance Policy” has the meaning given such term in Section 5.11(b).

“Company Special Meeting” has the meaning given such term in Section 5.6(c) of this Agreement.

“Company Stock Award” has the meaning given such term in Section 1.8(b) of this Agreement.

“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act.

“Confidentiality Agreement” has the meaning given such term in Section 5.4(c) of this Agreement.

“Cut-off Time” has the meaning given such term in Section 3.2(a) of this Agreement.

“Defensible Title” means that title of Company or Parent (or their respective Subsidiaries), as the case may be, which:

(a) entitles the Company or Parent (or their respective Subsidiaries), as the case may be, to receive a percentage of the Hydrocarbons produced, saved and marketed from any oil, gas and mineral lease, Unit or Well throughout the duration of the productive life of such lease, Unit or Well, which is not less than the “net revenue interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, for such lease, Unit or Well, except for decreases in connection with those operations in which the Company or Parent (or their respective Subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner;

(b) obligates the Company or Parent (or their respective Subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, Unit or Well which is not greater than the “working interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, with respect to such lease, Unit or Well, without increase throughout the life of such lease, Unit or Well other than (i) increases accompanied by at least a proportionate interest in the net revenue interest, (ii) increases reflected in the applicable Reserve Report, and (iii) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest; and

(c) is free and clear of Liens, other than Permitted Liens.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” has the meaning given such term in the Recitals of this Agreement.

“Dissenting Share” has the meaning given such term in Section 1.9 of this Agreement.

“Effective Time” has the meaning given such term in Section 1.2 of this Agreement.

“Eligible Employee” means any employee of the Company at the Effective Time who is not a party to an employment or change of control agreement with the Company or one of its Subsidiaries.

“Employment and Withholding Taxes” means any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries or the Parent or any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, in each case, on or in respect of the business or assets thereof.

“Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or the Parent or any of its Subsidiaries, as the case may be, (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Laws” means all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (i) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (ii) the Occupational Safety and Health Act, in each case as in effect as of the Effective Time.

“ERISA” has the meaning given such term in Section 3.9(a) of this Agreement.

“ERISA Affiliate” has the meaning given such term in Section 3.9(a) of this Agreement.

“Exchange Act” has the meaning given such term in Section 3.5(a) of this Agreement.

“Exchange Agent” has the meaning given such term in Section 2.1(a) of this Agreement.

“Exchange Fund” has the meaning given such term in Section 2.1(a) of this Agreement.

“Exchange Ratio” has the meaning given such term in Section 1.7(a) of this Agreement.

“FTC” has the meaning given such term in Section 5.5(b) of this Agreement.

“GAAP” has the meaning given such term in Section 3.5(b) of this Agreement.

“Governmental Entity” has the meaning given such term in Section 3.4(b) of this Agreement.

“Harris Nesbitt” has the meaning given such term in Section 4.26 of this Agreement.

“Hazardous Substance” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, chlorides, radon gas or related materials or lead or lead-based paint or materials, (iii) any substance, material or waste that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise dangerous under any Environmental Laws or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

“HSR Act” has the meaning given such term in Section 3.4(b) of this Agreement.

“Hydrocarbons” has the meaning given such term in Section 3.4(a) of this Agreement.

“Hydrocarbon Contracts” has the meaning given such term in Section 3.4(a) of this Agreement.

“Indebtedness” shall mean, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person to reimburse any letter of credit issuer in respect of amounts paid under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all indebtedness arising or created under any conditional sale agreement or title retention agreement relating to any Property acquired by such Person (even through the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(d) all obligations of such Person to pay the deferred purchase price of property or services, other than (i) accounts payable arising in the ordinary course of business; (ii) accounts payable that are being contested in good faith; and (iii) any obligations included in that certain entry or entries in the Person’s financial records representing revenue suspense accounts;

(e) capitalized lease liabilities;

(f) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”);

(g) all contingent obligations of such Person in respect of any of the foregoing.

“Indemnified Parties” has the meaning given such term in Section 5.8(a) of this Agreement.

“Intellectual Property” has the meaning given such term in Section 3.11(a) of this Agreement.

“Investigation” has the meaning given such term in Section 5.4(b) of this Agreement.

“Investment Company Act” has the meaning given such term in Section 3.22 of this Agreement.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 3.17(e) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge of the individuals listed in Section 4.17(e) of the Parent Disclosure Letter.

“Laws” has the meaning given such term in Section 3.4(a) of this Agreement.

“Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

“Litigation” means any action, claim, suit, proceeding, audit, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

“Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, (i) a material adverse effect on the business, results of operations, financial condition, prospects of such party and its Subsidiaries taken as a whole or (ii) any change or effect that prevents or materially impedes or delays the consummation by such party of the Merger and the other transactions contemplated hereby; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes and effects attributable to changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes and effects attributable to or resulting from changes in general industry conditions in the oil and gas exploration, development and production industry or general economic conditions, including changes in commodity prices, except, in each case, to the extent any such changes or effects disproportionately affect such party in comparison to other companies in the same industry and (C) changes and effects attributable to the announcement or pendency of this Agreement or the Merger.

“Merger” has the meaning given such term in the Recitals of this Agreement.

“Merger Consideration” has the meaning given such term in Section 1.7(a) of this Agreement.

“Nasdaq” means Nasdaq National Market.

“Non-Solicitation Agreements” has the meaning set forth in the Recitals of this Agreement.

“NYSE” means the New York Stock Exchange.

“Parent” has the meaning given such term in the Preamble of this Agreement.

“Parent Assets” means all of the properties and assets (real, personal or mixed, tangible or intangible) of Parent and its Subsidiaries.

“Parent Balance Sheet” has the meaning given such term in Section 4.13(a) of this Agreement.

“Parent Board” shall mean the Board of Directors of Parent.

“Parent Common Stock” has the meaning given such term in Section 4.2(a) of this Agreement.

“Parent Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, in which Parent (or any Subsidiary of Parent) is or has ever been a member or any group of corporations with which Parent files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax return.

“Parent Credit Agreements” means that certain Amended and Restated Senior Revolving Credit Agreement dated July 28, 2005, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas as administrative agent for the Lenders, Bank of America, N.A., as syndication agent for the

Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents for the Lenders as amended by the First Amendment to Amended and Restated Senior Revolving Credit Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., dated as of November 16 2005, and Second Amendment to Amended and Restated Senior Revolving Credit Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., effective as of January 27, 2006; and that certain Amended and Restated Second Lien Term Loan Agreement dated July 28, 2005, among Petrohawk Energy Corporation, as Borrower, and BNP Paribas, as Administrative Agent, and the lenders party thereto, as amended by the First Amendment to Amended and Restated Second Lien Term Loan Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., dated as of November 16, 2005, and Second Amendment to Amended and Restated Second Lien Term Loan Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., effective as of January 27, 2006.

“Parent Disclosure Letter” has the meaning given such term in Article 4 of this Agreement.

“Parent ERISA Affiliate” has the meaning given such term in Section 4.9(a) of this Agreement.

“Parent Financial Statements” has the meaning given such term in Section 4.5(b) of this Agreement.

“Parent Indenture” means the Indenture dated as of April 8, 2004, among Mission Resources Corporation, the Guarantors named therein and The Bank of New York, as Trustee, relating to Petrohawk Energy Corporation’s 9 7/8 % Senior Notes due 2011, as amended by the First Supplemental Indenture dated as of July 28, 2005, among Petrohawk Energy Corporation, the successor by way of merger to Mission Resources Corporation, the parties named therein as Existing Subsidiary Guarantors, the parties named therein as Additional Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York.

“Parent Leased Real Property” means all interests in real property pursuant to the Parent Leases other than the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

“Parent Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein other than such leases, subleases, licenses and use or occupancy agreements relating to the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

“Parent Material Contract” has the meaning given such term in Section 4.12(a) of this Agreement.

“Parent Oil and Gas Properties” means, with respect to Parent or any of its Subsidiaries, all of Parent’s or any of its Subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases and rights, Wells and Units, including all land, facilities, platforms, pipelines, gathering systems, salt water disposal systems, plants, easements, rights-of-way, surface leases, surface use agreements, personal property and equipment, Contracts and information pertaining or relating thereto.

“Parent Owned Real Property” means the material real property and interests in real property owned by Parent and its Subsidiaries other than the Parent Oil and Gas Properties.

“Parent Permits” has the meaning given such term in Section 4.10(c) of this Agreement.

“Parent Plans” has the meaning given such term in Section 4.9(a) of this Agreement.

“Parent Preferred Stock” has the meaning given such term in Section 4.2(a) of this Agreement.

“Parent Proposal” has the meaning given such term in Section 4.24 of this Agreement.

“Parent Real Property” means the Parent Owned Real Property and the Parent Leased Real Property.

“Parent Reserve Report” has the meaning given such term in Section 4.21(a) of this Agreement.

“Parent SEC Documents” has the meaning given such term in Section 4.5(a) of this Agreement.

“Parent SPD” has the meaning given such term in Section 4.9(b) of this Agreement.

“Parent Stock Options” has the meaning given such term in Section 4.2(a) of this Agreement.

“Parent Stockholders’ Meeting” has the meaning given such term in Section 5.6(d) of this Agreement.

“PBGC” means Pension Benefit Guaranty Corporation.

“Per Share Cash Consideration” has the meaning given such term in Section 1.7(a) of this Agreement.

“Per Share Stock Consideration” has the meaning given such term in Section 1.7(a) of this Agreement.

“Performance Stock Award” has the meaning given such term in Section 1.8(c) of this Agreement.

“Permit” means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.

“Permitted Liens” means

(i) Liens reserved against or identified in the Company SEC Documents or the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto,

(ii) Liens for Taxes not yet due and payable or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor,

(iii) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 302(f) or Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(iv) Liens in favor of Governmental Entities, vendors, carriers, warehousemen, repairmen, mechanics, workmen, and materialmen, and construction or similar Liens arising by operation of law (including Liens securing statutory or regulatory obligations) in the ordinary course of business in respect of obligations that are not overdue by more than thirty days or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(v) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(vi) Liens under production sales agreements, division orders, operating agreements, unitization and pooling orders, and other agreements customary in the oil and gas business for processing, producing, transporting, marketing, and exchanging produced Hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver Hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

(vii) easements, rights of way, restrictions, encumbrances and minor defects in the chain of title which are customarily accepted in the oil and gas industry, none of which materially detract from the value or use of the property to which they apply;

(viii) judgment Liens arising by operation of law or as the result of the abstracting of a judgment or similar action under the laws of any jurisdiction, in respect of judgments that are not final and non-appealable judgments, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(ix) with respect to the Company, a Lien on a deposit account containing no more than $2.0 million plus accrued interest thereon for the benefit of Newhall Land and Farming Company pursuant to the Settlement Agreement and Release of Certain Claims effective June 30, 2003, by and among Medallion California Properties Company and the other parties named therein and (ii) Liens granted or arising pursuant to the Company or Parent Credit Agreement;

(x) Liens incurred in the ordinary course of business covering deposit or securities accounts in favor of the depository institution or securities intermediary holding such accounts and arising in connection with obligations of the depositor arising from any such accounts;

(xi) Liens arising in connection with capitalized lease liabilities or securing purchase money Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;

(xi) deposits and pledges of cash securing (i) the payment or performance of bids, tenders, leases, contracts (other than for the payment of Indebtedness) and statutory or regulatory obligations or (ii) obligations on surety or appeal bonds, performance and return of money bonds and similar obligations (in each case other than for payment of Indebtedness) but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business or secure obligations not past due;

(xii) precautionary UCC financing statement filings regarding operating leases;

(xii) statutory and common law landlords’ liens;

(xiii) statutory Liens in favor of lessors under leases of Oil and Gas Properties securing obligations not past due to pay royalties; and

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

“Petrie Parkman” has the meaning given such term in Section 4.25(b) of this Agreement.

“Property Information” means a list of all the properties subject to Section 5.15 hereof together with a copy of the purchase and sale agreement, and any and all other acquisition documentation applicable to such acquisition and all information in the possession or reviewed by the other party hereto or its Affiliates, representatives or agents in connection with each such properties.

“Proxy Statement” has the meaning given such term in Section 5.6(a) of this Agreement.

“Reference Date” has the meaning given such term in Section 4.2(a) of this Agreement.

“Related Person” has the meaning given such term in Section 3.26 of this Agreement.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration or placing into, through or upon the environment, including any land, soil, surface water, ground water or air.

“Required Parent Vote” has the meaning given such term in Section 4.24 of this Agreement.

“Return” means any return, estimated Tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“S-4” has the meaning given such term in Section 3.4(b) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of State” has the meaning given such term in Section 1.2 of this Agreement.

“Securities Act” has the meaning given such term in Section 3.5(a) of this Agreement.

“SOX” has the meaning given such term in Section 3.5(a) of this Agreement.

“SPD” has the meaning given such term in Section 3.9(b) of this Agreement.

“Specified Company SEC Documents” has the meaning given such term in Section 3.6(a) of this Agreement.

“Specified Parent SEC Documents” has the meaning given such term in Section 4.6(a) of this Agreement.

“Star Program” means that certain Stock Appreciation Ranking Program adopted by the Company under its 2005 Employee and Director Stock Plan.

“Stock Option Exchange Ratio” has the meaning given such term in Section 1.8(a) of this Agreement.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning given such term in Section 5.3(e) of this Agreement.

“Surviving Corporation” has the meaning given such term in Section 1.1 of this Agreement.

“Tax” means (i) any federal, state, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax; (ii) any liability for the payment of any amounts described in clauses (i), (ii) or (iii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor, successor or similar liability; and (iii) any liability for the payments of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Technology” has the meaning given such term in Section 3.11(a) of this Agreement.

“Termination Date” has the meaning given such term in Section 7.1(b) of this Agreement.

“Termination Fee” has the meaning given such term in Section 8.1(b) of this Agreement.

“Total Stock Consideration” means the aggregate Per Share Stock Consideration for all the shares of Company Common Stock.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Unit” means the area covered by a unitization, communitization or pooling agreement or order.

“Well” means a well for the purpose of discovering or producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PETROHAWK ENERGY CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman, President and Chief Executive
Officer

HAWK NEST CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman, President and Chief Executive
Officer

KCS ENERGY, INC.

By:	/s/ James W. Christmas
Name:	James W. Christmas
Title:	Chairman and Chief Executive Officer

Annex B

[Petrie Parkman Letterhead]

April 20, 2006

The Board of Directors

Petrohawk Energy Corporation

1100 Louisiana

Suite 4400

Houston, Texas 77002

Members of the Board:

Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk” or the “Parent”), Hawk Nest Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and KCS Energy, Inc., a Delaware corporation (“KCS” or the “Company”), propose to enter into an agreement and plan of merger (the “Merger Agreement”) which provides for, among other things, the merger of the Company with and into Purchaser (the “Merger”). Pursuant to the Merger Agreement at the effective time, each share of the Company common stock issued and outstanding immediately prior to the effective time (other than shares of Company common stock held by Parent, Purchaser or the Company) par value $0.01 per share (the “KCS Common Stock”), shall be converted into and exchangeable for the right to receive (i) $9.00 per share in cash (the “Per Share Cash Consideration”), and (ii) 1.65 shares of Parent common stock, par value $0.001 per share (“Parent Common Stock”) (the “Per Share Stock Consideration”), subject to certain adjustment and proration procedures and limitations specified in the Merger Agreement (the “Merger Consideration”).

You have requested our opinion as to whether the Merger Consideration to be paid by Petrohawk in the Merger is fair, from a financial point of view, to Petrohawk.

In arriving at our opinion, we have, among other things:

1.	reviewed certain publicly available business and financial information relating to Petrohawk and KCS, including (i) Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005;

2.	reviewed certain estimates of Petrohawk’s oil and gas reserves, including (i) estimates of proved reserves prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. (“NSAI”) as of December 31, 2005, and (ii) internal estimates of certain proved reserves prepared by the management and staff of the Petrohawk as of December 31, 2005 associated with an acquisition made by Petrohawk in January 2006;

3.	reviewed certain estimates of KCS’s oil and gas reserves, including internal estimates of proved reserves prepared by the management and staff of KCS and audited by NSAI as of December 31, 2005;

4.	analyzed certain historical and projected financial and operating data of Petrohawk and KCS prepared by the management and staff of Petrohawk and KCS, respectively;

5.	discussed the current and projected operations and prospects of KCS with the managements and staffs of Petrohawk and KCS, and discussed the current and projected operations and prospects of Petrohawk with the management and staff of Petrohawk;

6.	reviewed the historical market prices and trading history of Petrohawk Common Stock and KCS Common Stock;

7.	compared recent stock market capitalization indicators for Petrohawk and KCS with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

8.	compared the financial terms of the Merger with the financial terms of other transactions that we deemed to be relevant;

9.	reviewed a draft dated April 20, 2006 of the Merger Agreement; and

10.	reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to us by Petrohawk and KCS. We have further relied upon the assurances of representatives of the management of Petrohawk and KCS that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Petrohawk and KCS, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staffs of Petrohawk and KCS (and NSAI, as applicable) relating to the oil and gas properties of Petrohawk and KCS, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of Petrohawk or KCS, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Petrohawk or KCS. We have also assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any of the conditions precedent to the Merger contained in the Merger Agreement. We did not participate in the discussions concerning the Merger Agreement among Petrohawk, KCS and their representatives.

Our opinion relates solely to the fairness from a financial point of view to Petrohawk of the Merger Consideration to be paid by Petrohawk in the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Petrohawk in connection with its consideration of the transactions contemplated by the Merger Agreement and our opinion does not constitute a recommendation to any holder of Petrohawk Common Stock as to how such holder should vote on whether to approve the issuance of Parent Common Stock in the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Petrohawk, nor does it address the underlying business decision of Petrohawk to engage in the Merger. Furthermore, we have not solicited, nor have we been asked to solicit, offers from other parties to acquire all or a part of Petrohawk. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular stockholder of Petrohawk, or the prices at which the KCS Common Stock or Parent Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal or accounting advice and understand Petrohawk is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger. As you are aware, we are acting as financial advisor to Petrohawk and we will receive a fee from Petrohawk for rendering our opinion. In addition, Petrohawk has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to Petrohawk, and have received customary fees for such services. Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Petrohawk, as well as securities of KCS, for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of Petrohawk and KCS as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

B-2

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Petrohawk in the Merger is fair, from a financial point of view, to Petrohawk.

Very truly yours,

PETRIE PARKMAN & CO., INC.

By:	/s/ Mark L. Carmain
Mark L. Carmain Shareholder

B-3

Annex C

[Morgan Stanley & Co. Incorporated Letterhead]

April 20, 2006

Board of Directors

KCS Energy, Inc.

5555 San Felipe

Suite 1200

Houston, TX 77056

Members of the Board:

We understand that KCS Energy, Inc. (the “Company”), Petrohawk Energy Corp. (the “Parent”) and Hawk Nest Corporation, a wholly-owned subsidiary of the Parent (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of April 18, 2006 (the “Merger Agreement”), which provides, among other things, for the merger of Acquisition Sub with and into the Company (the “Merger”) and the immediately subsequent merger of the Company with and into the Parent (the “Upstream Merger” and together with the Merger, the “Transaction”). Pursuant to the Transaction, the separate existence of the Company will cease and the Parent will continue as the surviving corporation. In addition, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by the Parent, Acquisition Sub or the Company, or any of their respective wholly-owned subsidiaries, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $9 in cash without interest plus 1.65 shares of common stock, par value $0.001 per share, of the Parent (the “Parent Common Stock”) (together, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning the Company and the Parent prepared by the managements of the Company and the Parent, respectively;

iii)	reviewed certain financial projections prepared by the managements of the Company and the Parent, respectively;

iv)	discussed the past and current operations and financial condition and the prospects of the Company, including internal oil and gas reserve and production estimates, with senior management of the Company;

v)	reviewed the pro forma impact of the Transaction on the Parent’s earnings per share, cash flow, consolidated capitalization and financial ratios;

vi)	reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

vii)	compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other comparable publicly-traded companies and their securities;

viii)	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions comparable to the Transaction;

ix)	reviewed certain reserve reports separately prepared by the managements of the Company and the Parent, respectively and their respective reserve engineers;

x)	discussed certain information prepared by the management of the Company relating to strategic, financial and operational benefits anticipated from the Transaction and the strategic rationale for the Transaction with senior management of the Company;

xi)	participated in discussions and negotiations among representatives of the Company, the Parent and certain other parties and their respective legal and financial advisors;

xii)	reviewed the Merger Agreement; and

xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and the Parent for the purpose of this opinion. With respect to the financial projections and other financial and operating data, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Parent. We have relied upon, without independent verification, on the assessment by the management of the Company of the strategic rationale of the Transaction, including information related to certain strategic, financial and operational benefits anticipated from the Transaction. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay of any terms or conditions including, among other things, that the Merger and the Upstream Merger will be treated as a single integrated transaction that will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitation, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company. We are not experts in the engineering evaluation of oil and gas properties and, with your consent, we have relied, without independent verification, solely upon the internal reserve estimates of the Company and the Parent contained in the reserve reports prepared by the managements of the Company and the Parent and their respective reserve engineers with respect to the oil and gas properties of the Company and the Parent. In addition, we are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the underlying business decision to enter into the Transaction. Additionally, our opinion does not address the relative merits of the Transaction as compared to any other alternative business transaction, or whether or not such alternatives could be achieved.

We have acted as financial advisor to the Board of Directors of the Company in connection with this Transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Transaction. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company or the Parent, or any currencies or commodities (or derivatives thereof) for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities, senior loans, currencies or commodities (or derivatives thereof).

It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Transaction with the U.S. Securities and Exchange Commission if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Transaction and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and the Parent should vote at the shareholders’ meetings held in connection with the Transaction.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael Dickman
Michael Dickman Managing Director

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262—APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PETROHAWK ENERGY CORPORATION

Under Section 242 of the Delaware General Corporation Law

Petrohawk Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

1. The Corporation’s name is Petrohawk Energy Corporation.

2. The introductory paragraph of Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended and restated as follows, with the remainder of Article Fourth to remain unamended:

FOURTH: The aggregate number of shares of stock the corporation is authorized to issue is 300,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

3. This Certificate of Amendment and the amendment to the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer on                     , 2006.

PETROHAWK ENERGY CORPORATION

By:
Floyd C. Wilson
President and Chief Executive Officer

Annex F

AMENDMENT NO. 1 TO THE PETROHAWK ENERGY CORPORATION

SECOND AMENDED AND RESTATED 2004 EMPLOYEE INCENTIVE PLAN

The first two sentences in Section V of the Petrohawk Energy Corporation Second Amended and Restated 2004 Employee Incentive Plan (the “Plan”) are hereby deleted in their entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 7,050,000. In addition, the aggregate number of shares of Restricted Stock and Incentive Stock combined which may be issued under the Plan shall not exceed 3,525,000.”

This Amendment No. 1 to the Plan is effective this             day of             , 2006.

Petrohawk Energy Corporation

By:
Name:	Floyd C. Wilson
Title:	President, Chief Executive Officer and Chairman of the Board

Annex G

AMENDMENT NO. 1 TO THE PETROHAWK ENERGY CORPORATION

SECOND AMENDED AND RESTATED 2004 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

The first sentence in Section V of the Petrohawk Energy Corporation Second Amended and Restated 2004 Non-Employee Director Incentive Plan (the “Plan”) is hereby deleted in their entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 600,000.”

This Amendment No. 1 to the Plan effective this             day of                     , 2006.

Petrohawk Energy Corporation

By:
Name:	Floyd C. Wilson
Title:	President, Chief Executive Officer and Chairman of the Board

Annex H

PETROHAWK ENERGY CORPORATION

Amended and Restated Audit Committee Charter

(As adopted by the Board of Directors on May 8, 2006)

Purpose

The purpose of the Audit Committee (the “Committee”) of Petrohawk Energy Corporation (the “Company”) is to assist the Board of Directors (the “Board”) of the Company to oversee the accounting and financial reporting process and audits of the financial statements of the Company and to assist in fulfilling its responsibilities as to the quality and integrity of the Company’s financial reports. In so doing, the Committee will be the Board’s principal agent in overseeing:

•	the integrity of the Company’s financial statements and appropriateness of the Company’s accounting policies and procedures;

•	the Company’s compliance with legal and regulatory requirements;

•	the adequacy of the Company’s internal controls;

•	the review and approval of all Company transactions involving a related party;

•	the independence and capability of the Company’s independent auditors; and

•	the performance and sufficiency of the Company’s internal and independent auditors.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibility of management and the independent auditors.

Composition

The Committee shall be composed of at least three (3) members of the Board who are “independent,” as defined and required pursuant to the criteria for independence set forth under Rule 10A-3 of the Securities Exchange Act of 1934, as may be amended from time to time (the “Exchange Act”), and as defined and required under the Nasdaq rules, as may be amended from time to time, or as otherwise required by securities laws, rules and regulations and the Nasdaq rules from time to time. Committee members (i) may not accept any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than in his or her capacity as a member of the Board or any committee of the Board, and (ii) may not be an “Affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Exchange Act.

Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, at the time of the Committee member’s appointment. No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years. At least one Committee member shall qualify as an audit committee financial expert, if and as required by the SEC rules and the Nasdaq rules.

The members of the Committee shall be appointed by the full Board after an affirmative judgment and declaration by the Board that each member is “independent” and shall serve until their successors shall be duly elected and qualified. Unless a Chairperson is appointed by the full Board, the members of the Committee shall designate a Chairperson by majority vote of all Committee members.

At its discretion, the Committee shall have direct access to the independent auditors, outside counsel and the Controller of the Company and any other employee of the Company. All employees will be directed to cooperate with respect thereto as requested by members of the Committee. The members of the Committee shall also have the ability to engage, at the Company’s expense, independent outside counsel and any other consultants or experts the members deem appropriate in order to carry out their responsibilities.

Meetings

The Committee shall meet at least four times annually but in any case as often as necessary to carry out its responsibilities.

The Chief Financial Officer and representatives of the independent auditors may be requested to attend a portion of the Committee meetings. The Chairperson may also ask other officers and employees of the Company to attend.

The Committee shall establish such procedures, which are not inconsistent with this charter, any applicable rule, or regulation, as its members deem necessary.

Minutes of each meeting shall be kept, and the Committee will report the results of its meetings to the Board.

Authority and Specific Duties

The Committee is granted the authority to perform each of the specific duties enumerated below:

Independent Audit

1.	Be responsible for the appointment, compensation, retention, oversight and termination of the work of a registered public accounting firm to be engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee. If the appointment of the independent auditors is submitted to any ratification by stockholders, the Audit Committee shall be responsible for making the recommendation of the independent auditors.

2.	Obtain annually from the independent auditors a written list of all of their relationships with, and professional services provided to, the Company and its related entities, as required by Independence Standards Board Standard No. 1, Independence Discussions With Committees and applicable standards and rules. The Committee shall also review no less frequently than annually a report from the independent auditors regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditors and the Company as well as all other reports from the independent auditors, including the annual comments from the independent auditors on accounting procedures and systems of control. This evaluation shall include the review and evaluation of the lead partner of the independent auditors and shall ensure the rotation of partners in accordance with the SEC rules and the securities laws. In addition, the Committee shall consider the advisability of regularly rotating the audit firm in order to maintain the independence between the independent auditors and the Company.

3.	Evaluate the qualifications, performance and independence of the independent auditors and the senior members of the independent audit team, taking into account the opinions of management and recommend for approval by the Board the independent auditing firm to be engaged to conduct the annual audit of the financial statements of the Company and its subsidiaries for the ensuing year.

4.	Review and approve the fee proposed by the independent auditors for their annual examination and review the contents of their engagement letter.

5.	Review with the independent auditors, and pre-approve (prior to the beginning of their audit) the scope of their examination, the extent to which the planned audit scope can be relied upon to detect weaknesses in internal controls and to expose any activities that might be deemed illegal or otherwise improper, and the staffing of the audit including the responsibilities and staffing of the Company’s internal audit personnel who will assist in the audit.

6.	Inquire as to the extent to which the Company uses external accountants, if any, other than the principal independent auditors, and understand the rationale for using them and the extent of the review of their work to be performed by the principal auditors.

7.	Meet with the independent auditors without management present, review the audit opinion and inquire as to:

•	whether there were any difficulties during their audit;

•	whether there were any accounting or disclosure issues not resolved to their satisfaction;

•	whether they have any concerns about the quality of the Company’s accounting personnel or the Company’s reporting policies and practices;

•	whether there were any matters (including matters affecting their independence) that should be discussed with the Committee that have not been raised or covered elsewhere; and

•	any other matters which the Committee deems relevant.

8.	Review the independent auditors’ letter to management and ascertain that management has adequately responded to the letter.

9.	Review and pre-approve management’s plans for engaging the Company’s independent auditing firm to perform permitted non-audit services during the coming year considering the possible effect, if any, of such engagements on the firm’s independence. Report such pre-approvals for disclosure in the Company’s periodic reports. The authority to pre-approve such plans may be delegated to one or more members of the Committee, who shall report any decision to pre-approve any services to the full Committee at its regularly scheduled meetings.

Financial Reporting

10.	Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditors, including major issues regarding accounting, disclosure, and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements. The review shall include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Based on the annual review, recommend to the Board inclusion of the financial statements in the Annual Report on the Form 10-K.

11.	Discuss with management and the independent auditors significant financial reporting issues, judgments and use of estimates (excluding proved reserve estimates) made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

12.	Review with management the existence and substance of any significant accounting accruals, reserves or estimates that had a material impact on the financial statements.

13.	Review and discuss reports from the independent auditors on:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•	other material written communications between the independent auditors and management, such as any management letter.

14.	Inquire of and discuss with management and the independent auditors

•	whether there were any significant financial reporting issues discussed during the year and, if so, how they were resolved and whether a second opinion was sought;

•	major issues regarding financial statement presentations;

•	the nature of any material correcting adjustments identified by the independent auditors; and

•	the methods used to account for significant unusual transactions.

15.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and 10-Q about any significant deficiencies in the design and operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

16.	Discuss with management the Company’s major financial risk exposures and the steps the management has taken to monitor and control such exposures, including the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements.

17.	Discuss with management the open years on federal income tax returns and whether there are any significant items that have been, or are expected to be, disputed by the Internal Revenue Service or applicable taxing authorities and inquire as to the adequacy of any related tax accruals.

18.	Discuss at least annually with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 – Communication with Audit Committees.

19.	Obtain quarterly assurances from the senior internal auditing executive and management that the system of internal controls is adequate and effective. Obtain annually a report from the independent auditors, with attestation, regarding management’s assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Internal Controls

20.	Review the appointment and replacement of the senior internal auditing executive, if any.

21.	Review the significant reports to management prepared by the internal auditing personnel and management’s responses, if any.

22.	Discuss with the independent auditors and management the internal audit personnel responsibilities, budget and staffing, if any, and any recommended changes in the planned scope of the internal audit, if any.

Compliance Oversight Responsibilities

23.	Obtain from the independent auditors assurance that Section 10A (b) of the Exchange Act has not been implicated.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and investigate any other matters brought to the Committee’s attention within the scope of its duties and retain outside professional advice for this purpose if, in the Committee’s judgment, that is appropriate.

25.	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26.	Discuss with the Company’s outside counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Other

27.	Obtain from the Company, appropriate funding, as determined by the Committee, in its capacity as a committee of the board of directors, for payment of:

•	Compensation to independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	Compensation to any advisers employed by the Committee as described above;

•	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

28.	Review and reassess the adequacy of this charter at least annually. If necessary, make recommendations to the Board for amendment of this charter. The Committee will annually prepare a report to be included in the Company’s annual proxy statement as required by the SEC.

29.	Review and approve all related party transactions of the Company to the extent required by Nasdaq rules.

30.	Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The bylaws of Petrohawk provide that the corporation shall indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Petrohawk or any predecessor of Petrohawk or serves or served any other enterprise as a director, officer, employee or agent at the request of Petrohawk or any predecessor of Petrohawk. Petrohawk may also indemnify any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was an employee or agent of Petrohawk or any predecessor of Petrohawk or serves or served any other enterprise as a director, officer, employee or agent at the request of Petrohawk or any predecessor of Petrohawk.

If any director or officer of Petrohawk has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Petrohawk maintains insurance to protect itself and its directors, officers, employees and agents against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the applicable provisions of the DGCL.

The Petrohawk bylaws also provide that Petrohawk may pay the expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition; provided, however, that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt by Petrohawk of an undertaking by or on behalf of such officer or director to repay all such amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified by Petrohawk. The rights of indemnification and to receive advancement of expenses as provided in Petrohawk’s bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under applicable law, any agreement, vote of shareholders or disinterested directors or otherwise.

In addition to the provisions of Petrohawk’s bylaws, Petrohawk’s Certificate of Incorporation, as amended, provides that directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of duty as a director, subject to certain limited exceptions. Petrohawk also entered into indemnity agreements with each of its officers and directors which provide that Petrohawk will indemnify such persons to the fullest extent permitted by law and as provided in the indemnity agreements. Such indemnification obligations include, but are not limited to, the rights set forth in other sections of the indemnity agreements. Pursuant to the indemnity agreements, Petrohawk shall indemnify the indemnified party for all expenses (including attorneys’ fees), judgments, liabilities, fines, penalties and amounts paid in settlement including all interest, assessments and other charges paid or payable with relation to third-party proceedings. In addition, Petrohawk must also indemnify the indemnified party for expenses incurred to the extent such indemnified party is a witness to a proceeding by reason of the indemnified person’s relation with Petrohawk and for expenses resulting from a proceeding by Petrohawk against the indemnified person unless such indemnified person is held liable to Petrohawk, subject to narrow exceptions. The rights of Petrohawk’s officers and directors of indemnification and to receive advancement of expenses as provided in the indemnity agreement shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under applicable law, Petrohawk’s bylaws, any agreement, vote of shareholders or resolution of directors or otherwise.

Item 21.	Exhibits

Exhibit No.	Description

2.1*	Amended and Restated Agreement and Plan of Merger effective as of April 20, 2006 by and between the Registrant and KCS Energy, Inc. (included as Exhibit 2.1 of Form 8-K filed May 18, 2006).

5.1	Opinion of Thompson & Knight LLP as to the legality of the securities.

8.1	Tax Opinion of Thompson & Knight LLP.

8.2	Tax Opinion of Andrews Kurth LLP.

23.1	Consent of UHY Mann Frankfort Stein & Lipp CPAs LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Petrohawk Energy Corporation (formerly Beta Oil & Gas Corporation).

23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for KCS Energy, Inc.

23.5	Consent of Thompson & Knight LLP (included in opinion filed as Exhibit 5.1).

23.6	Consent of Thompson & Knight LLP (included in opinion filed as Exhibit 8.1).

23.7	Consent of Andrews Kurth LLP (included in opinion filed as Exhibit 8.2).

23.8	Consent of Netherland, Sewell & Associates, Inc.

23.9	Consent of Petrie Parkman & Co., Inc.

23.10	Consent of Morgan Stanley & Co. Incorporated

24.1*	Powers of Attorney (included on signature page).

99.1	Form of Proxy for Holders of KCS Common Stock.

99.2	Form of Proxy for Holders of Petrohawk Stock.

99.3	Form of Letter of Transmittal.

99.4	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Previously filed.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 31st day of May, 2006.

PETROHAWK ENERGY CORPORATION

By:	/S/ FLOYD C. WILSON
Floyd C. Wilson
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FLOYD C. WILSON Floyd C. Wilson	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 31, 2006

* Shane M. Bayless	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 31, 2006

* Mark J. Mize	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 31, 2006

* Tucker S. Bridwell	Director	May 31, 2006

* James L. Irish III	Director	May 31, 2006

* David B. Miller	Director	May 31, 2006

Signature	Title	Date

* Thomas R. Fuller	Director	May 31, 2006

* Daniel Rioux	Director	May 31, 2006

* Robert C. Stone, Jr.	Director	May 31, 2006

* Herbert C. Williamson, III	Director	May 31, 2006

David A. B. Brown	Director	May 31, 2006

By:	/S/ FLOYD C. WILSON
Attorney-in-fact